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As filed with the Securities and Exchange Commission on September 10, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hillenbrand, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	3990 (Primary Standard Industrial Classification Code Number)	26-1342272 (I.R.S. Employer Identification Number)

One Batesville Boulevard
Batesville, Indiana 47006
(812) 934-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicholas R. Farrell
Vice President, General Counsel, Secretary & Chief Compliance Officer
One Batesville Boulevard
Batesville, Indiana 47006
(812) 934-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Charles W. Mulaney, Jr. Richard C. Witzel, Jr. Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Hugh O'Donnell Vice President, General Counsel & Secretary Milacron Holdings Corp. 10200 Alliance Road, Suite 200 Cincinnati, Ohio 45242 (513) 487-5000	David M. Blittner Paul S. Scrivano Sarah H. Young Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (212) 596-9000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, without par value	12,192,747(1)	N/A	$307,087,791.95(2)	$37,219.04(3)

(1)
Represents the estimated maximum number of shares of the registrant's common stock, without par value, to be issued in connection with the merger described herein.

(2)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (1) the product of (a) $15.86, the average of the high and low prices of common stock of Milacron Holdings Corp., par value $0.01, or Milacron common stock, as reported on the New York Stock Exchange on September 3, 2019, and (b) 75,637,387, the estimated maximum number of shares of Milacron common stock, including shares underlying certain Milacron equity awards, that may be exchanged for merger consideration, less (2) $892,521,168.73, the estimated amount of cash consideration to be paid by the registrant in connection with the merger.

(3)
Computed in accordance with Rules 457(c) and 457(f) under the Securities Act to be $37,219.04, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of $307,087,791.95.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2019

 TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

         On July 12, 2019, Milacron Holdings Corp., or Milacron, Hillenbrand, Inc., or Hillenbrand, and Bengal Delaware Holding Corporation, a wholly owned subsidiary of Hillenbrand, or Merger Sub, entered into an Agreement and Plan of Merger that provides for the acquisition of Milacron by Hillenbrand. Subject to approval of Milacron stockholders and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions, Hillenbrand will acquire Milacron through the merger of Merger Sub with and into Milacron, with Milacron surviving the merger and becoming a wholly owned subsidiary of Hillenbrand.

         If the merger is completed, each share of Milacron common stock (other than shares (1) held by Milacron as treasury stock or owned by Hillenbrand or Merger Sub, which will be canceled, (2) held by any wholly owned subsidiary of either Milacron or Hillenbrand (other than Merger Sub), which will be converted into shares of common stock of the surviving corporation (par value $0.01 per share) and (3) held by a holder who has not voted in favor of adoption of the merger agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares (and has not failed to perfect, withdrawn or otherwise lost such appraisal rights in respect of such shares) in accordance with the General Corporation Law of the State of Delaware) will be converted into the right to receive (a) $11.80 in cash, without interest, and (b) 0.1612 shares of Hillenbrand common stock (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes. For more details on the merger consideration, see "The Merger Agreement—Merger Consideration; Fractional Shares" beginning on page 101.

         Based on Hillenbrand's closing stock price of $27.96 on September 6, 2019, the most recent practicable date for which such information was available prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $16.31 in value per share of Milacron common stock, which represents a premium of approximately 20.5% over Milacron's closing stock price on July 11, 2019, the last trading day before Milacron announced it had entered into the merger agreement with Hillenbrand. The value of the stock portion of the merger consideration to be received in exchange for each share of Milacron common stock will fluctuate with the market value of Hillenbrand common stock until the transaction is complete. As a result, the value of the merger consideration that Milacron stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Milacron special meeting. Shares of Milacron common stock and Hillenbrand common stock are traded on the NYSE under the symbols "MCRN" and "HI," respectively. We urge you to obtain current market quotations for the shares of common stock of Hillenbrand and Milacron. Upon completion of the merger, Hillenbrand shareholders will own approximately 84% of the combined company, and Milacron stockholders will own approximately 16%.

         Milacron is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of Milacron common stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the "Risk Factors" section beginning on page 36.

         Your vote is very important regardless of the number of shares of Milacron common stock that you own. The merger cannot be completed without the adoption of the merger agreement and approval of the merger by the affirmative vote of a majority of the outstanding shares of Milacron common stock entitled to vote at the special meeting. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the proposal to adopt the merger agreement and approve the merger.

         Whether or not you plan to attend the special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.

/s/ THOMAS GOEKE Thomas Goeke Chief Executive Officer Milacron Holdings Corp.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This proxy statement/prospectus is dated [                ], 2019 and is first being mailed to stockholders of Milacron on or about [                ].

MILACRON HOLDINGS CORP.

10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [                ]

To the Stockholders of Milacron Holdings Corp.:

        We are pleased to invite you to attend the special meeting of stockholders of Milacron Holdings Corp., a Delaware corporation, or Milacron, which will be held at [            ] on [            ], at [            ] (Eastern Time) for the following purposes:

          1.     Adoption of the Merger Agreement.    To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2019, by and among Hillenbrand, Inc., Bengal Delaware Holding Corporation and Milacron Holdings Corp. (which is referred to as the merger agreement), and approve the merger contemplated thereby, which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on pages 48 and 101, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which is referred to as the merger proposal;

          2.     Merger-Related Compensation.    To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Milacron's named executive officers in connection with the merger contemplated by the merger agreement, which is referred to as the merger-related compensation proposal; and

          3.     Adjournment of the Special Meeting.    To vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which is referred to as the adjournment proposal.

        Milacron will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof by or at the direction of the Milacron board of directors, which is referred to as the Milacron Board. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

        The Milacron Board has fixed the close of business on [            ] as the record date for the special meeting. Only Milacron stockholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such stockholders will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at [            ]. The eligible Milacron stockholder list will also be available at the special meeting for examination by any stockholder of record present at such meeting.

        Completion of the merger is conditioned upon adoption of the merger agreement and approval of the merger by the Milacron stockholders, which requires the affirmative vote of a majority of the outstanding shares of Milacron common stock entitled to vote at the special meeting.

        The Milacron Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interest of Milacron and its stockholders, and unanimously recommends that Milacron stockholders vote:

  •
  "FOR" the merger proposal;

  •
  "FOR" the merger-related compensation proposal; and

  •
  "FOR" the adjournment proposal.

        Your vote is very important regardless of the number of shares of common stock that you own. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the merger proposal. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (1) visiting the Internet site listed on the proxy card, (2) calling the toll-free number listed on the Milacron proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Milacron stock who is present at the special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the accompanying document. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee.

        The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of common stock, please contact Milacron's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 825-8772
Banks and brokers may call collect: (212) 750-5833

By Order of the Milacron Holdings Corp. Board of Directors,

/s/ HUGH O'DONNELL Hugh O'Donnell Vice President, General Counsel and Secretary

Cincinnati, Ohio
[                        ]

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Hillenbrand and Milacron from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 177.

        You can obtain any of the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone as follows:

For information related to Milacron:
 Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 825-8772
Banks and brokers may call collect: (212) 750-5833

For information related to Hillenbrand:
Hillenbrand, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
Attention: Investor Relations
(812) 931 6000

        To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [                        ], which is five business days before the special meeting.

        You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the Securities and Exchange Commission, or the SEC, website at www.sec.gov. In addition, you may obtain copies of documents filed by Hillenbrand with the SEC on Hillenbrand's Internet website at https://www.hillenbrand.com under the tab "Investors," then under the tab "Financial Reports" and subtab "SEC Filings" or by contacting Hillenbrand's Investor Relations at Hillenbrand, Inc., One Batesville Boulevard, Batesville, Indiana 47006 or by calling (812) 931 6000. You may also obtain copies of documents filed by Milacron with the SEC on Milacron's Internet website at https://www.milacron.com under the tab "Investors" and then under the heading "SEC Filings" or by contacting Milacron's Investor Relations at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242 Attn: Bruce Chalmers, or by calling (513) 487-5000.

        We are not incorporating the contents of the websites of the SEC, Hillenbrand, Milacron, or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Hillenbrand (File No. 333-[                ]), constitutes a prospectus of Hillenbrand under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock, no par value, of Hillenbrand to be issued to Milacron stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of Milacron under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the Milacron stockholders' meeting, at which Milacron stockholders will be asked to consider and vote upon the proposal to adopt the merger agreement and approve the merger and certain other proposals.

        All references in this proxy statement/prospectus to Hillenbrand refer to Hillenbrand, Inc., an Indiana corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this proxy statement/prospectus to Milacron refer to Milacron Holdings Corp., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this proxy statement/prospectus to Merger Sub refer to Bengal Delaware Holding Corporation, a Delaware corporation and wholly owned subsidiary of Hillenbrand, unless the context requires otherwise.

        Hillenbrand has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Hillenbrand and Bengal Delaware Holding Corporation, and Milacron has supplied all such information relating to Milacron.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Hillenbrand and Milacron have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth above on the cover page of this proxy statement/prospectus, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Milacron stockholders nor the issuance by Hillenbrand of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

v

QUESTIONS & ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement and the special meeting. They may not include all the information that is important to stockholders of Milacron. Stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference herein.

Q:    What is the merger?

A:
Hillenbrand, Milacron and Merger Sub have entered into an Agreement and Plan of Merger, dated as of July 12, 2019, which (as the same may be amended from time to time) is referred to as the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of Milacron by Hillenbrand. Under the merger agreement, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the merger agreement and described hereinafter, Merger Sub will merge with and into Milacron, with Milacron continuing as the surviving corporation and a wholly owned subsidiary of Hillenbrand, in a transaction which is referred to as the merger. As a result of the merger, Milacron will no longer be a publicly-held company. Following the merger, Milacron common stock will be delisted from the New York Stock Exchange, which is referred to as the NYSE, and deregistered under the Exchange Act.

Q:    Why am I receiving these materials?

A:
Milacron is sending these materials to its stockholders to help them decide how to vote their shares of common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless Milacron stockholders adopt the merger agreement and approve the merger. Milacron is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about the special meeting, the merger, the merger agreement and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of Milacron and a prospectus of Hillenbrand. It is a proxy statement because the Milacron board of directors, which is referred to as the Milacron Board, is soliciting proxies from Milacron's stockholders. It is a prospectus because Hillenbrand will issue shares of its common stock in exchange for outstanding shares of Milacron common stock in the merger. This proxy statement/prospectus includes important information about the merger, the merger agreement and the special meeting. Milacron stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares by proxy without attending the special meeting in person.

Q:    What will Milacron stockholders receive in the merger?

A:
If the merger is completed, each share of Milacron common stock (other than shares (1) held by Milacron as treasury stock or owned by Hillenbrand or Merger Sub, which will be canceled, (2) held by any wholly owned subsidiary of either Milacron or Hillenbrand (other than Merger Sub), which will be converted into shares of common stock of the surviving corporation (par value $0.01 per share) or (3) held by a holder who has not voted in favor of adoption of the merger agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares (and has not failed to perfect, withdrawn or otherwise lost such appraisal rights in respect of such shares) in accordance with the General Corporation Law of the State of Delaware (which is referred to as the DGCL), all of which are collectively referred to herein as excluded shares) will be converted into (a) $11.80 in cash, without interest, and (b) 0.1612 shares of Hillenbrand common stock (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes. The cash and Hillenbrand stock payable in exchange for each such share of Milacron common stock are collectively referred to as the merger consideration.

  If the Hillenbrand stock price was calculated based on the average of the volume-weighted average prices per share of Hillenbrand common stock for each of the 10 consecutive trading days ending immediately prior to [                                    ], the most recent practicable date for which such information was available, holders of Milacron common stock would receive $11.80 in cash, without interest, and 0.1612 shares of Hillenbrand common stock, representing total merger consideration of approximately $ [                        ] per share of Milacron common stock. The actual value of the merger consideration may well differ from this example, given the Hillenbrand stock price will not be determinable until the trading day prior to the closing of the merger. The common stock of Hillenbrand is listed on the New York Stock Exchange under the symbol "HI," and the common stock of Milacron is listed on the New York Stock Exchange under the symbol "MCRN." We urge you to obtain current market quotations for the shares of common stock of Hillenbrand and Milacron.

  No fractional shares of Hillenbrand common stock will be issued in the merger. Each holder of shares of Milacron common stock or equity award that will convert into the right to receive Hillenbrand common stock and who otherwise would have been entitled to a fraction of a share of Hillenbrand common stock will be entitled to receive, in lieu of such fractional share, an amount of cash (rounded down to the nearest whole cent), without interest, equal to (1) the amount of the fractional share interest in a share of Hillenbrand common stock to which such holder would otherwise be entitled (rounded to three decimal places) multiplied by (2) the volume weighted average trading price of Hillenbrand common stock for the ten consecutive trading days ending on the trading day immediately preceding the date the merger is completed. No such holder of a fractional share interest will be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Q:    How will Hillenbrand pay the cash component of the merger consideration?

A:
Hillenbrand's obligation to complete the merger is not conditioned upon its obtaining financing. Hillenbrand estimates that approximately $1.7 billion will be required to pay the aggregate cash portion of the merger consideration, to pay off Milacron's existing debt and to pay fees and expenses relating to the transaction. In connection with the proposed transaction, Hillenbrand entered into a commitment letter on July 12, 2019, pursuant to which JPMorgan Chase Bank, N.A. committed to fully provide a 364-day senior unsecured bridge facility in an aggregate principal amount of $1.1 billion. Hillenbrand expects to permanently finance the cash portion of the transaction, pay off Milacron's outstanding debt upon completion of the merger, and pay fees, costs and expenses associated with the transaction with available cash, as well as, subject to market conditions, approximately $500 million of new term loan debt, approximately $600 million of senior notes and approximately $634.9 million of borrowings under its revolving credit facility. The debt may be incurred under a new or amended credit facility, Hillenbrand's entry into one or more senior unsecured term loan facilities, as well as pursuant to issuance of senior unsecured notes.

For a more complete description of sources of funding for the merger and related costs, see "The Merger—Financing of the Merger and Treatment of Existing Debt" beginning on page 94.

Q:    What equity stake will Milacron stockholders hold in Hillenbrand immediately following the merger?

A:
Upon the completion of the merger, each Milacron stockholder will receive 0.1612 shares of Hillenbrand common stock in return for each share of Milacron common stock, which will result in former Milacron stockholders holding approximately 16% of the combined company.

Q:    When do Hillenbrand and Milacron expect to complete the transaction?

A:
Hillenbrand and Milacron are working to complete the transaction as soon as practicable. We currently expect that the transaction will be completed in the first quarter of 2020. Neither Hillenbrand nor Milacron can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company's control, including obtaining the necessary regulatory approvals.

Q:    What are the conditions to completion of the merger?

A:
In addition to the approval of the merger proposal by Milacron stockholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and any clearance or approval of regulatory authorities in Austria, Germany, Poland, Canada, China and, if applicable, the European Union having been obtained, (2) no governmental authority of any competent jurisdiction having issued or entered any order or enacted or promulgated any applicable law after the date of the merger agreement having the effect of restraining, enjoining or otherwise prohibiting the completion of the merger and (3) the absence of a material adverse effect (as defined in the merger agreement) on either Hillenbrand or Milacron. The waiting period under the HSR Act expired at 11:59 p.m. (Eastern Time) on August 26, 2019.

See "The Merger Agreement—Conditions to the Merger" beginning on page 121.

Q:    What am I being asked to vote on, and why is this approval necessary?

A:
Milacron stockholders are being asked to vote on the following proposals:

1.
Adoption of the Merger Agreement.    To vote on a proposal to adopt the merger agreement and approve the merger contemplated thereby, which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on pages 48 and 101, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which is referred to as the merger proposal;

2.
Merger-Related Compensation.    To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Milacron's named executive officers in connection with the merger contemplated by the merger agreement, which is referred to as the merger-related compensation proposal; and

3.
Adjournment of the Special Meeting.    To vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which is referred to as the adjournment proposal.

Approval of the merger proposal by Milacron stockholders is required for completion of the merger.

Q:    What vote is required to approve each proposal at the Special Meeting?

A:
The merger proposal:    The affirmative vote of a majority of the outstanding shares of Milacron common stock and entitled to vote (in person or by proxy) at the special meeting is required to approve the merger proposal, which is referred to as the stockholder approval.

The merger-related compensation proposal:    The affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum, is required to approve the merger-related compensation proposal.

  The adjournment proposal:    The affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum, is required to approve the adjournment proposal. If a quorum is not present at the special meeting, the chairperson of the special meeting will have the power to adjourn the meeting without a vote of the stockholders.

Q:    How many votes do I have?

A:
Each Milacron stockholder is entitled to one vote for each share of Milacron common stock held of record as of the record date.

As of the close of business on the record date, there were [                        ] shares of Milacron common stock outstanding. As summarized below, there are some important distinctions between shares held of record and those owned beneficially in "street name."

Q:    What constitutes a quorum?

A:
The presence at the special meeting, in person or by proxy, of the holders of record of a majority in voting power of the shares entitled to vote at the special meeting of stockholders will constitute a quorum for the transaction of business at the special meeting. Abstentions (shares present at the meeting in person or by proxy that are voted "ABSTAIN") will be counted as present for purposes of determining the establishment of a quorum for the transaction of business at the special meeting.

Q:    How does the Milacron Board recommend that I vote?

A:
The Milacron Board unanimously recommends that Milacron stockholders vote: "FOR" the merger proposal, "FOR" the merger-related compensation proposal, and "FOR" the adjournment proposal.

Q:    Why did the Milacron Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:
For additional information regarding the Milacron Board's reasons for approving and recommending the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, see the section entitled "The Merger—Milacron Board of Directors' Recommendation and Reasons for the Merger" beginning on page 63.

Q:    Do any of Milacron's directors or executive officers have interests in the merger that may differ from those of Milacron stockholders?

A:
Milacron's directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Milacron stockholders generally. The Milacron Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the stockholders adopt the merger agreement. For more information regarding these interests, see "The Merger—Interests of Directors and Executive Officers of Milacron in the Merger" beginning on page 82.

Q:    Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation?

A:
Under SEC rules, Milacron is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:    What happens if the merger-related compensation proposal is not approved?

A:
Approval of the merger-related compensation proposal is not a condition to completion of the merger, and because the vote on the merger-related compensation proposal is advisory only, it will not be binding on Milacron. Accordingly, if the merger is approved and the other conditions to closing are satisfied or waived, the merger will be completed even if the merger-related compensation proposal is not approved. If the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to Milacron's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related compensation proposal.

Q:    What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of Milacron common stock as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your stock certificates in exchange for the merger consideration.

Q:    Does my vote matter?

A:
Yes. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by holders of a majority of the outstanding shares of Milacron common stock entitled to vote at the special meeting. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the effect of a vote cast "AGAINST" such proposal. The Milacron Board unanimously recommends that stockholders vote "FOR" the proposal to adopt the merger agreement and approve the merger.

Q:    How do I vote?

A:
If you are a stockholder of record of Milacron as of the close of business on [                        ], which is referred to as the record date, you are entitled to receive notice of, and cast a vote at, the special meeting. Each holder of Milacron common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Milacron common stock that such holder owned of record as of the record date. You may submit your proxy before the special meeting in one of the following ways:

•
Telephone voting—use the toll-free number shown on your proxy card;

•
Via the Internet—visit the website shown on your proxy card to vote via the Internet; or

•
Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  If you are a stockholder of record, you may also cast your vote in person at the special meeting.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a "legal proxy" form from their broker, bank or other nominee.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
You are a "stockholder of record" if your shares are registered directly in your name with Milacron's transfer agent, Computershare Trust Company, N.A. As the stockholder of record, you have the right to vote in person at the special meeting. You may also vote by Internet, telephone or mail, as described in the notice and above under the heading "How do I vote?" You are deemed to beneficially own shares in "street name" if your shares are held by a bank, brokerage firm or other nominee or other similar organization. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting; however, you may not vote your shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:    If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If your shares are held in "street name" in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in "street name" by returning a proxy card directly to Milacron or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Brokers who hold shares in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a beneficial owner of Milacron shares and you do not instruct your broker, bank or other nominee on how to vote your shares:

•
your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote "AGAINST" such proposal;

•
your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (assuming a quorum is present); and

  •
  your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (regardless of whether a quorum is present).

Q:    When and where is the special meeting? What must I bring to attend the special meeting?

A:
The special meeting of Milacron stockholders will be held at [                        ] on [                                    ] at [                        ] (Eastern Time). Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [                        ] (Eastern Time).

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a broker, bank or other nominee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:    What if I fail to vote or abstain?

A:
For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an "abstain" instruction.

Merger proposal:    An abstention will have the effect of a vote cast "AGAINST" the merger proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have the same effect of a vote cast "AGAINST" such proposal.

Merger-related compensation proposal:    An abstention will have the effect of a vote cast "AGAINST" the merger-related compensation proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the outcome of the merger-related compensation proposal (assuming a quorum is present).

Adjournment proposal:    An abstention will have the effect of a vote cast "AGAINST" the adjournment proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Q:    What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the Milacron Board with respect to that proposal.

Q:    What happens if I sell my shares of Milacron common stock after the record date but before the special meeting?

A:
The record date for the special meeting (the close of business on [                                    ]) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by the stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:    May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of the following four ways:

(1)
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

(2)
by sending a notice of revocation to the corporate secretary of Milacron;

(3)
by sending a completed proxy card bearing a later date than your original proxy card; or

(4)
by attending the special meeting and voting in person.

If you choose any of the first three methods, you must take the described action such that Milacron receives your revocation no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:    Where can I find the voting results of the special meeting?

A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Milacron intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:    What are the U.S. federal income tax consequences of the merger?

A:
The exchange of Milacron common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 95) of Milacron common stock who receives the merger consideration in exchange for such U.S. holder's shares of Milacron common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Hillenbrand common stock and the amount of cash, including cash in lieu of a fractional share of Hillenbrand common stock, received in the merger and (2) such U.S. holder's adjusted tax basis in the shares of Milacron common stock exchanged therefor.

A stockholder that is a non-U.S. holder (as defined under the caption, "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 95) will generally not be subject to U.S. federal income tax with respect to the exchange of Milacron common stock pursuant to the merger unless such non-U.S. holder has certain connections to the United States, but may be subject to backup withholding tax unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

In certain circumstances, as the result of application of Section 304 of the Internal Revenue Code of 1986, which is referred to as the Code, a holder of Milacron common stock could be treated as receiving a dividend in an amount up to the cash consideration received by such holder in the merger. As a result of the possibility of such deemed dividend treatment, a non-U.S. holder of Milacron common stock may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to the cash consideration received in the merger. Holders of Milacron common stock should consult their own tax advisors regarding the potential application of Section 304 of the Code to the merger.

  For a more complete description of the U.S. federal income tax consequences of the merger, see "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 95.

  This proxy statement/prospectus contains a discussion of the material U.S. federal income tax consequences of the merger. This discussion does not address any non-U.S. tax consequences, nor does it pertain to state or local income or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as the particular tax consequences to you of the merger under any state, local or non-U.S. income or other tax laws.

Q:    Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 36. You also should read and carefully consider the risk factors of Hillenbrand and Milacron contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:    Do I have appraisal rights in connection with the transaction?

A:
Subject to the closing of the merger, record holders of Milacron common stock who do not vote in favor of the merger proposal and otherwise comply fully with the requirements and procedures of Section 262 of the DGCL may exercise their rights of appraisal, which generally entitle stockholders to receive a lump sum cash payment equal to the fair value of their common stock exclusive of any element of value arising from the accomplishment or expectation of the merger. The "fair value" could be higher or lower than, or the same as, the merger consideration. A detailed description of the appraisal rights and procedures available to Milacron stockholders is included in "Appraisal Rights" beginning on page 170. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Q:    What will happen to my stock-based awards?

A:
Treatment of Stock Options

Upon completion of the merger, each then-outstanding stock option with a per share exercise price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement) in respect of each "net share" subject to such stock option, less applicable tax withholdings. With respect to each stock option, a "net share" is equal to (i) the product of (x) the number of shares of Milacron common stock subject to such stock option and (y) the excess of the per share value of the merger consideration over the per share exercise price of such stock option as of immediately prior to the completion of the merger, divided by (ii) the per share value of the merger consideration. Upon the completion of the merger, each then-outstanding stock option with a per share exercise price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

  Treatment of Restricted Shares

  Upon completion of the merger, each then-outstanding restricted share award that was granted prior to July 12, 2019 will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such restricted share award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings.

  In the event that Milacron grants restricted share awards following July 12, 2019, any such restricted share awards that remain outstanding immediately prior to the completion of the merger will be converted into restricted share awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such restricted share award as of immediately prior to the completion of the merger and (ii) the sum of the stock portion of the per share merger consideration and the quotient obtained by dividing (x) the cash portion of the per share merger consideration by (y) the volume weighted average trading price of Hillenbrand common stock on the New York Stock Exchange for the ten consecutive trading days ending on the trading day immediately preceding the completion of the merger (the sum described in (ii) is also referred to as the equity award exchange ratio), with any fractional shares rounded down to the nearest whole share. The converted restricted share awards will have substantially the same terms and conditions as were applicable to such restricted share awards immediately prior to the completion of the merger, except the restricted share awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

  Treatment of Restricted Stock Units

  Upon completion of the merger, each then-outstanding restricted stock unit, also referred to as RSU awards, that vests solely based on the satisfaction of time-based criteria and was granted prior to July 12, 2019 or was granted to a non-employee director of Milacron, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such RSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that the number of shares of Milacron common stock subject to each such RSU award granted to non-employee directors following July 12, 2019 will be prorated based on the number of days elapsed between January 1, 2020 and the date the merger is completed.

  In the event that Milacron grants RSU awards following July 12, 2019, any such RSU awards (other than those granted to non-employee directors) that remain outstanding immediately prior to the completion of the merger will be converted into RSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such RSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted RSU awards will have substantially the same terms and conditions as were applicable to such RSU awards immediately prior to the completion of the merger, except the RSU awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

  Treatment of Performance Stock Units

  Upon completion of the merger, each then-outstanding performance stock unit (i.e., a restricted stock unit that vests in whole or in part based on the satisfaction of performance-based criteria), also referred to as PSU awards, that was granted prior to July 12, 2019, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such PSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that, in the case of a PSU award subject to unsatisfied performance conditions for a performance period that includes the date the merger is completed, for purposes of calculating the payment of the merger consideration, the number of shares of common stock subject to such PSU award will be determined as though such performance conditions were satisfied at the applicable target level of performance.

  In the event that Milacron grants PSU awards following July 12, 2019, any such PSU awards that remain outstanding immediately prior to the completion of the merger will be converted into Hillenbrand performance stock unit awards, or Hillenbrand PSU awards, with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such PSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted PSU awards will have substantially the same terms and conditions as were applicable to such PSU awards immediately prior to the completion of the merger, provided that the board of directors of Hillenbrand, or a committee thereof, may adjust the performance-based vesting conditions applicable to such awards to reflect the merger. The PSU awards will also be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

  Treatment of Stock Appreciation Rights

  Upon completion of the merger, each then-outstanding award of stock appreciation rights, also referred to as SARs, with a per share strike price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Milacron common stock subject to such SAR and (ii) the excess of the per share value of the merger consideration over the per share strike price of such SAR as of immediately prior to the completion of the merger, less applicable tax withholdings. Upon the completion of the merger, each then-outstanding SAR with a per share strike price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

Q:    Whom should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Innisfree M&A Incorporated, the proxy solicitation agent for Milacron, toll-free at (877) 825-8772 or (212) 750-5833 (bankers and brokers call collect).

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Hillenbrand and Milacron urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Hillenbrand and Milacron also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 177. All references in this proxy statement/prospectus to Hillenbrand refer to Hillenbrand, Inc., an Indiana corporation, and/or its consolidated subsidiaries, unless the context requires otherwise, all references to Milacron refer to Milacron Holdings Corp., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 12, 2019, by and among Hillenbrand, Inc., Bengal Delaware Holding Corporation and Milacron Holdings Corp., as it may be amended, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Parties

Hillenbrand

        Hillenbrand is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. Hillenbrand's portfolio is composed of two business segments: the Process Equipment Group and Batesville®. The Process Equipment Group businesses design, develop, manufacture, and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the death care industry in North America.

        Between 2010 and 2014, Hillenbrand completed three major acquisitions of companies that formed the foundation of its Process Equipment Group: K-Tron International, Inc., or K-Tron, in April 2010, Rotex Global, LLC in August 2011, and Coperion Capital GmbH, or Coperion, in December 2012. TerraSource Global, also part of Hillenbrand's Process Equipment Group, was organized in July 2012 from three brands, Gundlach Equipment Corporation, Jeffrey Rader Corporation, and Pennsylvania Crusher Corporation, each acquired as part of the K-Tron acquisition. The remaining K-Tron brands merged with Coperion during 2013.

        On October 2, 2015, Hillenbrand acquired Abel Pumps LP, Abel GmbH & Co. KG, and certain of their affiliates, collectively Abel. Additionally, on February 1, 2016, Hillenbrand acquired Red Valve Company, Inc., or Red Valve. Both Abel and Red Valve are included in Hillenbrand's Process Equipment Group segment.

        The Process Equipment Group is a leading global provider of compounding, extrusion, and material handling; size reduction; screening and separating; and flow control products and services for a wide variety of manufacturing and other industrial processes. The Process Equipment Group designs, engineers, manufactures, markets, and services differentiated process and material handling equipment and systems for a wide variety of industries, including plastics, food and pharmaceuticals, chemicals, fertilizers, minerals and mining, energy, water and wastewater treatment, forest products, and other general industrials. The Process Equipment Group uses its strong applications and process engineering expertise to solve problems for customers. Its highly engineered capital equipment and systems offerings require after-market service and/or parts replacement, providing an opportunity for ongoing revenue at attractive margins.

        Batesville is a leader in the death care industry in North America through the manufacture and sale of funeral service products, including burial caskets, cremation caskets, containers and urns, other personalization and memorialization products, and web-based technology applications. As the needs of funeral professionals and consumers have evolved, Batesville has expanded its offerings with innovative products, value-added services, and digital tools to help funeral directors assist families in creating meaningful services. Today, Batesville provides solutions under three primary platforms: (1) Burial Solutions, which accounts for the majority of Batesville's revenue, (2) Cremation Options®, and (3) Technology Solutions.

        For 2018, Hillenbrand's Process Equipment Group sales were approximately 69% of its consolidated sales, and its Batesville sales were approximately 31% of its consolidated sales.

        Hillenbrand's principal executive offices are located at One Batesville Boulevard, Batesville, Indiana 47006, and its telephone number is (812) 934-7500. Hillenbrand's website address is www.hillenbrand.com. Information contained on Hillenbrand's website does not constitute part of this proxy statement/prospectus. Hillenbrand's stock is publicly traded on the NYSE, under the ticker symbol "HI." Additional information about Hillenbrand is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page 177.

Milacron

        Milacron is a leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. It is a global company with a full-line product portfolio that includes hot runner systems, injection molding and extrusion equipment. It maintains positions across these products, as well as leading positions in process control systems, mold bases and components, maintenance, repair and operating supplies and fluid technology.

        Milacron has brand recognition with products sold in over 100 countries across six continents and its established and market driven global footprint is well-positioned to benefit from continued robust industry growth in both developed and emerging markets. Its sales are geographically diversified with 49% in North America, 19% in Europe, 13% in China, 11% in India and 8% in the rest of the world for the year ended December 31, 2018. Its breadth of products, long history, and global reach have resulted in a large installed base of plastic processing machines and hot runner systems.

        Milacron's Advanced Plastic Processing Technologies, or APPT, segment designs, manufactures and sells plastic processing equipment and systems, which include injection molding, extrusion and auxiliary systems along with the related parts and service. Milacron's APPT segment has a diverse set of customers, including companies who serve in the consumer goods, packaging, electronics, medical, automotive and construction end markets.

        Milacron's Melt Delivery and Control Systems, or MDCS, segment designs, manufactures and sells highly-engineered, technically advanced hot runner and process control systems, mold bases and components, and sells maintenance, repair and operations, or MRO, supplies for plastic processing operations. Hot runner systems are designed for each product a customer manufactures on an injection molding machine.

        Milacron's Fluid Technologies segment is a global manufacturer of products that are used in a variety of metalworking processes such as cutting, grinding, stamping and forming and high speed machining. The technology is used in diverse global end markets such as aerospace, medical, automotive, industrial components and machinery, bearings, munitions, packaging, job shops, and glass and mirror production.

        Milacron is headquartered in Cincinnati, Ohio and has approximately 5,469 employees worldwide. Principal manufacturing facilities are located in the United States, Canada, China, Germany, the Czech Republic and India. Milacron's executive offices are located at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, and its telephone number is (513) 487-5000. Milacron's website address is https://www.milacron.com. Information contained on Milacron's website does not constitute part of this proxy statement/prospectus. Milacron's stock is publicly traded on the NYSE, under the ticker symbol "MCRN." Additional information about Milacron is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page 177.

Bengal Delaware Holding Corporation

        Bengal Delaware Holding Corporation, a wholly owned subsidiary of Hillenbrand, is a Delaware corporation incorporated on July 10, 2019 for the purpose of effecting the merger. Bengal Delaware Holding Corporation has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Bengal Delaware Holding Corporation are located at One Batesville Boulevard, Batesville, Indiana 47006, and its telephone number is (812) 934-7500.

The Merger

        A summary of the terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        On July 12, 2019, Hillenbrand, Milacron and Merger Sub entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement and in accordance with the DGCL, Merger Sub will merge with and into Milacron, with Milacron continuing as the surviving corporation and a wholly owned subsidiary of Hillenbrand.

Merger Consideration

        At the completion of the merger, each share of Milacron common stock (other than shares (1) held by Milacron as treasury stock or owned by Hillenbrand or Merger Sub, which will be canceled, (2) held by any wholly owned subsidiary of either Milacron or Hillenbrand (other than Merger Sub), which will be converted into shares of common stock of the surviving corporation (par value $0.01 per share) and (3) held by a holder who has not voted in favor of adoption of the merger agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares (and has not failed to perfect, withdrawn or otherwise lost such appraisal rights in respect of such shares) in accordance with the General Corporation Law of the State of Delaware) will be converted into (a) $11.80 in cash, without interest, and (b) 0.1612 shares of Hillenbrand common stock (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes.

        The cash and Hillenbrand stock payable in exchange for each such share of Milacron common stock are collectively referred to as the merger consideration. Upon the completion of the merger, based on the 0.1612 shares of Hillenbrand common stock exchanged for every share of Milacron common stock, the estimated number of shares of Hillenbrand common stock issuable as a portion of the merger consideration is approximately 11.9 million shares, which will result in former Milacron stockholders holding approximately 16% of the combined company. The 11.9 million shares of Hillenbrand common stock includes approximately 0.5 million shares that are estimated to be issued to holders of certain Milacron outstanding share-based equity awards upon the completion of the merger. For more details on the shares of Hillenbrand common stock and other consideration to be received by Milacron stockholders, see "The Merger Agreement—Merger Consideration" beginning on page 101.

        No fractional shares of Hillenbrand common stock will be issued in the merger. Each holder of shares of Milacron common stock who otherwise would have been entitled to a fraction of a share of Hillenbrand common stock will be entitled to receive, in lieu of such fractional share, an amount of cash (rounded down to the nearest whole cent), without interest, equal to (1) the amount of the fractional share interest in a share of Hillenbrand common stock to which such holder would otherwise be entitled (rounded to three decimal places) multiplied by (2) the volume weighted average trading price of Hillenbrand common stock for the ten consecutive trading days ending on the trading day immediately preceding the date the merger is completed. No such holder of a fractional share interest will be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Treatment of Equity Awards

Treatment of Stock Options

        Upon completion of the merger, each then-outstanding stock option with a per share exercise price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement) in respect of each "net share" subject to such stock option, less applicable tax withholdings. With respect to each stock option, a "net share" is equal to (i) the product of (x) the number of shares of Milacron common stock subject to such stock option and (y) the excess of the per share value of the merger consideration over the per share exercise price of such stock option as of immediately prior to the completion of the merger, divided by (ii) the per share value of the merger consideration. Upon the completion of the merger, each then-outstanding stock option with a per share exercise price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

Treatment of Restricted Shares

        Upon completion of the merger, each then-outstanding restricted share award that was granted prior to July 12, 2019 will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such restricted share award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings.

        In the event that Milacron grants restricted share awards following July 12, 2019, any such restricted share awards that remain outstanding immediately prior to the completion of the merger will be converted into restricted share awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such restricted share award as of immediately prior to the completion of the merger and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted restricted share awards will have substantially the same terms and conditions as were applicable to such restricted share awards immediately prior to the completion of the merger, except the restricted share awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Restricted Stock Units

        Upon completion of the merger, each then-outstanding RSU award that vests solely based on the satisfaction of time-based criteria and was granted prior to July 12, 2019 or was granted to a non-employee director of Milacron, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such RSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that the number of shares of Milacron common stock subject to each such RSU award granted to non-employee directors following July 12, 2019 will be prorated based on the number of days elapsed between January 1, 2020 and the date the merger is completed.

        In the event that Milacron grants RSU awards following July 12, 2019, any such RSU awards (other than those granted to non-employee directors) that remain outstanding immediately prior to the completion of the merger will be converted into RSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such RSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted RSU awards will have substantially the same terms and conditions as were applicable to such RSU awards immediately prior to the completion of the merger, except the RSU awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Performance Stock Units

        Upon completion of the merger, each then-outstanding PSU award that was granted prior to July 12, 2019, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such PSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that, in the case of a PSU award subject to unsatisfied performance conditions for a performance period that includes the date the merger is completed, for purposes of calculating the payment of the merger consideration, the number of shares of common stock subject to such PSU award will be determined as though such performance conditions were satisfied at the applicable target level of performance.

        In the event that Milacron grants PSU awards following July 12, 2019, any such PSU awards that remain outstanding immediately prior to the completion of the merger will be converted into Hillenbrand PSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such PSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted PSU awards will have substantially the same terms and conditions as were applicable to such PSU awards immediately prior to the completion of the merger, provided that the board of directors of Hillenbrand, or a committee thereof, may adjust the performance-based vesting conditions applicable to such awards to reflect the merger. The PSU awards will also be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Stock Appreciation Rights

        Upon completion of the merger, each then-outstanding award of SARs with a per share strike price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Milacron common stock subject to such SAR and (ii) the excess of the per share value of the merger consideration over the per share strike price of such SAR as of immediately prior to the completion of the merger, less applicable tax withholdings. Upon the completion of the merger, each then-outstanding SAR with a per share strike price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

Financing of the Merger and Treatment of Existing Debt

        In connection with the merger, Hillenbrand currently intends to pay off Milacron's existing term loan facility totaling approximately $833 million as of June 30, 2019.

        Hillenbrand's obligation to complete the merger is not conditioned upon its obtaining financing. Hillenbrand estimates that approximately $1.7 billion will be required to pay the aggregate cash portion of the merger consideration, to pay off Milacron's existing debt and to pay fees and expenses relating to the merger and the financing. In connection with the proposed transaction, Hillenbrand entered into a commitment letter on July 12, 2019 pursuant to which JPMorgan Chase Bank, N.A. committed to fully provide a 364-day senior unsecured bridge facility in an aggregate principal amount of $1.1 billion. Hillenbrand expects to permanently finance the cash portion of the transaction, pay off Milacron's outstanding debt upon completion of the merger, and pay fees, costs and expenses associated with the transaction with available cash, as well as, subject to market conditions, approximately $500 million of new term loan debt, approximately $600 million of senior notes and approximately $634.9 million of borrowings under Hillenbrand's revolving credit facility. The debt may be incurred under a new or amended credit facility, Hillenbrand's entry into one or more senior unsecured term loan facilities, as well as pursuant to issuance of senior unsecured notes.

        For a more complete description of sources of funding for the merger, see "The Merger—Financing of the Merger and Treatment of Existing Debt" beginning on page 94.

Recommendation of the Milacron Board of Directors

        After careful consideration of various factors described in "The Merger—Milacron Board of Directors' Recommendation and Reasons for the Merger" beginning on page 63, the Milacron Board unanimously recommends that holders of common stock vote:

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  "FOR" the merger proposal;

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  "FOR" the merger-related compensation proposal; and

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  "FOR" the adjournment proposal.

Opinion of Milacron's Financial Advisor

        Milacron engaged Barclays Capital Inc., or Barclays, to act as its financial advisor in connection with its consideration of strategic alternatives, including the merger, pursuant to an engagement letter dated March 20, 2019. On July 11, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing on July 12, 2019) to the Milacron Board that, from a financial point of view, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Milacron is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of July 12, 2019, is attached as Annex B to this proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays' opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Valuation and Fairness Opinion Committee, is addressed to the Milacron Board, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Milacron and does not constitute a recommendation to any stockholder of Milacron as to how such stockholder should vote with respect to the merger or any other matter.

Interests of Milacron's Directors and Executive Officers in the Merger

        The directors and executive officers of Milacron have interests in the merger that are different from, or in addition to, their interests as stockholders of Milacron generally. The Milacron Board was aware of these interests prior to the execution of the merger agreement and considered them, among other matters, in approving the merger agreement and in determining to recommend that the stockholders adopt the merger agreement. Additional interests of the directors and executive officers of Milacron in the merger include, but are not limited to:

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  the cancellation in exchange for the right to receive the merger consideration with respect to 11,991 in-the-money unvested stock options held by one non-employee director of Milacron, with an aggregate estimated value of $124,840;

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  the vesting and cancellation in exchange for the right to receive the merger consideration with respect to 145,771 restricted share awards held by the executive officers of Milacron, with an aggregate estimated value of $2,485,396;

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  the cancellation in exchange for the right to receive the merger consideration with respect to 72,243 RSU awards held by the non-employee directors and 305,141 RSU awards held by the executive officers of Milacron, with an aggregate estimated value of $1,231,743 and $5,202,654, respectively;

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  the cancellation in exchange for the right to receive the merger consideration with respect to 397,659 PSU awards (at target levels) held by the executive officers of Milacron, with an aggregate estimated value of $6,780,086;

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  the payment of certain severance payments and other benefits that the executive officers of Milacron are, by reason of their respective employment or severance agreements with Milacron, entitled to receive upon a qualifying termination of employment following the completion of the merger, with an aggregate estimated value of $7,248,214;

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  the payment of transaction bonuses to certain executive officers of Milacron are expected to be paid on the date of the completion of the merger, the value of which, if any, has not been determined by Milacron as of the date of this proxy statement/prospectus;

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  the payment of prorated target bonuses to executive officers of Milacron, with an aggregate estimated value of $1,469,195; and

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  the provision of indemnification and insurance for current and former directors and executive officers.

        The estimated values set forth above were calculated assuming that the completion of the merger occurred on August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus. For these purposes, the value of each share of common stock subject to an outstanding Milacron equity award is assumed to be equal to $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.

        For a more complete description of the interests in the merger of the directors and executive officers of Milacron that are different from, or in addition to, those of Milacron stockholders generally, see "The Merger—Interests of Directors and Executive Officers of Milacron in the Merger" beginning on page 82.

Information about the Milacron Stockholders' Meeting

Time, Place and Purpose of the Special Meeting

        The special meeting to consider and vote upon the adoption of the merger agreement and related matters, which is referred to as the special meeting, will be held at [                        ] on [                                    ] at [                        ] (Eastern Time).

        At the special meeting, the stockholders will be asked to consider and vote upon (1) the merger proposal, (2) the merger-related compensation proposal and (3) the adjournment proposal.

Record Date and Quorum

        You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Milacron common stock as of the close of business on [                        ], the record date. On the record date, there were [                        ] shares of Milacron common stock outstanding and entitled to vote. Stockholders will have one vote on all matters properly coming before the special meeting for each share of common stock owned by such stockholders on the record date.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date for the special meeting will constitute a quorum for the transaction of business at the special meeting.

Vote Required

        The merger proposal requires the affirmative vote of a majority of the outstanding shares of Milacron common stock entitled to vote (in person or by proxy) at the special meeting. If a Milacron stockholder present in person at the special meeting abstains from voting, responds by proxy with an "abstain" vote, is not present in person at the special meeting and does not respond by proxy or does not provide their bank, brokerage firm or other nominee with instructions, as applicable, it will have the effect of a vote cast "AGAINST" such proposal.

        The merger-related compensation proposal requires the affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum. If a Milacron stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy or does not provide their bank, brokerage firm or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

        The adjournment proposal requires the affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum. If a Milacron stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy or does not provide their bank, brokerage firm or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal.

Proxies and Revocations

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of common stock using the instructions provided by your bank, brokerage firm or other nominee.

        If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of the following four ways: (1) by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so; (2) by sending a notice of revocation to the corporate secretary of Milacron; (3) by sending a completed proxy card bearing a later date than your original proxy card; or (4) by attending the special meeting and voting in person. If you choose any of the first three methods, you must take the described action such that Milacron receives your revocation no later than the beginning of the special meeting.

Voting by Milacron Directors and Executive Officers

        At the close of business on June 30, 2019, the most recent practicable date for which such information was available, Milacron directors and executive officers and their affiliates were entitled to vote 548,996 shares of Milacron common stock or less than 1% of the shares of common stock outstanding on that date. The number and percentage of shares of Milacron common stock owned by directors and executive officers of Milacron and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of June 30, 2019. Milacron currently expects its directors and executive officers to vote their shares of Milacron common stock in favor of all proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so. The number of shares reflected above does not include shares subject to or underlying outstanding stock options, restricted share awards, RSU awards, PSU awards or SARs. For information with respect to stock options, restricted share awards, RSU awards, PSU awards and SARs, please see "The Merger Agreement—Treatment of Equity Awards—Treatment of Stock Options;—Treatment of Restricted Shared Awards;—Treatment of Restricted Stock Units;—Treatment of Performance Stock Units; and—Treatment of Stock Appreciation Rights" beginning on page 102.

Regulatory Approvals

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division, and the United States Federal Trade Commission, which is referred to as the FTC, and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act without the imposition of a burdensome divestiture condition. Hillenbrand and Milacron each filed their respective HSR Act notification forms on July 26, 2019 and the waiting period under the HSR Act expired at 11:59 p.m. on August 26, 2019.

        Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval in Austria, Germany, Poland, Canada and China and, if applicable, the European Union, in each case without the imposition, individually or in the aggregate, of a burdensome divestiture condition.

        There can be no assurance that a challenge to the merger on antitrust or other grounds will not be made or, if such a challenge is made, that it would not be successful.

        See "The Merger—Regulatory Approvals" beginning on page 94.

Conditions to Completion of the Merger

        In addition to the approval of the merger proposal by Milacron's stockholders, the expiration or termination of the applicable waiting period under the HSR Act and any clearance or approval of regulatory authorities in Austria, Germany, Poland, Canada, China and, if the merger is referred for review to the European Commission, the European Union, having been obtained, each of Milacron, Hillenbrand and Merger Sub's obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, including the absence of any order or applicable law entered or enacted after July 12, 2019, that is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger, subject to specified materiality standards, the accuracy of the representations and warranties contained in the merger agreement, the effectiveness of the registration statement on Hillenbrand's Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order, or pending proceedings seeking a stop order, by the SEC), the authorization for listing on the NYSE of the Hillenbrand common stock to be used for a portion of the merger consideration, the absence of a material adverse effect with respect to Hillenbrand and Milacron, compliance with the covenants and agreements in the merger agreement in all material respects and delivery of an officer's closing certificate by Milacron and Hillenbrand to each other certifying satisfaction of certain of the conditions described above.

        The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Milacron receives approval from its stockholders of the merger proposal at the special meeting and after Milacron and Hillenbrand receive all required regulatory approvals. For a more complete description of the conditions to the merger, see "The Merger Agreement—Conditions to the Merger" beginning on page 121.

Timing of the Merger

        The parties expect the transaction to be completed in the first quarter of calendar year 2020. Neither Hillenbrand nor Milacron can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company's control, including obtaining the necessary regulatory approvals. For a more complete description of the conditions to the merger, see "The Merger Agreement—Conditions to the Merger" beginning on page 121.

No Solicitation

        As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Milacron has agreed that Milacron and its subsidiaries will not, and will not authorize or permit their representatives to, directly or indirectly, (A) solicit, seek, initiate or knowingly facilitate, encourage, induce or take any other action (including by way of furnishing information) that would reasonably be expected to lead to the submission or announcement of an acquisition proposal to acquire 15% or more of Milacron's equity or voting securities, consolidated assets, revenues or earnings, or each an acquisition proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information to, any person or entity relating to or for the purpose of knowingly facilitating, encouraging or inducing an acquisition proposal or any proposal reasonably expected to lead to any acquisition proposal, (C) grant any waiver or release under any standstill, confidentiality or similar agreement (excluding any standstill provision in effect on the date of the merger agreement that is released or terminated without any action by or on behalf of Milacron due to a "fall away" or similar provision as a result of the execution of the merger agreement) or (D) adopt or approve, or publicly propose to adopt or approve, or allow Milacron or any of its subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal.

        In addition, except as otherwise agreed in writing by Hillenbrand, Milacron will and will use reasonable best efforts to cause its representatives to (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to acquisition proposals that existed as of July 12, 2019, (B) terminate access of any third party (and its representatives) to any data room containing any information of Milacron or any of its subsidiaries within 48 hours of the announcement of the merger, and (C) demand the return or destruction of all confidential or non-public information and materials that have been provided to any third party (and its representatives) relating to a possible acquisition proposal with Milacron or any of its subsidiaries within 48 hours of the announcement of the merger.

        The merger agreement includes certain exceptions to the non-solicitation covenant. Prior to obtaining the stockholder approval, if Milacron receives any bona fide written acquisition proposal that did not result from a violation in any material respect of Milacron's non-solicitation obligations, then Milacron may contact the third party making such acquisition proposal to clarify the terms and conditions thereof solely so that the Milacron Board may inform itself about such acquisition proposal. Further, prior to obtaining the stockholder approval, if Milacron receives any bona fide written acquisition proposal that did not result from a violation in any material respect of Milacron's non-solicitation obligations that the Milacron Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a "superior proposal" (as defined in the merger agreement), then Milacron may (A) engage in negotiations or discussions with such third party concerning such acquisition proposal and (B) furnish to such third party non-public information relating to Milacron pursuant to an acceptable confidentiality agreement. Prior to obtaining the stockholder approval, the Milacron Board may waive any standstill provisions in any agreement with any third party in order to permit such third party to make an acquisition proposal if the Milacron Board determines in good faith, after consultation with Milacron's outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Prior to obtaining the stockholder approval, the Milacron Board may, subject to complying with certain specified procedures in the merger agreement, including providing Hillenbrand with a good faith opportunity to negotiate and, in certain circumstances, payment of a termination fee as described below, (1) change its recommendation or terminate the merger agreement in response to a bona fide written acquisition proposal from any third party (received after July 12, 2019, that did not result from a violation in any material respect of Milacron's non-solicitation obligations), or (2) change its recommendation in response to an "intervening event" (as defined in the merger agreement) that was not known to or reasonably foreseeable by the Milacron Board on July 12, 2019, in each case, if the Milacron Board determines in good faith that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of the Milacron Board to change its recommendation for the transaction, see "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 115.

Termination of the Merger Agreement; Termination Fee

        The merger agreement may be terminated by mutual written consent of Hillenbrand and Milacron at any time prior to the completion of the merger. In addition, the merger agreement may be terminated as follows:

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  by either Hillenbrand or Milacron if:

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  the merger has not been completed on or before April 7, 2020 (subject to extension through July 6, 2020, if all conditions other than certain antitrust-related conditions are or would be satisfied as of such date), which is referred to as the end date, except that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement primarily results in or principally causes the failure of the merger to be consummated by the end date, which termination right is referred to as the end date termination right;

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  any restraint has been issued, entered, enacted or promulgated after July 12, 2019, that has the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the merger, and in the case of such an order, such order has become final and nonappealable, except that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement primarily results in or principally causes such restraint; or

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  the stockholder approval has not been obtained at the special meeting or at any adjournment or postponement of such meeting at which a vote on the adoption of the merger agreement was taken;

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  by Milacron if:

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  prior to the stockholder approval, Milacron enters into a definitive agreement with respect to a superior proposal (as described further in "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 115), provided that Milacron pays to Hillenbrand the termination fee substantially concurrently with such termination; or

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  a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of Hillenbrand or Merger Sub set forth in the merger agreement has occurred, which breach or failure to perform or comply would cause certain closing conditions not to be satisfied; or

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  by Hillenbrand if:

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  prior to the stockholder approval (A) the Milacron Board changes its recommendation to its stockholders to adopt the merger agreement and approve the transactions contemplated by the merger agreement, (B) Milacron has failed to publicly reaffirm the Milacron Board's recommendation within ten business days of receipt of a written request by Hillenbrand to provide such reaffirmation or (C) Milacron has failed to include its recommendation in this proxy statement/prospectus (as described further in "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 115); or

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  a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of Milacron set forth in the merger agreement has occurred, which breach or failure to perform or comply would cause certain closing conditions not to be satisfied.

        If the merger agreement is terminated as described above, the merger agreement will become void and of no effect, without liability of any party to the other party, subject to certain exceptions, including that:

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  the confidentiality agreement entered into by Hillenbrand and Milacron in connection with entering into the merger agreement, the provisions of the merger agreement with respect to certain indemnification obligations and certain other provisions, including with respect to the termination fee, will survive any termination of the merger agreement; and

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  no termination will relieve any party of any liability or damages arising out of its willful and material breach of any provision of the merger agreement or knowing and intentional common law fraud in the making of the representations and warranties in the agreement.

        The merger agreement provides for payment of a termination fee by Milacron to Hillenbrand of $45 million in connection with a termination of the merger agreement under the following circumstances:

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  prior to the stockholder approval, if Hillenbrand terminates the merger agreement following the (a) Milacron Board changing its recommendation, (b) failure of Milacron to publicly reaffirm the Milacron Board's recommendation within ten business days of a written request by Hillenbrand to provide such reaffirmation following an acquisition proposal that has been publicly made to Milacron or publicly made directly to the stockholders of Milacron or (c) failure by Milacron to include the recommendation of the Milacron Board in this proxy statement/prospectus;

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  prior to the stockholder approval, if Milacron terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions in the merger agreement; or

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  if (1) Hillenbrand terminates the merger agreement due to a material breach of a representation, warranty, covenant or agreement by Milacron that leads to the failure of a closing condition or (2) if either party terminates the merger agreement due to the merger not being consummated prior to April 7, 2020 (which date is subject to a 90-day extension under certain circumstances) or due to the failure to obtain the approval of Milacron's stockholders, and, in any such case, after the execution of the merger agreement and prior to the termination of the merger agreement (or at least three business days prior to the special meeting in the case of a termination for the failure to obtain the approval of Milacron's stockholders), an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings) has been made to Milacron, publicly made directly to the stockholders of Milacron generally or otherwise publicly disclosed or made known and has not been withdrawn (and publicly withdrawn if made publicly) and, within 12 months after such termination, Milacron completes an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings) or enters into a definitive agreement with respect to an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings), regardless of when or whether such transaction related to such definitive agreement is completed.

        In circumstances in which the termination fee is payable and is paid in full by Milacron, each of Hillenbrand and Merger Sub is precluded from any other remedy against Milacron and will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Milacron and its subsidiaries and their representatives in connection with the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the preceding sentence, Milacron will not be relieved or released from any liabilities or damages of Hillenbrand or Merger Sub arising out of any willful and material breach of any provision of the merger agreement, and neither Hillenbrand nor Merger Sub will be prohibited or precluded from bringing such a claim against Milacron in such circumstances.

        For a more complete description of each party's termination rights and the related termination fee obligations, see "The Merger Agreement—Termination" beginning on page 123 and "The Merger Agreement—Termination Fee" beginning on page 125.

Appraisal Rights of Milacron Stockholders

        Under the DGCL, if the merger is completed, record holders of Milacron common stock who do not vote in favor of the merger proposal and who otherwise properly exercise and perfect their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock, in lieu of receiving the merger consideration. The "fair value" could be higher or lower than, or the same as, the merger consideration. The relevant provisions of the DGCL are included as Annex C to this proxy statement/prospectus. Milacron stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Milacron stockholders who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. For a more complete description of Milacron stockholders' appraisal rights, see "Appraisal Rights" beginning on page 170.

U.S. Federal Income Tax Consequences

        The exchange of Milacron common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 95) of Milacron common stock who receives the merger consideration in exchange for such U.S. holder's shares of Milacron common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Hillenbrand common stock and the amount of cash, including cash in lieu of a fractional share of Hillenbrand common stock, received in the merger and (2) such U.S. holder's adjusted tax basis in the shares of Milacron common stock exchanged therefor.

        A stockholder that is a non-U.S. holder (as defined under the caption, "The Merger—Material U.S. Federal Income Tax Consequences") will generally not be subject to U.S. federal income tax with respect to the exchange of Milacron common stock pursuant to the merger unless such non-U.S. holder has certain connections to the United States, but may be subject to backup withholding tax unless the non-U.S. holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

        In certain circumstances, as the result of application of Section 304 of the Code, a holder of Milacron common stock could be treated as receiving a dividend in an amount up to the cash consideration received by such holder in the merger. As a result of the possibility of such deemed dividend treatment, a non-U.S. holder of Milacron common stock may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to the cash consideration received in the merger. Holders of Milacron common stock should consult their own tax advisors regarding the potential application of Section 304 of the Code to the merger.

        For a more complete description of the U.S. federal income tax consequences of the merger, see "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 95.

        This proxy statement/prospectus contains a discussion of the material U.S. federal income tax consequences of the merger. This discussion does not address any non-U.S. tax consequences, nor does it pertain to any state or local income or other tax consequences. You should consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of the merger in light of your particular circumstances, as well as the particular tax consequences to you of the merger under any state, local or non-U.S. income or other tax laws.

Accounting Treatment

        Hillenbrand prepares its financial statements in accordance with accounting principles generally accepted in the United States, which are referred to collectively as GAAP. The merger will be accounted for as an acquisition of Milacron by Hillenbrand under the acquisition method of accounting in accordance with GAAP. Hillenbrand will be treated as the acquiror for accounting purposes.

Risk Factors

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should carefully consider the risks that are described in the section entitled "Risk Factors" beginning on page 36.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HILLENBRAND

        The following table presents selected historical consolidated financial data for Hillenbrand as of and for the fiscal years ended September 30, 2018, 2017, 2016, 2015 and 2014. This information has been derived from Hillenbrand's audited consolidated financial statements. The historical consolidated financial data as of and for the nine months ended June 30, 2019 and 2018 has been derived from Hillenbrand's unaudited condensed consolidated financial statements.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Hillenbrand's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and Hillenbrand's Quarterly Report on Form 10-Q for the nine months ended June 30, 2019, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 177.

	Nine Months Ended June 30,		Year Ended September 30,
(dollars in millions, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Net revenue	$1,321.5	$1,295.4	$1,770.1	$1,590.2	$1,538.4	$1,596.8	$1,667.2
Income before income taxes	$140.1	$86.5	$146.5	$188.3	$164.1	$162.3	$159.9
Income tax expense	$39.9	$52.5	$65.3	$59.9	$47.3	$49.1	$48.7
Consolidated net income	$100.2	$34.0	$81.2	$128.4	$116.8	$113.2	$111.2
Net income attributable to noncontrolling interests	$3.5	$1.9	$4.6	$2.2	$4.0	$1.8	$1.5
Net income(1)	$96.7	$32.1	$76.6	$126.2	$112.8	$111.4	$109.7
Cash dividends per share	$0.63	$0.6225	$0.83	$0.82	$0.81	$0.80	$0.79
Earnings per share—basic	$1.54	$0.51	$1.21	$1.99	$1.78	$1.76	$1.74
Earnings per share—diluted	$1.52	$0.50	$1.20	$1.97	$1.77	$1.74	$1.72
Total assets(2)	$1,890.6	$1,933.6	$1,864.6	$1,956.5	$1,959.7	$1,808.1	$1,918.5
Long-term debt(2)	$323.2	$424.4	$344.6	$446.9	$595.1	$518.7	$543.5

(1)
Net income attributable to Hillenbrand.

(2)
Amounts for the years ended September 30, 2015 and 2014 have not been conformed to the September 30, 2018 presentation for the reclassification of debt issuance costs from other assets to long-term debt. Total assets for the years ended September 30, 2015 and 2014 included debt issuance costs of $1.4 million, which were not reclassified to long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MILACRON

        The following table presents selected historical consolidated financial data for Milacron as of and for the periods and as the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014. This information is derived from Milacron's audited consolidated financial statements. The selected historical consolidated financial data as of and for the six months ended June 30, 2019 and 2018 has been derived from Milacron's unaudited condensed consolidated financial statements.

        In May 2019, Milacron entered into a definitive agreement with OC Spartan Acquisition, Inc., or OC, to sell substantially all of the assets of its Uniloy blow molding business to OC for a purchase price of $52.0 million. The Uniloy blow molding business is reflected as a discontinued operation in the selected historical consolidated financial data for the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017. The selected historical consolidated financial data for the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 does not reflect the classification of Milacron's Uniloy blow molding business as a discontinued operation.

        The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Milacron's Current Report on Form 8-K filed with the SEC on September 6, 2019, Milacron's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Milacron's Quarterly Report on Form 10-Q for the six months ended June 30, 2019, including the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes therein. See the section entitled "Where You Can Find More Information" beginning on page 177.

	Six Months Ended June 30,		Year Ended December 31,
(dollars in millions, except per share amounts)	2019	2018	2018	2017	2016	2015	2014
Net Sales	520.1	592.4	1,164.7	1,139.5	1,086.4	1,179.5	1,211.3
Operating earnings(1)	49.7	58.9	110.1	93.5	113.1	72.6	86.0
Net earnings (loss) attributable to Milacron Holdings Corp.	3.3	20.8	41.5	1.1	30.5	(38.8)	(14.8)
Basic earnings (loss) per share	0.05	0.30	0.60	0.02	0.45	(0.65)	(0.28)
Diluted earnings (loss) per share	0.05	0.29	0.58	0.02	0.43	(0.65)	(0.28)
Total assets	1,730.6	1,818.5	1,732.5	1,858.8	1,722.0	1,696.3	1,769.8
Total long-term debt and capital lease obligations, including current portion	826.5	884.4	834.9	933.2	941.4	939.7	1,013.7

(1)
Amounts for the years ended December 31, 2015 and 2014 have been conformed to the 2018 presentation for the classification of certain components of net periodic pension cost of $0.8 million and $0.9 million, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following selected unaudited pro forma condensed combined financial information gives effect to the merger and the related financing transactions as described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 135. The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2019 give effect to the merger as if it had been completed on June 30, 2019. The selected unaudited pro forma condensed combined statements of income data for the fiscal year ended September 30, 2018 and for the nine months ended June 30, 2019 give effect to the merger as if it had been completed on October 1, 2017.

        Hillenbrand and Milacron have different fiscal year ends. As Milacron's fiscal year ended December 31 is within 93 days of Hillenbrand's fiscal year ended September 30, Hillenbrand's pro forma condensed combined statement of income for the year ended September 30, 2018 includes Milacron's operating results for its respective fiscal year ended December 31, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined income statement for the nine months ended June 30, 2019 combines the historical results of Hillenbrand for the nine months ended June 30, 2019 and the historical results of Milacron for the nine months ended June 30, 2019, derived by combining Milacron's six month unaudited consolidated statement of income for the six months ended June 30, 2019 and Milacron's unaudited consolidated statement of income for the three months ended December 31, 2018.

        The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial information. In addition, the pro forma financial information were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Hillenbrand and Milacron for the applicable periods, which have been incorporated in this proxy statement/prospectus by reference. See the sections entitled "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find More Information" beginning on page 135 and page 177, respectively, for additional information.

(dollars in millions, except per share amounts)	Nine Months Ended June 30, 2019	Year Ended September 30, 2018
Selected Unaudited Pro Forma Data:
Net revenue	$2,131.1		$2,934.8
Income before income taxes	$156.9		$163.4
Income tax expense	$47.9		$70.8
Consolidated net income	$109.0		$92.6
Net income attributable to noncontrolling interests	$3.5		$4.6
Net income(1)	$105.5		$88.0
Cash dividends per share	$0.63		$0.83
Earnings per share—basic	$1.42		$1.18
Earnings per share—diluted	$1.41		$1.17
Total assets	$4,268.2	$	n/a
Long-term debt	$2,052.6	$	n/a

(1)
Net income attributable to Hillenbrand.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table summarizes unaudited per share data (i) for Hillenbrand and Milacron on a historical basis, (ii) for Hillenbrand on a pro forma combined basis giving effect to the merger and (iii) on a pro forma combined equivalent basis calculated by multiplying the pro forma combined data by the exchange ratio of 0.1612. These computations exclude the $11.80 per share cash portion of the merger consideration.

        The unaudited pro forma per share information reflects the merger and related transactions as if they had occurred on October 1, 2017 in the case of income from continuing operations per share, and as if they had occurred on June 30, 2019 and September 30, 2018 in the case of book value per share. The information in the table is based on, and should be read together with, the historical financial information of Hillenbrand and Milacron, which is incorporated by reference in this proxy statement/prospectus and the financial information contained under "Unaudited Pro Forma Condensed Combined Financial Information," "Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Hillenbrand" and "Selected Historical Financial Data—Selected Historical Consolidated Financial Data of Milacron" beginning on page 135, page 27 and page 28, respectively. See the section entitled "Where You Can Find More Information" beginning on page 177.

        The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained, which changes could be materially different than the initial estimates.

        Hillenbrand declared and paid dividends during the periods presented. For more information on dividends of Hillenbrand, see the section entitled "Comparative Per Share Market Price and Dividend Information" beginning on page 32.

	Historical Hillenbrand, Inc.		Historical Milacron Holdings Corp.		Pro Forma Combined		Equivalent Basis Pro Forma Combined(1)
Earnings per share—basic
Nine months ended June 30, 2019(2)	$1.54		$0.35		$1.42	(4)	$0.23
Twelve months ended September 30, 2018(3)	$1.21		$0.67		$1.18	(4)	$0.19
Earnings per share—diluted
Nine months ended June 30, 2019(2)	$1.52		$0.34		$1.41	(4)(5)	$0.23
Twelve months ended September 30, 2018(3)	$1.20		$0.65		$1.17	(4)(5)	$0.19
Cash dividends per share
Nine months ended June 30, 2019(2)	$0.63		—	(6)	$0.63		$0.10
Twelve months ended September 30, 2018(3)	$0.83		—	(6)	$0.83		$0.13
Book value per share
Nine months ended June 30, 2019(2)	$12.47	(7)	$7.54	(7)	$14.12	(8)	$2.28
Twelve months ended September 30, 2018(3)	$11.73	(7)	$7.48	(7)	$13.50	(8)	$2.18

(1)
Calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.1612. These computations exclude the $11.80 per share cash portion of the merger consideration.

(2)
For this period, Milacron historical data reflects net earnings from continuing operations and is derived by combining Milacron's six month unaudited consolidated statement of income for the six months ended June 30, 2019 and Milacron's unaudited consolidated statement of income for the three months ended December 31, 2018.

(3)
For this period, Milacron historical data is for Milacron's fiscal year ended December 31, 2018. As Milacron's fiscal year of December 31 is within 93 days of Hillenbrand's September 30 fiscal year, the pro forma combined data for this period is derived by combining Hillenbrand's audited consolidated statement of income, reflecting net earnings from continuing operations, for its fiscal year ended September 30, 2018 and Milacron's audited consolidated statement of income for its fiscal year ended December 31, 2018 as permitted by Rule 11-02 of Regulation S-X.

(4)
Certain outstanding share-based equity awards held by Milacron employees will be canceled and converted into the right to receive the merger consideration, which includes 0.1612 shares of Hillenbrand common stock. At this time, Hillenbrand has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary in order to quantify a pro forma adjustment and thus has not been reflected in the basic or diluted weighted average shares outstanding.

(5)
Certain outstanding share-based equity awards held by Milacron employees and granted after July 12, 2019 will be converted into share-based equity awards of Hillenbrand upon the closing of the transaction. At this time, Hillenbrand has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary in order to quantify a pro forma adjustment and thus has not been reflected in the diluted weighted average shares outstanding.

(6)
Milacron has not declared or paid cash dividends during the periods presented.

(7)
The historical book value per share is computed by dividing total shareholders' equity by the number of shares outstanding at the end of the period.

(8)
The unaudited pro forma combined book value per share is computed by dividing total pro forma combined shareholders' equity by the number of pro forma combined Hillenbrand common shares outstanding at the end of the period.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Hillenbrand Market Price and Dividend Information

        Hillenbrand's common stock is listed on the NYSE under the symbol "HI." The following table sets forth the high and low prices per share for Hillenbrand's common stock and cash dividends declared for the periods indicated. Hillenbrand's fiscal year ends on September 30.

	High ($)	Low ($)	Dividend ($)
Fiscal 2019:
First Quarter	53.41	36.22	0.21
Second Quarter	46.00	36.87	0.21
Third Quarter	43.45	36.51	0.21
Fourth Quarter (through September, 6 2019)	40.27	26.01	—
Fiscal 2018:
First Quarter	46.50	38.15	0.2075
Second Quarter	48.00	41.80	0.2075
Third Quarter	49.35	42.75	0.2075
Fourth Quarter	53.25	46.00	0.2075
Fiscal 2017:
First Quarter	38.70	28.60	0.205
Second Quarter	39.00	34.96	0.205
Third Quarter	38.75	34.70	0.205
Fourth Quarter	39.50	34.65	0.205

        The declaration of future dividends will be at the discretion of the Hillenbrand board of directors, which is referred to as the Hillenbrand Board, and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Hillenbrand and other factors deemed relevant by the Hillenbrand Board. Under the merger agreement, prior to the completion of the merger, Hillenbrand may continue to pay its regular quarterly cash dividends in the ordinary course consistent with past practice (subject to increase for quarterly periods occurring on or after October 1, 2019, by no more than $0.01 per share on an annual basis).

Milacron Market Price and Dividend Information

        Milacron common stock is listed on the NYSE under the symbol "MCRN." The following table sets forth the high and low prices per share for Milacron common stock for the periods indicated, each rounded to the nearest whole cent. Milacron's fiscal year ends on December 31. Milacron has not declared cash dividends for the periods indicated.

	High ($)	Low ($)	Dividend ($)
2019:
First Quarter	15.05	11.11	—
Second Quarter	15.75	11.37	—
Third Quarter (through September 6, 2019)	17.39	13.41	—
2018:
First Quarter	22.62	17.20	—
Second Quarter	21.22	17.48	—
Third Quarter	22.09	16.70	—
Fourth Quarter	20.66	11.35	—
2017:
First Quarter	19.25	15.93	—
Second Quarter	19.45	16.88	—
Third Quarter	19.57	15.09	—
Fourth Quarter	19.33	15.90	—

        The payment of future dividends is at the discretion of the Milacron Board. Under the merger agreement, Milacron is not permitted to pay any dividends prior to the completion of the merger.

Comparison of Hillenbrand and Milacron Market Prices and Implied Value of Merger Consideration

        The following table sets forth the closing sale price per share of Hillenbrand common stock and Milacron common stock as reported on the NYSE as of July 11, 2019, the last trading day prior to the public announcement of the merger, and as of September 6, 2019, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the per share consideration proposed for each share of Milacron common stock as of the same two days. This implied value was calculated by multiplying the closing prices of shares of Hillenbrand common stock on those dates by the exchange ratio of 0.1612 and adding the cash portion of the merger consideration of $11.80 per share, without interest. The market prices of Hillenbrand common stock and Milacron common stock will fluctuate before the special meeting and before the merger is completed.

	Closing Sale Price Per Share of Hillenbrand Common Stock	Closing Sale Price Per Share of Milacron Common Stock	Implied Per Share Value of Merger Consideration
July 11, 2019	$38.87	$13.53	$18.07
September 6, 2019	$27.96	$16.16	$16.31

        No assurance can be given concerning the market prices of Hillenbrand common stock or Milacron common stock before completion of the merger or Hillenbrand common stock after completion of the merger. Changes in the market price of Hillenbrand common stock prior to the completion of the merger will affect the market value of the merger consideration that Milacron stockholders will receive upon completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Hillenbrand common stock (and therefore the value of the merger consideration) when received by Milacron stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Milacron stockholders are advised to obtain current market quotations for Hillenbrand common stock and Milacron common stock in deciding whether to vote in favor of the merger proposal.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains statements, including statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases and other measures of financial performance or potential future plans or events, strategies, objectives, expectations, beliefs, prospects, assumptions, projected costs or savings, leverage targets or transactions of Hillenbrand, Milacron or the combined company following Hillenbrand's proposed acquisition of Milacron, the anticipated benefits of the merger, including estimated synergies, the expected timing of completion of the transaction and other statements that are not strictly historical in nature. In some cases, forward-looking statements can be identified by the following words: "may," "will," "could," "would," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue," "ongoing," "outlook," "guidance," "target" and similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statement due to any number of factors. These factors include, but are not limited to:

  •
  the ability of the parties to receive the required regulatory approvals (or the risk that such regulatory approvals are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the merger), the ability of Milacron to receive the approval of Milacron's stockholders and the ability of the parties to satisfy the other conditions to the closing of the merger on a timely basis or at all;

  •
  the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, including under circumstances that might require Milacron to pay a termination fee of $45 million to Hillenbrand;

  •
  the possibility that the merger is delayed or does not occur;

  •
  the possibility that the anticipated benefits from the merger cannot be realized in full or at all or may take longer to realize than expected, including risks associated with achieving expected synergies from the merger; or Hillenbrand's ability to achieve its deleveraging targets following completion of the merger;

  •
  negative effects of the announcement or the completion of the merger on the market price of Hillenbrand's and/or Milacron's common stock and/or on their respective businesses, financial conditions, results of operations and financial performance (including the ability of Milacron to maintain relationships with its customers, suppliers and others with whom it does business);

  •
  the risks related to Milacron and Hillenbrand being restricted in their operation of the business while the merger agreement is in effect;

  •
  risks relating to the value of the Hillenbrand shares to be issued in the merger, significant transaction costs and/or unknown liabilities of the merger;

  •
  risks associated with contracts containing consent requirements and/or other provisions that may be triggered by the merger;

  •
  risks associated with merger-related litigation or appraisal proceedings;

  •
  the ability of Hillenbrand and Milacron, or the combined company, to retain and hire key personnel;

  •
  the impact of the additional indebtedness Hillenbrand will incur in connection with the merger;

  •
  uncertainties as to access to available financing (including financing for the merger) on a timely basis and on reasonable terms;

  •
  risks related to disruption of the parties' management's attention from Hillenbrand's and Milacron's respective ongoing business operations due to the merger;

  •
  uncertainties as to the long-term value of the common stock of Hillenbrand following the merger, including the dilution caused by Hillenbrand's issuance of additional shares of its common stock in connection with the merger;

  •
  the possibility that costs or difficulties related to the integration of Milacron's operations with those of Hillenbrand will be greater than expected;

  •
  the impact of the 2017 Tax Cuts and Jobs Act, enacted by the U.S. government on December 22, 2017, on Hillenbrand's or Milacron's financial position, results of operations, and cash flows;

  •
  the outcome of any legal proceedings that may be instituted against Hillenbrand, Milacron or any companies each may acquire;

  •
  global market and economic conditions, including those related to the credit and equity markets and international trade related matters, tariffs and other trade matters;

  •
  volatility of Hillenbrand's and Milacron's respective investment portfolios and adverse foreign currency fluctuations;

  •
  labor disruptions and involvement in claims, lawsuits and governmental proceedings related to operations;

  •
  the dependence of Hillenbrand's business units on relationships with several large providers;

  •
  demand for the parties' respective products and services being significantly affected by general economic conditions;

  •
  increased costs or unavailability of raw materials;

  •
  continued fluctuations in mortality rates and increased cremations;

  •
  competition from nontraditional sources in the death care industry;

  •
  any decline in the use of plastic;

  •
  cyclical demand for industrial capital goods;

  •
  the competitiveness of the industries in which the parties operate and the financial resources of the parties' competitors;

  •
  certain tax-related matters, changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment;

  •
  the impact of new or changes in current laws, regulatory or other industry standards, including privacy and cybersecurity laws and regulations;

  •
  events beyond Hillenbrand's and Milacron's control, such as acts of terrorism; and

  •
  other risk factors as detailed from time to time in Hillenbrand's and Milacron's reports filed with the SEC, including Hillenbrand's and Milacron's respective annual reports on Form 10-K, quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled "Risk Factors" beginning on page 36.

        There can be no assurance that the merger or any other transaction described will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and Hillenbrand and Milacron assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including, among other things, the matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page 34, Milacron stockholders should carefully consider the following risk factors before deciding whether to vote in favor of the merger proposal. In addition, you should read and consider the risks associated with each of the businesses of Hillenbrand and Milacron because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Hillenbrand Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and the Milacron Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 177.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Milacron.

        The completion of the merger is subject to a number of conditions, including, among other things, receipt of the Milacron stockholder approval and receipt of certain regulatory approvals, which make the completion and timing of the completion of the merger uncertain. See the section entitled "The Merger Agreement—Conditions to the Merger," beginning on page 121, for a more detailed discussion. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. Any delay in completing the merger could cause Hillenbrand not to realize some or all of the benefits, or realize them on a different timeline than expected, that Hillenbrand expects to achieve if the merger is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. Also, subject to limited exceptions, either Hillenbrand or Milacron may terminate the merger agreement if the merger has not been completed by April 7, 2020, subject to extension through July 6, 2020, if all conditions other than certain antitrust-related conditions are or would be satisfied on that date.

        If the merger is not completed, Milacron's ongoing business may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Milacron will be subject to a number of risks, including the following:

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  the market price of Milacron common stock could decline;

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  Milacron could owe a substantial termination fee to Hillenbrand under certain circumstances;

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  if the merger agreement is terminated and the Milacron Board seeks another business combination, Milacron stockholders cannot be certain that Milacron will be able to find a party willing to enter into a transaction on terms comparable to or better than the terms that Hillenbrand has agreed to in the merger agreement;

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  time and resources, financial and other, committed by Milacron's management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for Milacron;

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  Milacron may experience negative reactions from the financial markets or from its customers, suppliers or employees; and

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  Milacron will be required to pay its costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

        In addition, if the merger is not completed, Milacron could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Milacron to perform its obligations under the merger agreement. Any of these risks could materially and adversely impact Milacron's ongoing business, financial condition, financial results and stock price.

        Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger and could materially and adversely impact Hillenbrand's ongoing business, financial condition, financial results and stock price following the completion of the merger.

The merger agreement contains provisions that limit Milacron's ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Milacron from making a favorable alternative transaction proposal and, in specified circumstances, could require Milacron to pay a substantial termination fee to Hillenbrand.

        The merger agreement contains provisions that make it more difficult for Milacron to be acquired by any person other than Hillenbrand. The merger agreement contains certain provisions that restrict Milacron's ability to, among other things, solicit, seek, initiate or knowingly facilitate, encourage, induce or take any other action (including by way of furnishing information) that would reasonably be expected to lead to, or enter into or participate in any discussions or negotiations with, or furnish any information to any third party for the purpose of knowingly facilitating, encouraging or inducing any third-party acquisition proposal. Further, even if the Milacron Board withdraws or qualifies its recommendation with respect to the approval of the merger proposal, unless the merger agreement is terminated in accordance with its terms, Milacron will still be required to submit the merger proposal to a vote at the special meeting of Milacron stockholders. In addition, following receipt by Milacron of any third-party acquisition proposal that constitutes a "superior proposal," Hillenbrand will have an opportunity to offer to modify the terms of the merger agreement before the Milacron Board may terminate the merger agreement or may withdraw or qualify its recommendation with respect to the merger proposal in favor of such superior proposal, as described further under "The Merger Agreement—Covenants and Agreements—Superior Proposal" beginning on page 116.

        In some circumstances, upon termination of the merger agreement, Milacron would be required to pay a termination fee of $45 million to Hillenbrand. For further discussion, see the sections entitled "The Merger Agreement—Termination;—Effect of Termination;—Termination Fee" beginning on pages 123, 124 and 125, respectively.

        These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Milacron or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received in the merger. In particular, the termination fee, if applicable, would be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Milacron stockholders than it might otherwise have proposed to pay absent such a fee.

        If the merger agreement is terminated and Milacron determines to seek another business combination, Milacron may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from several regulatory authorities that may impose conditions that could have an adverse effect on Hillenbrand, Milacron or the combined company or, if not obtained, could prevent completion of the merger.

        Before the merger may be completed, any authorization or consent from a governmental authority required to be obtained with respect to the merger under certain other applicable foreign regulatory laws must have been obtained. In deciding whether to grant the required regulatory authorization or consent, the relevant governmental entities will consider the effect of the merger within their relevant jurisdiction, including the impact on the parties' respective customers and suppliers. The terms and conditions of the authorizations and consents that are granted, if any, may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business or may materially delay the completion of the merger.

        Under the merger agreement, Hillenbrand and Milacron have agreed to cooperate with each other and use their respective reasonable best efforts to obtain such authorizations and consents and Hillenbrand has agreed to take any and all action necessary, including (1) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Milacron, (2) terminating existing relationships, contractual rights or obligations of Milacron, (3) terminating any venture or other arrangement of Milacron, (4) creating any relationship, contractual rights or obligations of Milacron or (5) effectuating any other change or restructuring of Milacron (and, in each case, to enter into agreements or stipulate to the entry of an order or decree with), in each case, as required by the Federal Trade Commission, the Department of Justice or any other competition authority of any jurisdiction outside of the United States in connection with the merger under applicable antitrust laws. However, Hillenbrand's obligation to take actions required to obtain authorizations and consents under such laws may be conditioned upon consummation of the merger and to ensure that no competition authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent) preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger or to ensure that no competition authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by April 7, 2020, subject to extension through July 6, 2020, if all closing conditions other than certain antitrust-related conditions are or would be satisfied on that date. Further, Hillenbrand's obligation to take actions required to obtain authorizations and consents under such laws is subject to limitations, including that Hillenbrand will not be required to sell, dispose of, hold separate, agree to sell or dispose of, terminate, create or effectuate any other change or restructuring (or enter into any agreement or stipulation), or otherwise agree or commit to, or otherwise effect, any other action (A) with respect to any assets, categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements of Milacron that would, individually or in the aggregate, be material to Milacron and its subsidiaries, taken as a whole, or (B) with respect to any of the assets (including the stock of Milacron, after the merger), categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements of Hillenbrand or its affiliates (any of the foregoing actions, individually or together with any other divestiture action, is referred to as a burdensome divestiture condition). For a more detailed description of Hillenbrand's and Milacron's obligations to obtain required regulatory authorizations and approvals, see the section entitled "The Merger Agreement—Covenants and Agreements—Efforts" beginning on page 113.

        In addition, at any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods, the applicable U.S. or foreign antitrust authorities or any state attorney general could take such action under the antitrust laws as such party deems necessary or desirable in the public interest. Such action could include, among other things, seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging, seeking to enjoin, or seeking to impose conditions on the merger. Hillenbrand and Milacron may not prevail and may incur significant costs in defending or settling any such action. For a more detailed description of the regulatory review process, see the section entitled "The Merger—Regulatory Approvals" beginning on page 94.

        There can be no assurance that the conditions to the completion of the merger set forth in the merger agreement relating to applicable regulatory laws will be satisfied.

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of Hillenbrand common stock, and Milacron stockholders may, in certain circumstances, receive stock consideration with a value that, at the time received, is less than the value of the merger consideration at the date of this proxy statement/prospectus or at the date of the special meeting.

        The market value of Hillenbrand common stock will fluctuate during the period before the date of the special meeting and the time Milacron stockholders receive merger consideration in the form of Hillenbrand common stock, as well as thereafter. Accordingly, at the time of the special meeting, Milacron stockholders will not be able to determine the market value of the per share merger consideration they would receive upon completion of the merger.

        Upon completion of the merger, each issued and outstanding share of Milacron common stock (other than excluded shares) will be converted into the right to receive the merger consideration, which is equal to $11.80 in cash, without interest, and 0.1612 shares of Hillenbrand common stock (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes. Accordingly, the value of Hillenbrand stock delivered to Milacron stockholders will depend on the Hillenbrand stock price, and the value of the shares of Hillenbrand common stock delivered for each such share of Milacron common stock may be greater than, less than or equal to the value of the merger consideration on the date of this proxy statement/prospectus or on the date of the special meeting.

        It is impossible to accurately predict the market price of Hillenbrand common stock at the completion of the merger and, therefore, impossible to accurately predict the value of the shares of Hillenbrand common stock that Milacron stockholders will receive in the merger. The market price for Hillenbrand common stock will fluctuate both prior to completion of the merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Hillenbrand's or Milacron's products and services, changes in laws and regulations, other changes in Hillenbrand's and Milacron's respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the merger will be completed, and the expected timing of the merger. Many of these factors are beyond Hillenbrand's and Milacron's control. You should obtain current market quotations for shares of Hillenbrand common stock.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party's business and operations.

        In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Hillenbrand and/or Milacron has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Hillenbrand or Milacron, as the case may be, as a result of the merger or otherwise, which could negatively affect Hillenbrand's or Milacron's respective revenues, earnings and/or cash flows, as well as the market price of Hillenbrand common stock or Milacron common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, Milacron is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend certain contracts, acquire or dispose of assets above a certain threshold, incur certain indebtedness or incur certain capital expenditures. Such limitations could adversely affect Milacron's business and operations prior to the completion of the merger.

        Under the terms of the merger agreement, Hillenbrand is subject to a more limited set of restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to amend its organizational documents, or pay dividends or distributions in respect of Hillenbrand common stock outside of the ordinary course of business consistent with past practices. Such limitations could adversely affect Hillenbrand's business and operations prior to the completion of the merger.

        Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger. For further discussion, see the section entitled "The Merger Agreement—Covenants and Agreements—Conduct of the Business of Milacron;—Conduct of the Business of Hillenbrand" beginning on pages 108 and 111, respectively.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Milacron is a party, which may have an adverse impact on Hillenbrand's business and results of operations following completion of the merger.

        The completion of the merger will trigger change in control and other provisions in certain agreements to which Milacron is a party. If Hillenbrand or Milacron is unable to negotiate waivers of those provisions, counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if Hillenbrand and Milacron are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Milacron or the combined company. Any of the foregoing or similar developments may have an adverse impact on Hillenbrand's business and results of operations following completion of the merger.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of Hillenbrand following completion of the merger.

        Hillenbrand and Milacron are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Hillenbrand's success after the completion of the merger will depend in part upon the ability of Hillenbrand to retain certain key management personnel and employees of Hillenbrand and Milacron. Prior to completion of the merger, current and prospective employees of Hillenbrand and Milacron may experience uncertainty about their roles within Hillenbrand following the completion of the merger, which may have an adverse effect on the ability of each of Hillenbrand and Milacron to attract or retain key management and other key personnel. In addition, no assurance can be given that Hillenbrand, after the completion of the merger, will be able to attract or retain key management personnel and other key employees to the same extent that Hillenbrand and Milacron have previously been able to attract or retain their own employees.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Hillenbrand following completion of the merger.

        The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Hillenbrand's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the proposed transaction. Further, Hillenbrand's actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this proxy statement/prospectus, that Hillenbrand will be identified as the acquiror under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this document. For further discussion, see "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 135.

Milacron's executive officers and directors have interests in the merger that may be different from, or in addition to, Milacron stockholders' interests.

        When considering the recommendation of the Milacron Board that Milacron stockholders adopt the merger agreement and approve the merger, Milacron stockholders should be aware that directors and executive officers of Milacron have certain interests in the merger that may be different from, or in addition to, the interests of Milacron stockholders. The Milacron Board was aware of these interests and considered them, among other matters, when it unanimously approved the merger agreement and in making its recommendations that the Milacron stockholders approve the merger proposal. Additional interests of the directors and executive officers of Milacron include, but are not limited to, the treatment in the merger of stock options, restricted share awards, RSU awards, PSU awards and SARs held by these directors and executive officers, certain severance payments and other benefits that Milacron executive officers are, by reason of their respective employment or severance agreements with Milacron, entitled to receive upon a qualifying termination of employment following the completion of the merger, transaction bonuses to certain executive officers of Milacron that may be paid on the date the merger is completed, certain annual bonus payments and indemnification and insurance for current and former directors and executive officers. See the section entitled "The Merger—Interests of Directors and Executive Officers of Milacron in the Merger" beginning on page 82 for a more detailed description of these interests. As a result of these interests, these directors and executive officers of Milacron might be more likely to support and to vote in favor of the proposals described in this proxy statement/prospectus than if they did not have these interests. Milacron stockholders should consider whether these interests might have influenced these directors and executive officers to recommend adopting the merger agreement and approving the merger.

Risks Related to the Combined Company After Completion of the Merger

Hillenbrand may be unable to successfully integrate the businesses of Hillenbrand and Milacron and realize the anticipated benefits of the merger.

        The success of the merger will depend, in part, on Hillenbrand's ability to successfully combine and integrate the businesses of Hillenbrand and Milacron, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, from the merger, in a manner that does not materially disrupt existing customer, supplier and employee relations nor result in decreased revenues due to losses of, or decreases in orders by, customers. If Hillenbrand is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of Hillenbrand's common stock may decline.

        The integration of the two companies may result in material challenges, including, without limitation:

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  the diversion of management's attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management's attention to the merger;

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  managing a larger combined business;

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  maintaining employee morale and retaining key management and other employees;

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  retaining existing business and operational relationships, including customers, suppliers and employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger, and attracting new business and operational relationships;

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  the possibility of faulty assumptions underlying expectations regarding the integration process;

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  consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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  coordinating geographically separate organizations;

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  unanticipated issues in integrating information technology, communications and other systems; and

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  unforeseen expenses or delays associated with the merger.

        Many of these factors will be outside of Hillenbrand's and Milacron's control, and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially affect Hillenbrand's financial position, results of operations and cash flows.

        Due to legal restrictions, Hillenbrand and Milacron are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

Milacron stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of Hillenbrand following the merger than they now have on the policies of Milacron.

        Milacron stockholders presently have the right to vote in the election of the Milacron Board and on other matters affecting Milacron. Upon the completion of the merger, except for stockholders who own common shares in both Milacron and Hillenbrand, each Milacron stockholder will be a shareholder of Hillenbrand with a percentage ownership of Hillenbrand that is smaller than such stockholder's current percentage ownership of Milacron. Hillenbrand shareholders will also have a somewhat reduced ownership and voting interest after the merger. Immediately after the merger is completed, it is expected that current Hillenbrand shareholders will own approximately 84% of Hillenbrand's common stock outstanding and current Milacron stockholders will own approximately 16% of Hillenbrand's common stock outstanding, as set forth in the section entitled "Comparative Per Share Market Price and Dividend Information—Comparison of Hillenbrand and Milacron Market Prices and Implied Value of Merger Consideration," and assuming no overlap between Hillenbrand and Milacron stockholders.

        As a result, current Milacron stockholders will have less influence on the management and policies of Hillenbrand than they now have on the management and policies of Milacron.

The Hillenbrand common stock to be received by Milacron stockholders upon completion of the merger will have different rights from shares of Milacron common stock.

        Upon completion of the merger, Milacron stockholders will no longer be stockholders of Milacron, but will instead become shareholders of Hillenbrand and their rights as Hillenbrand shareholders will be governed by the terms of Hillenbrand's articles of incorporation and bylaws and Indiana law. The terms of Hillenbrand's articles of incorporation and bylaws are in some respects materially different than the terms of Milacron's certificate of incorporation and bylaws and Delaware law, which currently govern the rights of Milacron stockholders.

        For a more complete description of the different rights associated with shares of Milacron common stock and shares of Hillenbrand common stock, see "Comparison of Stockholder Rights" beginning on page 157.

The future results of Hillenbrand may be adversely impacted if Hillenbrand does not effectively manage its expanded operations following the completion of the merger or achieve its deleveraging targets.

        Following the completion of the merger, the size of Hillenbrand's business will be significantly larger than the current size of either Milacron's business or Hillenbrand's business. Hillenbrand's ability to successfully manage this expanded business will depend, in part, upon management's ability to design and implement strategic initiatives that address not only the integration of Hillenbrand and Milacron, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that Hillenbrand will be successful in integrating the businesses or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

        While Hillenbrand has publicly stated that it will seek to deleverage its business following completion of the merger, there can be no assurances that it will successfully achieve its deleveraging targets within its anticipated timeline or at all. In order to achieve its targeted leverage ratios, Hillenbrand currently plans to curtail material acquisitions and share repurchases, and as a result, may forego opportunities that might otherwise be beneficial to the combined company. Additionally, at any time and from time to time following completion of the merger, Hillenbrand may evaluate or pursue one or more strategic options, including potential sale transactions, for a portion of the assets acquired in the merger. There can be no assurances if or when Hillenbrand would enter into any such transaction or the terms thereof or whether any such transaction would result in Hillenbrand achieving its desired leverage targets. The failure to achieve such deleveraging targets could result in a negative impact to Hillenbrand's credit ratings, impair its ability to raise future indebtedness or otherwise adversely impact its operating or financial condition or performance.

Hillenbrand expects to incur substantial expenses related to the completion of the merger and the integration of its business and Milacron.

        Hillenbrand will incur substantial expenses in connection with the completion of the merger and in order to integrate a large number of processes, policies, procedures, operations, technologies and systems of Milacron in connection with the merger. The substantial majority of these costs will be non-recurring expenses related to the merger (including financing of the merger) and facilities and systems consolidation costs. Hillenbrand may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the merger, and/or losses of, or decreases in orders by, customers, and may also incur costs to maintain employee morale and to retain certain key management personnel and employees. Hillenbrand and Milacron will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs and time delays. These incremental transaction-related costs may exceed the savings Hillenbrand expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs. Factors beyond Hillenbrand's control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

After the completion of the merger, Hillenbrand will be more leveraged than it is currently and the financing arrangements that Hillenbrand will enter into may, under certain circumstances, contain restrictions and limitations that could impact its ability to operate its business.

        In connection with the merger, Hillenbrand intends to seek approximately $1.1 billion in additional indebtedness and borrow approximately $634.9 million under Hillenbrand's revolving credit facility. Hillenbrand currently intends to pay off Milacron's existing term loan facility totaling approximately $833 million as of June 30, 2019. After the completion of the merger, Hillenbrand estimates that it will have consolidated indebtedness of approximately $2.0 billion. The increased indebtedness of Hillenbrand after the completion of the merger may have the effect, among other things, of reducing the flexibility of Hillenbrand to respond to changing business and economic conditions, requiring Hillenbrand to use increased amounts of cash flow to service indebtedness and increasing Hillenbrand's borrowing costs.

        Hillenbrand also expects that the agreements governing the indebtedness that it will incur will contain covenants that may, under certain circumstances, place limitations on certain actions that Hillenbrand could seek to undertake. Various risks, uncertainties and events beyond Hillenbrand's control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the indebtedness under these agreements. In addition, the limitations imposed by financing agreements on Hillenbrand's ability to incur additional indebtedness and to take other actions might impair its ability to obtain other financing on terms acceptable to Hillenbrand.

The market price of Hillenbrand's common stock after the merger is completed may be affected by factors different from those affecting the price of Hillenbrand or Milacron common stock before the merger is completed.

        Upon completion of the merger, holders of Milacron common stock will be holders of common stock of Hillenbrand. As the businesses of Hillenbrand and Milacron are different, considering that Hillenbrand segments operate in death care and other industries, whereas Milacron does not, the results of operations as well as the price of Hillenbrand's common stock may, in the future, be affected by factors different from those factors affecting Milacron as an independent stand-alone company. Hillenbrand will face additional risks and uncertainties that Milacron may currently not be exposed to as an independent company. As a result, the market price of Hillenbrand's shares may fluctuate significantly following completion of the merger and holders of Milacron common stock could lose the value of their investment in Hillenbrand common stock. For a discussion of the businesses of Hillenbrand and Milacron and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 177.

The market price of Hillenbrand's common stock may decline as a result of the merger, including as a result of some Milacron stockholders adjusting their portfolios.

        The market price of Hillenbrand's common stock may decline as a result of the merger if, among other things, the operational cost savings estimates in connection with the integration of Hillenbrand's and Milacron's businesses are not realized, or if the transaction costs related to the merger are greater than expected, or if the financing related to the merger is on unfavorable terms. The market price also may decline if Hillenbrand does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Hillenbrand's financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

        In addition, sales of Hillenbrand common stock after the completion of the merger may cause the market price of Hillenbrand common stock to decrease. Many Milacron stockholders may decide not to hold the shares of Hillenbrand common stock they will receive in the merger. Other Milacron stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Hillenbrand common stock that they receive in the merger. Such sales of Hillenbrand common stock could have the effect of depressing the market price for Hillenbrand common stock and may take place promptly following the merger.

        Any of these events may make it more difficult for Hillenbrand to sell equity or equity-related securities, dilute your ownership interest in Hillenbrand and have an adverse impact on the price of Hillenbrand common stock.

Other Risk Factors

        Hillenbrand's and Milacron's businesses are and will be subject to the risks described above. In addition, Hillenbrand and Milacron are, and will continue to be, subject to the risks described in, as applicable, the Hillenbrand annual report on Form 10-K for the fiscal year ended September 30, 2018, and the Milacron annual report on Form 10-K for the fiscal year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 177 for the location of information incorporated by reference into this proxy statement/prospectus.

THE PARTIES TO THE MERGER

Hillenbrand

        Hillenbrand is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. Hillenbrand's portfolio is composed of two business segments: the Process Equipment Group and Batesville®. The Process Equipment Group businesses design, develop, manufacture, and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the death care industry in North America.

        Between 2010 and 2014, Hillenbrand completed three major acquisitions of companies that formed the foundation of its Process Equipment Group: K-Tron in April 2010, Rotex Global, LLC in August 2011, and Coperion in December 2012. TerraSource Global, also part of Hillenbrand's Process Equipment Group, was organized in July 2012 from three brands, Gundlach Equipment Corporation, Jeffrey Rader Corporation, and Pennsylvania Crusher Corporation, each acquired as part of the K-Tron acquisition. The remaining K-Tron brands merged with Coperion during 2013.

        On October 2, 2015, Hillenbrand acquired Abel. Additionally, on February 1, 2016, Hillenbrand acquired Red Valve. Both Abel and Red Valve are included in Hillenbrand's Process Equipment Group segment.

        The Process Equipment Group is a leading global provider of compounding, extrusion, and material handling; size reduction; screening and separating; and flow control products and services for a wide variety of manufacturing and other industrial processes. The Process Equipment Group designs, engineers, manufactures, markets, and services differentiated process and material handling equipment and systems for a wide variety of industries, including plastics, food and pharmaceuticals, chemicals, fertilizers, minerals and mining, energy, water and wastewater treatment, forest products, and other general industrials. The Process Equipment Group uses its strong applications and process engineering expertise to solve problems for customers. Its highly engineered capital equipment and systems offerings require after-market service and/or parts replacement, providing an opportunity for ongoing revenue at attractive margins.

        Batesville is a leader in the death care industry in North America through the manufacture and sale of funeral service products, including burial caskets, cremation caskets, containers and urns, other personalization and memorialization products, and web-based technology applications. As the needs of funeral professionals and consumers have evolved, Batesville has expanded its offerings with innovative products, value-added services, and digital tools to help funeral directors assist families in creating meaningful services. Today, Batesville provides solutions under three primary platforms: (1) Burial Solutions, which accounts for the majority of Batesville's revenue, (2) Cremation Options®, and (3) Technology Solutions.

        For 2018, Hillenbrand's Process Equipment Group sales were approximately 69% of its consolidated sales, and its Batesville sales were approximately 31% of its consolidated sales.

        Hillenbrand's principal executive offices are located at One Batesville Boulevard, Batesville, Indiana 47006, and its telephone number is (812) 934-7500. Hillenbrand's website address is www.hillenbrand.com. Information contained on Hillenbrand's website does not constitute part of this proxy statement/prospectus. Hillenbrand's stock is publicly traded on the NYSE, under the ticker symbol "HI." Additional information about Hillenbrand is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page 177.

Milacron

        Milacron is a leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. It is a global company with a full-line product portfolio that includes hot runner systems, injection molding and extrusion equipment. It maintains positions across these products, as well as leading positions in process control systems, mold bases and components, maintenance, repair and operating supplies and fluid technology.

        Milacron has brand recognition with products sold in over 100 countries across six continents, and its established and market driven global footprint is well-positioned to benefit from continued robust industry growth in both developed and emerging markets. Its sales are geographically diversified with 49% in North America, 19% in Europe, 13% in China, 11% in India and 8% in the rest of the world for the year ended December 31, 2018. Its breadth of products, long history, and global reach have resulted in a large installed base of plastic processing machines and hot runner systems.

        Milacron's APPT segment designs, manufactures and sells plastic processing equipment and systems, which include injection molding, extrusion and auxiliary systems along with the related parts and service. Milacron's APPT segment has a diverse set of customers, including companies who serve in the consumer goods, packaging, electronics, medical, automotive and construction end markets.

        Milacron's MDCS segment designs, manufactures and sells highly-engineered, technically advanced hot runner and process control systems, mold bases and components, and sells MRO supplies for plastic processing operations. Hot runner systems are designed for each product a customer manufactures on an injection molding machine.

        Milacron's Fluid Technologies segment is a global manufacturer of products that are used in a variety of metalworking processes such as cutting, grinding, stamping and forming and high speed machining. The technology is used in diverse global end markets such as aerospace, medical, automotive, industrial components and machinery, bearings, munitions, packaging, job shops, and glass and mirror production.

        Milacron is headquartered in Cincinnati, Ohio and has approximately 5,469 employees worldwide. Principal manufacturing facilities are located in the United States, Canada, China, Germany, the Czech Republic and India. Milacron's executive offices are located at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, and its telephone number is (513) 487-5000. Milacron's website address is https://www.milacron.com. Information contained on Milacron's website does not constitute part of this proxy statement/prospectus. Milacron's stock is publicly traded on the NYSE, under the ticker symbol "MCRN." Additional information about Milacron is included in documents incorporated by reference in this proxy statement/prospectus. Please see the section entitled "Where You Can Find More Information" beginning on page 177.

Bengal Delaware Holding Corporation

        Bengal Delaware Holding Corporation, a wholly owned subsidiary of Hillenbrand, is a Delaware corporation incorporated on July 10, 2019 for the purpose of effecting the merger. Bengal Delaware Holding Corporation has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Bengal Delaware Holding Corporation are located at One Batesville Boulevard, Batesville, Indiana 47006, and its telephone number is (812) 934-7500.

 THE MERGER

        The following is a discussion of the merger between Hillenbrand and Milacron. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Hillenbrand or Milacron. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Hillenbrand and Milacron make with the SEC that are incorporated by reference into this document, as described in the section entitled "Where You Can Find More Information" beginning on page 177.

Background of the Merger

        As part of Milacron's ongoing consideration and evaluation of its long-term strategic goals and plans, the Milacron Board and Milacron's senior management periodically review, consider and assess its operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other items, considering potential opportunities for business combinations, acquisitions and other financial and strategic alternatives and engaging in preliminary discussions with various parties regarding potential business transactions.

        In November 2017, Milacron received an unsolicited inbound non-binding inquiry from a strategic bidder who is located outside the United States, or Strategic Party 1. Strategic Party 1 indicated an interest in a potential business combination with Milacron, although Strategic Party 1 did not propose any price or other terms. Milacron responded to Strategic Party 1, seeking more specificity concerning Strategic Party 1's proposal; however, no further specificity was ever received. The Milacron Board met on November 8, 2017 shortly after receipt of the inbound inquiry from Strategic Party 1, together with representatives of Milacron's outside counsel, Ropes & Gray LLP, or Ropes. At that board meeting, the Milacron Board discussed this inbound inquiry, the lack of any specific price or other terms and the likely material issues with the nature of Strategic Party 1, including assurances regarding financial capability and regulatory clearance matters. Representatives of Ropes reviewed with the Milacron Board its fiduciary duties under Delaware law, including its fiduciary duties in the business combination context. Strategic Party 1 never proceeded to negotiate any confidentiality agreement with Milacron, and discussions did not proceed.

        In early 2018, representatives of a strategic bidder, or Strategic Party 2, contacted representatives of Milacron regarding their potential interest in a transaction involving Milacron. In February 2018, representatives of Strategic Party 2 met with representatives of Milacron, and Milacron's representatives provided publicly available information regarding Milacron to Strategic Party 2 at such meetings. On May 14, 2018, Thomas Goeke, the Chief Executive Officer of Milacron, received an unsolicited inbound non-binding proposal from Strategic Party 2 and thereafter, Mr. Goeke received a telephone call from the Chief Executive Officer of Strategic Party 2 to discuss the Strategic Party 2 proposal. Strategic Party 2 proposed to acquire Milacron in a cash and stock merger (with cash comprising 75% and stock comprising 25%), at consideration of $22 per share. As of May 14, 2018, the closing price of Milacron's common stock was $19.67 per share. Mr. Goeke promptly notified the Milacron Board of the proposal.

        On May 17, 2018, the Milacron Board held a telephonic meeting to discuss the May 14 proposal from Strategic Party 2, with members of Milacron's management and representatives of Ropes present. At the invitation of the Milacron Board, representatives of Barclays, attended a portion of the meeting. At this meeting, the Milacron Board discussed the May 14 proposal from Strategic Party 2, and Milacron's proposed response thereto. Also at this meeting, prior to when representatives of Barclays joined the meeting, the Milacron Board discussed the possibility of engaging Barclays as the financial advisor to Milacron in connection with its consideration of the May 14 proposal from Strategic Party 2 as well as potentially other strategic alternatives.

        On May 21, 2018, the Milacron Board held a telephonic meeting to, among other things, further discuss the proposal from Strategic Party 2, with members of Milacron's management and representatives of Ropes and Barclays present. Mr. Goeke briefed the Milacron Board on the proposal of Strategic Party 2, as well as his phone call with the Chief Executive Officer of Strategic Party 2 in respect of its proposal. At the request of the Milacron Board, Barclays provided the Milacron Board with its initial analysis of the financial aspects of Strategic Party 2's proposal. Also at the request of the Milacron Board, representatives of Ropes reviewed with the directors their fiduciary duties under Delaware law, including fiduciary duties in the business combination setting. After extensive discussion, the Milacron Board instructed Mr. Goeke, with the assistance of Barclays, to contact Strategic Party 2's Chief Executive Officer to engage in further discussions regarding a potential transaction. The Milacron Board also determined that, given Barclays' expertise in merger and acquisition transactions and its knowledge of Milacron and that Barclays was independent with respect to Milacron and with respect to Strategic Party 2, it would be appropriate for Milacron to retain Barclays as its financial advisor in connection with this potential transaction. The Milacron Board also instructed the General Counsel of Milacron and representatives of Ropes to negotiate a customary confidentiality agreement with Strategic Party 2.

        During the evening of May 21, 2018, Mr. Goeke spoke by telephone with the Chief Executive Officer of Strategic Party 2 to communicate the decision of the Milacron Board. During this call, the Chief Executive Officer of Strategic Party 2 stated that Strategic Party 2 was having second thoughts about the transaction it had proposed and that Strategic Party 2 was no longer willing to proceed with the transaction outlined in its May 14, 2018 proposal letter. The Chief Executive Officer of Strategic Party 2 concluded the phone call by saying that Strategic Party 2 might be interested in an acquisition of only the Mold-Masters business unit of Milacron but, at this time, Strategic Party 2 was no longer interested in proceeding with future discussions relating to the acquisition of Milacron. Mr. Goeke promptly briefed the Milacron Board on the outcome of this telephone call with the Chief Executive Officer of Strategic Party 2. No confidentiality agreement was ever entered into by Milacron with Strategic Party 2, and no further discussions occurred with Strategic Party 2 during 2018.

        During the summer of 2018, the trade tension between the United States and China escalated. The trade tension affected Milacron's businesses in China and, as a result, Milacron experienced financial and operational challenges similar to other industrial companies with operations in China.

        During the fall of 2018, a representative of J.P. Morgan Securities LLC, or J.P. Morgan, emailed Mr. Goeke, and offered to introduce Mr. Goeke to Joe Raver, Chief Executive Officer of Hillenbrand.

        On October 31, 2018, Mr. Goeke and Mr. Raver met in Cincinnati, Ohio for an introductory meeting. Mr. Goeke and Mr. Raver did not discuss a potential transaction between Hillenbrand and Milacron.

        On November 5, 2018, Mr. Goeke met with Mr. Raver and introduced him to members of Milacron's management, including Bruce Chalmers, Chief Financial Officer, and Giovanni Spitale, President, Customer Service & Support. Representatives of Milacron and Mr. Raver did not discuss a potential transaction at this meeting.

        In the days following the meeting on November 5, 2018, Mr. Raver contacted Mr. Goeke and suggested an in-person meeting, which was scheduled for December 4, 2018.

        On November 29, 2018, in anticipation of the upcoming meeting between Mr. Raver and Mr. Goeke, Milacron and Hillenbrand executed a confidentiality agreement to permit the disclosure of non-public information between the parties, which confidentiality agreement did not contain a "standstill" provision for the benefit of Milacron.

        On December 4, 2018, Mr. Goeke and Mr. Raver, together with other representatives of Hillenbrand and Milacron, met at Milacron's offices in Cincinnati. At this meeting, Mr. Raver first indicated that Hillenbrand was potentially interested in a proposed business combination with Milacron. At this time, Hillenbrand did not propose a particular price per share, or any particular mix of cash and stock consideration. Mr. Goeke promptly informed the Milacron Board and briefed it on the verbal inbound inquiry by Hillenbrand at this meeting.

        On or about December 13, 2018, Mr. Raver called Mr. Goeke to discuss the process moving forward.

        On December 16, 2018, a member of Hillenbrand's management team sent a series of questions regarding Milacron to Mr. Chalmers for discussion on a call that was held on December 17, 2018 and attended by representatives of Milacron and Hillenbrand. Representatives of Milacron provided publicly available information regarding Milacron to Hillenbrand in response to such questions.

        In early-December 2018, Milacron received an unsolicited in-bound non-binding joint proposal, or the Joint Proposal, by telephone from a private equity sponsor, or Financial Party 1, and a strategic bidder, or Strategic Party 3, to acquire Milacron and a request by Financial Party 1 and Strategic Party 3 to meet with Milacron to discuss the Joint Proposal. This Joint Proposal contemplated that Strategic Party 3 would acquire Milacron, and following the consummation of that acquisition, Strategic Party 3 would sell a portion of Milacron's business to Financial Party 1. No price per share was proposed in this Joint Proposal. The Milacron Board was briefed on this Joint Proposal promptly after it was received. In mid-December 2018, representatives of Financial Party 1 and Strategic Party 3 met with members of Milacron's management regarding the Joint Proposal. Following such meeting, Strategic Party 3 indicated that it would not submit an update to the Joint Proposal in 2018.

        On February 5, 2019, the Milacron Board held a regularly-scheduled meeting. Among other things, the Milacron Board discussed Milacron's strategic alternatives, including consideration of a potential divestiture of Milacron's APPT business segment. Also at this meeting, the Milacron Board formed an ad hoc committee composed of outside directors James Gentilcore, Waters Davis and Greg Gluchowski, or, collectively, the Strategic Alternatives Committee, for the sole purpose of assisting the Milacron Board with its consideration of strategic alternatives available to Milacron.

        On February 14, 2019, Mr. Raver telephoned Mr. Goeke to inform him that Hillenbrand would be submitting a proposal for a business combination with Milacron. Mr. Goeke said he would bring any such proposal to the Milacron Board.

        On February 15, 2019, Mr. Raver sent a written non-binding proposal to Mr. Goeke, or the Hillenbrand February 15 Proposal. The Hillenbrand February 15 Proposal contemplated that Hillenbrand would acquire Milacron through a cash and stock merger (with cash comprising 25% of the consideration, and Hillenbrand stock comprising 75% of the consideration), for a per share consideration value of $18 per share. The transaction contemplated by the Hillenbrand February 15 Proposal would have required the approval of Hillenbrand's shareholders in order for Hillenbrand to issue the stock portion of the merger consideration. Mr. Goeke promptly informed the Milacron Board of the Hillenbrand February 15 Proposal.

        On February 19, 2019, the Milacron Board held a telephonic meeting to discuss Milacron's strategic alternatives, including the Hillenbrand February 15 Proposal and prior proposals and interest of third parties, including the Joint Proposal from Financial Party 1 and Strategic Party 3. At this meeting, the Milacron Board considered, among other things, a potential sale of other businesses of Milacron. Representatives of Barclays and Ropes were present at this meeting of the Milacron Board. Barclays delivered its preliminary financial analysis of the proposals received by Milacron, and reviewed for the Milacron Board various alternative paths forward, including without limitation, negotiating with one party, negotiating with more than one party, and commencing a market check or process to canvass the market and assess what other interest in Milacron, as a whole, or Milacron's businesses, individually, may exist among other financial bidders and strategic bidders. Representatives of Ropes reviewed with the Milacron Board its fiduciary duties under Delaware law, including without limitation fiduciary duties in the business combination setting. The Milacron Board weighed its alternatives, including proceeding with one party, proceeding with more than one party, and/or commencing a broad canvass of the market. The Milacron Board also discussed various aspects of the Hillenbrand February 15 Proposal, including its interest in Hillenbrand increasing the cash portion of the offered merger consideration to avoid a Hillenbrand shareholder vote on any potential transaction. The Milacron Board also discussed various aspects of the Joint Proposal, including the need for certainty that any Joint Proposal would not be cross-conditioned on any subsequent transaction between Financial Party 1 and Strategic Party 3. The Milacron Board also discussed a potential sale of other businesses of Milacron and the intended use of any proceeds therefrom being used to pay down Milacron's debt. At this meeting, the Milacron Board instructed Barclays to contact additional third parties to gauge their interest in a potential transaction involving Milacron or its businesses. The Milacron Board did not make any determination at this meeting to pursue any one strategic course of action, and decided to further consider its alternatives.

        Following the February 19, 2019 meeting of the Milacron Board, Milacron, at the instruction of the Milacron Board and with the assistance of Barclays, developed a plan to commence a process to canvass the market and contact numerous potential financial and strategic bidders to assess their interest in an acquisition of Milacron or its businesses.

        On February 22, 2019, the ad hoc Strategic Alternatives Committee met telephonically with other members of the Milacron Board, members of Milacron's management and representatives of Ropes and Barclays present, to further discuss, among other things, the alternatives discussed at the February 19, 2019 meeting.

        Promptly thereafter, Barclays, acting at the instruction of the Milacron Board, contacted the additional four strategic parties, Strategic Party 2, Strategic Party 3, eight additional financial parties, and Financial Party 1.

        On March 1, 2019, the Milacron Board held a telephonic board meeting with members of Milacron's management and representatives of Barclays and Ropes present. At this meeting, the Strategic Alternatives Committee reported to the Milacron Board regarding its discussions on February 22, 2019 and its views on various strategic alternatives that might be available to Milacron. The Milacron Board considered the strategic transactions available to Milacron, including, among other things, whether to negotiate the sale of Milacron with one party, whether to negotiate the sale of Milacron with more than one party, whether to continue to conduct a broad market canvass, and whether to pursue a potential sale of one or more of Milacron's business units. A representative of Ropes provided advice from a legal perspective on each of the approaches and reviewed with the Milacron Board its fiduciary duties, including in the business combination context. Representatives of Barclays summarized the Hillenbrand February 15 Proposal and provided an overview of Hillenbrand and its businesses and the Milacron Board discussed its proposed response to the Hillenbrand February 15 Proposal. In addition, representatives of Barclays discussed six additional strategic parties and nine additional financial parties who may have been interested in considering a transaction involving Milacron, which additional parties included Strategic Party 2, Strategic Party 3 and Financial Party 1. The Milacron Board considered contacting Strategic Party 1, but decided not to do so because the Milacron Board and Barclays did not believe that Strategic Party 1 would be able to demonstrate the requisite financial capability for a transaction, and the Milacron Board believed that any transaction with Strategic Party 1 carried significant risk as to whether it would receive the requisite regulatory approvals for consummation. The Milacron Board also considered the potential effects of embarking on a market canvass instead of negotiating with one or two parties, including the risk of losing the existing proposals and the risk of market leaks. However, the Milacron Board also considered that negotiating with one or two parties now, and forgoing a market canvass, might not yield the best possible outcome for Milacron stockholders. After carefully weighing the benefits and detriments of all of the alternatives available to Milacron, and requesting and considering Barclays' analyses and the input of Barclays, Ropes, and Milacron's management, the Milacron Board instructed Barclays to conduct a canvassing of the market to ascertain potential and realistic bidders for Milacron and to respond to Hillenbrand, on behalf of Milacron, that Milacron would be willing to provide additional information to Hillenbrand to support Hillenbrand increasing the price per share in its proposal. The Milacron Board also instructed management to have Milacron enter into appropriate confidentiality agreements with the various potential parties contacted prior to the disclosure of any confidential information. Also at this meeting, the Milacron Board and members of Milacron's management discussed Milacron's five-year strategic plan. The Milacron Board also discussed and considered the conflicts disclosure provided by Barclays and concluded that there was no material or other disabling conflict in connection with Barclays's engagement as financial advisor to Milacron. Shortly thereafter, a representative of Barclays, at the direction of the Milacron Board, spoke with a representative of Hillenbrand to communicate that Milacron was willing to proceed with reciprocal management presentations following execution of a mutually acceptable confidentiality agreement that contained a "standstill" provision for the benefit of Milacron.

        On March 3, 2019, a representative of Financial Party 1 contacted Mr. Goeke by telephone to notify him of its forthcoming written proposal and that the proposal would not be a joint proposal with Strategic Party 3. Thereafter on March 3, 2019, Financial Party 1 submitted a non-binding proposal to acquire Milacron for cash consideration of $18 per share. It was also clear from this proposal that Financial Party 1 was no longer working with Strategic Party 3.

        Also on March 3, 2019, Strategic Party 3 submitted a written non-binding proposal to acquire Milacron's MDCS segment by way of a carve-out transaction at an enterprise value of $1.60 billion in cash.

        On March 6 and 14, 2019, at Milacron's request, Barclays spoke with a strategic bidder, or Strategic Party 4, to assess its interest in a transaction with Milacron. Strategic Party 4 said it was not interested in pursuing a transaction with Milacron.

        Also on March 6, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 3, to assess its interest in a transaction with Milacron. On March 14, 2019, Financial Party 3 indicated that it might have interest in a potential transaction with Milacron, but that it was unwilling to pay a substantial premium.

        On March 6, 2019, at Milacron's request, Barclays spoke with a financial bidder, Financial Party 2, to assess its interest in a transaction with Milacron. On March 21, 2019, Financial Party 2 indicated that it might have interest in a potential transaction with Milacron, but that it was unwilling to pay a substantial premium.

        On March 7, 2019, at Milacron's request, Barclays spoke with a financial bidder, Financial Party 4, to assess its interest in a transaction with Milacron. Financial Party 4 indicated during the week of March 18, 2019 that it might have interest in a potential transaction with Milacron, but that it was unwilling to pay a substantial premium.

        On March 7, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 5, to assess its interest in a transaction with Milacron. Financial Party 5 later indicated that it might have interest in a potential transaction with Milacron, but that it was unwilling to pay a substantial premium.

        On March 8, 2019, the Milacron Board held a telephonic board meeting with members of Milacron's management and representatives of Ropes and Barclays present. At this meeting, Barclays presented a summary of the current status of the market canvassing and detailed the proposals made by Hillenbrand, Strategic Party 3 and Financial Party 1. At the request of the Milacron Board, Barclays reviewed various financial analyses prepared by Barclays, including a sum of the parts analysis. The Milacron Board reviewed again with management Milacron's five-year stand-alone plan, as an additional data point. The Milacron Board discussed the various proposals, and noted a concern that Strategic Party 3's proposal for a carve-out transaction contemplated leaving a stub portion of Milacron as the publicly traded enterprise and therefore may not be in the best interest of Milacron stockholders. The Milacron Board also further considered the potential sale of other businesses of Milacron. Also at this meeting, Barclays identified two additional financial parties that may have been interested in considering a potential acquisition of Milacron, and the Milacron Board instructed Barclays to contact the two additional financial parties.

        On March 8, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 7, to assess its interest in a transaction with Milacron. On March 14, 2019, Financial Party 7 indicated that it might have interest in a potential transaction with Milacron but was unwilling to pay a substantial premium.

        On March 8, 2019 and March 19, 2019, at Milacron's request, Barclays spoke with a strategic bidder, or Strategic Party 5, to assess its interest in a transaction with Milacron. Strategic Party 5 said it would consider a potential transaction with Milacron and would revert during the week of March 25, 2019. Strategic Party 5 never reverted to Barclays nor did it provide any written indication of interest.

        On March 11, 2019, at Milacron's request, Barclays spoke with a strategic bidder, or Strategic Party 6, to assess its interest in a transaction with Milacron. Strategic Party 6 said it was not interested pursuing a transaction with Milacron.

        Also on March 11, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 8, to assess its interest in transaction with Milacron. Financial Party 8 provided a preliminary value indication "in the high teens."

        Also during the week of March 11, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 6, to assess its interest in a transaction with Milacron. Financial Party 6 suggested it might have interest in a transaction, and said it would revert during the week of March 25, 2019.

        On March 13, 2019, at Milacron's request, Barclays spoke with a strategic bidder, or Strategic Party 7, to assess its interest in a transaction with Milacron. Strategic Party 7 said it had interest in a potential transaction with Milacron and would revert to Barclays after it discussed the potential transaction internally. Strategic Party 7 never reverted to Barclays nor did it provide any written indication of interest.

        On March 14, 2019, representatives of Barclays spoke with representatives of Financial Party 3. Financial Party 3 indicated that it was interested in a potential transaction with Milacron but that it was unlikely to be able to submit a proposal to acquire Milacron at a premium above $15-16 per share of Milacron common stock. Financial Party 3 never provided any written indication of interest to acquire Milacron.

        On March 15, 2019, at Milacron's request, Barclays spoke with a representative of Strategic Party 2 to assess Strategic Party 2's interest in a transaction with Milacron. Strategic Party 2 stated verbally that it might have interest in a potential transaction with Milacron following completion of Milacron's market canvassing, but that it was not interested in transacting with Milacron at this time. Strategic Party 2 also indicated that it might have interest in the Mold-Masters business unit at a valuation of $1.5 billion, but that Strategic Party 2 was unwilling to take a lead role. No written indication of interest was received from Strategic Party 2, and Strategic Party 2 declined to enter into a confidentiality agreement with Milacron.

        On March 15, 2019, the Milacron Board held a telephonic board meeting with members of Milacron's management and representatives of Ropes and Barclays present. Barclays provided an update as to the market canvass outreach. The Milacron Board instructed Barclays to schedule due diligence sessions and management sessions with potentially interested parties, including Hillenbrand, Strategic Party 3 and Financial Party 1. Representatives of Ropes also reviewed with the Milacron Board at this time its fiduciary duties under Delaware law, including in the business combination context.

        On March 20, 2019, Milacron and Barclays executed an engagement letter in respect of Barclays' engagement as financial advisor to Milacron.

        On March 22, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 11, to assess its interest in a transaction with Milacron. Financial Party 11 said it was not able to pursue a transaction with Milacron.

        Also on March 22, 2019, at Milacron's request, Barclays spoke with a financial bidder, or Financial Party 12, to assess its interest in a transaction with Milacron. Financial Party 12 expressed an interest in a potential transaction with Milacron and said it would revert to Barclays after it discussed the potential transaction internally.

        Also on March 22, 2019, the Milacron Board held a telephonic board meeting with members of Milacron's management and representatives of Ropes, Barclays and Sard Verbinnen & Co. present for all or a portion of the meeting. Barclays presented a review of the progress of its market canvass, and the progress that each remaining potential bidder had made at that time in its diligence, and Barclays also provided the feedback received from each bidder to date (as noted above from March 6 through March 21, 2019). A representative of Ropes also reviewed with the Milacron Board its fiduciary duties under Delaware law, including in the business combination context. The Milacron Board continued its discussion on whether to pursue a sale of other businesses of Milacron and use the resulting cash proceeds to pay down Milacron's debt, as opposed to pursuing a business combination involving the entire company, and which alternative would present a more desirable outcome for Milacron stockholders. The Milacron Board determined to continue its evaluation of Milacron's strategic alternatives, and directed Barclays and Ropes to proceed with regard to all alternatives available to Milacron with a view toward determining which alternative would yield the best possible outcome for Milacron stockholders.

        Also on March 22, 2019, Milacron entered into a confidentiality agreement with Hillenbrand, which agreement superseded and replaced the November 29, 2018 confidentiality agreement. The confidentiality agreement contained a "standstill" provision for the benefit of Milacron which would automatically terminate if and at such time, if ever, as Milacron were to enter into a definitive agreement to sell more than 50% of Milacron's assets or equity, whether by merger or otherwise.

        On March 25, 2019, Financial Party 1 entered into a confidentiality agreement with Milacron, which confidentiality agreement contained a "standstill" provision for the benefit of Milacron that automatically terminated upon the execution of the merger agreement.

        On March 29, 2019, the Milacron Board held a telephonic board meeting with members of Milacron's management and representatives of Ropes and Barclays present in order to receive an update regarding the market canvassing to date and upcoming management presentations with potentially interested parties. The Milacron Board also considered, among other things, Milacron's five-year stand-alone plan.

        Between April 1 and April 17, 2019, representatives of Milacron held meetings with each of Financial Party 1, Hillenbrand, Financial Party 8, Financial Party 6, Financial Party 9 (defined below) and Financial Party 10 (defined below) at which meetings Milacron's management presented an overview of various aspects of Milacron's business in order to facilitate each such party's due diligence efforts.

        Also in April 2019, a number of potential acquirers performed due diligence on Milacron in coordination with Milacron's management and its advisors.

        During the week of April 1, 2019, representatives of Financial Party 12 contacted representatives of Barclays to indicate that it would not be submitting a proposal to acquire Milacron.

        On April 2 and April 3, 2019, representatives of Milacron's and Hillenbrand's respective management teams met in New York, and each management team presented an overview of various aspects of their respective business in order to facilitate their respective due diligence efforts and better understand potential synergies in connection with a potential transaction. Follow-up diligence sessions involving Milacron and Hillenbrand management occurred telephonically during the weeks of April 1 and April 8.

        On April 2, 2019, Milacron received a joint non-binding indication of interest from Strategic Party 3 and a financial bidder, or Financial Party 9, in which Strategic Party 3 and Financial Party 9 jointly expressed an interest in acquiring Milacron in an all-cash transaction valued at approximately $18.50-20.00 per share of Milacron common stock.

        On April 3, 2019, Milacron entered into a confidentiality agreement with Financial Party 8 in order to facilitate due diligence, which confidentiality agreement contained a "standstill" provision for the benefit of Milacron that automatically terminated upon the execution of the merger agreement.

        On April 4, 2019, the ad hoc Strategic Alternatives Committee met telephonically with other members of the Milacron Board, members of Milacron's management and representatives of Ropes and Barclays present. Barclays provided an update on recent discussions with Hillenbrand and Financial Party 1 and discussed the joint indication of interest from Strategic Party 3 and Financial Party 9.

        On April 4, 2019, Milacron entered into a confidentiality agreement with Financial Party 6 in order to facilitate due diligence, which confidentiality agreement contained a "standstill" provision for the benefit of Milacron that automatically terminated upon the execution of the merger agreement.

        On April 8, 2019, Milacron entered into confidentiality agreements with each of Strategic Party 3 and Financial Party 9, in order to facilitate due diligence, which confidentiality agreement contained a "standstill" provision for the benefit of Milacron that automatically terminated upon the execution of the merger agreement.

        On April 12, 2019, the Milacron Board held a telephonic board meeting, with members of Milacron's management and representatives of Ropes and Barclays present. Barclays provided the Milacron Board with an update on the recent management presentations and discussions with potential acquirers (including background information on such acquirers), discussed the potential sale of other businesses of Milacron and reviewed other potential strategic and financial parties that Milacron could consider contacting as part of the market canvassing. Also at this meeting, a representative of Ropes reviewed with the Milacron Board its fiduciary duties under Delaware law, including fiduciary duties in the business combination setting. Following extensive discussions, the Milacron Board authorized management and Barclays to continue discussions regarding the potential sale of other businesses of Milacron as well as a potential transaction with each of Hillenbrand, Financial Party 1, Strategic Party 3 and Financial Party 9 and in connection therewith, request revised proposals from each of the parties on or about May 8, 2019, and instructed management and Barclays to contact the other remaining potential parties to assess what interest, if any, those parties had in Milacron.

        In mid-April 2019, members of Hillenbrand's management, including Mr. Raver, Kristina Cerniglia, the Chief Financial Officer of Hillenbrand, Kim Ryan, President of Hillenbrand's Coperion business, and Jim Hooven, Vice President, Hillenbrand Operating Model, visited a Milacron facility in China and two Milacron facilities in India, accompanied by members of Milacron's management, including Ling An-Heid, President, Mold-Masters, and Mr. Spitale.

        On April 18, 2019, Milacron entered into a side letter to the non-disclosure agreement with Financial Party 6 in order to permit Financial Party 6 to contact financing sources.

        On April 23, 2019, the Milacron Board held a telephonic board meeting, with members of Milacron's management and representatives of Ropes and Barclays present for a portion of that meeting. Barclays provided an update to the Milacron Board on the market canvassing undertaken to date, the status of the discussions with each of the potentially interested parties and summarized the expected process over the next several weeks.

        On April 26, 2019, at Milacron's request, Barclays distributed a process letter in connection with the market canvassing.

        On April 30, 2019, a representative of Barclays and a representative of Strategic Party 3 spoke by telephone. On this call, a representative of Strategic Party 3 indicated that it would not be submitting a revised proposal to acquire Milacron.

        Also in late April and early May, at Milacron's request, representatives of Barclays had one or more conversations with representatives of Financial Party 9 during which Financial Party 9 indicated that it was not able to further consider a potential acquisition of Milacron without Strategic Party 3. Financial Party 9 expressed a continued interest in potentially acquiring the APPT segment of Milacron, but indicated that it was no longer interested in proceeding with future discussions relating to the acquisition of Milacron.

        On May 6, 2019, a representative of Barclays was contacted by a representative of Financial Party 1 who indicated that Financial Party 1 would not be submitting a revised proposal to acquire Milacron.

        On May 8, 2019, Hillenbrand submitted an improved written non-binding proposal to Milacron, which contemplated a cash and stock merger pursuant to which Milacron stockholders would receive value of $18 per share of Milacron common stock, but contemplated a 50% cash and 50% Hillenbrand stock mix, which required the approval of Hillenbrand's shareholders to issue the stock portion of the merger consideration, or the Hillenbrand May 8 Proposal. The Hillenbrand May 8 Proposal also contained a request for Milacron and Hillenbrand to enter into a period of exclusive discussions.

        On May 8, 2019, Financial Party 6 contacted Barclays and verbally proposed a transaction whereby Financial Party 6 would acquire Milacron for between $16-17 per share in cash. Financial Party 6 did not follow up with a written proposal.

        Also on May 8, 2019, a financial bidder, or Financial Party 10, contacted Barclays to indicate that, based on publicly available information, Financial Party 10 proposed to acquire Milacron for between $17-18 per share in cash.

        Also on May 8, 2019, Financial Party 9 contacted Barclays to indicate that it was no longer pursuing a potential acquisition of the APPT segment of Milacron.

        On May 9, 2019, Financial Party 8 submitted a written non-binding proposal to acquire Milacron at a purchase price of $16 per share of Milacron common stock in cash.

        On May 10, 2019, the Milacron Board held a telephonic meeting, with representatives of Milacron's management, Barclays and Ropes in attendance, in order to discuss Milacron's strategic alternatives, including the recently received proposals. Representatives of Barclays summarized for the

Milacron Board the terms of the written proposals received from Hillenbrand and Financial Party 8, as well as the verbal indications of interest received from Financial Party 6 and Financial Party 10 and Barclays provided its preliminary financial analysis thereof. The Milacron Board acknowledged that the Hillenbrand May 8 Proposal had a higher per share price than the proposals received from Financial Party 6, Financial Party 10 and Financial Party 8. The Milacron Board instructed management to enter into a confidentiality agreement with Financial Party 10.

        On May 11, 2019, Milacron entered into an agreement with OC Spartan Acquisition, Inc., an entity backed by Osgood Capital Group LLC and Cyprium Investment Partners LLC, pursuant to which Milacron agreed to sell substantially all of the assets of its Uniloy blow molding business.

        On May 13, 2019, Milacron entered into a non-disclosure agreement with Financial Party 10 in order to facilitate due diligence, which confidentiality agreement contained a "standstill" provision for the benefit of Milacron that automatically terminated upon the execution of the merger agreement.

        On May 15, 2019, the Milacron Board held a telephonic meeting, with members of Milacron's management and representatives of Barclays and Ropes in attendance, in order to discuss Milacron's strategic alternatives, including the recently received proposals. The Milacron Board noted that while the Hillenbrand May 8 Proposal had been improved by reason of the fact that the cash portion of the consideration was increased, the price per share remained the same as in the Hillenbrand February 15 Proposal. Barclays provided its preliminary financial analysis on the Hillenbrand May 8 Proposal and presented to the Milacron Board certain information concerning Hillenbrand and its businesses, including its preliminary valuation analysis and Hillenbrand financial forecasts prepared by Hillenbrand's management. The Milacron Board discussed, with the input from Milacron's management, how Milacron could provide additional diligence information to Hillenbrand in an attempt to persuade Hillenbrand to increase the price per share in its proposal. The Milacron Board also noted that the Hillenbrand May 8 Proposal still required the approval of Hillenbrand's shareholders to issue the stock component of the merger consideration, and discussed the risk that could pose to the transaction. The Milacron Board requested management to provide its view on Milacron's five-year strategic plan and Milacron's stand-alone plan, and weighed those as an alternative to a business combination involving the whole company or one or more of Milacron's businesses. Also at this meeting, the Milacron Board considered a sale of other businesses of Milacron. At this meeting, representatives of Ropes also reviewed with the Milacron Board its fiduciary duties under Delaware law, including in the business combination context. At this meeting and a subsequent meeting of the Milacron Board on May 17, 2019, the Milacron Board instructed Milacron's management, Barclays and Ropes to work to obtain a further improved proposal from Hillenbrand at a higher per share price with an increased mix of cash (relative to the cash-stock mix) and a proposal that did not require a Hillenbrand shareholder vote to issue the stock portion of the merger consideration.

        On May 17, 2019, at Milacron's request, Barclays contacted a representative of J.P. Morgan, financial advisor to Hillenbrand, to provide Milacron's preliminary feedback on the Hillenbrand May 8 Proposal.

        On May 17, 2019, the Milacron Board held a telephonic meeting, with members of Milacron's management and representatives of Barclays and Ropes in attendance, in order to receive an update on the recent discussions between representatives of Barclays and J.P. Morgan and to further discuss the Hillenbrand May 8 Proposal.

        On May 20, 2019, the Milacron Board met again, with members of Milacron's management and representatives of Barclays and Ropes present. Barclays updated the Milacron Board on recent discussions with representatives of J.P. Morgan in response to the Hillenbrand May 8 Proposal. The Milacron Board discussed, with the input from Milacron's management, providing additional management sessions to Hillenbrand in an attempt to persuade Hillenbrand to increase the price per share in its proposal. The Milacron Board further instructed Milacron's management, Barclays and

Ropes to work to obtain a further improved proposal from Hillenbrand, containing a higher per share price, an increased mix of cash (relative to the cash-stock mix), and the elimination of the requirement of a Hillenbrand shareholder vote to issue the stock portion of the merger consideration.

        On May 21, 2019, at Milacron's request, a representative of Barclays contacted a representative of Financial Party 8 by telephone to communicate that Financial Party 8's latest proposal did not adequately value Milacron and to encourage Financial Party 8 to submit an increased proposal. Financial Party 8 did not thereafter submit a revised proposal.

        Also on May 21, 2019, at Milacron's request, a representative of Barclays contacted a representative of Financial Party 6 by telephone to communicate that Financial Party 6's verbal indication of interest did not adequately value Milacron and to encourage Financial Party 6 to submit an increased proposal. On this call, a representative of Financial Party 6 indicated to Barclays that it would not be submitting a revised proposal.

        On May 23, 2019, Mr. Raver telephoned Mr. Goeke to verbally reiterate to Milacron Hillenbrand's non-binding proposal of $18 per share but indicated a willingness to adjust to a 60% cash and 40% Hillenbrand stock consideration mix.

        On May 24, 2019, representatives of Barclays contacted representatives of J.P. Morgan to discuss financial aspects of Hillenbrand's most recent proposal.

        Later on May 24, 2019, the ad hoc Strategic Alternatives Committee met telephonically to further discuss, among other things, the Hillenbrand May 8 Proposal and means for soliciting a higher price per share of Milacron common stock from Hillenbrand. Also present at this meeting were other members of the Milacron Board, members of Milacron's management and representatives of Ropes and Barclays.

        On or around May 30, 2019, a representative of Barclays spoke with a representative of Financial Party 10 by telephone. On this call, Financial Party 10 indicated that any subsequent proposal by Financial Party 10 to acquire Milacron would be at a price per share that was less than the $17-18 proposal that Financial Party 10 submitted on May 8, 2019. Representatives of Barclays encouraged Financial Party 10 to submit an increased proposal. Financial Party 10 did not thereafter submit a revised proposal.

        On May 31, 2019, the Milacron Board instructed Ropes to distribute a form of a merger agreement to Hillenbrand.

        During the course of the week starting June 3, 2019, multiple conference calls occurred between representatives of Hillenbrand, J.P. Morgan, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, counsel to Hillenbrand, Milacron, Barclays, Ropes and other advisors to conduct due diligence on Milacron.

        On June 5, 2019, representatives of Hillenbrand and Milacron met in New York, with representatives of Barclays and J.P. Morgan present, to review Milacron's 2019 forecasts. At this meeting, representatives of Hillenbrand also presented certain financial information concerning Hillenbrand, including in respect of its guidance and forecasting.

        On June 7, 2019, representatives of Milacron, Hillenbrand, Barclays, J.P. Morgan, PricewaterhouseCoopers, independent auditors for Hillenbrand, and Ernst & Young, independent auditors for Milacron, had a conference call to discuss financial and accounting due diligence matters.

        Throughout June and July 2019, representatives of Hillenbrand and Milacron, together with their respective advisors, held meetings by telephone to further their respective due diligence reviews.

        On June 10, 2019, the ad hoc Strategic Alternatives Committee met by telephone with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes present, and received an update on the transaction process.

        On June 11, 2019, the Compensation Committee of the Milacron Board met, together with representatives of Ropes by telephone, to discuss the treatment of equity awards in a potential transaction.

        On June 14, 2019, the ad hoc Strategic Alternatives Committee met by telephone with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes present, and received an update on the transaction process.

        On June 19, 2019, at Milacron's request, Barclays distributed a final process letter to Hillenbrand.

        On June 24, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board and Milacron's management and representatives of Barclays and Ropes present. Barclays provided an update to the ad hoc Strategic Alternatives Committee on the status of discussions with Hillenbrand.

        On June 24, 2019, Skadden, on behalf of Hillenbrand, distributed a markup of the draft merger agreement to Ropes.

        On June 25, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes in attendance, to review and discuss the material and other issues present in the June 24 Hillenbrand markup of the merger agreement. A representative of Ropes reviewed with the Milacron Board its fiduciary duties, including in the business combination context and the issues present in the June 24 Hillenbrand markup of the merger agreement. Among other things, the representative of Ropes noted that Hillenbrand had proposed a termination fee of 3.75% of Milacron's equity value; proposed that Hillenbrand be able to terminate the merger agreement in the event of a breach of the "no solicitation" provision; deleted most of the restrictions on Hillenbrand making acquisitions and dispositions and issuing stock between signing and closing; deleted provisions providing for the transaction to be a tax-free reorganization; provided for expense reimbursement of 1% of Milacron's equity value if Milacron stockholders failed to vote in favor of the transaction; and removed several exceptions from the "material adverse effect" definition. It was determined for Ropes to propose a 2.5% break-up fee; to reject any expense reimbursement; to seek to restore the restrictions on Hillenbrand making acquisitions and dispositions and issuing stock between signing and closing; and to otherwise proceed with the recommendations that Ropes had made and that were consistent with terms the Milacron Board had approved.

        On June 26, 2019, representatives of Ropes, Barclays and Milacron had a call with representatives of Skadden and Hillenbrand to conduct reverse legal due diligence on Hillenbrand, with representatives of J.P. Morgan also in attendance. Also on June 26, 2019, representatives of Milacron and Hillenbrand held additional due diligence discussions with Milacron's outside financial advisors, among others.

        Also on June 26, 2019, representatives of Ropes had a call with representatives of Skadden to provide feedback on Hillenbrand's latest draft of the merger agreement. Ropes conveyed to Skadden the feedback of the Milacron Board, and requested, on behalf of Milacron, that Skadden provide a revised markup of the merger agreement.

        On June 27, 2019, Hillenbrand submitted a revised written non-binding proposal to acquire Milacron, or the Hillenbrand June 27 Proposal. The Hillenbrand June 27 Proposal contemplated consideration per share of Milacron common stock of: (a) $11.80 in cash, or the cash consideration, and (b) a fraction of a share of Hillenbrand common stock equal to $6.35 divided by the volume weighted average stock price of the Hillenbrand common stock over the ten trading days prior to execution of the merger agreement (such fraction described in this clause (b), or the exchange ratio. This equated to an equity value of approximately $1.3 billion, and an enterprise value of approximately $2 billion. The Hillenbrand June 27 Proposal referred to the consideration per share of Milacron common stock as being $18.15 per share, although the consideration would subsequently fluctuate because the calculation of the exchange ratio at the time the merger agreement would be signed was to be based on the trading price of the Hillenbrand common stock after the merger agreement was publicly announced. The Hillenbrand June 27 Proposal also contemplated that cash would comprise 65% of the consideration per share of Milacron common stock and Hillenbrand stock would comprise 35% of the consideration per share of Milacron common stock. The Hillenbrand June 27 Proposal also stated that the approval of Hillenbrand's shareholders would not be required to issue the Hillenbrand stock in the transaction. The Hillenbrand June 27 Proposal noted several open due diligence issues, and it requested that Milacron sign an exclusivity agreement that would provide Hillenbrand with exclusivity through 11:59 pm New York City time on July 10, 2019.

        During the evening of June 27, 2019, the ad hoc Strategic Alternatives Committee met by telephone, together with other members of the Milacron Board, representatives of Milacron's management, Barclays and Ropes, to discuss the Hillenbrand June 27 Proposal. Barclays provided its preliminary financial analysis on the Hillenbrand June 27 Proposal. This discussion was continued by telephone during the afternoon of June 28, 2019, during which time Barclays again presented its view on the valuation proposed by the Hillenbrand June 27 Proposal. The ad hoc Strategic Alternatives Committee considered the Hillenbrand June 27 Proposal, and compared it to, among other things, the various Barclays financial analyses, Milacron's five-year stand-alone plan, and the sum of the parts analysis. Also at this meeting, representatives of Ropes and Barclays provided a summary of the reverse diligence undertaking of Hillenbrand conducted by Milacron and its legal advisors to date.

        During the afternoon of June 28, 2019, the Milacron Board met by telephone, with members of Milacron's management and representatives of Barclays and Ropes in attendance, to discuss the Hillenbrand June 27 Proposal. Barclays provided its preliminary financial analysis on the Hillenbrand June 27 Proposal. Ropes reviewed for the Milacron Board its fiduciary duties under Delaware law, including in the business combination context. The Milacron Board considered the valuation proposed by the Hillenbrand June 27 Proposal, and compared it, among other things, to Milacron's five-year stand-alone plan and the various financial analyses prepared by Barclays, including the sum of the parts analysis of Milacron. The Milacron Board also considered a sale of other businesses of Milacron and weighed that as an alternative to the Hillenbrand June 27 Proposal. The Milacron Board also considered the remaining diligence items and Hillenbrand's request for exclusivity. While the Milacron Board determined that the valuation provided was sufficient to continue discussions with Hillenbrand, the Milacron Board was not willing, at that time, to enter into exclusivity in light of the remaining diligence items. The Milacron Board instructed Barclays and Ropes to request that Hillenbrand resolve its remaining diligence items before any discussion on exclusivity took place.

        On June 29, 2019, at the instruction of the Milacron Board, Ropes distributed a revised draft merger agreement to Skadden, and Ropes distributed a draft of the Milacron disclosure letter to Skadden. The Milacron Board's rationale for distributing the revised draft of the merger agreement to Hillenbrand was that, were there to be another request for exclusivity by Hillenbrand, the Milacron Board wanted to inform itself of the totality of the open issues concerning a transaction with Hillenbrand.

        On July 1, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes in attendance, to receive a status update, including on the open diligence items set forth in the Hillenbrand June 27 Proposal. Although significant progress had been made in resolving the open diligence items, some diligence items still remained. It was determined that Barclays and Ropes would continue to work to resolve all of the diligence items. It was noted that Hillenbrand had ceased requesting exclusivity, so management, Barclays and Ropes were to not engage in any further discussion on the topic of exclusivity.

        On July 1, 2019, Skadden distributed a markup of the revised merger agreement to Ropes.

        On July 3, 2019, the Milacron Board held a telephonic board meeting, with members of Milacron's management and representatives of Ropes and Barclays in attendance. Ropes reviewed with the directors their fiduciary duties under Delaware law, including fiduciary duties in the business combination setting. Ropes also reviewed the material and other terms reflected in the July 1 markup of the merger agreement with Hillenbrand. Ropes noted that Hillenbrand's request for expense reimbursement had been removed, but that Hillenbrand was still requesting a termination fee of 3.75% of Milacron's equity value. Ropes also noted that while improvement had been made on the covenants applying to Milacron as well as the covenants applying to Hillenbrand between signing and closing, and on the "material adverse effect" definition, the covenants on acquisitions, dispositions and stock issuance had still been deleted, and there were exceptions in "material adverse effect" that had not been resolved. The Milacron Board instructed Ropes to continue to negotiate those provisions with Hillenbrand's lawyers and instructed that on the break-up fee, Milacron counter with 2.75% of Milacron's equity value. Barclays provided its preliminary financial analysis on the Hillenbrand June 27 Proposal and updated the Milacron Board on its recent discussions with representatives of J.P. Morgan, including explaining preliminary feedback received by Hillenbrand from the credit rating agencies.

        Also on July 3, 2019, Ropes distributed a markup of the revised merger agreement and a revised draft of the Milacron disclosure letter to Skadden.

        On July 4, 2019, Mr. Raver spoke with Mr. Goeke by phone concerning the proposed transaction. Mr. Goeke advised that he understood there were still significant open issues that were being negotiated.

        Also on July 4, 2019, Skadden sent a markup of the Milacron disclosure letter to Ropes.

        On July 5, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board, members of Milacron's management and representatives of Barclays as Ropes present as well, to discuss the status of the negotiations with Hillenbrand. At this meeting, Barclays provided an updated preliminary financial analysis of the Hillenbrand June 27 Proposal. On July 5, independent director David Reeder also joined the ad hoc Strategic Alternatives Committee.

        On July 5, 2019, the Compensation Committee of the Milacron Board also met telephonically, with representatives of Ropes and Barclays present, to discuss the provisions of the draft merger agreement affecting equity awards. Also on July 5, 2019, a representative of Skadden spoke with a representative of Ropes to provide a preview of the compromises that Hillenbrand was willing to make in the merger agreement.

        Also on July 5, 2019, Skadden sent a revised merger agreement and comments to the Milacron disclosure letter to Ropes. Ropes promptly informed the Milacron Board, and noted that, among other things, the termination fee that was requested by Hillenbrand had been lowered to 3.5% of Milacron's equity value.

        On July 7, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes in attendance. A representative of Ropes summarized the material and other issues in the July 5 merger agreement, including among other things that Hillenbrand had lowered its requested termination fee to 3.5% of Milacron's equity value. A representative of Ropes also reviewed with the Milacron Board its fiduciary duties under Delaware law, including in the business combination context. It was determined that Ropes should continue to negotiate the merger agreement to resolve the open issues and to counter the termination fee request with a proposal of 3% of Milacron's equity value.

        On July 7, 2019, Skadden and Ropes held a telephone conference call to discuss the open points in the merger agreement. Later that evening, Ropes sent a revised merger agreement to Skadden reflecting, among other things, the 3% of Milacron's equity value termination fee. Also on July 7, 2019, Skadden sent a draft of the Hillenbrand disclosure letter to Ropes.

        On July 8, 2019, the ad hoc Strategic Alternatives Committee met by telephone, with other members of the Milacron Board, members of Milacron's management and representatives of Barclays and Ropes in attendance to discuss the status of negotiations with Hillenbrand. Also on July 8, 2019, Skadden and Ropes held a telephone conference call to discuss the open points in the Milacron disclosure letter.

        On July 9, 2019, Skadden sent a revised merger agreement to Ropes. Among other things, Hillenbrand continued to propose a 3.5% of Milacron's equity value termination fee. Also on July 9, 2019, Ropes sent a revised version of the Milacron disclosure letter and comments on the Hillenbrand disclosure letter to Skadden. Overnight, Skadden sent comments on the Milacron disclosure letter and a revised version of the Hillenbrand disclosure letter to Ropes.

        On July 9, 2019, the ad hoc Strategic Alternatives Committee met by telephone, together with other members of the Milacron Board, members of Milacron's management and representatives of Ropes and Barclays. A representative of Ropes reviewed with the Milacron Board recent developments and negotiations concerning the terms of the merger agreement with Hillenbrand. A representative of Ropes also reviewed with the directors their fiduciary duties under Delaware law, including fiduciary duties in the business combination setting. Barclays reviewed with the Milacron Board recent discussions with representatives of J.P. Morgan. It was determined for Barclays and Ropes to make a package proposal to Hillenbrand to see if there was a solution to resolve the open points in a manner that would be acceptable to Milacron.

        On July 10, 2019, Barclays and Ropes had a telephone call with representatives of J.P. Morgan and Skadden, in which a representative of Ropes reviewed the terms of a package proposal that, among other things, contemplated a 3.25% termination fee. Following that call, Ropes sent a revised merger agreement that reflected the terms of the package proposal. Later that day, at the direction of Hillenbrand, representatives of J.P. Morgan and Skadden responded with a counter-proposal, with a proposed termination fee of 3.375% of Milacron's equity value. Overnight, Skadden sent to Ropes a revised merger agreement reflecting Hillenbrand's counter-proposal. Also on July 10, 2019, Ropes sent a revised version of the Milacron disclosure letter and comments on the Hillenbrand disclosure letter to Skadden, and later in the evening Skadden sent comments on the Milacron disclosure letter back to Ropes.

        During the evening of July 10, 2019, the Milacron Board met by telephone, with members of Milacron's management and representatives of Barclays and Ropes in attendance. Representatives of Ropes and Barclays reviewed the remaining open issues on the merger agreement with the Milacron Board, as well as the counter-proposal by Hillenbrand. The Milacron Board, in light of the compromises that Hillenbrand had made in its counter-proposal, determined to accept the termination fee of 3.375% of Milacron's equity value because, among other things, Milacron had conducted a broad market canvass since February 2019 with the result that Hillenbrand's proposal was the highest price per share proposal received and because the merger agreement provided Milacron with the right to terminate the merger agreement to accept a "superior proposal." The Milacron Board also determined, after consulting with and receiving input from Barclays and Ropes, that a 3.375% termination fee was unlikely to deter any party who might be willing to make a superior proposal. Also at this meeting, members of Milacron's management provided the Milacron Board with an overview of its due diligence review of Hillenbrand and a representative of Ropes reviewed with the directors their fiduciary duties under Delaware law, including fiduciary duties in the business combination setting.

        On July 11, 2019, Ropes and Barclays had numerous calls with representatives of Skadden and J.P. Morgan to finalize the forms of the merger agreement, the Milacron disclosure letter and the Hillenbrand disclosure letter associated with the merger agreement. During this time, Ropes and Skadden also had multiple calls to negotiate the remaining open issues in the merger agreement, the Milacron disclosure letter and the Hillenbrand disclosure letter, and numerous revised drafts of those documents were exchanged among the parties and their advisors.

        On July 11, 2019, the Milacron Board held a telephonic board meeting, with members of Milacron's management and representatives of Ropes and Barclays in attendance. Milacron's July 11, 2019 closing stock price was $13.53 per share, and the consideration per share of Milacron common stock offered on this date was (a) the cash consideration of $11.80 in cash; and (b) the exchange ratio of 0.1612 of a share of Hillenbrand common stock (calculated as $6.35 divided by the volume weighted average stock price of the Hillenbrand common stock over the ten trading days prior to execution of the merger agreement). Representatives of Barclays reviewed with the Milacron Board its financial analyses of the merger consideration and rendered an oral opinion, confirmed by delivery of its written opinion, dated July 12, 2019, to the Milacron Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in the written opinion, the merger consideration to be received by the holders of Milacron common stock was fair, from a financial point of view, to such holders. Ropes discussed legal matters with the Milacron Board, including reviewing with the directors their fiduciary duties under Delaware law, including fiduciary duties in the business combination setting, and the material provisions of the merger agreement with Hillenbrand. After carefully considering the proposed terms of the transaction with Hillenbrand, and taking into consideration the matters discussed during that meeting and prior meetings of the Milacron Board (for additional detail, see "Recommendation of The Milacron Board and Milacron's Reasons for the Merger" beginning on page 63), the Milacron Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Milacron and Milacron stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the adoption of the merger agreement be submitted to a vote at a special meeting of Milacron stockholders, and (iv) resolved to recommend adoption of the merger agreement and approval of the transactions contemplated by the merger agreement by Milacron stockholders. Also on July 11, 2019, in connection with the Milacron Board approval of the Hillenbrand transaction, the Compensation Committee of the Milacron Board approved certain compensation and benefits-related matters which are described in greater detail under the heading "—Interests of Directors and Executive Officers of Milacron in the Merger" beginning on page 82.

        Shortly after 12:01 a.m. New York City time on July 12, 2019, Milacron, Hillenbrand and Merger Subsidiary executed and delivered the merger agreement, and delivered the final version of the Milacron disclosure letter and the final version of the Hillenbrand disclosure letter.

        The parties publicly announced the executed and delivered merger agreement via joint press release before the opening of trading on the New York Stock Exchange on July 12, 2019.

Milacron Board of Directors' Recommendation and Reasons for the Merger

        In evaluating the merger agreement and the merger, the Milacron Board consulted with Milacron's management and its legal and financial advisors and, in reaching its decision to, among other things, approve the merger agreement and the merger and to recommend that Milacron stockholders adopt the merger agreement, the Milacron Board considered a variety of factors, including the following

(which factors are not presented in any particular order of importance or assigned any particular weight):

  •
  historical information regarding (i) Milacron's business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Milacron common stock, and (iii) market prices with respect to other industry participants and general market indices;

  •
  current information regarding (i) Milacron's business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, (iii) geopolitical conditions (including, without limitation, tariffs) which are affecting Milacron's business, and (iv) opportunities and competitive factors within Milacron's industry;

  •
  the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

  •
  the potential for other third parties to enter into strategic relationships with or to seek to acquire Milacron, including a review of Milacron's dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a higher price than the price per share offered by Hillenbrand;

  •
  the timing of the merger and the risk that if Milacron does not accept the Hillenbrand offer now (as provided for in the merger agreement), it may not have another opportunity to do so or to accept a comparable opportunity;

  •
  the value of the merger consideration offered pursuant to the merger agreement represents a substantial premium above Milacron's current stock price;

  •
  the stock component of the merger consideration will provide Milacron stockholders with ownership of approximately 15.6% of the combined company, based on the number of shares of Hillenbrand common stock issued and outstanding as of a recent date, and will therefore allow Milacron stockholders to participate in the anticipated earnings and growth of the combined company, as well as any synergies resulting from the merger, while the cash portion of the merger consideration will provide liquidity and certainty of value upon consummation of the merger;

  •
  the amount of cash and the number of shares of Hillenbrand common stock to be received for each outstanding share of Milacron common stock are fixed and will not be reduced if the share price of Milacron common stock declines prior to the effective time of the merger or if the share price of Hillenbrand common stock increases prior to the effective time, and the terms of the merger agreement do not include termination rights based on an increase in the market price of Hillenbrand common stock relative to the market price of Milacron common stock;

  •
  the fact that representatives of Milacron and Barclays conducted a review of Milacron's strategic alternatives and in connection therewith, contacted numerous potential counterparties regarding their interest in a potential acquisition of Milacron;

  •
  the belief of the Milacron Board that it is preferable to enter into the merger agreement with Hillenbrand instead of any of the other bidders in the strategic alternatives process in light of the prices offered by those other bidders and in light of the fact that those other bidders made significantly less progress on due diligence, particularly in light of (i) the risk that continuing with the strategic process was unlikely to result in a transaction at a more attractive price than offered by Hillenbrand in the merger and that a "failed" attempt to sell Milacron could be detrimental to Milacron and (ii) the fact that Milacron would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a "superior proposal" after giving Hillenbrand the opportunity to match the superior proposal and upon payment of a termination fee equal to 3.375% of the equity value of Milacron;

  •
  the fact that, under the terms of the merger agreement, Hillenbrand has agreed to use reasonable best efforts to do all things necessary, proper or advisable under applicable law to consummate the merger as promptly as reasonably practicable, including taking any and all actions necessary to obtain all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement, including taking certain actions such as divesting assets, modifying its course of conduct, terminating existing relationships or contractual obligations, terminating a venture or other arrangement; provided that Hillenbrand is not required to agree to take or take any divestiture action that would cause a burdensome divestiture condition, as described in greater detail under the heading "The Merger Agreement—Efforts" beginning on page 113.

  •
  the fact that representatives of Milacron and Ropes conducted a satisfactory reverse due diligence investigation of Hillenbrand;

  •
  the belief of the Milacron Board that an acquisition by Hillenbrand has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws or potential issues from any regulatory authorities;

  •
  the fact that the adoption of the merger agreement is not subject to the approval of Hillenbrand's shareholders;

  •
  the absence of a financing condition to the closing of the merger, and Hillenbrand's representations and warranties relating to the availability of funds and solvency;

  •
  (i) the financial analyses presented by Barclays to the Milacron Board and (ii) the opinion of Barclays, dated as of July 12, 2019, that the merger consideration to be paid to Milacron stockholders in the merger is fair, from a financial point of view, to Milacron stockholders (other than Hillenbrand and its affiliates);

  •
  the fact that Milacron will no longer exist as an independent public company and Milacron stockholders will forego any future increase in its value as an independent public company that might result from its possible growth;

  •
  the possible negative effect of the merger and public announcement of the merger on Milacron's financial performance, operating results and stock price and Milacron's relationships with customers, suppliers, other business partners, management and employees;

  •
  the fact that the merger agreement (i) precludes Milacron from actively soliciting competing acquisition proposals and (ii) obligates Milacron (or its successor) to pay Hillenbrand a termination fee equal to 3.375% of the equity value of Milacron under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

  •
  the fact that the merger agreement imposes restrictions on the conduct of Milacron's business in the pre-closing period, which may adversely affect Milacron's business in the event the merger is not completed (including by delaying or preventing Milacron from pursuing business opportunities that may arise or precluding actions that would be advisable if Milacron were to remain an independent company);

  •
  the risks involved with the merger and the likelihood that Milacron and Hillenbrand will be able to complete the merger, the possibility that the merger might not be consummated and Milacron's prospects going forward without the combination with Hillenbrand;

  •
  the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Milacron's cash reserves and operating results should the merger not be completed;

  •
  the number of shares of Hillenbrand common stock to be received for each outstanding share of Milacron common stock is fixed and will not be increased to compensate Milacron stockholders in the event of a decline in the share price of Hillenbrand common stock or an increase in the share price of Milacron common stock prior to the effective time of the merger, and that the terms of the merger agreement do not include termination rights for Milacron triggered in the event of an increase in the value of Milacron relative to the value of Hillenbrand;

  •
  all known interests of directors and executive officers of Milacron in the merger that may be different from, or in addition to, their interests as stockholders of Milacron or the interests of Milacron's other stockholders generally, including that certain officers of Milacron are entitled to severance and other benefits pursuant to agreements with Milacron in connection with the consummation of the merger; and

  •
  together with all other factors the Milacron Board deemed relevant.

Opinion of Milacron's Financial Advisor

        Milacron engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Milacron, including a possible sale of Milacron, pursuant to an engagement letter dated March 20, 2019. On July 11, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing on July 12, 2019) to the Milacron Board that, from a financial point of view, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be received by the stockholders of Milacron is fair to such stockholders.

        The full text of Barclays' written opinion, dated as of July 12, 2019, is attached as Annex B to this proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Valuation and Fairness Opinion Committee, is addressed to the Milacron Board, addresses only the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of Milacron and does not constitute a recommendation to any stockholder of Milacron as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm's-length negotiations between Milacron and Hillenbrand and were unanimously approved by the Milacron Board. Barclays did not recommend any specific form of consideration to Milacron or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Milacron's underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction in which Milacron may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be received by the stockholders of Milacron in the merger. No limitations were imposed by the Milacron Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays, among other things:

  •
  reviewed and analyzed a draft of the merger agreement, dated as of July 11, 2019, and the specific terms of the merger;

  •
  reviewed and analyzed publicly available information concerning Milacron and Hillenbrand that Barclays believed to be relevant to its analysis, including Milacron's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 and Hillenbrand's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2018 and March 31, 2019;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Milacron furnished to Barclays by Milacron, including financial projections of Milacron prepared by Milacron's management;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Hillenbrand furnished to Barclays by Hillenbrand, including financial projections of Hillenbrand prepared by Hillenbrand's management;

  •
  reviewed and analyzed a trading history of Milacron common stock as a multiple of certain financial metrics from July 10, 2016, to July 10, 2019 and a comparison of that trading history with Hillenbrand and those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the present and projected financial condition of Milacron and Hillenbrand with each other and with those of other companies that that Barclays deemed relevant;

  •
  reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Milacron and Hillenbrand;

  •
  reviewed and analyzed the results of Barclays' efforts to solicit indications of interest from third parties with respect to a sale of Milacron;

  •
  reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

  •
  had discussions with the management of Milacron concerning its business, operations, assets, financial condition and prospects; and

  •
  had undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Milacron that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Milacron, upon advice of Milacron, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Milacron as to Milacron's future financial performance and that Milacron would perform in accordance with such projections. Furthermore, with respect to the financial projections of Hillenbrand, upon the advice of Milacron, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hillenbrand as to the future financial performance of Hillenbrand and that Hillenbrand would perform in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Milacron or Hillenbrand and did not make or obtain any evaluations or appraisals of the assets or liabilities of Milacron or Hillenbrand. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 11, 2019. In addition, Barclays expressed no opinion as to the prices at which shares of Milacron common stock would trade at any time following the announcement of the merger or the prices at which the shares of Hillenbrand common stock would trade following the announcement or consummation of the merger. Barclays' opinion should not be viewed as providing any assurance that the market value of Hillenbrand common stock to be held by the stockholders of Milacron after the consummation of the merger will be in excess of the market value of the shares of Milacron common stock owned by such stockholders at any time prior to the announcement or consummation of the merger. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after July 11, 2019.

        Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Milacron, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Milacron had obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Milacron common stock but rather made its determination as to fairness, from a financial point of view, to the stockholders of Milacron of the consideration to be received by such stockholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Milacron Board. The summary of Barclays' analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays' opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

        For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Milacron or any other parties to the merger. No company, business or transaction considered in Barclays' analyses and reviews is identical to Milacron, Hillenbrand, Merger Sub or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays' analyses and reviews. None of Milacron, Hillenbrand, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays' analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays' analyses and reviews.

Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Milacron common stock and Hillenbrand common stock by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Milacron and Hillenbrand, respectively, with selected companies that Barclays, based on its experience in the plastics processing and broader industrial equipment manufacturing industry, deemed comparable to Milacron and Hillenbrand, respectively. The selected comparable companies with respect to Milacron were:

  •
  Lincoln Electric Holdings, Inc.

  •
  Barnes Group Inc.

  •
  Colfax Corporation

  •
  ITT, Inc.

  •
  Rexnord Corporation

  •
  Columbus McKinnon Corporation

  •
  Haitian International Holdings Limited

  •
  Kennametal, Inc.

  •
  Donaldson Company, Inc.

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  Graco Inc.

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  IDEX Corporation

  •
  John Bean Technologies Corporation

  •
  Nordson Corporation

        Among this universe of comparable companies, based on the exercise of Barclays' professional judgment and experience, Barclays selected a subset of "Milacron Core Comparables" (or "Milacron Core Comps") which served as the basis for determining the ranges discussed elsewhere herein. This list of "Milacron Core Comps" included:

  •
  Lincoln Electric Holdings, Inc.

  •
  Barnes Group Inc.

  •
  Colfax Corporation

  •
  ITT, Inc.

  •
  Rexnord Corporation

  •
  Columbus McKinnon Corporation

  •
  Haitian International Holdings Limited

  •
  Kennametal, Inc.

        The selected comparable companies with respect to Hillenbrand (the "Hillenbrand Comps") were:

  •
  Lincoln Electric Holdings, Inc.

  •
  Barnes Group Inc.

  •
  Colfax Corporation

  •
  ITT, Inc.

  •
  Rexnord Corporation

  •
  Columbus McKinnon Corporation

  •
  Kennametal, Inc.

  •
  Service Corporation International

  •
  Carriage Services, Inc.

  •
  Matthews International Corporation

        Barclays calculated and compared various financial multiples and ratios of Milacron and Hillenbrand and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed Milacron's enterprise value to certain forward-looking financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any non-controlling interest, and subtracting its cash and cash equivalents. All of these calculations were performed and based on publicly available financial data (that Barclays obtained from public filings, public news sources and public third-party equity research) and closing prices as of July 10, 2019, the last trading date prior to the delivery of Barclays' opinion. The results of this selected comparable company analysis are summarized below:

  Milacron Core Comps

	Enterprise Value / 2019E EBITDA	Enterprise Value / 2020E EBITDA
Lincoln Electric Holdings, Inc.	10.8x	10.0x
Barnes Group Inc.	10.6x	10.0x
Colfax Corporation	10.6x	9.7x
ITT, Inc.	10.0x	9.2x
Rexnord Corporation	8.8x	8.3x
Columbus McKinnon Corporation	8.6x	7.8x
Haitian International Holdings Limited	7.6x	6.5x
Kennametal, Inc.	6.8x	6.4x

Multiple Range— "Milacron Core Comps"
	Low	Median	High
Enterprise Value to 2019E EBITDA Ratio	6.8x	9.4x	10.8x
Enterprise Value to 2020E EBITDA Ratio	6.4x	8.8x	10.0x

  Hillenbrand Comps

	Enterprise Value / 2019E EBITDA	Enterprise Value / 2020E EBITDA
Lincoln Electric Holdings, Inc.	10.8x	10.0x
Barnes Group Inc.	10.6x	10.0x
Colfax Corporation	10.6x	9.7x
ITT, Inc.	10.0x	9.2x
Rexnord Corporation	8.8x	8.3x
Columbus McKinnon Corporation	8.6x	7.8x
Kennametal, Inc.	6.8x	6.4x
Service Corporation International	13.2x	12.6x
Carriage Services, Inc.	8.9x	7.9x
Matthews International Corporation	8.3x	7.7x

Multiple Range— "Hillenbrand Comps"
	Low	Median	High
Enterprise Value to 2019E EBITDA Ratio	6.8x	9.5x	13.2x
Enterprise Value to 2020E EBITDA Ratio	6.4x	8.8x	12.6x

        Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Milacron or Hillenbrand, as applicable. However, because of the inherent differences between the business, operations and prospects of Milacron or Hillenbrand, as applicable, and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Milacron or Hillenbrand, as applicable, and the selected comparable companies, and more specifically, the Milacron Core Comps and the Hillenbrand Comps, that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Milacron or Hillenbrand, as applicable, and the companies included in the selected company analysis, and more specifically, the Milacron Core Comps and the Hillenbrand Comps.

        Based upon these judgments, for Milacron, Barclays selected a range of 8.0x to 9.5x multiples of EV/2019E EBITDA and 7.5x to 9.0x multiples of EV/2020E EBITDA and applied such range to the Consolidated Adjusted EBITDA in the Milacron forecasts described in the section "—Certain Unaudited Prospective Financial Information," to calculate a range of implied prices per share of Milacron. Additionally based on these judgments, for Hillenbrand, Barclays selected a range of 9.0x to 10.5x multiples of EV/CY 2019E EBITDA and 8.5x to 10.0x multiples of EV/CY 2020E EBITDA and applied such range to the Consolidated Adjusted EBITDA in the Hillenbrand forecasts (calendarized for a fiscal year end on December 31 to match Milacron's fiscal year end) described in the section "—Certain Unaudited Prospective Financial Information," to calculate a range of implied prices per share of Hillenbrand. The following summarizes the result of these calculations as a reference range, rounded to the nearest $0.50, of the implied present value per share of Milacron common stock and Hillenbrand common stock:

Implied Price Per Share Reference Range
	2019E	2020E
Milacron	$15.50 - $20.00	$16.50 - $21.50

Implied Price Per Share Reference Range
	2019E	2020E
Hillenbrand	$39.00 - $46.00	$40.00 - $47.50

        Barclays noted that on the basis of the selected comparable company analysis, the implied merger consideration of $18.07 per share (based on the exchange ratio of 0.1612 and Hillenbrand's closing share price as of July 11, 2019) was within the ranges of implied values per share calculated for Milacron.

Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant which are referred to as the selected precedent transactions for purposes of this section of this proxy statement/prospectus. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Milacron with respect to characteristics of their businesses.

        As part of its precedent transaction analysis, for each of the selected precedent transactions, based on publicly available financial terms (including information Barclays obtained from SEC filings, press and investor releases, and FactSet data), Barclays analyzed the enterprise value implied by the transaction terms to the last-twelve-months earnings (or LTM) EBITDA, multiples. The results of this selected precedent transaction analysis are summarized below:

Announce Date	Acquiror	Target	EV/LTM EBITDA
Sept. 2007	Onex Corporation	Husky Injection Molding Systems Ltd.	8.4x
May 2011	Berkshire Partners LLC	Husky Injection Molding Systems Ltd.	8.4x
Sept. 2012	Onex Corporation	KraussMaffei Technologies GmbH	5.7x
Oct. 2012	Hillenbrand	Coperion GmbH	9.0x
Feb. 2013	Milacron	Mold-Masters Limited	11.9x
Oct. 2013	Barnes Group Inc.	Otto Manner GmbH	11.3x
Jan. 2016	Qingdao Tianhua Institute Chemistry Engineering	KraussMaffei Group GmbH	6.6x
Dec. 2017	Platinum Equity, LLC	Husky Injection Molding Systems Ltd.	11.0x

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Milacron and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and Milacron. Based upon these judgments, Barclays selected a range of 7.5x to 9.5x multiples of EV/LTM EBITDA for March 31, 2019 EBITDA and applied such range to Milacron's LTM EBITDA (as of March 31, 2019) to calculate a range of implied prices per share of Milacron. The following table sets forth the results of such analysis, rounded to the nearest $0.50, of the implied present value per share of Milacron common stock:

Implied Equity Value Per Share Reference Range
Selected Precedent Transaction Analysis	$12.50 - $18.00

        Barclays noted that on the basis of the selected precedent transaction analysis, the merger consideration of $18.07 per share (based on the exchange ratio of 0.1612 and Hillenbrand's closing share price as of July 11, 2019) was above the range of implied values per share, as rounded to the nearest $0.50.

Discounted Cash Flow Analysis

        In order to estimate the present value of Milacron common stock, Barclays performed a discounted cash flow analysis of Milacron. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value of Milacron using the discounted cash flow method, Barclays added (i) projected Milacron after-tax unlevered free cash flows (defined below) for the six months ending December 31, 2019 and each of the fiscal years 2020 through 2024 to (ii) a range of terminal values for Milacron derived by applying perpetuity growth rates ranging from 1.5% to 2.5% to the estimated terminal unlevered free cash flow for Milacron calculated using the management forecasts and discounted such amount to its present value using a range of selected discount rates. The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account market expectations regarding long-term growth of gross domestic product and inflation. The Milacron after-tax unlevered free cash flows were calculated by taking the Consolidated Adjusted EBITDA for the six months ending December 31, 2019 and each of the fiscal years 2020 through 2023 as set forth in the Milacron forecasts described in the section "—Certain Unaudited Prospective Financial Information", and utilizing extrapolations of such Milacron forecasts for fiscal year 2024, which were created in conjunction with Milacron management and determined by applying an annualized growth rate of 5.0% and EBITDA margins of 21.5% for fiscal year 2024, consistent with fiscal years 2020 through 2023, so as to be able to conduct a five year discounted cash flow analysis, and subtracting stock-based compensation expenses, depreciation and amortization, taxes at an assumed effective tax rate of 22.5% per Milacron management and capital expenditures, adding depreciation and amortization, and adjusting for changes in working capital (such calculation referred to herein as the Milacron after-tax unlevered free cash flows). The range of after-tax discount rates of 10.0% to 12.0% was selected based on an analysis of the weighted average cost of capital of Milacron, the Milacron Core Comps and Hillenbrand. Barclays then calculated a range of implied prices per share of Milacron, rounded to the nearest $0.50, by subtracting Milacron net debt as of March 31, 2019 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Milacron common stock as indicated in the table below.

Implied Equity Value Per Share Reference Range
Milacron Discounted Cash Flow Analysis	$16.50 - $25.00

        Barclays noted that on the basis of the discounted cash flow analysis, the merger consideration of $18.07 per share (based on the exchange ratio of 0.1612 and Hillenbrand's closing share price as of July 11, 2019) was within the range of implied values per share calculated using the Milacron forecasts.

        In order to estimate the present value of Hillenbrand common stock, Barclays also performed a discounted cash flow analysis of Hillenbrand. To calculate the estimated enterprise value of Hillenbrand using the discounted cash flow method, Barclays added (i) the projected Hillenbrand after-tax unlevered free cash flows (defined below) for the six months ending December 31, 2019 and each of the fiscal years 2020 through 2024 to (ii) a range of terminal values for Hillenbrand derived by applying perpetuity growth rates ranging from 1.5% to 2.5% to the estimated terminal unlevered free cash flow for Hillenbrand calculated using the management forecasts and discounted such amount to its present value using a range of selected discount rates. The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account market expectations regarding long-term growth of gross domestic product and inflation. The Hillenbrand after-tax unlevered free cash flows were calculated by taking Consolidated Adjusted EBITDA for the six months ending December 31, 2019 and each of the fiscal years 2020 through 2023 as set forth in the Hillenbrand forecasts described in the section "—Certain Unaudited Prospective Financial Information", as adjusted for taxes, and subtracting capital expenditures and adjusting for changes in working capital and utilizing extrapolations of such Hillenbrand forecasts for fiscal year 2024, which were determined by applying an annualized growth rate of 2.8% and EBITDA margins of 19.6% for fiscal year 2024, were consistent with fiscal years 2020 through 2023, so as to be able to conduct a five year discounted cash flow analysis, (such calculations being calendarized for a fiscal year end on December 31 to match Milacron's fiscal year end and referred to herein as the Hillenbrand after-tax unlevered free cash flows). The range of after-tax discount rates of 10.0% to 12.0% was selected based on an analysis of the weighted average cost of capital of Hillenbrand, the Hillenbrand Comps and Milacron. Barclays then calculated a range of implied prices per share of Hillenbrand, rounded to the nearest $0.50, by subtracting Hillenbrand net debt as of March 31, 2019 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Hillenbrand common stock as indicated in the table below.

Implied Equity Value Per Share Reference Range
Hillenbrand Discounted Cash Flow Analysis	$35.00 - $48.50

        Barclays noted that on the basis of the discounted cash flow analysis Hillenbrand's closing share price as of July 11, 2019 was within the range of implied values per share calculated using the Hillenbrand forecasts.

Other Factors

        Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes:

Historical Trading Performance Analysis

        Barclays reviewed the 52-week high and low closing share prices for Milacron, as of July 10, 2019. Milacron's 52-week low closing share price was $11.50 and its 52-week high closing share price was $22.00, in each case rounded to the nearest $0.50. Barclays also reviewed the 52-week high and low closing share prices for Hillenbrand, as of March July 10, 2019. Hillenbrand's 52-week low closing share price was $36.50 and its 52-week high closing share price was $53.50, in each case rounded to the nearest $0.50. The 52-week trading ranges for Milacron and Hillenbrand were used for informational purposes only and were not included in Barclays' financial analyses.

Equity Analyst Target Prices Analysis

        Barclays reviewed the price targets published by 3 equity research analysts (as of July 10, 2019) covering Milacron. The per share price target range for Milacron was $14.00 to $19.00 with a mean of $17.00. Equity analyst target prices were used for informational purposes only and were not included in Barclays' financial analyses.

Illustrative Leveraged Acquisition Analysis

        Barclays performed an illustrative leveraged acquisition analysis in order to ascertain a price for Milacron common stock that might be achieved in a leveraged buyout transaction with a financial buyer using an illustrative debt capital structure based upon current market conditions. For purposes of capturing a base and conservative case, Barclays conducted two different LBO analyses. The first LBO analysis used 5.75x total leverage and another used 4.75x total leverage based on Barclays' professional judgment and experience based on current market conditions at the time, including in similar leveraged acquisition transactions. Barclays then ran a second LBO analysis based off of Consolidated Adjusted EBITDA as set forth in the Milacron forecasts described in the section "—Certain Unaudited Prospective Financial Information," and derived an implied price per share by using an illustrative constant exit multiple of 8.0x LTM EBITDA and an internal rate of return target range of 17.5% - 22.5% (which was derived by Barclays using its professional judgment and experience and through analyzing the historical trading multiples of the Company and precedent transactions while factoring in market conditions). The following summarizes the result of these calculations as a reference range, rounded to the nearest $0.50, of the implied present value per share of Milacron common stock:

Implied Equity Value Per Share Reference Range
Leveraged Acquisition Analysis with 5.75x Illustrative Net Leverage	$19.50 - $22.00
Leveraged Acquisition Analysis with 4.75x Illustrative Net Leverage	$18.00 - $21.00

        The illustrative acquisition analysis was used for informational purposes only and was not included in Barclays' financial analyses.

Illustrative Sum of Parts Analysis

        Barclays performed a sum of parts analysis with respect to Milacron by performing separate, market-based valuations of Milacron's (i) Mold-Masters hot runner technologies and systems, (ii) DME mold technologies, (iii) APPT segment and (iv) Fluid Technologies segment as well as calculating the negative value of corporate selling, general and administrative expenses. A sum of parts analysis reviews a company's operating performance and outlook on a segment-by-segment basis and compares each segment's performance to a group of selected comparable publicly traded companies and selected comparable transactions to determine an implied value for such segment and the enterprise as a whole. Furthermore, the value range used for the Fluid Technologies segment was based on value indications previously received by potential acquirers of the business segment. Barclays derived implied reference value ranges for each of the four aforementioned business segments, employing both the comparable company and comparable transactions methodologies for each segment, and calculated the sum of the implied reference value ranges so derived. The following summarizes the result of these calculations as a reference range, rounded to the nearest $0.50, of the implied present value per share of Milacron common stock:

Implied Equity Value Per Share Reference Range
Illustrative Sum-of-the-Parts Analysis	$17.50 - $23.00

        The illustrative sum-of-the-parts analysis was used for informational purposes only and was not included in Barclays' financial analyses.

Illustrative Projected Value Per Share Analysis

        Barclays performed an analysis of the illustrative future value per share of Milacron common stock, which is designed to provide an indication of the theoretical future value of a company's shares of common stock as a function of the company's financial multiples. For the analysis of the illustrative projected value per share of Milacron common stock, Barclays used the Consolidated Adjusted EBITDA metric from the Milacron forecasts, as described in the section "—Certain Unaudited Prospective Financial Information," for each of the fiscal years 2020 to 2022 and then discounted to present value using a 13.5% cost of equity by a factor of 0.5 in 2019, 1.5 in 2020 and 2.5 in 2021. These calculations were derived by Barclays using its professional judgment and experience, taking into account current and historical trading data and the current cost of equity for Milacron. Barclays first calculated the implied projected values per share of Milacron common stock as of December 31 for each of the fiscal years 2019 through 2021 by applying a 7.1x next-twelve-months EV/EBITDA multiple, which was based on the ratio of Milacron's current enterprise value (as of July 10, 2019) to the projected NTM adjusted EBITDA of $234 million of Milacron based on the Consolidated Adjusted EBITDA metric from the Milacron forecasts described in the section "—Certain Unaudited Prospective Financial Information."

        The following table presents the results of the analysis of the implied present value of the illustrative projected value per share of Milacron common stock:

	2019E	2020E	2021E
Projected Value Per Share	$16.84	$20.47	$24.75
Present Value of Projected Value Per Share	$15.86	$16.98	$18.09

        The illustrative projected value per share analysis was used for informational purposes only and was not included in Barclays' financial analyses. The above analysis is based on only on the closing share price as of July 10, 2019 and not predictive of future results or values, which may be significantly more or less favorable than as set forth above. Barclays expressed no opinion as to the prices at which shares of Milacron common stock will trade at any time following the announcement of the merger or the prices at which the shares of Hillenbrand common stock would trade following the announcement or consummation of the merger.

General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Milacron Board selected Barclays because of its familiarity with Milacron and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

        Barclays is acting as financial advisor to Milacron in connection with the merger. As compensation for its services in connection with the merger, Milacron paid Barclays a fee of $3,000,000 upon the delivery of Barclays' opinion, which is referred to as the "Opinion Fee". The Opinion Fee was not contingent upon the conclusion of Barclays' opinion or the consummation of the merger. Additional compensation will be payable on completion of the merger in an amount equal to 1.15% of the consideration involved in the merger minus $500,000, against which the amount paid for the Opinion Fee will be credited. In addition, Milacron has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Milacron and the rendering of Barclays' opinion. Barclays has performed various investment banking and financial services for Milacron in the past, and has received customary fees for such services. Specifically, in the past two years, Barclays performed the following investment banking and financial services to Milacron: Barclays acted as joint book-running manager on Milacron's offering of common stock in May and January of 2017 and joint lead arranger and joint bookrunner on Milacron's Term Loan B refinancing in February 2017 and provided certain interest rate hedging services in connection therewith.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Milacron and Hillenbrand for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Unaudited Prospective Financial Information

        Milacron and Hillenbrand do not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

        However, in connection with the Milacron Board's evaluation of the merger and other potential strategic alternatives available to Milacron, Milacron's management prepared certain unaudited prospective financial information for its fiscal years ended December 31, 2019 through 2023, or the Milacron forecasts. Starting in 2019, Milacron's management provided the Milacron forecasts to the Milacron Board for purposes of considering and evaluating Milacron's strategic alternatives, including Hillenbrand's acquisition proposal, and to Barclays in connection with the rendering of its opinion to the Milacron Board and in performing its related financial analyses, as described above under the heading "—Opinion of Milacron's Financial Advisor." The Milacron forecasts were also provided to Hillenbrand in connection with its evaluation of the merger.

        The Milacron forecasts are based on numerous estimates and assumptions and were developed in the context of Milacron's three business segments: MDCS, APPT and Fluid Technologies, with revenue and gross margin projections generally developed by geography and product family. The Milacron forecasts assume a persistence of current macro-economic conditions and did not account for a potential macro-economic cycle downturn. For the MDCS segment, the Milacron forecasts assume certain expected headwinds from China and certain geopolitical tensions in 2019, with growth rates in the following years returning to long-term average industry growth rates. For the APPT segment, the Milacron forecasts assume increased aftermarket growth and growth in select regions, such as India, with expected margin enhancements in the segment from growth in aftermarket activity over the forecast period. For the Fluid Technologies segment, the Milacron forecasts assume growth in line with the metalworking fluids market generally and a consistent segment margin profile. The underlying assumptions used in the Milacron forecasts are generally based on information and market factors known to Milacron management when prepared in 2019.

        Milacron used certain financial measures in the Milacron forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Milacron believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Milacron's competitors and may not be directly comparable to similarly titled measures of Milacron's competitors or other companies due to potential differences in the exact method of calculation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

        The following is a summary of the Milacron forecasts (based on Milacron's fiscal year ended December 31, in millions):

  (Dollars in Millions)

	FY 2019E(1)	FY 2020E	FY 2021E	FY 2022E	FY 2023E
Consolidated Revenue	$1,152	$1,231	$1,315	$1,404	$1,504
Consolidated Operating Income (EBIT) (non-GAAP)	$156	$173	$188	$206	$225
Plus: Depreciation	$27	$29	$32	$35	$38
Plus: Amortization	$25	$27	$30	$32	$35
Consolidated Operating EBITDA (EBITDA) (non-GAAP)(2)	$208	$229	$249	$273	$298
Plus: Stock-Based Compensation	$10	$11	$12	$13	$13
Plus: Other EBITDA Adjustments(3)	$4	$5	$5	$5	$5
Consolidated Adjusted EBITDA (non-GAAP)(4)	$223	$245	$266	$291	$317
Less: Capital Expenditures	$(35)	$(36)	$(36)	$(38)	$(41)
Less: Change in Net Working Capital	$5	$(13)	$(14)	$(16)	$(18)
Consolidated Operating Free Cash Flow (non-GAAP)	$193	$195	$216	$236	$257
Consolidated Unlevered Free Cash Flow (non-GAAP)(5)	$144	$141	$157	$172	$187

(1)
Includes a pro forma adjustment for the sale of its blow molding business in fiscal year 2019.

(2)
Earnings before interest expense, taxes, depreciation and amortization, or EBITDA.

(3)
Adjustments for professional services, currency effect on intercompany advances, organizational redesign, discontinued operations, discontinued product lines and other immaterial costs, or Other EBITDA Adjustments.

(4)
EBITDA as adjusted for stock-based compensation and Other EBITDA Adjustments, or Adjusted EBITDA.

(5)
Unlevered Free Cash Flow is calculated as Adjusted EBITDA, less stock-based compensation, less Other EBITDA Adjustments, less taxes at an assumed effective tax rate of 22.5%, less Capital Expenditures and adjusted for Changes in Net Working Capital. While Unlevered Free Cash Flow was not separately listed as a discrete line item in the Milacron forecasts or provided to Hillenbrand, it was used by Barclays in connection with the rendering of its opinion to the Milacron Board and in performing its related financial analyses, as described above under the heading "—Opinion of Milacron's Financial Advisor," and is being provided in this proxy statement/prospectus for informational purposes.

        In addition, in connection with its evaluation of the merger, Milacron received certain unaudited prospective financial information of Hillenbrand prepared by Hillenbrand's management for Hillenbrand's fiscal years ended September 30, 2019 through 2023, or the Hillenbrand forecasts and the Hillenbrand forecasts together with the Milacron forecasts, the forecasts. The Hillenbrand forecasts were also provided by Milacron to the Milacron Board for purposes of considering and evaluating Hillenbrand's acquisition proposal and to Barclays in connection with the rendering of its opinion to the Milacron Board and in performing its related financial analyses, as described above under the heading "—Opinion of Milacron's Financial Advisor."

        The Hillenbrand forecasts are based on numerous estimates and assumptions. The Hillenbrand forecasts were developed in the context of Hillenbrand's two segments: Batesville and the Process Equipment Group. For the Batesville segment, the Hillenbrand forecasts take into account expected burial market demand, cremation rate, pricing, new products or service offerings, as well as anticipated productivity and cost reduction initiatives. For the Process Equipment Group segment, the Hillenbrand forecasts take into account current backlog with scheduled delivery dates, project pipeline, expected aftermarket sales and pricing, along with anticipated productivity and cost reduction initiatives. The 2019 Hillenbrand forecast resulted from Hillenbrand's annual plan and quarterly forecast update process. The 2020 to 2023 Hillenbrand forecasts resulted from Hillenbrand's strategic and financial planning process, and reflect more general market-level forecasts primarily driven by market growth rate projections (based on both internal and publicly available financial data) and commercial initiatives, as well as anticipated productivity and cost reduction initiatives. The underlying assumptions used in the strategic and financial planning process are generally based on information and market factors known to Hillenbrand management in the spring of 2018.

        Hillenbrand used certain financial measures in the Hillenbrand forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Hillenbrand believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Hillenbrand's competitors and may not be directly comparable to similarly titled measures of Hillenbrand's competitors or other companies due to potential differences in the exact method of calculation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

        The following is a summary of the Hillenbrand forecasts (based on Hillenbrand's fiscal year ended September 30, in millions):

  (Dollars in Millions)

	FY 2019E	FY 2020E	FY 2021E	FY 2022E	FY 2023E
Consolidated Revenue	$1,811	$1,844	$1,894	$1,951	$1,992
Consolidated Adjusted EBITDA (non-GAAP)(1)	$304	$330	$352	$379	$397
Consolidated Depreciation	$27	$27	$28	$28	$28
Consolidated Amortization	$30	$31	$32	$32	$32
Consolidated Adjusted EBIT (non-GAAP)	$247	$272	$293	$320	$337
Consolidated Capital Expenditures	$34	$34	$34	$32	$33
Change in Net Working Capital	$(50)	$(7)	$(0)	$(11)	$9

(1)
Adjustments include business acquisition, development, and integration costs, restructuring and restructuring related charges, and purchase accounting adjustments for inventory step-up and backlog amortization.

Important Information Concerning the Forecasts

        The summary of the forecasts is included in this proxy statement/prospectus solely to give Milacron's stockholders access to certain financial forecasts that were made available to the Milacron Board, Barclays and Hillenbrand, and is not being included in this proxy statement/prospectus to influence any Milacron stockholder's decision whether to vote in favor of the merger or for any other purpose. The inclusion of the forecasts in this proxy statement/prospectus does not constitute an admission or representation by Milacron or Hillenbrand that the information is material. The forecasts are forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements" beginning on page 34 of this proxy statement/prospectus.

        Except as described above, the Milacron forecasts and the Hillenbrand forecasts were generated by Milacron and Hillenbrand, respectively, solely for internal use by Milacron, Hillenbrand or their financial advisors. The forecasts were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or GAAP. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures included in the Milacron forecasts or Hillenbrand forecasts in connection with a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Barclays for purposes of its opinion or by the Milacron Board in connection with its consideration of the merger agreement, the merger and the merger consideration. Accordingly, Milacron and Hillenbrand have not provided a reconciliation of the financial measures included in the forecasts to the relevant GAAP financial measures.

        No independent registered public accounting firm provided any assistance in preparing the forecasts. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the forecasts or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the forecasts. The Ernst & Young LLP reports included in Milacron's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 relate solely to the historical financial information of Milacron and to an assessment of Milacron's internal controls over financial reporting. The Hillenbrand forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Hillenbrand's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Hillenbrand forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates to Hillenbrand's previously issued financial statements. It does not extend to the Hillenbrand forecasts and should not be read to do so.

        By including the forecasts in this proxy statement/prospectus, none of Milacron, Hillenbrand nor any of their respective affiliates or representatives nor any other person or entity has made or makes any representation or warranty to any security holder regarding the information included in the forecasts or the ultimate performance of Milacron, Hillenbrand, the surviving corporation or any of their affiliates compared to the information contained in the forecasts.

        The assumptions and estimates underlying the forecasts, all of which are difficult to predict and many of which are beyond the control of Milacron and Hillenbrand, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the forecasts, whether or not the merger is completed. None of Milacron, Hillenbrand nor any of their respective affiliates or representatives nor any other person or entity assumes any responsibility to holders of shares of Milacron or Hillenbrand common stock for the accuracy of this information.

        In particular, the forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the forecasts cover multiple years, by their nature, they become subject to greater unpredictability with each successive year. Important factors that may affect actual results and results in the forecasts not being achieved include, but are not limited to, the risk factors described in Milacron's and Hillenbrand's SEC filings, including Milacron's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and

Hillenbrand's Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and each as updated and supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus entitled "Risk Factors" beginning on page 36 and "Cautionary Note Regarding Forward Looking Statements" beginning on page 34. The forecasts also reflect assumptions as to certain business decisions that are subject to change. The information set forth in the forecasts is not factual and should not be relied upon as being necessarily indicative of actual future results. The forecasts may also differ from published analyst estimates or forecasts. The Milacron forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Milacron contained in Milacron's public filings with the SEC. The Hillenbrand forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Hillenbrand contained in Hillenbrand's public filings with the SEC.

        The forecasts were developed for Milacron and Hillenbrand on a standalone basis without giving effect to the merger, and therefore the forecasts do not give effect to the merger or any changes to Milacron's or Hillenbrand's operations or strategy that may be implemented after the consummation of the merger, including without limitation potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with merger. Furthermore, the forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

        The forecasts summarized in this section were prepared prior to the execution of the merger agreement and have not been updated to reflect any changes after the date they were prepared.

        EXCEPT AS MAY BE REQUIRED BY FEDERAL SECURITIES LAWS, MILACRON AND HILLENBRAND DO NOT INTEND TO UPDATE, AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE, OR OTHERWISE REVISE, THE ABOVE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR OR NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM) OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

        In light of the foregoing factors and the uncertainties inherent in the forecasts, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the forecasts.

Interests of Directors and Executive Officers of Milacron in the Merger

        In considering the recommendation of the Milacron Board that stockholders vote "FOR" the merger proposal, stockholders should be aware that Milacron's directors and executive officers have interests in the merger that may be different from, or in addition to, those of Milacron stockholders generally. The Milacron Board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the stockholders adopt the merger agreement and approve the merger.

        The following discussion sets forth certain of these interests in the merger of each person who has served as a director or executive officer of Milacron since January 1, 2018. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Stock Options

        As of August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, one non-employee director of Milacron held 11,991 in-the-money unvested stock options and the executive officers of Milacron held an aggregate of 108,752 out-of-the-money unvested stock options.

        Upon completion of the merger, each then-outstanding stock option with a per share exercise price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement) in respect of each "net share" subject to such stock option, less applicable tax withholdings. With respect to each stock option, a "net share" is equal to (i) the product of (x) the number of shares of Milacron common stock subject to such stock option and (y) the excess of the per share value of the merger consideration over the per share exercise price of such stock option as of immediately prior to the completion of the merger, divided by (ii) the per share value of the merger consideration. Upon the completion of the merger, each then-outstanding stock option with a per share exercise price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

        Assuming for this purpose that the completion of the merger occurred on August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, the following table provides information regarding the aggregate number of net shares of common stock subject to outstanding unvested stock options held by one non-employee director of Milacron as of such date that will be canceled in exchange for the right to receive the merger consideration upon completion of the merger. All of the unvested stock options held by executive officers of Milacron have a per share exercise price that is greater than the per share value of the merger consideration and will, therefore, be canceled for no consideration.

Name	Shares Subject to Unvested Options(1)	Consideration for Unvested Options($)(2)
James Kratochvil	7,322	124,840

(1)
Based on the number of net shares subject to unvested options held as of August 29, 2019.

(2)
Based on (i) the number of net shares subject to unvested options multiplied by (ii) $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.

Treatment of Restricted Share Awards

        As of August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, executive officers of Milacron held an aggregate of 145,771 restricted share awards.

        Upon completion of the merger, each then-outstanding restricted share award that was granted prior to July 12, 2019, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such restricted share award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings.

        In the event that Milacron grants restricted share awards following July 12, 2019, any such restricted share awards that remain outstanding immediately prior to the completion of the merger will be converted into restricted share awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such restricted share award as of immediately prior to the completion of the merger and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted restricted share awards will have substantially the same terms and conditions as were applicable to such restricted share awards immediately prior to the completion of the merger, except the restricted share awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

        Assuming for this purpose that the completion of the merger occurred on August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, the following table provides information regarding the aggregate number of shares of common stock subject to outstanding restricted share awards held by the executive officers of Milacron as of such date that will be canceled in exchange for the right to receive the merger consideration upon completion of the merger.

Name	Shares Subject to Restricted Share Awards(1)	Consideration for Restricted Share Awards($)(2)
Executive Officers
Thomas Goeke*	63,616	1,084,653
Bruce Chalmers	53,986	920,461
Ling An-Heid	—	0
Gerrit Jue	—	0
Mark Miller	16,961	289,185
Hugh O'Donnell	11,208	191,096

*
Thomas Goeke is both a director and an executive officer

(1)
Based on the number of restricted shares held as of August 29, 2019.

(2)
Based on (i) the number of restricted shares multiplied by (ii) $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.

Treatment of Restricted Stock Units

        As of August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, non-employee directors and executive officers of Milacron held an aggregate of 377,384 RSU awards.

        Upon completion of the merger, each then-outstanding RSU award that vests solely based on the satisfaction of time-based criteria and was granted prior to July 12, 2019 or was granted to a non-employee director of Milacron, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such RSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that the number of shares of Milacron common stock subject to each such RSU award granted to non-employee directors following July 12, 2019 will be prorated based on the number of days elapsed between January 1, 2020 and the date the merger is completed.

        In the event that Milacron grants RSU awards following July 12, 2019, any such RSU awards (other than those granted to non-employee directors) that remain outstanding immediately prior to the completion of the merger will be converted into RSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such RSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted RSU awards will have substantially the same terms and conditions as were applicable to such RSU awards immediately prior to the completion of the merger, except the RSU awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

        Assuming for this purpose that the completion of the merger occurred on August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, the following table provides information regarding the aggregate number of shares of common stock subject to outstanding RSU awards held by the non-employee directors and executive officers of Milacron as of such date that will be canceled in exchange for the right to receive the merger consideration upon completion of the merger.

Name	Shares Subject to RSU Awards(1)	Consideration for RSU Awards($)(2)
Directors
Ira Boots	17,706	301,887
Timothy Crow	7,791	132,837
Walters Davis	7,791	132,837
James Gentilcore	7,791	132,837
Gregory Gluchowski, Jr.	7,791	132,837
James Kratochvil	7,791	132,837
David Reeder	7,791	132,837
Rebecca Lee Steinfort	7,791	132,837
Executive Officers
Thomas Goeke*	107,912	1,839,900
Bruce Chalmers	55,603	948,031
Ling An-Heid	91,854	1,566,111
Gerrit Jue	23,279	396,907
Mark Miller	13,267	226,202
Hugh O'Donnell	13,226	225,503

*
Thomas Goeke is both a director and an executive officer

(1)
Based on the number of RSU awards held as of August 29, 2019.

(2)
Based on (i) the number of RSU awards multiplied by (ii) $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.

Treatment of Performance Stock Units

        As of August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, executive officers of Milacron held an aggregate of 397,659 PSU awards (assuming achievement of the applicable performance metrics at target levels).

        Upon completion of the merger, each then-outstanding PSU award (i.e., a restricted stock unit that vests in whole or in part based on the satisfaction of performance-based criteria) that was granted prior July 12, 2019, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such PSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that, in the case of a PSU award subject to unsatisfied performance conditions for a performance period that includes the date the merger is completed, for purposes of calculating the payment of the merger consideration, the number of shares of common stock subject to such PSU award will be determined as though such performance conditions were satisfied at the applicable target level of performance.

        In the event that Milacron grants PSU awards following July 12, 2019, any such PSU awards that remain outstanding immediately prior to the completion of the merger will be converted into Hillenbrand PSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such PSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted PSU awards will have substantially the same terms and conditions as were applicable to such PSU awards immediately prior to the completion of the merger, provided that the board of directors of Hillenbrand, or a committee thereof, may adjust the performance-based vesting conditions applicable to such awards to reflect the merger. The PSU awards will also be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

        Assuming for this purpose that the completion of the merger occurred on August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, the following table provides information regarding the aggregate number of shares of common stock subject to outstanding PSU awards held by the executive officers of Milacron as of such date that will be canceled in exchange for the right to receive the merger consideration upon completion of the merger.

Name	Shares Subject to PSU Awards(1)	Consideration for PSU Awards($)(2)
Executive Officers
Thomas Goeke*	212,037	3,615,231
Bruce Chalmers	90,471	1,542,531
Ling An-Heid	46,383	790,830
Gerrit Jue	22,275	379,789
Mark Miller	13,267	226,202
Hugh O'Donnell	13,226	225,503

*
Thomas Goeke is both a director and executive officer

(1)
Based on the number of PSU awards held as of August 29, 2019, assuming applicable performance conditions were satisfied at target level of performance.

(2)
Based on (i) the number of PSU awards multiplied by (ii) $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.

Treatment of Stock Appreciation Rights

        As of August 29, 2019, the last practicable date before the filing of this proxy statement/prospectus, none of the non-employee directors and executive officers of Milacron held any outstanding SARs.

Future Milacron Equity Grants

        If the completion of the merger has not occurred by March 1, 2020, Milacron may make annual grants of Milacron equity awards to employees of Milacron and its subsidiaries in the ordinary course of business consistent with past practice, which are referred to as the 2020 equity awards; provided that (i) the target grant date value of the 2020 equity awards may not exceed $5,000,000 in the aggregate; (ii) the target grant date value of the 2020 equity awards granted to executive officers of Milacron and its subsidiaries may not exceed $1,000,000 in the aggregate; and (iii) the 2020 equity awards will have terms and conditions that are substantially similar to the terms and conditions of Milacron's 2019 fiscal year annual equity awards, except that each 2020 equity award will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger with respect to a prorated portion of the next tranche scheduled to vest.

        In addition, if the completion of the merger does not occur prior to February 1, 2020, Milacron may make an annual grant of RSU awards to its non-employee directors in the ordinary course of business consistent with past practice, which are referred to as the 2020 director equity awards; provided that, with respect to the non-executive chairman of Milacron's board of directors, the grant date value of the 2020 director equity awards may not exceed $250,000, and with respect to each non-employee director other than the non-executive chairman of Milacron's board of directors, the grant date value of the 2020 director equity awards may not exceed $110,000.

Potential Severance Payments Upon a Qualifying Termination Following Completion of the Merger

        Milacron's executive officers are entitled to the following severance payments and benefits or notice periods under their respective employment agreements or, with respect to Messrs. Chalmers, Miller and O'Donnell, their severance agreements. For information regarding the value of potential severance payments and benefits or notice periods that may become payable to named executive officers of Milacron pursuant to their respective employment or severance agreements, please refer to the section below captioned "—Quantification of Potential Payments."

  Thomas Goeke

        If Mr. Goeke's employment is terminated either by Milacron without "cause" (other than by reason of death or disability) or by Mr. Goeke for "good reason," Mr. Goeke will receive the following severance payments and benefits, subject to his execution and nonrevocation of a release of claims: (i) 200% of his annual base salary as then in effect, payable in equal installments over a period of 22 months commencing on the first payroll date following the 60th day after his termination date; (ii) 200% of the greater of (x) his annual bonus for the year prior to the date of termination or (y) his annual bonus for the year of termination calculated at the target level, payable in equal installments over a period of 22 months commencing on the first payroll date following the 60th day after his termination date; (iii) the prorated amount of his annual cash bonus for the year of termination, based on audited year-end results for such year and payable when bonuses are normally paid to employees; and (iv) 18 months of the cost of health insurance coverage under COBRA. The foregoing severance payments and benefits are conditioned upon Mr. Goeke's continued compliance with applicable restrictive covenants, as described below.

        For purposes of the employment agreement with Mr. Goeke, "cause" generally means: (i) a material breach of the agreement or any Milacron policy; (ii) conviction or plea of no contest to certain crimes; (iii) willful misconduct which is or could reasonably be expected to be materially injurious to Milacron's business reputation or finance condition; or (iv) intentional acts involving dishonesty or violence which is or could reasonably be expected to be materially injurious to Milacron's business reputation or financial condition.

        For purposes of Mr. Goeke's employment agreement, "good reason" generally means resignation by Mr. Goeke based on any of: (i) a material reduction in his base salary, unless agreed to in writing; (ii) delivery by Milacron of a notice of non-renewal of his employment term; (iii) a material reduction in Mr. Goeke's authority, duties, or responsibilities; (iv) a requirement for Mr. Goeke to report to a corporate officer or employee rather than directly to Milacron's board of directors; (v) a change in the geographic location where Mr. Goeke is required to perform his duties of more than 100 miles (one way) from Milacron's current headquarters in Cincinnati, Ohio, other than required travel; or (vi) any other action or inaction that constitutes a material breach by Milacron of the agreement.

        Mr. Goeke's employment agreement provides that to the extent any payments or benefits received by Mr. Goeke would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, the payments or benefits will be reduced to the extent necessary to avoid imposition of the excise tax, less applicable income taxes, but only to the extent such reduction results in an amount, on an after-tax basis, that is greater than or equal to the full amount of the payments to be provided, less the excise tax and applicable income taxes.

        Mr. Goeke's employment agreement contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of 18 months following the date of termination.

  Bruce Chalmers, Mark Miller and Hugh O'Donnell

        If Messrs. Chalmers', Miller's or O'Donnell's employment is terminated either by Milacron without "cause" (other than by reason of death or disability) or by such executive for "good reason," he will receive the following severance payments and benefits, subject to his execution and nonrevocation of a release of claims: (i) 18 months of his annual base salary as then in effect, payable in equal installments over a period of 18 months commencing on the first payroll date following the 60th day after his termination date; (ii) to the extent provided in Milacron's bonus plan for the year of termination, the prorated amount of his annual cash bonus for the year of termination, based on actual audited year-end results for such year and payable when bonuses are normally paid to employees; and (iii) 18 months of the cost of health insurance under COBRA. The foregoing severance payments and benefits are conditioned upon Messrs. Chalmers', Miller's and O'Donnell's continued compliance with applicable restrictive covenants, as described below.

        For purposes of Messrs. Chalmers', Miller's and O'Donnell's severance agreements, "cause" generally means termination of the executive's employment by Milacron because: (i) he has committed a deliberate and premeditated act against the interests of Milacron; (ii) his conviction, plead guilty or nolo contendere to a felony or crime involving moral turpitude; (iii) his failure to perform or neglect of material duties incident to his employment or other engagement with Milacron on a regular basis that has continued for a period of twenty days after written notice by Milacron; (iv) his chronic absence from work; (v) his refusal to obey a lawful resolution or direction by the Board which is consistent with the duties incident to his employment that has continued for more than twenty days after written notice; (vi) his breach of any material term of the severance agreement or certain other agreements that he is a party to; or (vii) his unlawful use or possession of illegal drugs or habitual drunkenness on Milacron's premises.

        For purposes of Messrs. Chalmers', Miller's and O'Donnell's severance agreements, "good reason" generally means resignation by Messrs. Chalmers, Miller or O'Donnell based on: (i) any material reduction in his annual base salary, other than a less than 10% reduction applicable to Milacron executives generally; (ii) a material reduction in his authority, duties, or responsibilities; or (iii) he is required to relocate to a different principal place of business that is located more than 100 miles (one way) away from Milacron's headquarters in Cincinnati, Ohio.

        Messrs. Chalmers', Miller's and O'Donnell's severance agreements provide that to the extent any payments or benefits received by Messrs. Chalmers, Miller or O'Donnell would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, the payments or benefits will be reduced to the extent necessary to avoid imposition of the excise tax, less applicable income taxes.

        Messrs. Chalmers', Miller's and O'Donnell's severance agreements contain standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of 18 months following the date of termination.

        As set forth above, for information regarding the value of potential severance payments and benefits or notice periods that may become payable to Messrs. Chalmers and Miller pursuant to their respective severance agreements, please refer to the section below captioned "—Quantification of Potential Payments." The aggregate value of potential severance payments and benefits to Mr. O'Donnell is $549,150, which consists of (i) $450,000 representing 18 months of his annual base salary, (ii) $99,041, representing the prorated amount of his annual cash bonus for the year of termination, assuming solely for purposes of this disclosure that actual audited year-end results for such year will be at target level of performance, and (iii) $109, representing the value of 18 months of the cost of his health insurance coverage under COBRA.

  Ling An-Heid

        If Ms. An-Heid's employment is terminated by Milacron without "cause," she will receive the following cash payments: (i) all payments or entitlements to which she is entitled pursuant to the Ontario Employment Standards Act, 2000 as amended, including eight weeks' notice of termination or, at Milacron's option, pay in lieu of notice and severance pay, if applicable; (ii) subject to her continued compliance with restrictive covenants, as described below, four additional weeks of notice for each fully completed year of employment up to a maximum of 70 additional weeks, or at Milacron's option, pay in lieu of notice; and (iii) during the statutory notice period, Milacron will continue to pay its share of the premiums to continue her coverage under Milacron's Group Insurance Benefits Program, excluding long-term disability insurance, group life insurance, accidental death and dismemberment insurance and out of province medical coverage.

        For purposes of Ms. An-Heid's employment agreement, "cause" generally includes (i) unsatisfactory performance, (ii) time theft, (iii) dishonesty, (iv) insubordination, (v) serious misconduct, (vi) a false statement on either her resume or employment application, (vii) any material breach of the employment agreement, as determined in Milacron's sole discretion, (viii) any willful or reckless violation of an established company rule of Milacron, (ix) paying, offering or promising to pay or authorizing payment to any public or private third party to secure an improper benefit, and (x) any other act, omission or circumstance recognized by law as cause for termination.

        Ms. An-Heid's employment agreement contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of one year following the date of termination.

  Gerrit Jue

        Under Mr. Jue's employment agreement, he is entitled to certain termination payments if he is terminated by Milacron prior to age 65 upon circumstances other than due to "urgent reasons" or "weighty reasons" under the Dutch Civil Code or if he terminates his employment and can reasonably demonstrate that it cannot be expected for him in all reasonableness to stay with Milacron. Specifically, he will be entitled to two years of salary (less any amounts that may have been due pursuant to his contractual notice period of 12 months), including holiday allowance and pension premiums, and the value of private use of a company car for two years.

        Mr. Jue's employment agreement contains standard confidentiality provisions.

Transaction Bonuses

        In connection with the approval of the merger agreement, Milacron approved two transaction bonus pools, which may be payable to employees who are employed by Milacron as of immediately prior to the completion of the merger (including Milacron's executive officers), which are referred to as eligible employees. The first transaction bonus pool of $2,500,000 may be paid to such eligible employees in Milacron's sole discretion, provided that (i) no transaction bonus payment may be made to any eligible employee who is otherwise eligible to receive payments (including the value of Milacron equity or equity-based awards and any severance payment or benefits) in connection with the consummation of the merger that equal or exceed $150,000 in the aggregate and (ii) no transaction bonus (or series of transaction bonuses) granted to any eligible employee may exceed, in the aggregate, 25% of such eligible employee's annual base salary. The second transaction bonus pool of $2,500,000 may be paid to such eligible employees in Milacron's sole discretion after prior consultation with Hillenbrand, whose recommendations Milacron will consider in good faith. Any eligible employee who receives a transaction bonus pursuant to the second bonus pool will not be eligible to receive a transaction bonus pursuant to the first transaction bonus pool, absent prior consent from Hillenbrand. The transaction bonuses are expected to be paid to such eligible employees at or immediately preceding the completion of the merger.

        As of the date of this proxy statement/prospectus, Milacron has not determined the value of transaction bonuses, if any, to be paid to Milacron's executive officers.

Prorated Target Bonuses; Ordinary Course Bonuses

        In the event that the merger is completed on or prior to December 31, 2019, Milacron shall have the right to pay, immediately prior to the completion of the merger, annual cash bonuses in respect of its 2019 fiscal year under its cash bonus plans and cash incentive plans to its employees who participate in such plans (including Milacron's executive officers), which, for each participant, shall be (i) based on target performance and (ii) prorated based on the number of days elapsed during the period commencing on January 1, 2019 and ending on the date of the completion of the merger. For information regarding the value of the prorated target bonuses that may become payable to named executive officers of Milacron, please refer to the section below captioned "—Quantification of Potential Payments." Assuming that the completion of the merger occurs on August 29, 2019, which is the last practicable date prior to the filing of this proxy statement, Mr. O'Donnell will be eligible to receive a prorated target bonus upon the completion of the merger equal to $99,041 to the extent not duplicative of any prorated bonus payment that becomes payable pursuant to his severance agreement, as described under the section above captioned "—Potential Severance Payments Upon a Qualifying Termination Following Completion of the Merger."

        In the event that the merger is completed after December 31, 2019, Milacron will determine and pay annual cash bonuses in respect of its 2019 fiscal year under its cash bonus plans and cash incentive plans in the ordinary course of business and consistent with past practice based on actual performance through December 31, 2019. Milacron's board of directors will make the determination regarding the level of achievement of the performance goals in good faith and consistent with past practice with respect to the methodology used to determine such level of achievement of performance goals, subject to prior consultation with Hillenbrand.

Benefits Continuation Pursuant to the Merger Agreement

        For the period beginning at the completion of the merger and ending on the one-year anniversary of the completion of the merger, employees who are actively employed by Milacron or any of its subsidiaries immediately prior to the completion of the merger (including Milacron's executive officers) will be provided by Hillenbrand or any of its subsidiaries, for so long as such employees remain employees of Hillenbrand or any of its subsidiaries, with compensation and benefits that are no less favorable in the aggregate than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided by Milacron or its subsidiaries to such employees immediately prior to the completion of the merger.

Indemnification and Insurance

        The parties have agreed that all rights, existing at the date of the merger agreement, to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the completion of the merger existing in favor of any indemnified persons (as defined in "The Merger Agreement—Covenants and Agreements—Directors' and Officers' Indemnification and Insurance" beginning on page 119) as provided in (i) the second amended and restated certificate of incorporation of Milacron, (ii) the amended and restated bylaws of Milacron, (iii) the organizational documents of any applicable subsidiary of Milacron in effect on the date of the merger agreement at which such indemnified person served as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Hillenbrand, containing any indemnification provisions between such indemnified person, on the one hand, and Milacron and its subsidiaries, on the other hand, will survive the merger in accordance with their terms.

        In addition, for six years after the completion of the merger, Hillenbrand and the surviving corporation will indemnify and hold harmless all indemnified persons with respect to acts or omissions occurring at or prior to the completion of the merger to the fullest extent that the Milacron or its applicable subsidiary would be permitted to do so by the applicable law of organization of the applicable entity.

        Prior to the completion of the merger, Milacron will, or if Milacron is unable to, Hillenbrand will cause the surviving corporation as of the completion of the merger to, use reasonable best efforts to obtain and fully pay the premium for a noncancelable extension of the directors' and officers' liability coverage of Milacron's existing directors' and officers' insurance policies and Milacron's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the completion of the merger with respect to any claim related to any period of time at or prior to the completion of the merger (provided that the premium payable for such "tail" insurance policy may not exceed 300% of the premium amount per annum that Milacron paid in its last full fiscal year).

Quantification of Potential Payments

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Milacron's named executive officers and that is based on or otherwise relates to the merger. This compensation is sometimes referred to as "golden parachute" compensation. The amounts set forth in the tables below are based on payments and benefits that may become payable under the terms of the employment agreements and severance agreements or pursuant to the terms of the transaction agreement or other arrangements. The terms and conditions of the employment agreements and severance agreements are described under the heading "—Potential Severance Payments Upon a Qualifying Termination Following Completion of the Merger," the terms and conditions of the prorated target bonuses payable pursuant to the merger agreement are described under the heading "—Prorated Target Bonuses; Ordinary Course Bonuses" and the treatment of equity awards under the transaction agreement is described under the headings "—Treatment of Restricted Share Awards;—Treatment of Restricted Stock Units; and—Treatment of Performance Stock Units," which are incorporated herein by reference.

        The amounts listed below are estimates based on assumptions that may or may not actually occur, including the assumption that (i) the closing of the transaction occurs on August 29, 2019, which is the last practicable date prior to the filing of this proxy statement, (ii) each named executive officer will experience a qualifying termination at the effective time, (iii) the value of the merger consideration is equal to $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019 and (iv) no reduction of payments or benefits is applied to avoid the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

        A qualifying termination includes (i) for Messrs. Goeke, Chalmers and Miller, a termination of employment either by Milacron without "cause" or by the named executive officer for "good reason," (ii) for Ms. An-Heid, a termination of employment by Milacron without "cause" and (iii) for Mr. Jue, a termination of employment by Milacron prior to age 65 upon circumstances other than due to "urgent reasons" or "weighty reasons" under the Dutch Civil Code or by Mr. Jue if he can reasonably demonstrate that it cannot be expected for him in all reasonableness to stay with Milacron, in each case, as described under the heading "—Potential Severance Payments Upon a Qualifying Termination Following Completion of the Merger."

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Thomas Goeke	$4,105,701	$6,539,784	$31,641		$10,677,126
Bruce Chalmers	$1,115,521	$3,411,023	$38,076		$4,564,620
Ling An-Heid(6)	$1,106,152	$2,356,941	$4,056		$3,467,149
Gerrit Jue(7)	$1,150,632	$776,696	$—		$1,927,328
Mark Miller	$585,644	$741,589	$30,837		$1,358,070

(1)
Amounts shown reflect, as applicable, the value of cash severance payments payable under the applicable named executive officer's employment agreement or severance agreement. For Mr. Goeke, the amount in this column represents cash severance payments consisting of (i) $1,762,000 representing 200% of his annual base salary, (ii) $1,762,000 representing 200% of the greater of (x) his annual bonus for the year prior to the date of termination or (y) his annual bonus for the year of termination calculated at the target level and (iii) $581,701 representing the prorated amount of his annual cash bonus for the year of termination, assuming solely for purposes of this disclosure that the audited year-end results for such year will be at target level of performance. For Messrs. Chalmers and Miller, the amount in this column represents cash severance payments consisting of (i) $825,000 and $480,000, respectively, representing 18 months of the named executive officer's annual base salary and (ii) $290,521 and $105,644, respectively, representing the prorated amount of the named executive officer's annual cash bonus for the year of termination, assuming solely for purposes of this disclosure that actual audited year-end results for such year will be at target level of performance. For Ms. An-Heid, the amount in this column represents (i) cash severance payments consisting of (a) $64,010 representing the value of all payments or entitlements to which she is entitled pursuant to the Ontario Employment Standards Act, 2000 as amended, including eight weeks' notice of termination and (b) $768,117 representing the value of four additional weeks of notice for each fully completed year of employment up to a maximum of 70 additional weeks, and (ii) $274,025 representing the value of her prorated target bonus for the 2019 fiscal year payable pursuant to the terms of the merger agreement. In addition, if Ms. An-Heid's employment with Milacron is terminated and she executes a release of claims in favor of Milacron, Milacron may provide her an additional one week of base salary in the amount of $8,001. For Mr. Jue, the amount in this column represents (i) cash severance payments consisting of $724,917 representing 200% of his annual base salary, plus $73,199 representing his holiday allowance, $184,892 representing two years of pension premiums, and $49,360 representing the value of private use of a company car for two years following a qualifying termination of employment and (ii) $118,263 representing the value of his prorated target bonus for the 2019 fiscal year payable pursuant to the terms of the merger agreement. The prorated target bonuses included in this column for Ms. An-Heid and Mr. Jue are single-trigger benefits in that they will only be paid upon the completion of the merger, and all other cash amounts included in this column are double-trigger benefits that will be paid upon a qualifying termination of employment. Solely for purposes of these calculations, we have assumed that Messrs. Goeke, Chalmers and Miller will receive a prorated amount of their annual cash bonus for the year of termination pursuant to their employment or severance agreement, and will not also receive a prorated target bonus for fiscal year 2019 pursuant to the terms of the merger agreement.

(2)
Amounts shown reflect the value provided in respect of unvested Milacron restricted share awards, RSU awards, and PSU awards, as more fully described above under the headings "—Treatment of Restricted Share Awards;—Treatment of Restricted Stock Units; and—Treatment of Performance Stock Units." All amounts included in this column are single-trigger benefits in that they will only be paid upon the completion of the merger. The equity payments described in this column include the following components:

Name	Milacron Restricted Share Awards ($)(a)	Milacron RSU Awards ($)(a)	Milacron PSU Awards ($)(a)	Total ($)
Thomas Goeke	$1,084,653	$1,839,900	$3,615,231	$6,539,784
Bruce Chalmers	$920,461	$948,031	$1,542,531	$3,411,023
Ling An-Heid	$0	$1,566,111	$790,830	$2,356,941
Gerrit Jue	$0	$396,907	$379,789	$776,696
Mark Miller	$289,185	$226,202	$226,202	$741,589

(a)
Calculated by multiplying (i) the number of shares subject to unvested restricted share awards, RSU awards or PSU awards, as applicable, by (ii) $17.05, which was Milacron's average per share closing market price over the first five business days following the first public announcement of the merger on July 12, 2019.
(3)
Amounts shown for each named executive officer other than Mr. Jue reflect the value of health and welfare continuation coverage following a qualifying termination of employment. For Messrs. Goeke, Chalmers and Miller, the amount in this column represents the value of 18 months of the cost of health insurance coverage under COBRA. For Ms. An-Heid, the amount in this column represents the value of Milacron's share of the premiums to continue her coverage under Milacron's Group Insurance Benefits Program during the statutory notice period, excluding long-term disability insurance, group life insurance, accidental death and dismemberment insurance and out of province medical coverage. Mr. Jue's employment agreement does not provide for health and welfare continuation coverage following termination of employment. The amounts included in this column are double-trigger benefits that will be paid upon a qualifying termination of employment.

(4)
As of the date of this proxy statement/prospectus, Milacron has not determined the value of transaction bonuses, if any, to be paid to Milacron's executive officers. Any one of the named executive officers may be eligible to receive a transaction bonus of up to $2,500,000. However, Milacron expects the actual transaction bonuses payable to the named executive officers to be lower than this maximum amount. Any transaction bonuses that may be made to each named executive officer are single-trigger benefits in that they will only be paid upon the completion of the merger.

(5)
Amounts shown for each named executive officer would be increased by any transaction bonus as described in footnote (4) to this table, to the extent a named executive officer receives such a transaction bonus.

(6)
Values have been converted from CAD to U.S. dollars at the August 29, 2019 exchange rate of 1.329978 CAD per $1.00 USD, obtained at www.x-rates.com.

(7)
Values have been converted from Euros to U.S. dollars at the August 29, 2019 exchange rate of 0.904296 EURO per $1.00 USD, obtained at www.x-rates.com.

Director and Officer Indemnification

        Under the merger agreement, certain indemnification and insurance rights exist in favor of Milacron's current and former directors and officers. See "The Merger—Interests of Directors and Executive Officers of Milacron in the Merger—Indemnification and Insurance" beginning on page 91 for information about these rights.

Financing of the Merger and Treatment of Existing Debt

        In connection with the merger, Hillenbrand currently intends to pay off Milacron's existing term loan facility totaling approximately $833 million as of June 30, 2019.

        Hillenbrand's obligation to complete the merger is not conditioned upon its obtaining financing. Hillenbrand estimates that $1.7 billion will be required to pay the aggregate cash portion of the merger consideration, to pay off Milacron's existing debt and to pay fees and expenses relating to the merger and the financing. In connection with the proposed transaction, Hillenbrand entered into a commitment letter on July 12, 2019 pursuant to which JPMorgan Chase Bank, N.A. committed to fully provide a 364-day senior unsecured bridge facility in an aggregate principal amount of $1.1 billion. Hillenbrand expects to permanently finance the cash portion of the transaction, pay off Milacron's outstanding debt upon completion of the merger and pay fees, costs and expenses associated with the transaction with available cash, as well as, subject to market conditions, approximately $500 million of new term loan debt, approximately $600 million of senior notes and approximately $634.9 million of borrowings under Hillenbrand's revolving credit facility. The debt may be incurred under a new or amended credit facility, Hillenbrand's entry into one or more senior unsecured term loan facilities, as well as pursuant to issuance of senior unsecured notes. The commitments under the bridge facility commitment letter will be reduced to the extent that Hillenbrand receives commitments for such term loan and/or proceeds from such securities offerings, or from the incurrence of certain other debt, offerings of equity, and sales of assets, in each case with certain exceptions.

Regulatory Approvals

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act without the imposition of a burdensome divestiture condition. Hillenbrand and Milacron each filed their respective HSR Act notification forms on July 26, 2019 and the waiting period under the HSR Act expired at 11:59 p.m. on August 26, 2019.

        Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval in Austria, Germany, Poland, Canada and China. In addition, regulatory approvals may be solicited and filings may be made in certain other jurisdictions.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Timing of the Merger

        The transaction is expected to be completed in the first quarter of calendar year 2020. Neither Hillenbrand nor Milacron can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company's control, including obtaining the necessary regulatory approvals.

        See "The Merger Agreement—Conditions to the Merger" beginning on page 121.

Material U.S. Federal Income Tax Consequences

        The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Milacron common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The summary is based on the Code, the U.S. Treasury Regulations promulgated under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

        This summary is not a complete description of all the tax consequences of the merger and, in particular, does not address the U.S. federal income tax considerations applicable to holders of Milacron common stock who are subject to special treatment under U.S. federal income tax law (including, for example, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, tax-exempt entities or governmental organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, former long-term residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, tax-qualified retirement plans, holders deemed to hold Milacron common stock under the constructive sale provisions of the Code, holders who acquired Milacron common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Milacron common stock as part of a hedge, straddle, conversion or other integrated transaction). In addition, no information is provided with respect to the tax consequences of the merger under the U.S. federal estate, gift, Medicare, and alternative minimum tax laws, or any applicable state, local, or non-U.S. tax laws. This summary does not address the tax consequences to holders of Milacron common stock who exercise appraisal rights in connection with the merger under the DGCL or the tax consequences of any transaction other than the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Milacron common stock that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A "non-U.S. holder" means a beneficial owner of Milacron common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Milacron common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Milacron common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

        The tax consequences of the merger will depend on your specific situation. You should consult your own tax advisors as to the U.S. federal income tax consequences of the merger to you in light of your particular circumstances, as well as the applicability and effect of the alternative minimum tax and any state, local, and non-U.S. income or other tax laws and of any changes in those laws.

Consequences to U.S. Holders

        The receipt of the merger consideration by U.S. holders in exchange for shares of Milacron common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Milacron common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the Hillenbrand common stock plus the amount of cash received and (2) the U.S. holder's adjusted tax basis in its Milacron common stock exchanged therefor.

        Such gain or loss will be capital gain or loss and, if a U.S. holder's holding period in the shares of Milacron common stock surrendered in the merger is greater than one year as of the date of the merger, will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Milacron common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Milacron common stock.

        A U.S. holder's aggregate tax basis in Hillenbrand common stock received in the merger generally will equal the fair market value of the Hillenbrand common stock as of the completion of the merger. The holding period of the Hillenbrand common stock received in the merger generally will begin on the day after the merger.

        Notwithstanding the above, in certain circumstances, the receipt of the cash consideration by U.S. holders of Milacron common stock that also actually or constructively own Hillenbrand common stock may be subject to Section 304 of the Code if holders who own (including by attribution) 50% or more of the Milacron common stock before the merger own (including by attribution), immediately after the merger, 50% or more of the Hillenbrand common stock. If Section 304 of the Code applies to the cash consideration received in the merger, to the extent a U.S. holder would otherwise be treated for U.S. federal income tax purposes as selling Milacron common stock to Hillenbrand for cash, such holder will instead be treated as receiving the cash consideration from Hillenbrand in deemed redemption of shares of Hillenbrand common stock deemed issued to such holder.

        If such deemed redemption is treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code (discussed below under "—Consequences to Non-U.S. Holders"), the deemed redemption would be taxable as a dividend (in an amount equal to the cash consideration received) to the extent of the U.S. holder's allocable share of the earnings and profits of (a) Hillenbrand and (to the extent the cash consideration received by such U.S. holder exceeds the U.S. holder's allocable share of Hillenbrand's current and accumulated earnings and profits) (b) Milacron. The amount of the cash consideration treated as a dividend is not limited by the amount of a U.S. holder's gain with respect to its Milacron common stock. To the extent that the amount of cash consideration exceeds Hillenbrand's and Milacron's current and accumulated earnings and profits, the distribution would first be treated as a tax-free return of capital, causing a reduction in the U.S. holder's adjusted tax basis in its Milacron common stock, and to the extent the amount of the distribution exceeds such tax basis, the excess would be taxed as capital gain recognized on a sale or exchange of such U.S. holder's Milacron common stock. The amount of any such gain would be taxed as described above.

        In the event of such treatment, non-corporate U.S. holders may be eligible for a reduced rate of taxation on any such deemed dividend arising under Section 304 of the Code, subject to exceptions for short-term and hedged positions, while corporate U.S. holders may be treated as receiving an "extraordinary dividend" within the meaning of Section 1059 of the Code. It is not certain whether Section 304 of the Code will apply to the merger, because it is not certain whether shareholders who own (including by attribution) 50% or more of the Milacron common stock before the merger will own (including by attribution) 50% or more of the Hillenbrand common stock immediately after the merger. Further, it may not be possible to establish with certainty following the closing whether or not Section 304 of the Code applied to the merger because the ownership information necessary to make such determination may not be available. In addition, if Section 304 of the Code applies to the merger, because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of the constructive ownership rules described below under "—Consequences to Non-U.S. Holders," U.S. holders of Milacron common stock that also actually or constructively own Hillenbrand common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules.

Consequences to Non-U.S. Holders

        In general, the U.S. federal income tax consequences of the merger to non-U.S. holders will be the same as those described above for U.S. holders, except that, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of the merger consideration in exchange for shares of Milacron common stock pursuant to the merger, unless:

  •
  such gain is "effectively connected" with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder's permanent establishment in the United States);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or

  •
  the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of Milacron common stock at any time during the five-year period preceding the merger, and Milacron is, or has been during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Milacron common stock, a "United States real property holding corporation" within the meaning of the Code.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis, at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder will be subject to U.S. federal income tax on a net income basis, at generally applicable U.S. federal income tax rates.

        As discussed above under "—Consequences to U.S. Holders," if Section 304 of the Code applies to the merger, the cash consideration received in the merger would be treated as having been received in a deemed redemption of shares of Hillenbrand common stock deemed issued. Such deemed redemption generally would be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a holder is not "substantially disproportionate" with respect to such holder or is "essentially equivalent to a dividend" under the tests set forth in Section 302 of the Code. The determination of whether a holder's receipt of the cash consideration is not "substantially disproportionate" generally requires a comparison of (x) the percentage of the outstanding stock of Milacron that the holder is deemed actually and constructively to have owned immediately before the merger and (y) the percentage of the outstanding stock of Milacron that is actually and constructively owned by such holder immediately after the merger (including indirectly as a result of owning stock in Hillenbrand and taking into account any shares of Hillenbrand actually and constructively owned by such holder prior to the merger, or otherwise acquired in connection with the transaction). The deemed redemption will generally result in a "substantially disproportionate" exchange with respect to a holder if the percentage described in clause (y) above is less than 80% of the percentage described in clause (x) above. Whether the deemed redemption results in an exchange that is "not essentially equivalent to a dividend" with respect to a holder will depend on such holder's particular circumstances. Generally, if such deemed redemption results in a "meaningful reduction" in the holder's percentage stock ownership of Milacron, as determined by comparing the percentage described in clause (y) above to the percentage described in clause (x) above, such deemed redemption will be considered "not essentially equivalent to a dividend." The IRS has indicated in a revenue ruling that a minority shareholder in a publicly traded corporation will experience a "meaningful reduction" if the minority shareholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs, and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase stock, in addition to the stock actually owned by the holder. In addition, as noted above, in applying the "substantially disproportionate" and "not essentially equivalent to a dividend" tests to a holder, sales (or purchases) of Hillenbrand common stock made by such holder (or by persons whose shares are attributed to such holder) in connection with the merger will be taken into account.

        Any amount treated under these rules as a dividend paid to a non-U.S. holder generally would be subject to U.S. withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividend is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States). Because it may not be certain at the time of closing whether Section 304 of the Code applies to the merger, and because the application of Section 304 of the Code depends on a non-U.S. holder's particular circumstances, withholding agents may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, withholding agents may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any cash merger consideration paid to a non-U.S. holder, unless (i) the withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any withholding agent will establish such special certification procedures. If a withholding agent withholds excess amounts from the cash consideration payable to a non-U.S. holder, such non-U.S. holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS.

        Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the merger, and the possible desirability of selling their shares of Milacron common stock or Hillenbrand common stock (and considerations relating to the timing of any such sales).

Information Reporting and Backup Withholding

        Payments of cash made in exchange for shares of Milacron common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a "United States person" (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

        A non-U.S. holder may be subject to information reporting and backup withholding on any cash received in exchange for Milacron common stock pursuant to the merger unless the non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an appropriate Internal Revenue Service Form W-8.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

        The tax consequences of the merger will depend on your specific situation. You should consult your own tax advisor with respect to the U.S. federal income tax consequences of the merger in light of your particular circumstances, as well as the applicability and effect of the alternative minimum tax and any state, local, and non-U.S. income or other tax laws and of any changes in those laws.

Accounting Treatment

        Hillenbrand prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Milacron by Hillenbrand under the acquisition method of accounting in accordance with GAAP. Hillenbrand will be treated as the acquiror for accounting purposes.

        All unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the estimated net fair value of Milacron's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the estimated net fair value of the assets and liabilities of Milacron as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of increasing the goodwill recognized related to the merger.

NYSE Listing; Delisting and Deregistration of Milacron Common Stock

        Prior to the completion of the merger, Hillenbrand has agreed to use its reasonable best efforts to cause the shares of Hillenbrand's common stock to be issued in connection with the merger to be approved for listing on the NYSE. The listing of the shares of Hillenbrand's common stock on the NYSE, subject to official notice of issuance, is also a condition to completion of the merger.

        If the merger is completed, Milacron common stock will cease to be listed on the NYSE and Milacron common stock will be deregistered under the Exchange Act.

Hillenbrand's Dividend Policy

        The declaration of future dividends following the completion of the merger will be at the discretion of the Hillenbrand Board and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Hillenbrand and other factors deemed relevant by the Hillenbrand Board. While Hillenbrand cannot assure its future financial performance, it anticipates that it will continue to pay dividends on Hillenbrand stock in the foreseeable future. Most recently, Hillenbrand declared a quarterly dividend of $0.21 per Hillenbrand share, which was paid on June 28, 2019 to holders of record on June 14, 2019. Under the merger agreement, prior to the completion of the merger, Hillenbrand may continue to pay its regular quarterly cash dividends in the ordinary course consistent with past practice (subject to increase for quarterly periods occurring on or after October 1, 2019, by no more than $0.01 per share on an annual basis).

Restrictions on Sales of Shares of Hillenbrand Common Stock Received in the Merger

        All shares of Hillenbrand common stock received by Milacron stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Hillenbrand common stock received by any Milacron stockholder who becomes an "affiliate" of Hillenbrand after completion of the merger (such as Milacron directors or executive officers who become directors or executive officers of Hillenbrand after the merger). This proxy statement/prospectus does not cover resales of shares of Hillenbrand common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the entire merger agreement.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Hillenbrand or Milacron. Factual disclosures about Milacron and Hillenbrand contained in this proxy statement/prospectus and/or in the public reports of Milacron and Hillenbrand filed with the SEC (as described in the section entitled "Where You Can Find More Information" beginning on page 177) may supplement, update or modify the disclosures about Milacron and Hillenbrand contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for a merger of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Hillenbrand's or Milacron's public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Milacron or Hillenbrand at the time they were made or otherwise.

Structure of the Merger

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the completion of the merger, Merger Sub will be merged with and into Milacron. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Milacron will continue as the surviving corporation and a direct or indirect wholly owned subsidiary of Hillenbrand. The certificate of incorporation of Milacron, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation. The parties will take all necessary action such that the bylaws of Milacron will be amended and restated at the completion of the merger to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the completion of the merger, except with respect to the name of the surviving corporation, which will be "Milacron Holdings Corp."

Merger Consideration; Fractional Shares

        At the completion of the merger, on the terms and subject to the conditions set forth in the merger agreement, each share of Milacron common stock issued and outstanding immediately prior to the completion of the merger (other than shares (1) held by Milacron as treasury stock or owned by Hillenbrand or Merger Sub, which will be canceled, (2) held by any wholly owned subsidiary of either Milacron or Hillenbrand (other than the Merger Sub), which will be converted into shares of common stock of the surviving corporation (par value $0.01 per share) and (3) held by a holder who has not voted in favor of adoption of the merger agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares (and has not failed to perfect, withdrawn or otherwise lost such appraisal rights in respect of such shares) in accordance with the DGCL) will be converted into the right to receive the merger consideration, which is:

  •
  $11.80 in cash, without interest, from Hillenbrand; and

  •
  0.1612 shares of Hillenbrand common stock, no par value (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes.

        The fraction of a share of Hillenbrand common stock into which each share of Milacron common stock (other than excluded shares) will be converted is referred to as the exchange ratio.

        No fractional shares of Hillenbrand common stock will be issued in the merger. Each holder of shares of Milacron common stock or equity awards that will convert into the right to receive Hillenbrand common stock and who otherwise would have been entitled to a fraction of a share of Hillenbrand common stock will be entitled to receive, in lieu of such fractional share, an amount of cash (rounded down to the nearest whole cent), without interest, equal to (1) the amount of the fractional share interest in a share of Hillenbrand common stock to which such holder would otherwise be entitled (rounded to three decimal places) multiplied by (2) the volume weighted average trading price of Hillenbrand common stock for the ten consecutive trading days ending on the trading day immediately preceding the date the merger is completed. No such holder of a fractional share interest will be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        Hillenbrand stockholders will continue to own their existing shares of common stock of Hillenbrand, the form of which will not be changed by the transaction.

Treatment of Equity Awards

Treatment of Stock Options

        Upon completion of the merger, each then-outstanding stock option with a per share exercise price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement) in respect of each "net share" subject to such stock option, less applicable tax withholdings. With respect to each stock option, a "net share" is equal to (i) the product of (x) the number of shares of Milacron common stock subject to such stock option and (y) the excess of the per share value of the merger consideration over the per share exercise price of such stock option as of immediately prior to the completion of the merger, divided by (ii) the per share value of the merger consideration. Upon the completion of the merger, each then-outstanding stock option with a per share exercise price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

Treatment of Restricted Shares

        Upon completion of the merger, each then-outstanding restricted share award that was granted prior to July 12, 2019 will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such restricted share award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings.

        In the event that Milacron grants restricted share awards following July 12, 2019, any such restricted share awards that remain outstanding immediately prior to the completion of the merger will be converted into restricted share awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such restricted share award as of immediately prior to the completion of the merger and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted restricted share awards will have substantially the same terms and conditions as were applicable to such restricted share awards immediately prior to the completion of the merger, except the restricted share awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Restricted Stock Units

        Upon completion of the merger, each then-outstanding RSU award that vests solely based on the satisfaction of time-based criteria and was granted prior to July 12, 2019 or was granted to a non-employee director of Milacron, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such RSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that the number of shares of Milacron common stock subject to each such RSU award granted to non-employee directors following July 12, 2019 will be prorated based on the number of days elapsed between January 1, 2020 and the date the merger is completed.

        In the event that Milacron grants RSU awards following July 12, 2019, any such RSU awards (other than those granted to non-employee directors) that remain outstanding immediately prior to the completion of the merger will be converted into RSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such RSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted RSU awards will have substantially the same terms and conditions as were applicable to such RSU awards immediately prior to the completion of the merger, except the RSU awards will be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Performance Stock Units

        Upon completion of the merger, each then-outstanding PSU award (i.e., a restricted stock unit that vests in whole or in part based on the satisfaction of performance-based criteria) that was granted prior to July 12, 2019, whether vested or unvested, will be canceled and converted into the right to receive the merger consideration in respect of each share of Milacron common stock subject to such PSU award (including cash in lieu of any fractional shares, dividends or other distributions payable pursuant to the merger agreement), less applicable tax withholdings; provided that, in the case of a PSU award subject to unsatisfied performance conditions for a performance period that includes the date the merger is completed, for purposes of calculating the payment of the merger consideration, the number of shares of common stock subject to such PSU award will be determined as though such performance conditions were satisfied at the applicable target level of performance.

        In the event that Milacron grants PSU awards following July 12, 2019, any such PSU awards that remain outstanding immediately prior to the completion of the merger will be converted into Hillenbrand PSU awards with respect to a number of shares of Hillenbrand common stock equal to the product of (i) the number of shares of Milacron common stock subject to such PSU award and (ii) the equity award exchange ratio, with any fractional shares rounded down to the nearest whole share. The converted PSU awards will have substantially the same terms and conditions as were applicable to such PSU awards immediately prior to the completion of the merger, provided that the board of directors of Hillenbrand, or a committee thereof, may adjust the performance-based vesting conditions applicable to such awards to reflect the merger. The PSU awards will also be subject to double trigger vesting upon a termination of the grantee's employment by Hillenbrand other than for cause or by the grantee for good reason, in each case, within 12 months following the completion of the merger only with respect to a prorated portion of the next tranche scheduled to vest.

Treatment of Stock Appreciation Rights

        Upon completion of the merger, each then-outstanding award of SARs with a per share strike price that is less than the per share value of the merger consideration, whether vested or unvested, will be canceled and converted into the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Milacron common stock subject to such SAR and (ii) the excess of the per share value of the merger consideration over the per share strike price of such SAR as of immediately prior to the completion of the merger, less applicable tax withholdings. Upon the completion of the merger, each then-outstanding SAR with a per share strike price that is greater than or equal to the per share value of the merger consideration, whether vested or unvested, will be canceled for no consideration.

Closing and Effectiveness of the Merger

        Unless another time, date or place is agreed by Milacron and Hillenbrand consistent with the DGCL, the closing of the merger will occur at 9:00 a.m. (New York City time) on the date specified by Milacron and Hillenbrand, but in any event no later than the third business day after the date the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The merger will become effective at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later date and time as may be specified in the certificate of merger).

Conversion of Shares; Exchange of Certificates

        The conversion of shares of Milacron common stock (other than the excluded shares) into the right to receive the merger consideration will occur automatically at the completion of the merger. Each excluded share held by any wholly owned subsidiary of either Milacron or Hillenbrand (other than Merger Sub) will be converted into such number of shares of common stock, par value $0.01 per share, of the surviving corporation such that each such subsidiary will own the same percentage of the surviving corporation immediately following the completion of the merger as such subsidiary owned of Milacron immediately prior to the completion of the merger.

        Prior to the completion of the merger, Hillenbrand will appoint its transfer agent or another agent reasonably acceptable to Milacron as exchange agent and enter into an agreement with the exchange agent reasonably acceptable to Milacron for the purpose of exchanging for the merger consideration (A) certificates representing shares of Milacron common stock or (B) uncertificated shares of Milacron common stock. Promptly after the completion of the merger (but in no event later than the fifth business day after such time), Hillenbrand will send, or will cause the exchange agent to send, a letter of transmittal (in a form that is reasonably acceptable to Milacron) to each holder of shares of Milacron common stock at the completion of the merger. The letter of transmittal will be accompanied by instructions (which will specify that the delivery of certificates will be effected, and risk of loss and title to such certificates will pass, only upon proper delivery of such certificates or transfer of the uncertificated shares to the exchange agent) for use in such exchange.

        Each holder of shares of Milacron common stock that have been converted into the right to receive the merger consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate (or affidavit in lieu thereof), together with a properly completed letter of transmittal, in the case of certificates, or (ii) receipt of such evidence, if any, as the exchange agent may reasonably request in the case of a surrender of uncertificated shares, the merger consideration in respect of the Milacron common stock represented by a certificate or uncertificated share (including cash in lieu of any fractional shares of Hillenbrand common stock as described above).

        If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that (i) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (ii) the person requesting such payment pay to the exchange agent any transfer or other taxes or fees required as a result of such payment or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

        After the completion of the merger, there will be no further registration of transfers of shares of Milacron common stock. If, after the completion of the merger, certificates or uncertificated shares are presented to the surviving corporation or the exchange agent, they will be exchanged for the merger consideration (including cash in lieu of any fractional shares of Hillenbrand common stock as described above and dividends or other distributions with respect to shares of Hillenbrand common stock to be paid as described below).

        No dividends or other distributions with respect to Hillenbrand common stock with a record date on or after the completion of the merger will be paid to the holder of any unsurrendered share of Milacron common stock with respect to shares of Hillenbrand common stock that such holder would be entitled to receive upon surrender of such share of Milacron common stock until such holder surrenders such share of Milacron common stock. After the surrender of any such share of Milacron common stock, such holder that is entitled to receive shares of Hillenbrand common stock will then be entitled to receive, and Hillenbrand will cause such person to be paid, any dividends or other distributions, without interest thereon, with a record date on or after the completion of the merger and which theretofore had become payable (whether or not prior to such surrender) with respect to whole shares of Hillenbrand common stock.

        Each of the exchange agent, Merger Sub, the surviving corporation and Hillenbrand will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any amounts so withheld and properly paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such withholding was made.

Representations and Warranties; Material Adverse Effect

        The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a "material adverse effect"). See the definition of "material adverse effect" beginning on page 107.

        The representations and warranties made by each party under the merger agreement relate to, among other things:

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  due organization, valid existence, good standing and qualification to do business;

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  corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;

  •
  required consents and approvals from governmental entities;

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  the absence of any conflicts or violations of organizational documents and other agreements or laws;

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  capitalization;

  •
  documents filed with the SEC and internal controls and procedures relating to financial reporting;

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  financial statements;

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  accuracy of information supplied or to be supplied in connection with this proxy statement/prospectus;

  •
  the absence of certain changes;

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  the absence of certain undisclosed material liabilities;

  •
  compliance with laws, court orders and permits;

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  the absence of certain legal proceedings, investigations and governmental orders;

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  environmental matters;

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  customs and international trade laws;

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  ownership of the other party's securities as it pertains to DGCL § 203 or Indiana Business Corporation Law (the "IBCL") § 23-1-42-10, as the case may be;

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  anticorruption;

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  antitakeover statutes; and

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  brokers and transaction-related fees and expenses.

        The merger agreement also contains additional representations and warranties of Milacron, relating to, among other things, the following:

  •
  ownership, due organization, valid existence, good standing and qualification to do business with respect to its subsidiaries;

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  real and personal property;

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  intellectual property and information technology;

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  data protection and cybersecurity;

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  tax matters;

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  employee benefit plans;

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  labor and employment matters;

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  insurance policies;

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  material contracts and related party transactions;

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  customers and suppliers; and

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  the opinion from its financial advisor.

        The merger agreement also contains additional representations and warranties by Hillenbrand and Merger Sub, relating to, among other things, (i) the absence of certain arrangements between Hillenbrand and any director, officer or employee of Milacron or pursuant to which any stockholder of Milacron would be entitled to receive different merger consideration or agrees to vote to approve the merger agreement and (ii) sufficiency of Hillenbrand's and Merger Sub's funds in connection with the merger.

        The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger.

        Certain of the representations and warranties made by the parties are qualified as to "knowledge," "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect," when used in reference to Hillenbrand or Milacron, means any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, (i) would prevent such party's ability to consummate the merger or perform its other obligations under the merger agreement or would prevent the consummation of the merger or (ii) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the party and its subsidiaries, taken as a whole, excluding any of the following and any effect resulting from the following:

  •
  changes in the financial, securities, credit, currency, financial or other capital markets in the United States or any other country or region in the world (including changes generally in prevailing interest rates, currency exchange rates and credit markets), or general economic or regulatory, legislative or political conditions;

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  changes or conditions in or of the economic, business and financial environment generally affecting the industry in which such party and its subsidiaries operate or the industries to which such party and its subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which such party or its subsidiaries operate;

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  geopolitical conditions, any outbreak or escalation of hostilities, international trade related matters, trade agreements, tariffs, anti-dumping actions and other trade actions, acts of war (whether or not declared and whether or not political in nature), acts of armed hostility, sabotage, terrorism (including cyber attacks or computer hacking on a governmental authority or which generally affects participants in the industry in which Milacron or Hillenbrand operate) or national or international calamity (or material worsening of any such conditions on or after July 12, 2019);

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  any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions, wild fires or other natural disaster or other force majeure event;

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  changes in applicable law or GAAP or authoritative interpretation thereof;

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  the failure, in and of itself, of such party to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or changes in the market price or trading volume of the securities of such party or the credit rating of such party or any analyst downgrades (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise or contributing to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a material adverse effect to the extent such facts are not otherwise excluded under the definition of material adverse effect by another exception);

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  the announcement or pendency of the transactions contemplated by the merger agreement;

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  any litigation, suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby, or this proxy statement/prospectus (including breach of fiduciary duty and disclosure claims); or

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  any action taken by one party at the written request of the other party made after July 12, 2019;

except, in the case of the first five bullet points above, to the extent having a disproportionate effect on the party and its subsidiaries, taken as a whole, relative to the other participants in the industry in which the party and its subsidiaries operate (in which case such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether there has been a material adverse effect to the extent of such disproportionate impact or impacts).

Covenants and Agreements

Conduct of Business

        Each of Hillenbrand and Milacron has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between July 12, 2019 and the earlier of the completion of the merger and the termination of the merger agreement.

Conduct of the Business of Milacron

        In general, Milacron has agreed that prior to the completion of the merger, except as expressly required or as expressly permitted by the merger agreement, as required by applicable law, as required by the terms of any Milacron material contract or with the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of Hillenbrand, it will and will cause each of its subsidiaries to:

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  use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practices; and

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  use reasonable best efforts to preserve intact in all material respects its present business organization, keep available the services of its directors, officers and key employees, and maintain satisfactory relationships with its customers, lenders, suppliers, governmental authorities and others having material business relationships with it;

provided, that in complying with such covenants, Milacron is not obligated to take any action that would not be permitted as set forth below.

        In addition, Milacron has agreed that, prior to the completion of the merger, except as expressly required by the merger agreement, as required by applicable law, as required by the terms of any Milacron material contract or with the prior written consent (which consent, in certain specific cases will not be unreasonably withheld, conditioned or delayed) of Hillenbrand, it will not and will cause its subsidiaries not to:

  •
  amend its certificate of incorporation, bylaws or the comparable organizational documents of any subsidiary of Milacron (except for amendments to such documents of its subsidiaries that would not be adverse to Hillenbrand or Merger Sub or that would not reasonably be expected to have the effect of delaying, preventing or restraining the completion of the merger);

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  (1) split, reverse split, combine, reclassify or otherwise amend the terms of its or its subsidiaries' securities, or any options, warrants, convertible securities or other rights of any kind to acquire its or its subsidiaries' securities, (2) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, its or its subsidiaries' securities (excluding cash dividends and distributions by a wholly owned subsidiary of Milacron to its parent) or (3) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire its or its subsidiaries' securities, or any options, warrants, convertible securities or other rights of any kind to acquire its or its subsidiaries' securities (excluding repurchases or other acquisitions in connection with the exercise or forfeiture of equity-based compensation);

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  issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of, or authorize the same with respect to, its or its subsidiaries' securities or any options, warrants, convertible securities or other rights of any kind to acquire its or its subsidiaries' securities, other than the issuance of any shares of Milacron common stock upon the exercise of stock options or settlement of RSU awards and PSU awards that are outstanding on July 12, 2019, in each case in accordance with their terms on that date;

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  make or incur any capital expenditures or any obligations or liabilities in respect thereof exceeding the annual capital expenditure budget or, if unbudgeted, $1.25 million in the aggregate in each fiscal quarterly period;

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  effect or adopt a plan or agreement of, or resolutions providing for or authorizing, a merger or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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  acquire (by any method), directly or indirectly, any entity or properties, interests or businesses, or any assets or securities in connection with such acquisition, if the aggregate amount of consideration paid or transferred, or to be paid or transferred, by Milacron and its subsidiaries exceeds or would exceed $3 million in any fiscal quarterly period;

  •
  sell, pledge, dispose of, abandon, lease, license, mortgage, or otherwise transfer (including pursuant to a sale-lease back transaction or an asset securitization transaction), or create or incur any lien (other than certain permitted liens) on, any of its assets, securities, business, properties, interests or rights having a fair market value in excess of $5 million in any fiscal quarterly period, except (1) pursuant to certain existing contracts and (2) for sales of Milacron products and services, inventory or obsolete equipment in the ordinary course of business consistent with past practices;

  •
  (1) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of Milacron or any of its subsidiaries, enter into any "keep well" or other contract to maintain any financial statement or similar condition of another person (other than "keep well" or other similar contracts entered into by and between Milacron and its subsidiaries in the ordinary course or the prepayment of up to $5 million of indebtedness outstanding under Milacron's credit facilities in any fiscal quarterly period), or enter into any arrangement having the economic effect of any of the foregoing (except for certain payments in the ordinary course of business consistent with past practices), or (2) make any loans, advances or capital contributions to, or investments in, any other person (except (A) to Milacron or any of its subsidiaries in the ordinary course of business, (B) accounts receivable and extensions of credit in the ordinary course of business, (C) advances of expenses to employees in the ordinary course of business pursuant to the applicable Milacron employee plan as in effect on July 12, 2019, or (D) advancements of expenses to directors and officers of Milacron or any of its subsidiaries pursuant to the governing documents of such entities as in effect on the date hereof and any indemnification agreements to which Milacron or any of its subsidiaries are a party as of July 12, 2019);

  •
  enter into any contract that contains (1) any provisions restricting Milacron or any of its affiliates from competing or engaging in any material respect in any activity or line of business or with any person or in any area or (2) material exclusivity rights for the benefit of a third party;

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  negotiate, amend, extend, renew, terminate or enter into, or waive, release or assign any rights under any material contract, any contract that would have been a material contract had it been entered into prior to the date of the merger agreement or any contract relating to a material real property lease, other than such actions with respect to certain types of contracts in the ordinary course of business, except that this prohibition will not apply to any contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the merger or any other transaction contemplated by the merger agreement;

  •
  except to the extent required under an existing employee benefit plan in effect on July 12, 2019:

  •
  (1) hire, engage, promote or terminate (other than for cause) any employee or independent contractor, except in the ordinary course of business with respect to any employee who does or would earn an annual base salary of less than $300,000;

  •
  (2) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment;

  •
  (3) grant, or commit to grant, any increase in wages, salary, bonuses, commissions, severance or similar compensation (including equity or equity-based compensation), except for wage, salary or commissions increases in the ordinary course of business with respect to any employee entitled to earn less than $300,000 in annual base salary;

  •
  (4) make any person a participant in or party to any severance plan or grant any increase in severance compensation; or

  •
  (5) establish, adopt, enter into or amend any collective bargaining agreement or any employee benefit plan, including any employment, severance, change in control, retention, individual consulting or similar agreement (other than employment agreements in the ordinary course of business in the applicable jurisdiction and entering into arrangements (excluding equity and equity-based grants) with newly hired or promoted employees that have a value consistent with those provided to similarly situated employees or newly hired employees in the ordinary course of business;

  •
  materially modify, extend or enter into any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, works council or other employee representative body;

  •
  implement or effect any facility closing or take any action requiring notice to employees or triggering any other obligations under the WARN Act or any similar applicable law;

  •
  make any change in any financial accounting principles, methods or practices, except as required by GAAP or applicable law;

  •
  cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse any intellectual property material to Milacron and its subsidiaries;

  •
  (1) make or change any material tax election or change any method of tax accounting; (2) file any material amendment to a tax return; (3) settle or compromise any action, suit, investigation, audit or proceeding relating to a material amount of taxes; (4) other than extensions requested in the ordinary course, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes; (5) enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of applicable law) with respect to any material tax; or (6) surrender any right to claim a material tax refund;

  •
  with certain exceptions, (1) institute, release, assign, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any litigations, suits, actions or similar proceedings, claims, liabilities or obligations that (A) are in excess of $1.75 million in any individual case or (B) include or involve anything other than the payment of money, including the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Hillenbrand, Milacron or any of their respective subsidiaries or (2) waive, relinquish, release, grant, transfer or assign any right with a value of more than $1.75 million in any individual case;

  •
  (1) sell, transfer, assign, lease, license or otherwise dispose of to any person any material rights to Milacron's intellectual property, (2) fail to use commercial reasonable efforts to maintain any of Milacron's material intellectual property, (3) make any change in Milacron's intellectual property that is or would reasonably be expected to materially impair Milacron's or any of its subsidiaries' rights with respect to Milacron's intellectual property, (4) disclose to any person any trade secrets, know-how or confidential or proprietary information or (5) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of Milacron's trade secrets; or

  •
  enter into any contract to do, agree, authorize, commit, adopt resolutions approving or announce an intention to do any of the foregoing.

Conduct of the Business of Hillenbrand

        In general, Hillenbrand has agreed that prior to the completion of the merger, except as expressly required or as expressly permitted by the merger agreement, as required by applicable law, or with the prior written consent of Milacron (which consent will not be unreasonably withheld, conditioned or delayed), it will and will cause each of its subsidiaries to:

  •
  use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practices; and

  •
  use reasonable best efforts to preserve intact in all material respects its present business organization, keep available the services of its directors, officers and key employees, and maintain satisfactory relationships with its customers, lenders, suppliers, governmental authorities and others having material business relationships with it;

provided, that in complying with such covenants, Hillenbrand is not obligated to take any action that would not be permitted as set forth below.

        In addition, Hillenbrand has agreed that, prior to the completion of the merger, except as expressly required by the merger agreement, as required by applicable law, or with the prior written consent of Milacron (which consent will not be unreasonably withheld, conditioned or delayed), it will not:

  •
  amend Hillenbrand's articles of incorporation or amend Hillenbrand's by-laws in a manner that would reasonably be expected to have the effect of delaying, preventing or restraining the consummation of the merger or that would be materially or disproportionately (relative to other holders of Hillenbrand common stock) adverse to Milacron's stockholders;

  •
  split, combine or reclassify Hillenbrand's capital stock;

  •
  with certain exceptions, issue or sell Hillenbrand's capital stock;

  •
  except with respect to quarterly cash dividends (not in excess of $0.21 per share of Hillenbrand common stock, but subject to increase for quarterly periods occurring on or after October 1, 2019, by no more than $0.01 per share on an annual basis) paid in the ordinary course of business, declare, set aside or pay any dividends on, or make any other distributions in respect of, Hillenbrand's capital stock;

  •
  adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation or dissolution of Hillenbrand;

  •
  acquire (by any method), directly or indirectly, any assets constituting a business with a fair market value in excess of $200 million in the aggregate;

  •
  sell, lease or otherwise transfer assets constituting a business with a fair market value in excess of $200 million in the aggregate;

  •
  make any change in any financial accounting principles, methods or practices, except as required by GAAP or applicable law; or

  •
  agree, authorize or commit to do any of the foregoing.

Stockholder Meeting and Board Recommendation

        The merger agreement provides that Milacron will (1) as soon as reasonably practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the merger proposal, (2) submit the merger proposal to its stockholders at such meeting and (3) not submit any other proposal in connection with such meeting (other than the merger-related compensation proposal and the adjournment proposal) without the prior written consent of Hillenbrand. Milacron will not change the record date for such meeting without the prior written consent of Hillenbrand (such consent not to be unreasonably withheld, conditioned or delayed). Milacron will not adjourn or otherwise postpone or delay such meeting without the prior written consent of Hillenbrand, except that Milacron may adjourn or postpone the special meeting (1) after consultation with Hillenbrand, to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Milacron stockholders within a reasonable amount of time in advance of the special meeting, or (2) if at the time of the special meeting there are insufficient shares of Milacron common stock represented (in person or by proxy) at such meeting to constitute a quorum necessary to conduct the business of the special meeting or to obtain approval of the merger proposal (to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the approval of the merger proposal), subject to certain limits on the number and length of such adjournments or postponements without the written approval of Hillenbrand. In addition, Hillenbrand has the right to require Milacron to effect up to three adjournments or postponements for a period up to 10 business days each under the circumstances described in the preceding clause (2).

        If the Milacron Board has not made an adverse recommendation change pursuant to the terms of the merger agreement, the Milacron Board will (1) recommend that Milacron stockholders approve the merger proposal, referred to as the Milacron recommendation, (2) include the Milacron recommendation in this proxy statement/prospectus, (3) use its reasonable best efforts to obtain the Milacron stockholder approval, including by soliciting from its stockholders proxies in favor of the approval of the merger proposal and taking all other action reasonably necessary to secure the Milacron stockholder approval and (4) otherwise comply with all legal requirements applicable to the special meeting.

        Even if an adverse recommendation change has been made pursuant to the terms of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the obligations of Milacron under the merger agreement will continue in full force and effect and will not be affected by the commencement, public proposal, public disclosure or communication to Milacron of any acquisition proposal, as defined below under "—No Solicitation" (whether or not a superior proposal), and Milacron will be required to hold the special meeting and submit the merger agreement to Milacron stockholders at such meeting.

        For purposes of the merger agreement, an adverse recommendation change refers to (1) the withdrawal, qualification or modification, or public proposal to withdraw, qualify or modify, the Milacron recommendation, in each case in a manner adverse to Hillenbrand or Merger Sub, (2) the failure to recommend against any acquisition proposal that is a tender or exchange offer within 10 business days of the commencement thereof or (3) the recommendation of an acquisition proposal or endorsement, approval, authorization or declaration of advisability of any acquisition proposal (or public proposal to recommend, endorse, approve, authorize or declare the advisability of any acquisition proposal).

Efforts

        Each of Hillenbrand and Milacron has agreed to cooperate with each other and use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following:

  •
  the preparation and filing with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable;

  •
  the obtaining and maintaining of all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement;

  •
  the defending or contesting of any action, suit or proceeding challenging the merger agreement or the transactions contemplated thereby; and

  •
  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

        Each of Hillenbrand and Milacron also agreed to (and Hillenbrand agreed to cause Merger Sub to, as applicable) (1) make an appropriate filing under the HSR Act as promptly as practicable (which the parties filed on July 26, 2019), (2) make any other appropriate filings required pursuant to any foreign antitrust laws as promptly as practicable (and in any event within 20 business days of July 12, 2019), (3) use reasonable best efforts to comply at the earliest practicable date with any request under any of the antitrust laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or affiliates from any governmental authority in respect of such filings or such transactions and (4) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any governmental authority under any of the antitrust laws with respect to any such filing or any such transaction.

        Each party will (1) use its reasonable best efforts to furnish to the other party all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; (2) promptly inform the other party of any oral communication with, and provide copies of written communications with, any governmental authority regarding any such filings or any such transaction; and (3) not independently participate in any formal meeting with any governmental authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted, the opportunity to attend and/or participate in such meeting.

        In furtherance of the above, Hillenbrand will take any and all action necessary, including (1) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Milacron or its subsidiaries; (2) terminating existing relationships, contractual rights or obligations of Milacron or its subsidiaries; (3) terminating any venture or other arrangement of Milacron or its subsidiaries; (4) creating any relationship, contractual rights or obligations of Milacron or its subsidiaries or (5) effectuating any other change or restructuring of Milacron or its subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree with), in each case, as required by the Federal Trade Commission, the Department of Justice or any other competition authority of any jurisdiction under an applicable foreign antitrust law in connection with the merger. However, any such action (referred to as a divestiture action) may be conditioned upon consummation of the merger and to ensure that no antitrust authority enters any order, decision, judgment, decree, ruling, injunction preliminarily or permanently restraining, enjoining or prohibiting the merger or to ensure that no antitrust authority with the authority to clear, authorize or otherwise approve the merger, fails to do so by the end date.

        Notwithstanding the preceding paragraph, none of Hillenbrand, Merger Sub or any of their respective affiliates will be required to sell, dispose of, hold separate, agree to sell or dispose of, terminate, create or effectuate any other change or restructuring (or enter into any agreement or stipulation), or otherwise agree or commit to, or otherwise effect, any divestiture action (A) with respect to any assets, categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements of Milacron or any of its affiliates that would, individually or in the aggregate, be material to Milacron and its subsidiaries, taken as a whole or (B) with respect to any of Hillenbrand's, Merger Sub's or any of their respective affiliates' respective assets (including the stock of Milacron, after the merger), categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements (the foregoing actions, individually or together with any other divestiture action, are referred to as a burdensome divestiture condition).

        In addition, Hillenbrand will not consummate or enter into any agreement providing for any acquisition by it or its subsidiaries of any interest in any person that derives revenues from products, services or lines of business similar to Milacron's products, services or lines of business if such action would make it materially more likely that there would arise any impediments under any antitrust law that may be asserted by any governmental authority to the consummation of the merger. In the event that any action is instituted challenging the merger as violative of any antitrust law, Hillenbrand will take all action necessary, including litigation on the merits and/or any divestiture action to resist, avoid or resolve such action up to a burdensome divestiture condition. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the merger unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the merger, Hillenbrand will take promptly any and all steps, up to a burdensome divestiture condition, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the end date. Milacron will cooperate with Hillenbrand and use its reasonable best efforts to assist Hillenbrand in resisting and reducing any divestiture action, provided that, unless requested in writing by Hillenbrand, Milacron will not propose, negotiate, agree or commit to, or otherwise effect, any divestiture action.

No Solicitation

        Milacron has agreed between July 12, 2019 and the earlier of the completion of the merger and the termination of the merger agreement:

  •
  that it and its subsidiaries will not, and will not authorize or permit their representatives to, directly or indirectly (A) solicit, seek, initiate or knowingly facilitate, encourage, induce or take any other action (including by way of furnishing information) that would reasonably be expected to lead to the submission or announcement of an acquisition proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information to, any person or entity relating to or for the purpose of knowingly facilitating, encouraging or inducing an acquisition proposal or any proposal reasonably expected to lead to any an acquisition proposal, (C) grant any waiver or release under any standstill, confidentiality or similar agreement (excluding any standstill provision in effect on July 12, 2019 that is released or terminated without any action by or on behalf of Milacron due to a "fall away" or similar provision as a result of the execution of the merger agreement) or (D) adopt or approve, or publicly propose to adopt or approve, or allow Milacron or any of its subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal; and

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  it will (and will cause its subsidiaries and use reasonable best efforts to cause its and their respective representatives to) (A) immediately cease and terminate all existing discussions, negotiations and communications with any third party (and its representatives) with respect to acquisition proposals existing on July 12, 2019, (B) within 48 hours of July 12, 2019, terminate access of any third party (and its representatives) to any data room containing any information of Milacron or any of its subsidiaries and (C) within 48 hours of July 12, 2019, demand the return or destruction of all confidential or non-public information and materials that have been provided to any third party (and its representatives) relating to a possible acquisition proposal.

        Notwithstanding the foregoing, at any time prior to obtaining the Milacron stockholder approval, if Milacron or any of its representatives receives after July 12, 2019 a bona fide written acquisition proposal from any third party that did not result from a violation in any material respect of the non-solicitation covenant in the merger agreement (i) then Milacron and its outside financial advisor may contact the third party making such acquisition proposal to clarify the terms and conditions thereof solely so that the Milacron Board may inform itself about such acquisition proposal or (ii) that the Milacron Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, Milacron may, directly or indirectly through its representatives:

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  engage in negotiations or discussions with such third party concerning such acquisition proposal; and

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  furnish to such third party non-public information relating to Milacron or any of its subsidiaries pursuant to an acceptable confidentiality agreement. Prior to obtaining the stockholder approval, the Milacron Board may waive any standstill provisions in any agreement with any third party in order to permit such third party to make an acquisition proposal if the Milacron Board determines in good faith, after consultation with Milacron's outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        In the event Milacron receives any acquisition proposal, it will:

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  notify Hillenbrand promptly (but in no event later than 24 hours) (A) after receipt by Milacron of any acquisition proposal, which notice will identify the third party(ies) making any such acquisition proposal and include complete, unredacted copies of all written proposals, written indications of interest or draft agreements relating to, or other written materials that describe any of the terms and conditions of, such acquisition proposal and (B) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, Milacron or any of its representatives concerning an acquisition proposal, which notice will identify the third party(ies) and recite the terms (including any amendments thereto) of any such inquiry, offer, proposal or request and, in the case of written materials that describe any of the terms and conditions of such inquiry, offer, proposal or request, provide copies of such materials;

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  keep Hillenbrand reasonably informed reasonably promptly (but in no event later than 24 hours of any development) of the status and any material details (including material amendments and proposed material amendments) of any such acquisition proposal (or other inquiry, offer or proposal or request) and other developments, discussions or negotiations regarding any acquisition proposal, providing to Hillenbrand copies of any additional or revised written proposals, written indications of interest or agreements (including all drafts and final versions (and any comments thereon) and including all schedules and exhibits thereto) relating to such acquisition proposal or other inquiry, offer, proposal or request; and

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  not, and its subsidiaries will not, enter into any agreement with any third party after July 12, 2019 that prohibits Milacron from providing any information to Hillenbrand in accordance with its non-solicitation obligations.

Adverse Recommendation Change; Certain Prohibited Actions

        Except as permitted by the merger agreement in the case of a superior proposal or an intervening event (in each case, as described below), neither the Milacron Board, nor any committee thereof will (A) withdraw, qualify, modify or publicly propose to withdraw, qualify or modify, in each case in a manner adverse to Hillenbrand or Merger Sub, the Milacron recommendation, (B) fail to recommend against any acquisition proposal that is a tender or exchange offer within 10 business days after the commencement thereof, or (C) recommend an acquisition proposal or endorse, approve, authorize or declare advisable any acquisition proposal (or publicly propose to recommend, endorse, approve, authorize or declare the advisability of any acquisition proposal).

Superior Proposal

        Notwithstanding the restrictions on Milacron's ability to change its recommendation (as described above), prior to the stockholder approval, the Milacron Board may change its recommendation or terminate the merger agreement in response to a bona fide written acquisition proposal from any third party (received after July 12, 2019, that did not result from a violation in any material respect of the non-solicitation covenant in the merger agreement), only if:

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  Milacron's Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

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  Milacron promptly notifies Hillenbrand in writing (at least five days before taking such action) of the determination of the Milacron Board that such acquisition proposal constitutes a superior proposal and of its intention to take such action and provides certain information to Hillenbrand in respect thereof;

  •
  for such period of five days following the delivery of such notice, Milacron will have discussed and negotiated in good faith with Hillenbrand (to the extent Hillenbrand desires to discuss and negotiate) any modifications to the terms and conditions of the merger agreement or the transactions contemplated therein irrevocably proposed in writing by Hillenbrand so that such acquisition proposal would no longer constitute a superior proposal and that the failure to take such action would no longer reasonably be expected to be inconsistent with the Milacron Board's fiduciary duties under applicable law (with any amendment to the financial terms or other material term or condition of any superior proposal requiring a new notice from Milacron to Hillenbrand and a new period that will expire on the later of (i) three days following delivery of such new notice and (ii) the expiration of the original five day period); and

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  no earlier than the end of such period, the Milacron Board will have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that other acquisition proposal subject to such notice still constitutes a superior proposal and the failure to take such action would still reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Intervening Event

        Other than in connection with a superior proposal, at any time prior to obtaining the Milacron stockholder approval, the Milacron Board may, in response to any material effect, fact, event, change, development, circumstance, occurrence, condition or set of circumstances, in each case that was not known to or reasonably foreseeable by the Milacron Board on July 12, 2019 (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Milacron Board as of July 12, 2019), withdraw, modify, qualify or publicly propose to withdraw, qualify or modify, the Milacron recommendation, in each case, in a manner adverse to Hillenbrand or Merger Sub only if:

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  Milacron has provided to Hillenbrand at least five days' prior written notice that it intends to change its recommendation and specifying in reasonable detail the facts and circumstances underlying the intervening event and providing the basis of the decision by the Milacron Board to change its recommendation; and

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  during such five day period, Milacron has engaged in good faith discussions and negotiations with Hillenbrand (to the extent Hillenbrand desires to discuss and negotiate) regarding proposed modifications to the terms and conditions of the merger agreement or the transactions contemplated thereby so that the failure of the Milacron Board to change its recommendation would no longer reasonably be expected to be inconsistent with the fiduciary duties under applicable law, and the Milacron Board will have determined in good faith, after consultation with its outside legal counsel, and after considering the terms of any proposed amendment or modification to the merger agreement, that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Milacron will notify Hillenbrand in writing promptly after its board changes its recommendation.

        In addition, nothing in the merger agreement prohibits Milacron or the Milacron Board from:

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  complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act with regard to any acquisition proposal;

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  making any "stop-look-and-listen" communication to Milacron stockholders; or

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  making any disclosure to Milacron stockholders if the Milacron Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        However, in no event will the foregoing three bullet points above affect Milacron's obligations with respect to the Milacron recommendation, as summarized in the section above and any such disclosure (other than an issuance by Milacron of a "stop-look-and-listen" communication) that addresses or relates to the approval, recommendation or declaration of the advisability by the Milacron Board with respect to the merger agreement or acquisition proposal will be deemed to be a change in recommendation unless the Milacron Board, in connection with such communication, publicly reaffirms its recommendation in favor of the transaction with Hillenbrand and Merger Sub.

Employee Benefits Matters

        For the period beginning at the completion of the merger and ending on the one-year anniversary of the completion of the merger, employees who are actively employed by Milacron or any of its subsidiaries immediately prior to the completion of the merger (such employees are referred to as "covered employees") will be provided by Hillenbrand or any of its subsidiaries, for so long as such covered employees remain employees of Hillenbrand or any of its subsidiaries, with compensation and benefits that are no less favorable in the aggregate than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) being provided by Milacron or its subsidiaries to covered employees immediately prior to the completion of the merger.

        For the period beginning at the completion of the merger and ending on the one-year anniversary of the completion of the merger (or, if sooner, until all obligations thereunder have been satisfied), Hillenbrand will assume and honor all of Milacron's employment, severance, bonus, incentive, compensation, commission, change in control, retention and termination plans and agreements, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement.

        With respect to any employee benefit plan maintained by Hillenbrand or any of its subsidiaries in which any covered employee is eligible to participate following the completion of the merger, Hillenbrand will treat each covered employee's service with Milacron or any of its subsidiaries prior to the completion of the merger as service with Hillenbrand for purposes of determining eligibility to participate, level of benefits and vesting, benefit accruals (other than with respect to benefit accruals under any defined benefit pension plan) and for purposes of determining future vacation and paid time off accruals and severance amounts under any employee benefit plan. In no event will there be any duplication of benefits for the same period of service.

        To the extent any covered employee becomes eligible to participate under any Hillenbrand benefit plan following the completion of the merger, Hillenbrand will use commercially reasonable efforts to (i) waive any preexisting condition limitations, actively-at-work requirements, and waiting periods under any Hillenbrand benefit plan providing health or welfare benefits to the same extent such limitation would have been waived or satisfied under any similar employee benefit plan of Milacron, which is referred to as a Milacron benefit plan, that the covered employee participated in immediately prior to coverage under the Hillenbrand benefit plan and (ii) recognize the dollar amount of all payments incurred by each covered employee (and his or her eligible dependents) prior to the date on which the merger is completed under any applicable Milacron benefit plan during the calendar year in which the merger is completed for purposes of satisfying such calendar year's deductible, co-payment limitations, and out-of-pocket maximums under the relevant health and welfare plans in which such covered employee will be eligible to participate from and after the date on which the merger is completed to the same extent such payments were recognized under a similar Milacron plan that such covered employee participated in immediately prior to the date on which the merger is completed.

Financing and Financing Cooperation

        Hillenbrand's obligation to complete the merger is not conditioned upon its obtaining financing. Hillenbrand will use reasonable best efforts to consummate and obtain the contemplated financing for the merger. Hillenbrand has agreed to keep Milacron reasonably informed of the status of Hillenbrand's efforts to obtain financing. Milacron will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its representatives to, on a timely basis, provide all reasonable cooperation requested by Hillenbrand or any of its affiliates, representatives or financing sources in connection with any financing in connection with the merger and the other transactions contemplated by the merger agreement.

Directors' and Officers' Indemnification and Insurance

        All rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the completion of the merger existing in favor of any individual (i) who is or prior to the completion of the merger becomes, or has been at any time prior to the date of the merger agreement, a present or former director or officer (including any such individual serving as a fiduciary with respect to an employee benefit plan) of Milacron and (ii) set forth in Milacron's disclosure letter to the merger agreement in his or her capacity as a present or former director of one or more subsidiaries of Milacron as of the date of the merger agreement (such persons are referred to as the indemnified persons) as provided in, with respect to each such indemnified person, as applicable, (i) the second amended and restated certificate of incorporation of Milacron, (ii) the amended and restated bylaws of Milacron, (iii) the organizational documents of any applicable subsidiary of Milacron in effect on the date of the merger agreement at which such indemnified person served as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Hillenbrand, containing any indemnification provisions between such indemnified person, on the one hand, and Milacron and its subsidiaries, on the other hand, will survive the merger in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person with respect to acts or omissions occurring at or prior to the completion of the merger.

        For six years after the completion of the merger, Hillenbrand and the surviving corporation (jointly and severally) will indemnify and hold harmless all indemnified persons with respect to acts or omissions occurring at or prior to the completion of the merger to the fullest extent that Milacron or its applicable subsidiary would be permitted to do so by Delaware law or, if any such subsidiary is not organized in Delaware, the applicable law of organization of such subsidiary, in the event of any threatened or actual claim, suit, action, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) with respect to the present and former directors and officers of Milacron that are indemnified persons, (A) the fact that the indemnified person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of Milacron, any of its subsidiaries or any of their respective predecessors or (B) the merger agreement or any of the transactions contemplated thereby, and (ii) with respect to the indemnified persons set forth in Milacron's disclosure letter to the merger agreement, the fact that such indemnified person is or was a director of any subsidiary of Milacron and his or her respective actions or omissions in his or her capacity as a director of one or more subsidiaries of Milacron, in each case whether asserted or arising before, on or after the completion of the merger, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified person (to the extent required or, in the case of advancement, permitted by Delaware law, upon delivery to Hillenbrand of an unsecured, interest-free undertaking by or on behalf of such indemnified person to repay such amount if it is ultimately determined that such indemnified person is not entitled to be indemnified)) and all judgments, fines and, subject to certain exceptions, amounts paid in settlement of or in connection with any such threatened or actual claim.

        Prior to the completion of the merger, Milacron will, or if Milacron is unable to, Hillenbrand will cause the surviving corporation as of the completion of the merger to, use reasonable best efforts to obtain and fully pay the premium for the noncancelable extension of the directors' and officers' liability coverage of Milacron's existing directors' and officers' insurance policies and Milacron's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the completion of the merger with respect to any claim related to any period of time at or prior to the completion of the merger (including claims with respect to the adoption of the merger agreement and the consummation of the transactions contemplated thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Milacron's existing policies. The premium payable for such "tail" insurance policy may not exceed 300% of the premium amount per annum that Milacron paid in its last full fiscal year and if the cost for such "tail" insurance policy exceeds this amount, then Milacron will obtain a policy with the greatest coverage available for a cost not exceeding such amount. Hillenbrand will cause any such "tail" policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the surviving corporation.

Other Covenants and Agreements

        The merger agreement contains additional covenants and agreements relating to, among other matters:

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  access to information;

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  Hillenbrand's financing activities;

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  the delisting of Milacron common stock;

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  eliminating any applicability of state takeover laws;

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  notice, cooperation and coordination relating to transaction-related litigation, if any;

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  resignations of Milacron directors;

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  obligations of Merger Sub;

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  certain additional employee and employee benefit matters;

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  the approval for the listing of the Hillenbrand common stock to be issued in connection with the merger on the NYSE; and

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  consultation rights regarding any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the merger;

Conditions to the Merger

Conditions to the Obligations of the Parties to Complete the Merger

        The obligations of each of Hillenbrand, Merger Sub and Milacron to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver by Milacron and Hillenbrand of the following conditions:

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  Milacron having obtained the stockholder approval;

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  no governmental authority of any competent jurisdiction having issued or entered any order after July 12, 2019, and no applicable law having been enacted or promulgated after July 12, 2019, in each case, that is in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger (referred to as a restraint);

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  the applicable waiting period under the HSR Act relating to the merger and the transactions contemplated by the merger agreement having expired or been terminated, and any clearance or approval under the antitrust laws in the European Union (if applicable), Austria, Germany, Poland, Canada and China having been obtained;

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  the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC, and no proceedings for that purpose having been initiated by the SEC; and

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  the shares of Hillenbrand common stock to be issued in connection with the merger having been authorized for listing on the NYSE, subject to official notice of issuance.

Conditions to the Obligations of Each of Hillenbrand and Merger Sub to Complete the Merger

        In addition, the obligations of each of Hillenbrand and Merger Sub to complete the merger are subject to the satisfaction or (to the extent permitted by law) waiver by Hillenbrand of the following conditions:

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  Milacron having performed or complied with, in all material respects, all of its obligations under the merger agreement required to be performed or complied with at or prior to the completion of the merger;

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  the representations and warranties of Milacron set forth in the merger agreement with respect to (1)(a) certain matters relating to capitalization and outstanding equity awards, and (b) the non-occurrence of a material adverse effect on Milacron being true and correct in all respects (other than any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of Milacron with respect to the foregoing clause (1)(a)) and (2) the corporate authority of Milacron, actions of the Milacron Board, required stockholder approval of the merger proposal, the inapplicability of anti-takeover laws, brokers and transaction-related fees and expenses, opinion from Milacron's financial advisor and the fact that neither Milacron nor its subsidiaries was, as of the date of the merger agreement, or has been at any time during the three years preceding the date of the merger agreement, an "interested shareholder" of Hillenbrand being true and correct in all material respects, without giving effect to materiality, material adverse effect and similar material qualifications in such representations and warranties, in the case of clauses (1) and (2), as of the closing of the merger (or, in the case of representations and warranties made as of another specified time, as of such time);

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  the other representations and warranties of Milacron set forth in the merger agreement, disregarding all materiality, material adverse effect and similar material qualifications in such representations and warranties, being true and correct as of the completion of the merger (or, in the case of representations and warranties made as of another specified time, as of such time), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Milacron;

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  since the date of the merger agreement, no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts having occurred that, individually or in the aggregate, had or would reasonably be expected to have, a material adverse effect on Milacron; and

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  Hillenbrand having received a certificate signed by an executive officer of Milacron certifying that the above conditions have been satisfied.

Conditions to the Obligation of Milacron to Complete the Merger

        In addition, the obligation of Milacron to complete the merger is subject to the satisfaction or (to the extent permitted by law) waiver by Milacron of the following conditions:

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  Hillenbrand and Merger Sub having performed or complied with, in all material respects, each of their respective obligations under the merger agreement required to be performed or complied with at or prior to the completion of the merger;

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  the representations and warranties of Hillenbrand and Merger Sub set forth in the merger agreement with respect to (1)(a) certain matters relating to capitalization and outstanding equity awards, and (b) the non-occurrence of a material adverse effect on Hillenbrand being true and correct in all respects (other than any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of Hillenbrand with respect to the foregoing clause (1)(a)) and (2) corporate authority of Hillenbrand and Merger Sub, actions of the Hillenbrand Board and the board of Merger Sub, no requirement for Hillenbrand stockholder adoption of the merger agreement, the fact that neither Hillenbrand nor Merger Sub was, as of the date of the merger agreement, or has been at any time during the three years preceding the date of the merger agreement, an "interested stockholder" of Milacron, the inapplicability of anti-takeover laws and brokers and transaction-related fees and expenses being true and correct in all material respects, without giving effect to materiality, material adverse effect and similar material qualifications in such representations and warranties, in the case of clauses (1) and (2), as of the closing of the merger (or, in the case of representations and warranties made as of another specified time, as of such time);

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  the other representations and warranties of Hillenbrand and Merger Sub set forth in the merger agreement, disregarding all materiality, material adverse effect and similar material qualifications in such representations and warranties, being true and correct as of the completion of the merger (or, in the case of representations and warranties made as of another specified time, as of such time), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hillenbrand;

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  since the date of the merger agreement, no effect, change, development, event, circumstance, occurrence, condition, fact or state of facts having occurred that, individually or in the aggregate, had or would reasonably be expected to have, a material adverse effect on Hillenbrand; and

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  Milacron having received a certificate signed by an executive officer of Hillenbrand certifying that the above conditions have been satisfied.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (except as otherwise provided in the merger agreement, notwithstanding prior receipt of the Milacron stockholder approval or the effectiveness of the written consent of Hillenbrand as the sole stockholder of Merger Sub adopting the merger agreement), as follows:

  •
  by the mutual written agreement of Hillenbrand and Milacron;

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  by either Hillenbrand or Milacron, if:

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  the merger has not been completed on or before April 7, 2020; except that if on such date the conditions to the closing set forth above in the second and third bullet points of "—Conditions to the Merger—Conditions to the Obligations of the Parties to Complete the Merger" (in the case of the second bullet point, to the extent any such restraint is in respect of an antitrust law) are not satisfied or, to the extent permissible, waived in accordance with the terms of the merger agreement by the party or parties entitled to the benefit of such conditions, but all other conditions to the completion of the merger either have been satisfied or, to the extent permissible, waived in accordance with the terms of the merger agreement, or would be satisfied if the completion of the merger were to occur on such date, then such date will be extended without any action on the part of the parties to July 6, 2020 (such date, as extended if applicable, is referred to herein as the end date); except that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement primarily results in or principally causes the failure of the merger to be completed by the end date (this termination right is referred to herein as the end date termination right);

  •
  any restraint has been issued, entered, enacted or promulgated after the date of the merger agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the merger, and in the case of such an order, such order has become final and nonappealable; except that this right to terminate the merger agreement is not available to any party whose breach of any provision of the merger agreement primarily results in or principally causes such restraint; or

  •
  at the special meeting (including any adjournment or postponement thereof) at which a vote by the stockholders of Milacron on the adoption of the merger agreement was taken, the Milacron stockholder approval has not been obtained;

  •
  by Milacron:

  •
  if either of Hillenbrand or Merger Sub breaches any of its representations or warranties, or fails to perform or comply with any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform or comply (1) would cause any of the closing conditions set forth above in the first, second and third bullet points of "—Conditions to the Merger—Conditions to the Obligation of Milacron to Complete the Merger" not to be satisfied and (2) is not capable of being cured by Hillenbrand or Merger Sub, as applicable, prior to the end date or, if capable of being cured, has not been cured by Hillenbrand or Merger Sub, as applicable, on or before the earlier of (x) the end date and (y) the date that is 30 days following Milacron's delivery of written notice to Hillenbrand of such breach or failure to perform, except that this right to terminate the merger agreement is not available to Milacron if Milacron's breach of any provision of the merger agreement would cause any of the closing conditions set forth above in the first, second and third bullet points of "—Conditions to the Merger—Conditions to the Obligation of Each of Hillenbrand and Merger Sub to Complete the Merger" not to be satisfied; or

    •
    at any time prior to obtaining the Milacron stockholder approval, to enter into a definitive agreement providing for a superior proposal pursuant to and to the extent permitted by the conditions described further above in "—Covenants and Agreements—No Solicitation;—Superior Proposal" beginning on pages 115 and 116, respectively, provided that Milacron pays to Hillenbrand the termination fee substantially concurrently with such termination;

  •
  by Hillenbrand, if:

  •
  Milacron breaches any of its representations or warranties, or fails to perform or comply with any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform or comply (1) would cause any of the closing conditions set forth above in the first, second and third bullet points of "—Conditions to the Merger—Conditions to the Obligation of Each of Hillenbrand and Merger Sub to Complete the Merger" not to be satisfied and (2) is not capable of being cured by Milacron prior to the end date or, if capable of being cured, has not been cured by Milacron on or before the earlier of (x) the end date and (y) the date that is 30 days following Hillenbrand's delivery of written notice to Milacron of such breach or failure to perform, except that this right to terminate the merger agreement is not available to Hillenbrand if Hillenbrand's breach of any provision of the merger agreement would cause any of the closing conditions set forth above in the first, second and third bullet points of "—Conditions to the Merger—Conditions to the Obligation of Milacron to Complete the Merger" not to be satisfied (this termination right is referred to herein as the breach termination right); or

  •
  prior to obtaining the Milacron stockholder approval, Milacron makes an adverse recommendation change, fails to publicly reaffirm the Milacron Board's recommendation within 10 business days of receipt of a written request by Hillenbrand to provide such reaffirmation following receipt by Milacron of an acquisition proposal that is publicly made to Milacron or publicly made directly to Milacron's stockholders, or Milacron fails to include in this proxy statement/prospectus its recommendation to vote in favor of the merger proposal (this termination right is referred to as the recommendation change termination right).

Effect of Termination

        The party desiring to terminate the merger agreement pursuant to the provisions described above in "—Termination" (other than pursuant to the end date termination right) must give written notice of such termination to the other party. If the merger agreement is terminated pursuant to the provisions described above in "—Termination", the merger agreement will become void and of no effect without liability of any party to the other party, except that (1) (a) the provisions of the merger agreement with respect to the effect of termination, indemnification of Milacron by Hillenbrand regarding financing, termination fees, amendment, extension and waiver and general provisions of interpretation and construction and (b) the confidentiality agreement entered into by Hillenbrand and Milacron in connection with entering into the merger agreement will survive any such termination of the merger agreement and (2) no termination will relieve or release Milacron or Hillenbrand of any liability or damages arising out of its willful and material breach of any provision of the merger agreement or knowing and intentional common law fraud in the making of the representations and warranties in the merger agreement.

Termination Fee

        Milacron is required to pay to Hillenbrand a termination fee of $45 million in the event the merger agreement is terminated under any of the following circumstances:

  •
  on the earlier of the date of completion of, or entry into a definitive agreement with respect to, an acquisition proposal, if: (1) Hillenbrand terminates the merger agreement pursuant to the breach termination right or (2) Hillenbrand or Milacron terminates the merger agreement pursuant to the end date termination right or due to the failure to obtain the approval of Milacron's stockholders, and, in any such case, prior to the termination of the merger agreement (or at least three business days prior to the special meeting in the case of a termination for the failure to obtain the approval of Milacron's stockholders), an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings) has been made to Milacron, publicly made directly to the stockholders of Milacron generally or otherwise publicly disclosed or made known and has not been withdrawn (and publicly withdrawn if made publicly) and, within 12 months after such termination, Milacron completes a transaction pursuant to an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings) or enters into a definitive agreement with respect to an acquisition proposal (with regard to 50% of Milacron's equity or voting securities, consolidated assets, revenues or earnings), regardless of when or whether such transaction related to such definitive agreement is completed;

  •
  substantially concurrently with termination, if Milacron terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal in accordance with the non-solicitation provisions in the merger agreement; or

  •
  within two business days after termination, if Hillenbrand terminates the merger agreement pursuant to the recommendation change termination right.

        In no event will Milacron be required to pay a termination fee on more than one occasion.

        In circumstances in which the termination fee is payable and is paid in full by Milacron, each of Hillenbrand and Merger Sub is precluded from any other remedy against Milacron and will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Milacron or its subsidiaries or their representatives in connection with the merger agreement or the transactions contemplated by the merger agreement. Notwithstanding the proceeding sentence, Milacron will not be relieved or released from any liabilities or damages of Hillenbrand or Merger Sub arising out of any willful and material breach of any provision of the merger agreement, and neither Hillenbrand nor Merger Sub will be prohibited or precluded from bringing such a claim against Milacron in such circumstances.

Expenses

        Except as otherwise described under "—Termination Fee" above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such cost or expense, whether or not the merger is completed.

Amendment and Waiver

Amendment

        Any provision of the merger agreement may be amended or waived prior to the completion of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that (1) no amendment or waiver may be made after receipt of the Milacron stockholder approval if such amendment or waiver would require, in accordance with applicable law, further approval of Milacron stockholders, without obtaining such further approval of such stockholders and (2) no amendment, modification, waiver or termination of certain provisions relating to amendments to the merger agreement, status as third-party beneficiaries, forum selection or waiver of jury trial may be made that is materially adverse to the rights of Hillenbrand's financing sources , without the prior written consent (not to be unreasonably withheld) of Hillenbrand's financing sources.

Waiver

        No failure or delay by any of Milacron, Hillenbrand or Merger Sub in exercising any right, power or privilege under the merger agreement will operate as a waiver of such right, power or privilege nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the merger agreement are cumulative and are not exclusive of any rights or remedies provided by law.

Third-Party Beneficiaries

        No provision of the merger agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any person other than Milacron, Hillenbrand and Merger Sub and their respective permitted successors and assigns, except for:

  •
  following the completion of the merger, the provisions of the merger agreement relating to the rights of the holders of Milacron common stock and Milacron equity awards to receive the merger consideration or related payments in respect of equity awards;

  •
  circumstances where the termination fee is paid in full, the provisions of the merger agreement relating to Hillenbrand and Merger Sub seeking to obtain any recovery, judgment, or damages of any kind against Milacron or any of its subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective representatives in connection with the merger agreement; and

  •
  from and after the completion of the merger, the provisions of the merger agreement relating to indemnification and exculpation from liability for the current or former directors and officers of Milacron.

Governing Law; Jurisdiction; Waiver of Jury Trial

Governing Law; Jurisdiction

        The merger agreement and all litigations, suits, actions or similar proceedings (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of Hillenbrand, Merger Sub or Milacron in the negotiation, administration, performance and enforcement of the merger agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware and the parties have agreed to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, except that all litigations, suits, actions or similar proceedings (whether at law, in equity, in contract, in tort or otherwise) against any of Hillenbrand's financing sources in any way relating to any financing, any commitment letter, engagement letter or any definitive financing documents in connection with the merger agreement, will be required to be brought exclusively in the Supreme Court of the State of New York (or, if applicable, the United States District Court for the Southern District of New York), and will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (except to the extent contemplated by any such letter or definitive agreement).

Waiver of Jury Trial

        Each of Milacron, Hillenbrand and Merger Sub have agreed to waive all right to trial by jury in any litigation, suit, action or similar proceedings arising out of or relating to, directly or indirectly, the merger agreement, whether based on contract, tort or otherwise, or the transactions contemplated by the merger agreement, including in any litigation, suit, action or similar proceedings against or involving any of Hillenbrand's financing sources arising out of the merger agreement or any related financing.

Enforcement

        Milacron, Hillenbrand and Merger Sub have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of Milacron, Hillenbrand and Merger Sub does not perform its obligations under the provisions of the merger agreement (including by failing to take such actions as are required of such party to complete the merger and the other transactions contemplated by the merger agreement) in accordance with the specified terms of the merger agreement or otherwise breaches the provisions of the merger agreement. Milacron, Hillenbrand and Merger Sub have acknowledged and agreed that, prior to any valid termination of the merger agreement in accordance with the terms of the merger agreement, the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief in the event of any breach or to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the courts set forth in the merger agreement without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the merger agreement at law or in equity, and the right of specific enforcement being an integral part of the transactions contemplated by the merger agreement (as without such right of specific enforcement, neither Milacron nor Hillenbrand would have entered into the merger agreement). Each of the parties agreed that, prior to any valid termination of the merger agreement in accordance with the terms of the merger agreement, it would not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any of Milacron, Hillenbrand or Merger Sub has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties acknowledged and agreed that any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in accordance with its terms will not be required to provide any bond or other security in connection with any such order or injunction.

 THE SPECIAL MEETING

        This proxy statement/prospectus is being provided to the Milacron stockholders as part of a solicitation of proxies by the Milacron Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides Milacron stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

        The special meeting of Milacron stockholders will be held at [                        ] on [                                    ] at [                        ] (Eastern Time)]. Milacron intends to mail this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting on or about [                                    ].

Purpose of the Special Meeting

        At the special meeting, Milacron stockholders will be asked to consider and vote on the following:

        1. Adoption of the Merger Agreement.    To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 12, 2019, by and among Hillenbrand, Inc., Bengal Delaware Holding Corporation and Milacron Holdings Corp., and approve the merger contemplated thereby, which is further described in the sections titled "The Merger" and "The Merger Agreement," beginning on pages 48 and 101, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, which is referred to as the merger proposal;

        2. Merger-Related Compensation.    To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Milacron's named executive officers in connection with the merger contemplated by the merger agreement, which is referred to as the merger-related compensation proposal; and

        3. Adjournment of the Special Meeting.    To vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, which is referred to as the adjournment proposal.

        Completion of the merger is conditioned on the approval of the merger proposal.

Recommendation of the Milacron Board

        On July 11, 2019, the Milacron Board approved the merger agreement, declared the merger agreement advisable and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Milacron and its stockholders. Accordingly, the Milacron Board unanimously recommends that Milacron stockholders vote "FOR" the merger proposal, "FOR" the merger-related compensation proposal and "FOR" the adjournment proposal.

        Milacron stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the other transactions contemplated by the merger agreement.

Milacron Record Date; Stockholders Entitled to Vote

        Only holders of record of Milacron common stock at the close of business on [                                    ] will be entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

        As of the close of business on the record date, there were [                        ] shares of Milacron common stock outstanding and entitled to vote at the special meeting. Each share of Milacron common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting.

        A complete list of stockholders entitled to vote at the special meeting will be available for examination by any Milacron stockholder in the [      ] department at Milacron's corporate office at 10200 Alliance Road, Suite 200, Cincinnati, Ohio for purposes germane to the special meeting, during ordinary business hours for a period of [      ] days before the special meeting, and at the time and place of the special meeting.

Voting by Milacron's Directors and Executive Officers

        At the close of business on June 30, 2019, the most recent practicable date for which such information was available, Milacron directors and executive officers and their affiliates were entitled to vote 548,996 shares of Milacron common stock or less than 1% of the shares of common stock outstanding on that date. The number and percentage of shares of Milacron common stock owned by directors and executive officers of Milacron and their affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of June 30, 2019. Milacron currently expects its directors and executive officers to vote their shares in favor of all proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so. The number of shares reflected above does not include shares subject to or underlying outstanding stock options, restricted share awards, RSU awards, PSU awards or SARs. For information with respect to stock options, restricted share awards, RSU awards, PSU awards and SARs, please see "The Merger Agreement—Treatment of Equity Awards—Treatment of Stock Options;—Treatment of Restricted Shared Awards;—Treatment of Restricted Stock Units;—Treatment of Performance Stock Units; and—Treatment of Stock Appreciation Rights" beginning on page 102.

Quorum

        The Milacron bylaws provide that the presence in person or by proxy of the holders of a majority in voting power of the shares entitled to vote at the special meeting of stockholders shall constitute a quorum for the transaction of business at the special meeting.

        Abstentions and broker non-votes, if any, will be counted as present for purposes of determining the establishment of a quorum.

Required Vote

        The required votes to approve the Milacron proposals are as follows:

  •
  The merger proposal requires the affirmative vote of a majority of the outstanding shares of Milacron common stock entitled to vote (in person or by proxy) at the special meeting.

  •
  The merger-related compensation proposal requires the affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Milacron or Hillenbrand.

    Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to Milacron's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

  •
  The adjournment proposal requires the affirmative vote of a majority of the shares of Milacron common stock represented (in person or by proxy) at the special meeting and voting on the proposal, assuming a quorum. If a quorum is not present at the special meeting, the chairperson of the special meeting shall have the power to adjourn the meeting without a vote of the stockholders.

Voting of Proxies by Holders of Record

        If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the Internet.

Voting via the Internet or by Telephone

  •
  To submit your proxy via the Internet, go to the website listed on your enclosed proxy card. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

  •
  To submit your proxy by telephone, call the telephone number indicated on your proxy card. Have your proxy card in hand when you call and then follow the instructions to vote your shares.

Voting by Mail

        As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

  •
  To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope enclosed. If you misplace the postage-paid envelope, please mail your completed proxy card to the address: shown on your proxy card.

General

        Please be aware that any costs related to voting via the Internet, such as Internet access charges, will be your responsibility.

        All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Milacron Board.

Treatment of Abstentions; Failure to Vote

        For purposes of the special meeting, an abstention occurs when a Milacron stockholder attends the special meeting, either in person or by proxy, but abstains from voting.

  •
  For the merger proposal, if a Milacron stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the effect of a vote cast "AGAINST" such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have the effect of a vote cast "AGAINST" such proposal.

  •
  For the merger-related compensation proposal, if a Milacron stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

  •
  For the adjournment proposal, if a Milacron stockholder present in person at the special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" for such proposal. If a stockholder is not present in person at the special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Shares Held in Street Name

        If you are a Milacron stockholder and your shares are held in "street name" through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in "street name" by returning a proxy card directly to Milacron or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Milacron common stock on behalf of their customers may not give a proxy to Milacron to vote those shares with respect to the merger proposal, the merger-related compensation proposal and the adjournment proposal without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

        Therefore, if you are a Milacron stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes, if any, will have the same effect as a vote AGAINST such proposal;

  •
  your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (assuming a quorum is present); and

  •
  your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal (regardless of whether a quorum is present).

Attendance at the Special Meeting and Voting in Person

        Stockholders who wish to attend the special meeting will be required to present verification of ownership of Milacron common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver's license or passport, to gain admittance to the special meeting.

        If you are a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Revocability of Proxies

        Any stockholder of record giving a proxy has the power to revoke it. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

  •
  By delivering, before [                        ] (Eastern Time) on [                                    ], to Milacron's Corporate Secretary (at Milacron's executive offices at 10200 Alliance Road, Suite 200, Cincinnati, Ohio) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

  •
  By duly executing a subsequently dated proxy relating to the same shares of Milacron common stock and delivering it to Milacron's Corporate Secretary at the address in the bullet point above before [                        ] (Eastern Time) on [                                    ];

  •
  By duly submitting a subsequently dated proxy relating to the same shares of Milacron common stock by telephone or via the Internet (i.e., your most recent duly submitted voting instructions will be followed) before [                        ] (Eastern Time) on [                                    ]; or

  •
  By attending the special meeting in person and voting such shares during the special meeting as described above, although attendance at the special meeting will not, by itself, revoke a proxy.

        If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

        The Milacron Board is soliciting proxies for the special meeting from its stockholders. Milacron will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement/prospectus, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of Milacron's regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Milacron has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $25,000 plus reasonable out-of-pocket costs and expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Milacron common stock of record for beneficial owners for forwarding to such beneficial owners. Milacron may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

        If you need assistance with voting via the Internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact Milacron or Innisfree M&A Incorporated at (877) 825-8772 (toll-free) or (212) 750-5833 (collect).

        Your vote is very important regardless of the number of shares of Milacron common stock that you own. Please vote your shares via the Internet or by telephone, or sign, date and return a proxy card promptly to ensure that your shares can be represented, even if you otherwise plan to attend the special meeting in person.

Tabulation of Votes

        Milacron has appointed [      ] to serve as the Inspector of Election for the special meeting. [      ] will independently tabulate affirmative and negative votes and abstentions.

Adjournments

        Subject to certain restrictions contained in the merger agreement, the special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the meeting at which the adjournment was taken unless:

  •
  the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

  •
  if, after the adjournment, a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the Milacron Board will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record as of such record date.

        At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Special Meeting Proposals

Item 1.    The Merger Proposal

        (Item 1 on proxy card)

        In the merger proposal, Milacron is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by Milacron stockholders is required for completion of the merger.

        The Milacron Board unanimously recommends a vote "FOR" the merger proposal (Item 1).

Item 2.    The Merger-Related Compensation Proposal

        (Item 2 on the proxy card)

        In the merger-related compensation proposal, Milacron is asking its stockholders to approve, on an advisory basis, the merger-related compensation arrangements of Milacron's named executive officers.

        Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Milacron or Hillenbrand. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to Milacron's named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

        The Milacron Board unanimously recommends a vote "FOR" the merger-related compensation proposal (Item 2).

Item 3.    The Adjournment Proposal

        (Item 3 on the proxy card)

        The special meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        If, at the special meeting, the number of shares of common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Milacron intends to adjourn the special meeting in order to enable the Milacron Board to solicit additional proxies for approval of the merger proposal.

        In the adjournment proposal, Milacron is asking its stockholders to authorize the holder of any proxy solicited by the Milacron Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, Milacron could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

        The Milacron Board unanimously recommends a vote "FOR" the adjournment proposal (Item 3).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information gives effect to the merger and the related financing transactions. The unaudited pro forma condensed combined balance sheet data as of June 30, 2019 give effect to the merger as if it had been completed on June 30, 2019. The unaudited pro forma condensed combined statements of income data for the fiscal year ended September 30, 2018 and for the nine months ended June 30, 2019 give effect to the merger as if it had been completed on October 1, 2017.

        Hillenbrand and Milacron have different fiscal year ends. As Milacron's fiscal year ended December 31 is within 93 days of Hillenbrand's fiscal year ended September 30, Hillenbrand's pro forma condensed combined statement of income for the year ended September 30, 2018 includes Milacron's operating results for its respective fiscal year ended December 31, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined income statement for the nine months ended June 30, 2019 combines the historical results of Hillenbrand for the nine months ended June 30, 2019 and the historical results of Milacron for the nine months ended June 30, 2019, derived by combining Milacron's six month unaudited consolidated statement of income for the six months ended June 30, 2019 and Milacron's unaudited consolidated statement of income for the three months ended December 31, 2018.

        The following unaudited pro forma condensed combined financial statements of Hillenbrand include adjustments for the following:

  •
  certain reclassifications to conform the historical financial statement presentations of Hillenbrand and Milacron;

  •
  application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification, or ASC, 805, Business Combinations, to reflect the estimated consideration transferred of approximately $2.0 billion, including debt, net of cash on hand, in exchange for 100% of all outstanding Milacron common stock;

  •
  the removal of the effects of Milacron's adoption of ASC 842, Leases, as the standard was not adopted in the Hillenbrand financial statements for the periods disclosed;

  •
  the proceeds and uses of the new and amended financing arrangements to be entered into in connection with the transaction; and

  •
  transaction costs specific to this proposed acquisition.

        The following unaudited pro forma condensed combined financial statements and related notes are based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement/prospectus (see the section entitled "Where You Can Find More Information" beginning on page 177 for additional information):

  •
  the separate audited consolidated financial statements of Hillenbrand as of and for the fiscal year ended September 30, 2018 and the related notes included in Hillenbrand's Annual Report on Form 10-K for the fiscal year ended September 30, 2018;

  •
  the separate unaudited consolidated financial statements of Hillenbrand as of and for the nine months ended June 30, 2019 and the related notes included in Hillenbrand's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019;

  •
  the separate audited consolidated financial statements of Milacron as of and for the year ended December 31, 2018 and the related notes included in Milacron's Current Report on Form 8-K filed with the SEC on September 6, 2019; and

  •
  the separate unaudited consolidated financial statements of Milacron as of and for the six months ended June 30, 2019 and the related notes included Milacron's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019.

        The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to events that are (i) factually supportable, (ii) directly attributed to the transaction, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of Hillenbrand and Milacron. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial statements have been prepared for illustrative and informational purposes only, and are preliminary and not necessarily indicative of what Hillenbrand's financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the financial position or operating results of Hillenbrand after the transaction. The unaudited pro forma condensed combined financial statements contain estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. The consummation of the transaction remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and approval by Milacron's stockholders, and there can be no assurance that the transaction will occur on or before a certain time, on the terms described herein, or at all.

Hillenbrand, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of June 30, 2019
	Historical
(in millions)	Hillenbrand	Milacron as Reclassified (Note 2)	Pro Forma Adjustments	(Note 6)	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$64.4	$152.2	$—	(A)	$216.6
Trade receivables, net	198.8	151.5	—		350.3
Receivables from long-term manufacturing contracts	158.6	—	—		158.6
Inventories	186.7	249.0	—		435.7
Prepaid expenses	29.0	18.7	—		47.7
Other current assets	20.7	22.4	(1.8)	(B)	41.3
Current assets held for sale	—	70.4	—		70.4

Total current assets	658.2	664.2	(1.8)		1,320.6
Property, plant, and equipment, net	136.6	206.9	—		343.5
Operating lease right-of-use assets	—	33.3	(33.3)	(C)	—
Intangible assets, net	471.1	285.9	339.1	(D)	1,096.1
Goodwill	586.8	515.6	343.0	(E)	1,445.4
Other assets	37.9	24.7	—		62.6

Total Assets	$1,890.6	$1,730.6	$647.0		$4,268.2

LIABILITIES
Current Liabilities
Trade accounts payable	$224.5	$101.3	$—		$325.8
Liabilities from long-term manufacturing contracts and advances	109.2	31.6	—		140.8
Current portion of long-term debt	—	1.5	—		1.5
Accrued compensation	68.9	22.7	—		91.6
Other current liabilities	123.7	71.6	(9.6)	(A),(B),(C)	185.7
Current liabilities held for sale	—	17.0	—		17.0

Total current liabilities	526.3	245.7	(9.6)		762.4
Long-term debt	323.2	825.0	904.4	(F)	2,052.6
Accrued pension and postretirement healthcare	114.2	27.4	—		141.6
Deferred income taxes	70.8	57.2	66.4	(G)	194.4
Operating lease liabilities	—	25.7	(25.7)	(C)	—
Other long-term liabilities	60.3	17.8	(21.2)	(B),(F)	56.9

Total Liabilities	1,094.8	1,198.8	914.3		3,207.9
EQUITY
Shareholders' equity	781.2	531.8	(267.3)	(H)	1,045.7
Noncontrolling interests	14.6	—	—		14.6

Total Equity	795.8	531.8	(267.3)		1,060.3

Total Liabilities and Equity	$1,890.6	$1,730.6	$647.0		$4,268.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Hillenbrand, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

	For the Nine Months June 30, 2019
	Historical
(in millions, except per share data)	Hillenbrand	Milacron as Reclassified (Note 2)	Pro Forma Adjustments	(Note 7)	Pro Forma Combined
Net revenue	$1,321.5	$809.6	$—		$2,131.1
Cost of goods sold	865.2	558.3	—		1,423.5

Gross profit	456.3	251.3	—		707.6
Operating expenses	275.2	162.0	(7.9)	(A)	429.3
Amortization expense	25.0	17.0	4.4	(B)	46.4
Interest expense	16.1	30.0	25.1	(C)	71.2
Other income (expense), net	0.1	(3.9)	—		(3.8)

Income before income taxes	140.1	38.4	(21.6)		156.9
Income tax expense	39.9	13.8	(5.8)	(D)	47.9

Consolidated net income	100.2	24.6	(15.8)		109.0
Less: Net income attributable to noncontrolling interests	3.5	—	—		3.5

Net income(1)	$96.7	$24.6	$(15.8)		$105.5

Net income(1)—per share of common stock:
Basic earnings per share	$1.54				$1.42
Diluted earnings per share	$1.52				$1.41
Weighted average shares outstanding (basic)	62.9			(E)	74.3
Weighted average shares outstanding (diluted)	63.4			(E)	74.8

(1)
Net income attributable to Hillenbrand.

Hillenbrand, Inc.

Unaudited Pro Forma Condensed Combined Income Statement

	For the Year Ended September 30, 2018
	Historical
(in millions, except per share data)	Hillenbrand	Milacron as Reclassified (Note 2)	Pro Forma Adjustments	(Note 7)	Pro Forma Combined
Net revenue	$1,770.1	$1,164.7	$—		$2,934.8
Cost of goods sold	1,127.2	796.9	—		1,924.1

Gross profit	642.9	367.8	—		1,010.7
Operating expenses	378.9	229.7	—		608.6
Amortization expense	30.2	24.7	18.8	(B)	73.7
Impairment charge	63.4	—	—		63.4
Interest expense	23.3	44.1	29.4	(C)	96.8
Other (expense) income, net	(0.6)	(4.2)	—		(4.8)

Income before income taxes	146.5	65.1	(48.2)		163.4
Income tax expense	65.3	18.5	(13.0)	(D)	70.8

Consolidated net income	81.2	46.6	(35.2)		92.6
Less: Net income attributable to noncontrolling interests	4.6	—	—		4.6

Net income(1)	$76.6	$46.6	$(35.2)		$88.0

Net income(1)—per share of common stock:
Basic earnings per share	$1.21				$1.18
Diluted earnings per share	$1.20				$1.17
Weighted average shares outstanding (basic)	63.1			(E)	74.5
Weighted average shares outstanding (diluted)	63.8			(E)	75.2

(1)
Net income attributable to Hillenbrand.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Basis of Presentation

        The accompanying unaudited pro forma condensed combined financial statements and these notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the nine months ended June 30, 2019 and the year ended September 30, 2018 combine the historical consolidated statements of income of Hillenbrand and Milacron, giving effect to the transaction as if it had been completed on October 1, 2017. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines historical consolidated balance sheets of Hillenbrand and Milacron, giving effect to the transaction as if it had been completed on June 30, 2019.

        As Milacron's fiscal year of December 31 is within 93 days of Hillenbrand's September 30 fiscal year, Hillenbrand's pro forma condensed combined statement of income for the fiscal year ended September 30, 2018 includes Milacron's operating results for its respective fiscal year ended December 31, 2018 as permitted by Rule 11-02 of Regulation S-X. The unaudited condensed combined income statement for the nine months ended June 30, 2019 combines the historical results of Hillenbrand for the nine months ended June 30, 2019 and the historical results of Milacron for the nine months ended June 30, 2019, derived by combining Milacron's six month unaudited consolidated statement of income for the six months ended June 30, 2019 and Milacron's unaudited consolidated statement of income for the three months ended December 31, 2018.

        Hillenbrand's and Milacron's historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align Hillenbrand's and Milacron's financial statement presentation. Hillenbrand has not identified all adjustments necessary to conform Milacron's accounting policies to Hillenbrand's accounting policies. As more information becomes available, Hillenbrand will perform a more detailed review of Milacron's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company's financial information. Further, there were no material intercompany transactions or balances between Hillenbrand and Milacron as of and for the nine months ended June 30, 2019 and for the fiscal year ended September 30, 2018.

        The accompanying unaudited pro forma condensed combined financial statements and these notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Hillenbrand considered the acquirer of Milacron. ASC 805 requires, amongst other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Milacron based upon management's preliminary estimate of their fair values as of June 30, 2019. Hillenbrand has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Milacron assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

2.     Reclassification Adjustments

        Certain reclassification adjustments have been made to the historical presentation of Milacron financial information in order to conform to a combined Hillenbrand balance sheet and income statements. In order to prepare the unaudited pro forma condensed combined financial statements, Hillenbrand performed a preliminary review of Milacron's accounting policies. After the transaction is completed, the combined company will conduct an additional review of Milacron's accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Milacron's results of operations, assets or liabilities to conform to Hillenbrand's accounting policies and classifications. As a result of that review, the combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

 Milacron Holdings Corp.

Unaudited Reclassified Condensed Balance Sheet

		As of June 30, 2019
(in millions) Milacron Historical Consolidated Balance Sheet Line Items	Hillenbrand Historical Consolidated Balance Sheet Line Items	Milacron Historical	Reclassification Adjustments	Notes		Milacron Reclassified
Cash and cash equivalents	Cash and cash equivalents	$152.2	—			$152.2
Accounts receivable, net	Trade receivables, net	151.5	—			151.5
Total inventories, net	Inventories	249.0	—			249.0
	Prepaid expenses	—	18.7	(A	)	18.7
Prepaid and other current assets	Other current assets	41.1	(18.7)	(A	)	22.4
Current assets held for sale		70.4	—	(B	)	70.4

Total current assets	Total current assets	664.2	—			664.2
Property and equipment, net	Property, plant, and equipment, net	206.9	—			206.9
Operating lease right-of-use assets		33.3	—	(B	)	33.3
Goodwill	Goodwill	515.6	—			515.6
Intangible assets, net	Intangible assets, net	285.9	—			285.9
Other noncurrent assets	Other assets	24.7	—			24.7

Total assets	Total assets	$1,730.6	—			$1,730.6

Short-term borrowings	Current portion of long-term debt	$1.5	—			$1.5
Accounts payable	Trade accounts payable	101.3	—			101.3
Advanced billings and deposits	Liabilities from long-term manufacturing contracts and advances	31.6	—			31.6
Accrued salaries, wages and other compensation	Accrued compensation	22.7	—			22.7
Other current liabilities	Other current liabilities	71.6	—			71.6
Current liabilities held for sale		17.0	—	(B	)	17.0

Total current liabilities	Total current liabilities	245.7	—			245.7
Long-term debt	Long-term debt	825.0	—			825.0
Deferred income tax liabilities	Deferred income taxes	57.2	—			57.2
Accrued pension liabilities	Accrued pension and postretirement healthcare	27.4	—			27.4
Operating lease liabilities		25.7	—	(B	)	25.7
Other noncurrent accrued liabilities	Other long-term liabilities	17.8	—			17.8

Total liabilities	Total liabilities	1,198.8	$—			1,198.8
Shareholders' equity	Shareholders' equity	531.8	—			531.8

Total shareholders' equity	Total shareholders' equity	531.8	—			531.8

Total liabilities and shareholders' equity	Total liabilities and shareholders' equity	$1,730.6	$—			$1,730.6

(A)
Represents a reclassification of prepaid expenses to conform with Hillenbrand's presentation.

(B)
Represents additional captions that are applicable to Milacron's historical consolidated balance sheet but not Hillenbrand's historical consolidated balance sheet. For Operating lease right-of-use assets and Operating lease liabilities, see Note 6(C) for more information.

 Milacron Holdings Corp.

Unaudited Reclassified Condensed Income Statement

		For the Nine Months Ended June 30, 2019
(in millions) Milacron Historical Consolidated Income Statement Line Items	Hillenbrand Historical Consolidated Income Statement Line Items	Milacron Historical	Reclassification Adjustments	Notes		Milacron Reclassified
Net sales	Net revenue	$809.6	—			$809.6
Cost of sales	Cost of goods sold	553.3	5.0	(A	)	558.3

Manufacturing margins	Gross profit	256.3	(5.0)			251.3
Operating expenses:
Selling, general and administrative expenses	Operating expenses	162.0	—			162.0
Amortization expense	Amortization expense	17.0	—			17.0
Loss on currency translation		0.6	(0.6)	(B	)	—
Other expense, net		7.6	(7.6)	(A	)	—

Total operating expenses		187.2	(8.2)			179.0

Operating earnings		69.1	3.2			72.3
Interest expense, net	Interest expense	29.8	0.2	(B	)	30.0
Loss on debt extinguishment		0.2	(0.2)	(B	)	—
Other non-operating expenses		0.7	(0.7)	(B	)	—
	Other (expense) income, net	—	(3.9)	(B	)	(3.9)

Earnings from continuing operations before income taxes	Income before income taxes	38.4	—			38.4
Income tax expense	Income tax expense	13.8	—			13.8

Net earnings from continuing operations	Consolidated net income	$24.6	—			$24.6

(A)
Represents a reclassification of Milacron's Other expense, net, to conform with Hillenbrand's presentation. A portion of expense recorded by Milacron within Other expense, net, included restructuring charges related to manufacturing facilities and it is Hillenbrand's accounting policy to classify such charges within Cost of goods sold.

(B)
Represents a reclassification of Milacron's Loss on currency translation, Loss on debt extinguishment, Other non-operating expenses, and certain amounts within Other expense, net to conform with Hillenbrand's presentation.

 Milacron Holdings Corp.

Unaudited Reclassified Condensed Income Statement

		For the Year Ended December 31, 2018
(in millions) Milacron Historical Consolidated Income Statement Line Items	Hillenbrand Historical Consolidated Income Statement Line Items	Milacron Historical	Reclassification Adjustments	Notes		Milacron Reclassified
Net sales	Net revenue	$1,164.7	—			$1,164.7
Cost of sales	Cost of goods sold	776.0	20.9	(A	)	796.9

Manufacturing margins	Gross profit	388.7	(20.9)			367.8
Operating expenses:
Selling, general and administrative expenses	Operating expenses	229.7	—			229.7
Amortization expense	Amortization expense	24.7	—			24.7
Loss on currency translation		2.7	(2.7)	(B	)	—
Other expense, net		21.5	(21.5)	(A	)	—

Total operating expenses		278.6	(24.2)			254.4

Operating earnings		110.1	3.3			113.4
Interest expense, net	Interest expense	42.9	1.2	(B	)	44.1
Loss on debt extinguishment		1.2	(1.2)	(B	)	—
Other non-operating expenses		0.9	(0.9)	(B	)	—
	Other (expense) income, net	—	(4.2)	(B	)	(4.2)

Earnings from continuing operations before income taxes	Income before income taxes	65.1	—			65.1
Income tax expense	Income tax expense	18.5	—			18.5

Net earnings from continuing operations	Consolidated net income	$46.6	—			$46.6

(A)
Represents a reclassification of Milacron's Other expense, net, to conform with Hillenbrand's presentation. A portion of expense recorded by Milacron within Other expense, net, included restructuring charges related to manufacturing facilities and it is Hillenbrand's accounting policy to classify such charges within Cost of goods sold.

(B)
Represents a reclassification of Milacron's Loss on currency translation, Loss on debt extinguishment, Other non-operating expenses, and certain amounts within Other expense, net to conform with Hillenbrand's presentation.

3.     Divestitures

        In May 2019, Milacron entered into a definitive agreement with OC Spartan Acquisition, Inc., or OC, to sell substantially all of the assets of its Uniloy blow molding business to OC for a purchase price of $52.0 million. The Uniloy blow molding business is reflected as held for sale and discontinued operations in the historical financial statements of Milacron. Article 11 of Regulation S-X requires that pro forma condensed combined income statement information is presented through continuing operations and accordingly, the historical Milacron discontinued operations have not been presented herein. This transaction was completed on July 1, 2019, prior to Hillenbrand's anticipated acquisition of Milacron. On July 3, 2019, Milacron utilized the proceeds from the sale to make a $52.0 million principal repayment on its senior secured term loan facility.

4.     Estimated Purchase Price Consideration

        The transaction will be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. In addition, ASC 805 establishes that consideration transferred in a business combination should be measured at fair value.

        The following is a preliminary estimate of the aggregate consideration to be paid by Hillenbrand:

(in millions, except per share data)	Note			Amount
Cash consideration:	(A	)
Dollars per share of Milacron			$11.80
Shares of Milacron as of August 30, 2019			70.7
Estimated cash consideration to be paid to Milacron shareholders				$834.3

Share consideration:	(A	)
Shares of Milacron as of August 30, 2019			70.7
Exchange ratio			0.1612

Hillenbrand common shares to be issued			11.4
Closing share price of Hillenbrand on September 3, 2019			$26.79
Value of Hillenbrand shares issued to shareholders of Milacron				305.4

Estimated repayment of Milacron debt, including accrued interest (as of June 30, 2019)	(B	)		833.0

Preliminary fair value of estimated purchase price consideration	(C	)		$1,972.7

(A)
Under the terms of the merger agreement, upon closing of the transaction, Milacron common shareholders will be entitled to receive 0.1612 shares of Hillenbrand common stock, no par value, plus $11.80 in cash for each outstanding share of Milacron common stock. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase price consideration is based on the total Milacron stock issued and outstanding as of August 30, 2019 and the closing price per share of Hillenbrand common stock on September 3, 2019 as well as cash consideration of $11.80 per share. A 10% change in the closing price per share of Hillenbrand common stock would increase or decrease the estimated fair value of share consideration transferred by approximately $30.5 million.

(B)
Milacron's existing senior secured term loan facility is expected to be repaid in connection with the transaction. The amount outstanding under Milacron's senior secured term loan facility may change between the date of the Milacron balance sheet as of June 30, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing of the transaction. Accordingly, the amount of Milacron debt actually repaid upon the closing of the transaction may differ significantly from the amount to be repaid as of the date of the unaudited pro forma condensed combined financial statements, which could result in higher or lower expected borrowings under Hillenbrand's existing $900.0 million revolving credit facility.

(C)
Under the terms of the merger agreement, Milacron's outstanding share-based equity awards (i) in the form of stock options, restricted share awards granted prior to July 12, 2019, RSU awards granted to a non-employee director of Milacron or prior to July 12, 2019, and PSU awards granted prior to July 12, 2019, in each case, whether vested or unvested, will be cancelled and converted into the right to receive the merger consideration upon the closing of the transaction and (ii) in the form of stock appreciation rights, whether vested or unvested, will be canceled and converted into the right to receive a lump sum cash payment based on the value of the merger consideration upon the closing of the transaction. In addition, under the terms of the merger agreement, Milacron's outstanding share-based equity awards in the form of restricted share awards granted following July 12, 2019, RSU awards (other than RSU awards held by non-employee directors of Milacron) granted following July 12, 2019, and PSU awards granted following July 12, 2019 will be converted into share-based equity awards of Hillenbrand upon the closing of the transaction.

  At this time, Hillenbrand has not completed its analysis and calculations in sufficient detail related to eligible employees and vesting schedules in order to quantify a pro forma adjustment. Any resulting adjustment may result in the recognition of an incremental component of purchase price consideration, which is not currently reflected in the preliminary fair value of estimated purchase price consideration.

5.     Preliminary Purchase Price Allocation

        The preliminary estimated purchase price consideration as shown in Note 4 is allocated to the tangible and intangible assets acquired and liabilities assumed of Milacron based on their preliminary estimated fair values. Hillenbrand has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Milacron assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values.

        A final determination of the fair value of Milacron's assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on Milacron's actual assets and liabilities as of the closing of the transaction. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of income. The final purchase consideration allocation may be materially different than the preliminary purchase price consideration allocation presented in the unaudited pro forma condensed combined financial statements.

        The following table sets forth a preliminary allocation of the estimated purchase price consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Milacron using Milacron's unaudited consolidated balance sheet as of June 30, 2019, with the excess recorded to goodwill:

(in millions)	Notes		Amount
Preliminary fair value of estimated total purchase price consideration			$1,972.7

Assets acquired:
Cash and cash equivalents			152.2
Trade receivables, net			151.5
Inventories			249.0
Property, plant, and equipment, net			206.9
Identifiable intangible assets	(B	)	625.0
Other assets	(A	)	136.2

Total assets acquired	(B	)	1,520.8
Liabilities assumed:
Trade accounts payable			(101.3)
Deferred income taxes	(C	)	(123.6)
Other liabilities	(A	)	(181.8)

Total liabilities assumed	(B	)	(406.7)

Less: Net assets			1,114.1

Goodwill			$858.6

(A)
Other assets acquired and Other liabilities assumed exclude the amounts related to Milacron's adoption of ASC 842, Leases. See Note 6(C) for additional information.

(B)
Assets acquired and liabilities assumed are based on the respective carrying amounts as of June 30, 2019, excluding goodwill, intangible assets, and deferred income taxes. See Note 6(D) for details on the pro forma adjustment related to intangible assets.

(C)
See Note 6(G) for details on the pro forma adjustments to deferred income taxes.

6.     Adjustments to the unaudited pro forma condensed combined balance sheet

        Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(A)
Reflects the sources and uses of funds relating to the transaction as follows:

(in millions)	Note		Amount
Sources:
Proceeds from the senior unsecured notes	(i	)	$600.0
Proceeds from the term loan	(i	)	500.0
Proceeds from revolving credit facility	(i	)	634.9
Less: Capitalized deferred financing issuance costs	(ii	)	(5.8)

			1,729.1
Uses:
Payments for the settlement of Hillenbrand's forward interest rate swaps	(iii	)	(15.9)
Cash issued to the shareholders of Milacron	(iv	)	(834.3)
Repayment of Milacron debt (including accrued interest)	(v	)	(833.0)
Payments for the settlement of Milacron's interest rate swaps	(B	)	(5.0)
Payment of transaction costs	(vi	)	(40.9)

			(1,729.1)

Pro forma net adjustment to cash and cash equivalents			$—

(i)
To fund amounts in connection with the transaction, Hillenbrand expects to incur borrowings under a fully committed five-year, $500.0 million syndicated term loan and issue $600.0 million of senior unsecured notes. Additionally, Hillenbrand currently estimates that it will incur $634.9 million of additional borrowings under its existing $900.0 million revolving credit facility. The amount of additional borrowings incurred under the $900.0 million revolving credit facility as of the closing of the transaction may differ significantly from the expected borrowings as of the date of these unaudited pro forma condensed combined financial statements.

(ii)
Reflects deferred financing costs of $5.8 million expected to be incurred in connection with the $500.0 million issuance of the term loan and $600.0 million issuance of senior unsecured notes. This amount does not reflect bridge facility financing fees as those are included in the payment of transaction costs under note (vi).

(iii)
Represents payments of $15.9 million for the settlement of Hillenbrand's forward interest rate swaps previously executed to hedge a portion of the interest rate associated with the $600.0 million senior unsecured notes.

(iv)
Represents the cash portion of the estimated purchase price consideration to be paid to the shareholders of Milacron. See Note 4(A) for additional information.

(v)
It is currently expected that Milacron's senior secured term loan facility will be repaid in connection with the transaction. Based upon the principal amount outstanding under Milacron's term loan facility on its balance sheet as of June 30, 2019, a total of $833.0 million is expected to be repaid, which is inclusive of accrued interest of $0.5 million classified within other current liabilities. Amounts outstanding under this term loan facility may change between the date of the Milacron balance sheet as of June 30, 2019 used for the purposes of these unaudited pro forma condensed combined financial statements and the closing of the transaction. Accordingly, the amount of Milacron debt repaid upon the closing of the transaction may differ significantly from the amount expected to be repaid as of the date of the unaudited pro forma combined financial statements, which could result in higher or lower expected borrowings under Hillenbrand's existing $900.0 million revolving credit facility.

(vi)
Reflects estimated cash paid for transaction costs to be incurred by Hillenbrand and Milacron subsequent to June 30, 2019, including bridge facility financing fees.
(B)
Reflects an adjustment to remove amounts from other current assets, other current liabilities, and other long-term liabilities for the settlement of Milacron's interest rate swaps resulting from the extinguishment of the associated debt:

(in millions)	Amount
Pro forma net adjustment to:
Other current assets	$1.8
Other current liabilities	(1.5)
Other long-term liabilities	(5.3)

Settlement of Milacron interest rate swaps, net	$(5.0)

(C)
As a result of Milacron having a fiscal year ended December 31, ASC 842, Leases, was adopted by Milacron on January 1, 2019 and the resulting lease assets and liabilities are presented on their historical consolidated balance sheet as of June 30, 2019. However, ASC 842 will not be adopted by Hillenbrand until October 1, 2019 due to Hillenbrand having a fiscal year ended September 30. In order to conform to Hillenbrand's presentation resulting from the difference in the adoption date, Milacron's lease assets and liabilities have been removed from the unaudited pro forma condensed combined balance sheet as follows:

(in millions)	Amount
Pro forma net adjustment to:
Operating lease right-of-use assets	$33.3
Other current liabilities	$(7.6)
Operating lease liabilities	$(25.7)
(D)
Reflects an adjustment to intangible assets, net, based on a preliminary fair value assessment:

(in millions)	Note		Amount
Fair value of intangible assets acquired	(i	)	$625.0
Removal of Milacron's historical intangible assets			(285.9)

Pro forma net adjustment to intangible assets, net			$339.1

(i)
Hillenbrand has determined a preliminary estimate of intangible assets, which include customer relationships, technology, trade names, and backlog. See Note 7(B) for the pro forma adjustment related to the amortization of these intangible assets.

(E)
Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

(in millions)	Note		Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i	)	$858.6
Removal of Milacron's historical goodwill			(515.6)

Pro forma net adjustment to goodwill			$343.0

(i)
Goodwill represents the excess of the estimated purchase price consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Refer to the preliminary estimated purchase price consideration allocation in Note 5.
(F)
In connection with the transaction, Hillenbrand entered into a bridge facility commitment letter, pursuant to which it obtained commitments for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount $1.1 billion. Hillenbrand does not intend to draw down on the bridge facility and currently expects the bridge facility commitments to terminate prior to the closing of the transaction once permanent financing has been secured. Hillenbrand currently expects the permanent financing will consist of $600.0 million in aggregate principal amount from the issuance of senior unsecured notes, $500.0 million from a syndicated term loan, and $634.9 million drawn under its existing $900.0 million revolving credit facility, as described above. Refer to the table below for a summary of the impact the financing arrangements are expected to have on the unaudited pro forma condensed combined balance sheet.

(in millions)	Note		Amount
Proceeds:
Proceeds from the term loan	(i	)	$500.0
Proceeds from the senior unsecured notes	(i	)	600.0
Proceeds from revolving credit facility	(i	)	634.9
Less: Capitalized deferred financing issuance costs	(ii	)	(5.8)

Proceeds from issuance of long-term debt, net of capitalized debt issuance costs			1,729.1
Repayments:
Repayment of Milacron's long-term debt, net of debt issuance costs	(iii	)	(824.7)

Pro forma net adjustment to long-term debt			$904.4

Settlement of Hillenbrand's forward interest rate swaps:
Pro forma adjustment to other long-term liabilities	(iv	)	$(15.9)

(i)
As mentioned in Note 6(A)(i), Hillenbrand expects to incur borrowings under a fully committed five-year, $500.0 million syndicated term loan and issue $600.0 million of senior unsecured notes. Additionally, Hillenbrand currently estimates that it will incur $634.9 million of additional borrowings under its existing $900.0 million revolving credit facility.

(ii)
Reflects deferred financing costs of $5.8 million expected to be incurred in connection with the $500.0 million issuance of the term loan and $600.0 million issuance of senior notes. This amount does not reflect bridge facility financing fees.

(iii)
It is currently expected that Milacron's senior secured term loan facility maturing in September 2023 will be repaid in connection with the transaction. Based upon the amounts of Milacron debt reflected on its balance sheet as of June 30, 2019, a total of

  $824.7 million, net of debt issuance costs, is therefore expected to be repaid. Amounts outstanding under this term loan facility may change between the date of the Milacron balance sheet as of June 30, 2019 used for the purposes of these unaudited pro forma condensed combined financial statements and the closing of the transaction. Accordingly, the amount of Milacron debt repaid upon the closing of the transaction may differ from the amount expected to be repaid as of the date of the unaudited pro forma combined financial statements.

(iv)
Reflects a decrease to other long-term term liabilities of $15.9 million for the settlement of Hillenbrand's forward interest rate swaps previously executed to hedge a portion of the interest rate associated with the $600.0 million senior unsecured notes.
(G)
The following table summarizes the adjustments to deferred income taxes in conjunction with the preliminary allocation of purchase price consideration disclosed in Note 5.

(in millions)	Note		Amount
Balance of historical Milacron deferred income taxes (at June 30, 2019)			$57.2
Adjustment for acquired intangible assets	(i	)	91.6
Adjustment to valuation allowance for certain net operating losses	(ii	)	(25.2)

Pro forma opening balance of deferred income taxes (see Note 5)			123.6

Pro forma adjustment to deferred income taxes			$66.4

(i)
Reflects a deferred income tax liability resulting from the preliminary fair value adjustment to intangible assets as disclosed in Note (D) above. The estimate of the deferred income tax liability was determined based on the book and tax basis difference using a blended statutory rate of Hillenbrand of 27%. This estimate of the deferred tax liability is preliminary and is subject to change based upon Hillenbrand's final determination of the fair values of identifiable intangibles.

(ii)
Hillenbrand management has performed a preliminary analysis of Milacron's U.S. and non-U.S. net operating losses. Based on this preliminary analysis, no limitation as to the total value of U.S. net operating losses was identified under Section 382 of the Internal Revenue Code. However, there may be limitations on the amount of net operating losses that can be used by Hillenbrand within a specific year. The pro forma adjustment considers the preliminary estimation of Hillenbrand's ability to utilize the deferred tax assets, and therefore, an approximate $25.2 million valuation allowance previously recorded in Milacron's financial statements related to such net operating losses will no longer be recorded post-combination. This estimate is preliminary and is subject to change based upon Hillenbrand's final analysis performed subsequent to the completion of the transaction.

(H)
Reflects an adjustment to Hillenbrand and Milacron equity based on the following:

(in millions)	Note		Amount
Fair value of common stock issued to the sellers	(i	)	$305.4
Transaction costs	(ii	)	(40.9)
Removal of Milacron 's historical shareholders' equity			(531.8)

Pro forma net adjustment to total Hillenbrand and Milacron equity			$(267.3)

(i)
As disclosed in Note 4(A), the estimated value of Hillenbrand common shares to be issued is $305.4 million.

(ii)
To record estimated transaction costs to be incurred by Hillenbrand and Milacron subsequent to June 30, 2019, including bridge facility financing fees.

7.     Adjustments to the unaudited pro forma condensed combined statements of income

        Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of income:

  (A)
  Hillenbrand and Milacron have incurred $7.9 million of transaction costs for the nine months ended June 30, 2019 in connection with the transaction. An adjustment was made to remove these costs as they are non-recurring in nature and will not have a continuing effect on the combined results of Milacron and Hillenbrand.

  (B)
  The newly acquired intangible assets have been amortized using the straight-line method. Acquired trade names are currently assumed to have indefinite lives, backlog is amortized using an estimated useful life of one year, and technology and customer relationships are amortized using estimated useful lives ranging from ten to twenty years.

    Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on Milacron's historical intangible assets. Hillenbrand is still in the process of evaluating the method of amortization for certain intangible assets and the fair value of all intangible assets. A 10% change in the fair value of the acquired intangible assets would increase or decrease amortization expense by $4.4 million for the year ended September 30, 2018 and $2.1 million for the nine months ended June 30, 2019.

(in millions)	Estimated Fair Value	Nine months ended June 30, 2019	Year ended September 30, 2018
Amortization expense for acquired intangible assets	$625.0	$21.4	$43.5
Less: Historical Milacron amortization		(17.0)	(24.7)

Pro forma net adjustment to Amortization expense		$4.4	$18.8

(C)
Historical interest expense has been adjusted as follows:

(in millions)	Principal balance	Assumed weighted average interest rate	Note		Nine months ended June 30, 2019	Year ended September 30, 2018
Increases to interest expense:
Revolving credit facility	$634.9		(i	)
Senior unsecured notes	600.0		(ii	)
Term loan	500.0		(iii	)

	$1,734.9	4.1%	(iv	)	$53.3	$71.1

Amortization of capitalized deferred financing costs and settlement of forward interest rate swaps			(v	)	1.8	2.4

					$55.1	$73.5

Decreases to interest expense:
Historical interest expense of Milacron for debt being repaid					(30.0)	(44.1)

Pro forma adjustment to interest expense, net					$25.1	$29.4

(i)
As mentioned in Note 6(F), Hillenbrand expects to draw on its $900.0 million revolving credit facility which bears a variable LIBOR rate or base rate, at Hillenbrand's option, plus a spread based on leverage. Interest expense has been calculated based upon the applicable LIBOR rate as of June 30, 2019, plus the corresponding spread based on leverage resulting from the transaction.

(ii)
As mentioned in Note 6(F), Hillenbrand expects to issue senior unsecured notes in an aggregate principal amount of $600.0 million. The senior unsecured notes are expected to be issued at fixed rates of interest in multiple series with different maturities. The assumed weighted average interest rate for the senior unsecured notes reflects assumptions regarding interest rates and maturities based on market conditions as of June 30, 2019, but actual terms of the senior unsecured notes will be subject to market conditions at the time of issuance.

(iii)
As mentioned in Note 6(F), Hillenbrand expects to draw $500.0 million on the term loan which bears a variable LIBOR rate or base rate, at Hillenbrand's option, plus a spread based on leverage. Interest expense has been calculated based upon the applicable LIBOR rate as of June 30, 2019, plus the corresponding spread based on leverage resulting from the transaction.

(iv)
Represents the assumed combined weighted average interest rate for the revolving credit facility, senior unsecured notes, and term loan. A 0.125% change in the assumed combined weighted average interest rate would increase or decrease interest expense on a pro forma basis by $1.6 million and $2.2 million for the nine months ended June 30, 2019 and year ended September 30, 2018, respectively.

(v)
Reflects the amortization of deferred financing costs to be incurred as a result of the expected financing. In addition, this amount reflects the impact to interest expense resulting from the settlement of Hillenbrand's forward interest rate swaps designated as interest rate hedges on a portion of the $600.0 million senior unsecured notes. This amount does not include financing fees associated with the bridge facility.
(D)
Reflects the income tax impact of the pro forma adjustments utilizing the blended statutory income tax rate of 27% for the nine months ended June 30, 2019 and for the fiscal year ended September 30, 2018.

(E)
The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of Hillenbrand plus shares issued as part of the transaction. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of Hillenbrand common stock and the share impact as part of the transaction. Weighted average shares outstanding are as follows:

(in millions) Pro forma weighted average shares—basic	Note		Nine months ended June 30, 2019	Year ended September 30, 2018
Historical Hillenbrand weighted average shares outstanding—basic			62.9	63.1
Shares of Hillenbrand common stock to be issued to Milacron stockholders			11.4	11.4

Pro forma weighted average shares—basic	(i	)	74.3	74.5

(in millions) Pro forma weighted average shares—diluted	Note	Nine months ended June 30, 2019	Year ended September 30, 2018
Historical Hillenbrand weighted average shares outstanding—diluted		63.4	63.8
Shares of Hillenbrand common stock to be issued to Milacron stockholders		11.4	11.4

Pro forma weighted average shares—diluted	(i),(ii)	74.8	75.2

(i)
As mentioned in Note 4(C), certain outstanding share-based equity awards held by Milacron employees will be cancelled and converted into the right to receive the merger consideration, which includes 0.1612 shares of Hillenbrand common stock. At this time, Hillenbrand has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary in order to quantify a pro forma adjustment and thus has not been reflected in the basic or diluted weighted average shares.

(ii)
As mentioned in Note 4(C), certain outstanding share-based equity awards held by Milacron employees and granted after July 12, 2019 will be converted into share-based equity awards of Hillenbrand upon the closing of the transaction. At this time, Hillenbrand has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary in order to quantify a pro forma adjustment and thus has not been reflected in the diluted weighted average shares.

BENEFICIAL OWNERSHIP TABLE

        The following table shows information regarding the beneficial ownership of Milacron's common stock by: (i) each person or group who is known by Milacron to own beneficially more than 5% of its common stock; (ii) each member of Milacron's Board, each nominee for election as a director, and each of Milacron's named executive officers; and (iii) all members of Milacron's Board and Milacron's executive officers as a group. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, Milacron believes that, based on the information provided to it, the persons and entities named in the table below have sole voting and investment power with respect to all shares of Milacron's common stock shown as beneficially owned by them. Except as noted by footnote, all stockholdings are as of June 30, 2019 and the percentage of beneficial ownership is based on 70,518,930 shares of common stock outstanding as of June 30, 2019. Unless otherwise indicated, the address for each holder listed below is c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

Name and address of beneficial owner	Number of Shares	Percentage of Shares
Principal stockholders
Wellington Management Group LLP(1)	7,211,107	10.2%
Wells Fargo & Company(2)	7,050,591	10.0%
The Vanguard Group(3)	6,405,278	9.1%
BlackRock, Inc.(4)	4,964,631	7.0%
Magnetar Financial LLC(5)	4,253,315	6.0%
Janus Henderson Group(6)	4,039,681	5.7%

(1)
Based on information obtained from Amendment No. 2 to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively "Wellington") on February 12, 2019. According to that report, Wellington possesses shared power to vote or to direct the voting of 6,323,672 of such shares and possesses shared power to dispose or to direct the disposition of 7,211,107 of such shares. In addition, according to that report, Wellington's business address is 280 Congress Street, Boston, MA 02210.

(2)
Based on information obtained from Amendment No. 1 to Schedule 13G filed by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management LLC (collectively "Wells Fargo") on January 22, 2019. According to that report, Wells Fargo possesses sole power to vote or to direct the voting of 164,125 of such shares and possesses shared power to vote or to direct the voting of 6,307,599 of such shares and possesses sole power to dispose or to direct the disposition of 164,125 of such shares and possesses shared power to dispose or to direct the disposition of 6,886,466 of such shares. In addition, according to that report, Wells Fargo's business address is 420 Montgomery Street, San Francisco, CA 94163.

(3)
Based on information obtained from Amendment No. 1 to Schedule 13G filed by The Vanguard Group ("Vanguard") on February 11, 2019. According to that report, Vanguard possesses sole power to vote or to direct the voting of 76,683 of such shares and possesses shared power to vote or to direct the voting of 4,118 of such shares and possesses sole power to dispose or to direct the disposition of 6,332,314 of such shares and possesses shared power to dispose or to direct the disposition of 72,964 of such shares. In addition, according to that report, Vanguard's business address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information obtained from Schedule 13G filed by BlackRock, Inc. ("BlackRock") on February 8, 2019. According to that report, BlackRock possesses sole power to vote or to direct the voting of 4,528,024 of such shares and possesses sole power to dispose or to direct the disposition of 4,964,631 of such shares. In addition, according to that report, BlackRock's business address is 55 East 52nd Street, New York, NY 10055.

(5)
Based on information obtained from Schedule 13D filed by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowiz (collectively, "Magnetar") on August 12, 2019. According to that report, Magnetar possesses shared power to vote or to direct the voting of 4,253,515 of such shares and possesses shared power to dispose or to direct the disposition of 4,253,315 of such shares. In addition, according to that report, Magnetar's business address is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(6)
Based on information obtained from Amendment No. 1 to Schedule 13G filed by Janus Henderson Group plc ("Janus") on February 12, 2019. According to that report, Janus possesses shared power to vote or to direct the voting of 4,039,681 of such shares and possesses shared power to dispose or to direct the disposition of 4,039,681 of such shares. In addition, according to that report, Janus's business address is 201 Bishopsgate EC2M 3AE, United Kingdom.

Directors and Named Executive Officers(7)
Ira Boots	75,924	*
Timothy Crow	11,178	*
Waters Davis	31,404	*
James Gentilcore	79,718	*
Gregory Gluchowski	11,178	*
James Kratochvil	35,127	*
David Reeder	11,178	*
Rebecca Lee Steinfort	11,178	*
Thomas Goeke	1,480,476	2.1%
Bruce Chalmers	233,015	*
Ling An-Heid	552,629	*
Gerrit Jue	15,333	*
Mark Miller	51,113	*
All members of the Milacron Board and executive officers as a group (14 persons)	2,656,190	3.8%

*
Less than 1%
(7)
With respect to Milacron's named executive officers Messrs. Goeke, Chalmers and Ms. An-Heid, the number of shares beneficially owned includes 919,494, 79,725, and 316,242 shares, respectively, which may be acquired pursuant to options issued under Milacron's 2012 Equity Incentive Plan (as amended) because such options are exercisable within 60 days. With respect to Milacron's named executive officer Mr. Chalmers, the number of shares beneficially owned includes 16,433 shares subject to restricted share awards issued under Milacron's 2015 Equity Incentive Plan (as amended) for which the vesting restrictions thereon will lapse within 60 days. With respect to Milacron's named executive officers Messrs. Goeke, Chalmers, Jue, and Miller and Ms. An-Heid, the number of shares beneficially owned includes 409,978, 91,097, 7,258, 45,945, and 73,958 shares, respectively, which may be acquired pursuant to options issued under Milacron's 2015 Equity Incentive Plan (as amended) because such options are exercisable within 60 days. With respect to Messrs. Boots, Davis, Gentilcore and Kratochvil, the number of shares beneficially owned includes 24,535, 12,953, 44,953, and 19,962 shares, respectively, which may be acquired pursuant to options issued under Milacron's 2012 Equity Incentive Plan (as amended) because such options are exercisable within 60 days.

COMPARISON OF STOCKHOLDER RIGHTS

        Hillenbrand is incorporated under the laws of the State of Indiana, and, accordingly, the rights of Hillenbrand shareholders are governed by the laws of the State of Indiana. Milacron is incorporated under the laws of the State of Delaware, and, accordingly, the rights of Milacron stockholders are governed by the laws of the State of Delaware. Upon completion of the merger, Milacron stockholders immediately prior to the completion of the merger will become Hillenbrand shareholders. Thus, following the merger, the rights of Milacron stockholders who become Hillenbrand shareholders in the merger will shift from being governed by the laws of the State of Delaware to the laws of the State of Indiana, and will also then be governed by the Hillenbrand articles of incorporation and the Hillenbrand bylaws.

        The following is a summary of certain material differences between (i) the current rights of Milacron stockholders under the Milacron certificate of incorporation, Milacron bylaws and Delaware law, including the DGCL and (ii) the current rights of Hillenbrand shareholders under the Hillenbrand articles of incorporation, the Hillenbrand bylaws and Indiana law, including the IBCL.

        The following summary is not a complete statement of the rights of stockholders and shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Milacron's and Hillenbrand's respective governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled "Where You Can Find More Information" beginning on page 177 of this proxy statement/prospectus.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Authorized Capital Stock	The authorized capital stock of Hillenbrand consists of 199,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock.	The authorized capital stock of Milacron consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock

Hillenbrand's articles of incorporation provide that the Hillenbrand Board may authorize the issuance of one or more series of preferred stock and designate the relative preferences, limitations, voting rights, if any, and other rights of each such series by the adoption and filing of a certificate in accordance with the IBCL.

Milacron's certificate of incorporation provides that the Milacron Board may provide for the issuance of shares of preferred stock in one or more series or classes and, to fix the number, designation, voting powers, powers, preferences and relative rights, qualifications, limitations and restrictions on the shares constituting such series or class, and to cause to be filed a certificate of designation with respect thereto with the Secretary of State of the State of Delaware.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Dividends

Hillenbrand's articles of incorporation provide that the Hillenbrand Board has the power to pay dividends and make other distributions, in such amounts and forms, from such sources and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the IBCL, other applicable laws and the articles of incorporation.

Milacron's certificate of incorporation provides that, subject to the prior rights of all classes or series of stock at the time outstanding having prior rights to dividends, the Milacron Board may declare from time to time out of assets or funds of Milacron legally available, dividends and distributions to common stockholders in equal amounts per share, payable in cash or otherwise.

Special Meetings of Shareholders/Stockholders

Hillenbrand's bylaws provide that special meetings of the shareholders may be called for the purposes of electing individuals to vacant positions on the Hillenbrand Board, acting upon such other questions or matters as are proposed to be submitted to a vote at the meeting and acting upon such further questions or matters as may properly come before the meeting, by the Hillenbrand Board, president or shareholders holding not less than one-fourth of the outstanding shares of common stock (determined as of the date upon which the special meeting is called).

Milacron's certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by a majority of the Milacron Board, the chairperson of the Milacron Board or Milacron's chief executive officer.

Special Meetings of the Board

Hillenbrand's bylaws provide that special meetings of the Hillenbrand Board may be called at any time for the purposes of electing individuals to each vacant position on the Hillenbrand Board, electing individuals to each vacant office and acting upon such other questions and matters as may properly come before the meeting. A special meeting may be called by any member of the Hillenbrand Board.

Milacron's bylaws provide that special meetings of the Milacron Board will be held whenever called by the chairperson of the Milacron Board, Milacron's chief executive officer or president or a majority of the Milacron Board.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Shareholder/Stockholder Action by Written Consent

Under the IBCL, any action that can be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.

Hillenbrand's articles of incorporation provide that shareholders may take action in lieu of a meeting if unanimous written consent is obtained and such written consent is filed with the minutes of the proceedings of the shareholders.

Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

Milacron's certificate of incorporation provides that stockholders may not take action by written consent.

Shareholder/Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

Hillenbrand's bylaws provide that for business to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof. The notice must set forth a brief description of the business desired to be brought before the meeting, the name and address of the proposing shareholder, the class and number of shares owned by the shareholder, any interest of the shareholder in such business, and a description of the understanding (if any) that has been entered into by the shareholder, the effect of which is to manage risk or benefit the rights of the shareholder with respect to common stock.

Hillenbrand's bylaws provide that any shareholder entitled to vote for the election of members of the Hillenbrand Board may nominate directors. For nominations to be made, the shareholder must give timely notice in writing thereof. Any nominee must satisfy the qualifications established by the Hillenbrand Board as contained in the Hillenbrand proxy statement for the immediately preceding annual meeting. The notice must set forth the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, a representation that the shareholder is a holder of record, setting forth the

Milacron's bylaws allow stockholders who are record holders on the date of notice and on the date of the annual meeting or special meeting, as applicable, to nominate candidates for election to the Milacron Board. Stockholders who are record holders on the date of notice and on the date of the annual meeting may also propose business to be brought before such annual meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Milacron's secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to the secretary at Milacron's principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to

Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders

shares so held, and intends to appear at the meeting to nominate the person(s) specified in the notice, a description of any understanding that has been entered into by the shareholder, the intent of which is to manage risk or benefit of share price changes, or increase or decrease the voting power of the shareholder with respect to common stock, a description of all understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholders, such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, the consent in writing of each nominee to serve as a director if so elected and a description of the qualifications of such nominee to serve as a director.

Hillenbrand's bylaws provide that shareholders must give Hillenbrand advance notice of a shareholder proposal or nomination brought before the annual shareholder meeting. To be timely, a shareholder's notice must be delivered to or mailed and received by Hillenbrand not later than 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by Hillenbrand by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hillenbrand first makes public disclosure of the meeting date).

the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to such date, the 10th day following the day on which public announcement of the date of the meeting is first made by Milacron.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Number of Directors

Hillenbrand's articles of incorporation and bylaws provide that the Hillenbrand Board shall consist of no fewer than seven members and no more than 13 members, as fixed from time to time by resolution of the Hillenbrand Board.

Milacron's certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Milacron Board.

	There are currently ten directors serving on the Hillenbrand Board.	There are currently nine directors serving on the Milacron Board.
Election of Directors

Hillenbrand's articles of incorporation and bylaws provide that the Hillenbrand Board is divided into three classes of directors, each class serving staggered three-year terms. At each annual meeting, the terms of all of the members of one class of directors shall expire and directors shall be elected to succeed the members of such class for three-year terms expiring at the third succeeding annual meeting.

Hillenbrand has opted out of Chapter 33-6(c) of the IBCL, which provides a statutory method of staggered terms.

Milacron's certificate of incorporation and bylaws provide that the Milacron Board is divided into three classes of directors serving staggered three-year terms. Each director, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders' meeting next succeeding such director's election.

Milacron's bylaws provide that directors are elected by the plurality vote of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Hillenbrand's bylaws provide that directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present; provided, however, that, if the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present. If an incumbent director nominee fails to receive the required vote, the director's term shall end at the annual meeting at which he or she failed to receive the required vote.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Removal of Directors

Hillenbrand's articles of incorporation and bylaws provide that a director may be removed from office, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class.

Milacron's certificate of incorporation provides that directors may only be removed for cause and by the affirmative vote of holders of at least a majority of the voting power of Milacron outstanding capital stock entitled to vote generally in the election of directors.

Vacancies of Directors

Hillenbrand's articles of incorporation and bylaws provide that a majority of the remaining Hillenbrand Board may fill any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, or caused by an increase in the number of the members of the Hillenbrand Board. A director elected by the Hillenbrand Board to fill any vacancy shall be elected for a term expiring at the next succeeding annual meeting of shareholders, regardless of the class to which such director is elected.

Milacron's certificate of incorporation provides that any vacancies for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by a majority of the Milacron Board then in office.

Limitation on Liability of Directors

The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.

The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director's breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

Milacron's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to Milacron or any of its stockholders for monetary damages for any breach of fiduciary duty as a director.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Indemnification of Directors and Officers

Under the IBCL, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. In addition, unless limited by its articles of incorporation, an officer of a corporation, whether or not a director, is entitled to mandatory indemnification to the same extent as a director, and a corporation may also indemnify and advance expenses to an officer, employee or agent to the same extent as to a director.

An Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual's conduct was lawful, or the individual had no reasonable cause to believe that the individual's conduct was unlawful.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys' fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation's request against expenses (including attorney's fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such.

Hillenbrand's articles of incorporation and bylaws provide that, to the fullest extent permitted by the IBCL, Hillenbrand indemnifies each person who is a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Hillenbrand) by reason of the fact that he or she is a director or officer or by reason of any action alleged to have been taken or omitted in such capacity. Hillenbrand also indemnifies any person who is a party to an action or suit by or in the right of Hillenbrand to procure a judgment in its favor if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in the best interests of Hillenbrand. To the extent that an indemnitee has been successful in the defense of any action, suit or proceeding above, he or she will be indemnified against all expenses, including attorneys' fees.

Hillenbrand's bylaws further provide that in the event of any action, suit, proceeding or investigation, any expenses (including attorneys' fees) incurred by or on behalf of the indemnitee in defense shall be paid by Hillenbrand in advance of the final disposition if (i) the indemnitee affirms a good faith belief that the indemnitee met the standard of conduct required by the IBCL and

Milacron's certificate of incorporation and bylaws provide that Milacron shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (other than an action by or in the right of Milacron), by reason of the fact that the person is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of Milacron or other entity at the request of Milacron, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding or issue or matter therein if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Milacron and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Milacron's certificate of incorporation and bylaws provide that Milacron shall indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or

Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders

articles of incorporation, (ii) acknowledges that he will repay expenses if it is ultimately determined that he did not meet the standard of conduct entitling him to indemnification and (iii) if required by the IBCL, Hillenbrand determines that the facts known to those making the determination would not preclude indemnification under the IBCL.

completed action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative, by or in the right of Milacron by reason of the fact that the person is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of Milacron or other entity at the request of Milacron, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Milacron. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to Milacron, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which the action, suit or proceeding was brought determines that such indemnification may be made.

Under Milacron's certificate of incorporation and bylaws, employees and agents of Milacron may, to the extent authorized from time to time by the Milacron Board, be indemnified and advanced expenses.

Under Milacron's certificate of incorporation and bylaws, current or former directors and officers of Milacron who are successful on the merits or otherwise in defense of any of the above described actions, suits and proceedings or in defense of any claim, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection therewith. If any such person is not wholly successful in any such action, suit or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders

matters, Milacron shall indemnify such person against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved.

In the case of indemnification pursuant to the provisions described above, indemnification will be made only as authorized in the specific case upon a determination that indemnification is proper in accordance with the standards described above.

Amendments to Certificate of Incorporation

Under the IBCL, a corporation's board may make certain non-substantive amendments to the articles of incorporation without shareholder action. For all other amendments to be adopted under the IBCL, (1) a corporation's board must recommend the amendment to shareholders unless the board determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment; and (2) the shareholders entitled to vote on the amendment must approve the amendment by (A) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (B) the shareholders entitled to vote on the amendment if the votes cast favoring the proposal exceed the votes cast opposing the proposal at a meeting at which a quorum is present.

Hillenbrand's articles of incorporation provide for amendment in accordance with the IBCL. However, any amendment to the provisions relating to directors requires an affirmative vote of at least two-thirds of the voting power of the shares entitled to vote generally in the election of directors, voting together as a single class.

Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

Milacron's certificate of incorporation provides that, in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of Milacron's then outstanding stock entitled to vote thereon is required to amend, alter, add to or repeal, or adopt any provision of the certificate of incorporation inconsistent with certain enumerated provisions relating to (1) the classification of the Milacron Board, removal of Milacron directors, filling vacancies on the Milacron Board, (2) amendment of the bylaws, (3) special meetings of the stockholders, including stockholder action by written consent and (4) the Court of Chancery of the State of Delaware as the forum of choice.

In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Amendments to Bylaws

Hillenbrand's articles of incorporation provide that the Hillenbrand Board shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the bylaws, by the affirmative vote of a number of directors equal to a majority of the number who would constitute a full Hillenbrand Board at the time of such action.

On August 21, 2019, the Hillenbrand Board approved an amendment and restatement of the articles of incorporation to also permit Hillenbrand's shareholders to amend Hillenbrand's bylaws. The amendment and restatement are subject to shareholder approval and, if approved, will provide that Hillenbrand's shareholders may amend the bylaws by the affirmative vote, at a meeting, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of Hillenbrand entitled to vote generally in the election of directors, considered as a single voting group. The Hillenbrand Board has directed that the amendment and restatement be submitted for approval by the shareholders at the 2020 Annual Meeting of Hillenbrand shareholders and will recommend that the shareholders approve the amendment and restatement.

On August 21, 2019, the Hillenbrand Board also approved amendments to the bylaws to permit Hillenbrand's shareholders to amend Hillenbrand's bylaws by the affirmative vote set forth above, which amendments are subject to the approval of the amendment and restatement of the articles of incorporation by Hillenbrand's shareholders and will be effective upon the effectiveness of the filing of the amendment and restatement with the Indiana Secretary of State.

Milacron's certificate of incorporation and bylaws provide that the bylaws may be made, altered, amended, added to or repealed by the Milacron Board by resolution by a majority of the directors then in office or, to the extent made, altered, amended, added to or repealed by the stockholders in a way that is inconsistent therewith, by the affirmative vote of the holders of at least 66 2/3% of the voting power of Milacron's then outstanding shares entitled to vote generally in the election of directors.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Certain Business Combinations

Chapter 43 of the IBCL prohibits an Indiana corporation from engaging in a business combination with a shareholder who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of that corporation or an affiliate or associate of the corporation which beneficially owned at any time during the preceding five years 10% or more of such voting power, for five years following the date the shareholder acquired such 10% beneficial ownership, unless the acquisition of such beneficial ownership or the business combination was approved by the board of directors in advance of that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect to opt out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares.

Hillenbrand has not opted out of this provision. Hillenbrand has opted out of Chapter 42 of the IBCL (control share acquisition statute).

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation's outstanding voting stock for three years following the time that person becomes an "interested stockholder" (a holder of more than 15% of the corporation's outstanding shares), unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. The DGCL allows a corporation's certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

Milacron's certificate of incorporation includes a provision pursuant to which Milacron elected to not be governed by Section 203 of the DGCL until the time at which (i) Section 203 by its terms would, but for the opt out, apply to Milacron and (ii) there occurred a transaction following the consummation of which CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II,  L.P. and certain of their affiliates collectively owned less than 5% of the voting power of Milacron's then outstanding shares of voting stock. Such time has occurred and thus Milacron is governed by Section 203 of the DGCL.

	Rights of Hillenbrand Shareholders	Rights of Milacron Stockholders
Forum Selection Provision

Unless Hillenbrand consents to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action; (ii) any action asserting a claim for breach of a fiduciary duty owed to Hillenbrand or any of the constituents identified in IBCL 23-1-35-1(d) (shareholders, employees, suppliers, customers and communities in which offices or other facilities of the corporation are located); (iii) any action asserting a claim arising under: (A) any provision of the IBCL or (B) Hillenbrand's articles of incorporation or bylaws; or (iv) any action otherwise relating to the internal affairs of Hillenbrand shall be the circuit or superior courts of Marion County, Indiana, or the United States District Courts of Indiana.

Unless Milacron consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any action asserting a claim of (i) any derivative action; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or wrongdoing by, any director, officer or employee of Milacron owed to Milacron or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Milacron's certificate of incorporation or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of Milacron's certificate of incorporation or bylaws; or (v) any action asserting a claim governed by the internal affairs doctrine.

Shareholder/Stockholder Rights Plan	The IBCL includes a statutory provision expressly validating shareholder rights plans. Hillenbrand does not have a shareholder rights plan currently in effect.

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.

Milacron does not have a stockholder rights plan currently in effect.

APPRAISAL RIGHTS

Appraisal Rights of Milacron Stockholders

        Record holders of Milacron common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL, which is referred to as Section 262, holders of shares of Milacron common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) at the completion of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262. Milacron is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to the record holders of common stock.

        The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Stockholders of record who desire to exercise their appraisal rights must do all of the following: (1) not vote in favor of adopting the merger agreement, (2) deliver in the manner set forth below a written demand for appraisal of the stockholder's shares to the Secretary of Milacron before the vote on the merger proposal, (3) continuously hold the shares of record from the date of making the demand through completion of the merger and (4) otherwise comply with the requirements of Section 262.

        Only a holder of record of Milacron common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder's name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent of two or more owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

        A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner's shares. Any holder of shares held in "street name" who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company's nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

        As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Milacron of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of the holder's shares.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Milacron Holdings, Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, Attention: Hugh O'Donnell, General Counsel and Secretary. The written demand for appraisal should specify the stockholder's name and mailing address. The written demand must reasonably inform Milacron that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Milacron prior to the vote on the merger proposal at the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Milacron common stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder's right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (1) refrain from executing and submitting the enclosed proxy card or (2) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

        Notwithstanding a stockholder's compliance with the foregoing requirements, Section 262 provides that, because immediately prior to the merger Milacron common stock was listed on a national securities exchange, the Delaware Chancery Court will dismiss the proceedings as to all holders of shares of common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of common stock entitled to appraisal exceeds 1% of the outstanding shares of common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock entitled to appraisal exceeds $1 million.

        Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder's shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Milacron as the surviving corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

        If a petition for appraisal is duly filed by a Milacron stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Milacron common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Milacron common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

        After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such stockholder), in which case interest will accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount determined to be fair value, to the stockholders entitled to receive the same upon the surrender by such holders of the certificates representing their shares, if any, or, immediately in the case of any uncertificated shares. The parties have made no determination as to whether such a payment will be made if the merger is completed, and Milacron reserves the right to make such a payment upon the completion of the merger.

        In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Milacron and Hillenbrand reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of Milacron common stock is less than the applicable merger consideration.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        From and after the date of completion of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

        Within 10 days after the completion of the merger, the surviving corporation must give notice of the date that the merger became effective to each of Milacron stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder's demand for appraisal and to accept the cash and Hillenbrand common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder's demand for appraisal only with the written approval of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders' rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement/prospectus.

        Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

 VALIDITY OF COMMON SHARES

        The validity of the shares of Hillenbrand common stock offered hereby will be passed upon for Hillenbrand by Ice Miller LLP.

EXPERTS

        The financial statements of Hillenbrand and Hillenbrand management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Hillenbrand's Annual Report on Form 10-K for the year ended September 30, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Milacron Holdings Corp. appearing in Milacron Holdings Corp.'s Current Report on Form 8-K (filed with the SEC on September 6, 2019) for the year ended December 31, 2018 (including schedule appearing therein), and the effectiveness of Milacron Holdings Corp.'s internal control over financial reporting as of December 31, 2018 included in its Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 STOCKHOLDER PROPOSALS

        If the merger is completed by early 2020, Milacron will become a wholly owned subsidiary of Hillenbrand and, consequently, will not hold an annual meeting of its stockholders in 2020. If the merger is not completed by early 2020 for any reason, then Milacron expects to hold an annual meeting of its stockholders in 2020.

        Under Milacron's current certificate of incorporation and bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the Milacron 2020 annual meeting of stockholders or to nominate candidates for election as directors are as follows:

        Stockholder proposals to be made at the 2020 Annual Meeting of Stockholders must have been received in writing by the Secretary at Milacron's principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Milacron.

        Pursuant to Milacron's bylaws, notice of stockholder proposals must be in proper form, setting forth, as to each matter the stockholder proposes to bring before the annual meeting, the following:

  •
  the name and address of such stockholder;

  •
  the class or series and number of shares of Milacron capital stock which are beneficially owned by and of record by such stockholder;

  •
  any derivative instrument (option, warrant, convertible security, stock appreciation right, or similar right) that is directly or indirectly owned beneficially by the stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Milacron;

  •
  any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote or has granted a right to vote any shares of any security of the Milacron;

  •
  any short interest in any security of Milacron;

  •
  any rights to dividends on the shares of Milacron;

  •
  any proportionate interest in shares of Milacron or derivative instruments held by a general or limited partnership or limited liability company or similar entity in which the stockholder is a general partner or owns an interest in a general partner, is the manager, managing member or owns an interest in the manager or managing member of a limited liability company or similar entity;

  •
  any performance-related fees that the stockholder is entitled to based on any increase or decrease in value of the shares of Milacron or derivative instruments;

  •
  a certification regarding whether or not such stockholder has complied with all federal, state and other legal requirements in connection with such stockholder's acquisition of shares or other securities of Milacron and/or such stockholder's acts or omissions as stockholders of Milacron;

  •
  any information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and/or for the election of directors pursuant to Section 14 of the Exchange Act; and

  •
  a representation that such stockholder is a holder of record of stock of Milacron entitled to vote at such annual meeting and intends to appear in person or by proxy, whether the stockholder or beneficial owner intends to deliver a proxy statement or form of proxy to holders of Milacron common stock required to approve the proposal or elect the nominee or otherwise to solicit proxies' and an undertaking by such stockholder to notify Milacron of any change in the above information as of the applicable record date.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to Milacron stockholders residing at the same address, unless such stockholders have notified Milacron of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Milacron at the address identified below. Milacron will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any Milacron stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Milacron Holdings, Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, Attn: [                            ], or contact Milacron by telephone at [        ].

WHERE YOU CAN FIND MORE INFORMATION

        Milacron and Hillenbrand file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Milacron and Hillenbrand, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement/prospectus.

        Hillenbrand has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Hillenbrand common stock to be issued to Milacron stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Milacron and Hillenbrand. The rules and regulations of the SEC allow Milacron and Hillenbrand to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows Milacron and Hillenbrand to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Milacron and Hillenbrand have previously filed with the SEC. They contain important information about the companies and their financial condition.

Milacron SEC Filings

  •
  Annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019;

  •
  Quarterly reports on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 1, 2019, and for the quarter ended March 31, 2019, filed with the SEC on May 2, 2019;

  •
  Current reports on Form 8-K filed with the SEC on April 24, 2019, May 14, 2019, July 2, 2019, July 3, 2019, July 12, 2019, July 16, 2019 and September 6, 2019 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

  •
  Definitive Proxy Statement for Milacron's 2019 annual meeting filed with the SEC on March 15, 2019.

Hillenbrand SEC Filings

  •
  Annual report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 13, 2018;

  •
  Quarterly reports on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on July 31, 2019, for the quarter ended March 31, 2019, filed with the SEC on May 1, 2019 and for the quarter ended December 31, 2018, filed with the SEC on January 29, 2019;

  •
  Current reports on Form 8-K filed with the SEC on December 10, 2018, February 15, 2019, July 12, 2019, July 16, 2019, August 22, 2019, September 4, 2019, and September 9, 2019 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

  •
  Definitive Proxy Statement for Hillenbrand's 2019 annual meeting filed with the SEC on January 2, 2019, and Definitive Additional Materials with respect to Hillenbrand's 2019 annual meeting filed with the SEC on January 3, 2019 and January 24, 2019.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

        In addition, all documents filed by Milacron or Hillenbrand pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this proxy statement/prospectus and before the date of the special meeting or (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (excluding in each case any current reports on Form 8-K to the extent disclosure is furnished and not filed) shall be deemed to be incorporated by reference into this proxy statement/prospectus.

        You can obtain any of the other documents listed above from the SEC, through the SEC's website at the address indicated above, or from Milacron or Hillenbrand, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:
Milacron Holdings Corp.	Hillenbrand, Inc.
10200 Alliance Road, Suite 200	One Batesville Boulevard
Cincinnati, Ohio 45242	Batesville, Indiana 47006
Telephone: (513) 487 5000	Telephone: (812) 931 6000

        These documents are available from Milacron or Hillenbrand, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Milacron and Hillenbrand at their Internet websites at www.milacron.com and www.hillenbrand.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

        You may also obtain documents incorporated by reference into this document relating to Milacron by requesting them in writing or by telephone from Innisfree M&A Incorporated, Milacron's proxy solicitor at the following address and telephone number:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll-free: (877) 825-8772
Banks and brokers may call collect: (212) 750-5833

        If you are a stockholder of Milacron or Hillenbrand and would like to request documents, please do so by [            ] to receive them before the Milacron special meeting. If you request any documents from Milacron or Hillenbrand, Milacron or Hillenbrand, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Milacron or Hillenbrand, as the case may be, receives your request.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF MILACRON COMMON STOCK AT THE SPECIAL MEETING. NEITHER MILACRON NOR HILLENBRAND HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [                ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THE DATE OF SUCH INCORPORATED DOCUMENT (AS APPLICABLE), AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 12, 2019

among

MILACRON HOLDINGS CORP.,

HILLENBRAND, INC.

and

BENGAL DELAWARE HOLDING CORPORATION

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 12, 2019, among Milacron Holdings Corp., a Delaware corporation (the "Company"), Hillenbrand, Inc., an Indiana corporation ("Parent"), and Bengal Delaware Holding Corporation, a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Merger Subsidiary").

W I T N E S S E T H:

        WHEREAS the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company, in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as a direct or indirect wholly-owned Subsidiary of Parent (the "Merger"), on the terms and subject to the conditions set forth herein;

        WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted a resolution unanimously determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company or Merger Subsidiary, as applicable, and its respective stockholder(s), and approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger on the terms and subject to the conditions set forth in this Agreement);

        WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company's stockholders adopt this Agreement and approve the transactions contemplated hereby (including the Merger on the terms and subject to the conditions set forth in this Agreement);

        WHEREAS, the Board of Directors of Parent has adopted a resolution unanimously approving this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the shares of Parent Stock in connection with the transactions contemplated hereby); and

        WHEREAS, Parent (or if Parent is not the sole stockholder of Merger Subsidiary, the Subsidiary of Parent that is the sole stockholder of Merger Subsidiary) as the sole stockholder of Merger Subsidiary has duly executed and delivered to Merger Subsidiary pursuant to Section 228 of the DGCL a written consent adopting this Agreement and the transactions contemplated hereby (including the Merger) (the "Parent Consent"), which Parent Consent will by its terms be effective immediately following the execution of this Agreement by Merger Subsidiary.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.

          (a)   As used herein, the following terms have the following meanings:

          "1933 Act" means the Securities Act of 1933.

          "1934 Act" means the Securities Exchange Act of 1934.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

          "Applicable Law" means any federal, state, transnational, provincial, municipal or local statute, law (including common law), ordinance, code, rule, regulation, order, writ, injunction, judgment, decree, ruling, directive (including those of any self-regulatory organization), arbitration award, license, permit, agency requirement or other similar requirement enacted, adopted, promulgated, enforceable or applied by a Governmental Authority, in each case whether foreign or domestic.

          "Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

          "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in the state of New York are authorized or required by Applicable Law to close.

          "Code" means the Internal Revenue Code of 1986.

          "Company Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal of one or more Third Parties (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any sale or other disposition, direct or indirect, of assets (including the capital stock or other equity interests of any of the Subsidiaries of the Company) equal to 15% or more of the consolidated assets of the Company and its Subsidiaries or assets to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, (ii) the direct or indirect issuance or sale or other disposition of 15% or more of any class of equity or voting securities of the Company, (iii) any tender offer or exchange offer, or any other transaction or series of transactions, that, if consummated, would result in such Third Party(ies) beneficially owning, directly or indirectly, 15% or more of any class of equity or voting securities of the Company, (iv) a merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company, pursuant to which such Third Party(ies) would beneficially own, directly or indirectly, 15% or more of any class of equity or voting securities of the Company or any resulting parent company or (v) any combination of the foregoing.

          "Company Balance Sheet" means the audited consolidated balance sheet of the Company as of December 31, 2018, and the notes thereto set forth in the Company's Form 10-K filed with the SEC for the fiscal year ended December 31, 2018.

          "Company Balance Sheet Date" means December 31, 2018.

          "Company Credit Agreements" means (a) the Fourth Amended and Restated Credit and Guaranty Agreement, dated as of April 30, 2012, as amended and restated as of March 28, 2013, as further amended and restated as of October 17, 2014, as further amended and restated as of May 14, 2015, as further amended as of March 22, 2016, as further amended as of December 28, 2016, as further amended as of February 28, 2017, as further amended and restated as of April 27, 2018, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as holdings, Milacron LLC, as lead borrower, the other subsidiaries of the Company party thereto as borrowers and guarantors from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent, together with the letters of credit issued from time to time pursuant thereto and (b) the Term Loan Agreement, dated as of May 14, 2015, as amended as of February 15, 2017, as further amended as of November 8, 2017, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as holdings, Milacron LLC, as the borrower, the subsidiaries of Milacron LLC party thereto as guarantors from time to time, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with the security agreements contemplated thereby and entered into in connection therewith.

          "Company Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary simultaneously with the execution of this Agreement.

          "Company Equity Awards" means the Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs and Company SARs.

          "Company Intellectual Property" means any Intellectual Property that is owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

          "Company International Plan" means any Company Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries who primarily provide services outside of the United States.

          "Company Registered IP" means all of the Registered IP owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

          "Company Stock" means the shares of common stock, par value $0.01 per share, of the Company.

          "Company Stock Plans" means (i) the Milacron Acquisition Corp. 2012 Equity Incentive Plan, Milacron Holdings Corp. 2015 Equity Incentive Plan, as amended and restated, and the award agreements thereunder and (ii) each other plan or non-plan award agreement pursuant to which stock options or other incentive equity or equity-based awards with respect to Company Stock have been granted to employees or other service providers of the Company or its Subsidiaries.

          "Company U.S. Plan" means any Company Employee Plan that is not a Company International Plan.

          "Confidentiality Agreement" means the letter agreement between Parent and the Company (and, for the purposes set forth therein, Milacron LLC) dated March 22, 2019.

          "Consent" means any authorization, approval, license, permit, waiver, order or consent.

          "Contract" means any contract, subcontract, commitment, arrangement, instrument, undertaking or concession, lease, sublease, sale/lease-back, note, bond, loan, partnership or limited liability company agreement, indenture, license or other agreement.

          "Customs & International Trade Authorizations" means any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws, including for the lawful export, deemed export, reexport, deemed reexport, in-country transfer, or import of goods, software, technology, technical data, and services.

          "Customs & International Trade Laws" means applicable export control, Sanctions, import, customs and trade, and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Control Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce, Bureau of Industry and Security's Denied Persons List, Unverified List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and Persons, including Persons designated on OFAC's list of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

          "Data Protection Laws" means the following legislations to the extent applicable: (a) the General Data Protection Regulation (2016/679) (the "GDPR") and any national law supplementing the GDPR (such as, in the U.K., the Data Protection Act 2018), and (b) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal data.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Environmental Laws" means any Applicable Laws relating to pollution or the protection of the environment, natural resources or, solely as it relates to exposure to hazardous or toxic substances, human health, including those relating to the Release or threatened Release of Hazardous Substances; the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Financing" means any debt financing or any public or private equity offering (including any offering of derivative securities or other securities exchangeable for, or convertible into, equity securities), or any alternative financing in connection therewith (whether public or private), including any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, in each case in connection with this Agreement and the transactions contemplated by this Agreement.

          "Financing Parties" means, in its capacity as such, any agent, arranger, lender, underwriter (including in a public equity offering), purchaser, noteholder or other debt financing source providing a commitment to provide or arrange all or part of the Financing pursuant to any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement.

          "Financing Sources Related Parties" means the Financing Parties together with their respective Affiliates and their respective Affiliates' officers, directors, employees, controlling persons, agents and representatives.

          "Form S-4" means the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the registration under the 1933 Act of Parent Stock to be issued in the Merger, and any amendments or supplements thereto.

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any transnational, domestic or foreign, whether federal, state or local, governmental, regulatory, judicial, self-regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or arbitral tribunal.

          "Hazardous Substance" means any chemical, material, substance or waste that is classified in any applicable Environmental Law as "hazardous," "toxic," "dangerous," a "pollutant," a "contaminant" or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas, and any other chemical, material, substance or waste, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Intellectual Property" means any and all intellectual property rights throughout the world, including in (i) all United States, international and foreign patents and applications therefor, including all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part of the foregoing; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data, research and development information, technology, methodologies and customer lists and other proprietary information; (iii) works of authorship and other copyrightable subject matter, copyrights and all registrations and applications for any of the foregoing, including in computer software (whether in source code, object code, or other form), mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor; and (v) all trademarks, trade names, trade dress, logos, common law trademarks and service marks, domain names, URLs, and registrations and applications for the foregoing.

          "IRS" means the United States Internal Revenue Service.

          "knowledge" of any Person that is not an individual means the actual knowledge of such Person's executive officers; provided, however, that (i) "knowledge" of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (ii) "knowledge" of Parent means the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, option, security interest, lease, sublease, encumbrance or other adverse claim or restriction of any kind or nature whatsoever in respect of such property or asset.

          "Material Adverse Effect" means, with respect to Parent or Company, as applicable, any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any of the following and any effect resulting from the following: (A) changes in the financial, securities, credit, currency, financial or other capital markets in the United States or any other country or region in the world (including changes generally in prevailing interest rates, currency exchange rates and credit markets), or general economic or regulatory, legislative or political conditions, (B) changes or conditions in or of the economic, business and financial environment generally affecting the industry in which such Person and its Subsidiaries operate or the industries to which such Person and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which such Person or its Subsidiaries operate, (C) geopolitical conditions, any outbreak or escalation of hostilities, international trade related matters, trade agreements, tariffs, anti-dumping actions and other trade actions, acts of war (whether or not declared and whether or not political in nature), acts of armed hostility, sabotage, terrorism (including cyber-attacks or computer hacking on a Governmental Authority or which generally affects participants in the industry in which the Company or Parent operate) or national or international calamity (or material worsening of any such conditions on or after the date of this Agreement), (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions, wild fires or other natural disaster or other force majeure event, (E) changes in Applicable Law or GAAP or authoritative interpretation thereof, (F) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or changes in the market price or trading volume of the securities of such Person or the credit rating of such Person or any analyst downgrades (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise or contributing to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent such facts are not otherwise excluded under this definition by another exception herein), (G) the announcement or pendency of the transactions contemplated by this Agreement, including, in each case to the extent relating thereto, (1) the identity of, or any facts or circumstances relating to Parent, Merger Subsidiary or any of their respective Subsidiaries, in the case of the Company, or the Company or its Subsidiaries, in the case of Parent, (2) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner, licensor, licensee or other business partner of such Person and (3) compliance with the terms of this Agreement by the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable (it being understood and agreed that (i) actions taken by the Company and its Subsidiaries or the Parent and its Subsidiaries, as applicable, pursuant to its respective obligations under the first sentence of Section 6.01 or the first sentence of Section 7.01, as applicable, to conduct its business and (ii) the consummation of the Merger and transactions contemplated hereby pursuant to Section 2.01, in each case shall not be excluded in determining whether a Material Adverse Effect of such Person has occurred), (H) any litigation, suit, action or proceeding in respect of this Agreement or the transactions contemplated hereby or thereby, or the Proxy Statement/Prospectus (including breach of fiduciary duty and disclosure claims), (I) if such Person is the Company, any action taken by the Company or any of its Subsidiaries at the written request of Parent or Merger Subsidiary made after the date of this Agreement and (J) if such Person is Parent, any action taken by Parent or any of its Subsidiaries at the written request of the Company made after the date of this Agreement; except, in the case of clauses (A), (B), (C), (D) or (E), to the extent having a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether there has been a Material Adverse Effect to the extent of such disproportionate impact or impacts) or (ii) would prevent such Person's ability to consummate the Merger or perform its other obligations under this Agreement or would prevent the consummation of any of the Merger.

          "Net Option Share" means, with respect to each Company Stock Option, the quotient obtained by dividing (A) the product obtained by multiplying (i) the excess, if any, of the Merger Consideration Value over the Option Exercise Price of the Company Stock Option immediately prior to the Effective Time by (ii) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Merger Consideration Value.

          "NYSE" means The New York Stock Exchange.

          "Orders" means any judgment, order or decree, settlement, consent, stipulation, injunction, writ, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

          "Parent Balance Sheet" means the audited consolidated balance sheet of Parent as of September 30, 2018, and the notes thereto set forth in Parent's Form 10-K filed with the SEC for the fiscal year ended September 30, 2018.

          "Parent Balance Sheet Date" means September 30, 2018.

          "Parent Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent and Merger Subsidiary to the Company simultaneously with the execution of this Agreement.

          "Parent Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA and each other material employment or employee benefit Contract, plan, program, practice, arrangement or policy, including any compensation, bonuses, profit-sharing, stock option, stock purchase, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, employment, change in control, retention, health and welfare, life, or disability insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits and post-employment, retirement or supplemental retirement benefits (including deferred compensation, pension, health, medical or life insurance benefits), in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered or contributed to by Parent or any of its Subsidiaries and with respect to which Parent or any of its Subsidiaries has any liability, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law.

          "Parent Stock" means the common stock of Parent, no par value.

          "Parent Stock Plan" means the Hillenbrand, Inc. Stock Incentive Plan.

          "Parent Stock Price" means the volume weighted average trading price of Parent Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the trading day immediately preceding (and for the avoidance of doubt, not including) the Closing Date.

          "Patent Rights" means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom), utility models, design patents and other governmental grants for the protection of inventions or industrial designs.

          "Permits" means all approvals, authorizations, clearances, registrations, licenses, exemptions, certificates, permits and consents issued by any Governmental Authorities.

          "Permitted Liens" means, with respect to any Person, as applicable, (i) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Liens arising by operation of Applicable Law and incurred in the ordinary course of business if the underlying obligations (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, in each case which are not material to such Person, (iv) zoning, building and other similar codes and regulations regulating the use of real property which are not violated in any material respect by the current use and operation of such real property, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of such Person included in the Company SEC Documents, in the case of the Company, or the Parent SEC Documents, in the case of Parent, and in each case filed with the SEC at least one (1) Business Day prior to the date of this Agreement, (vi) Liens, easements, rights of way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which such Person or any of its Subsidiaries has easement rights or on any property leased by such Person or any of its Subsidiaries and subordination or similar agreements relating thereto and which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use and occupancy of any real property by the Company and its Subsidiaries, in the case of the Company, or Parent and its Subsidiaries, in the case of Parent, in each case for the conduct of their businesses as currently conducted, (vii) licenses granted under Intellectual Property, (viii) easements, rights-of-way, covenants, restrictions, conditions and other similar nonmonetary encumbrances of record, in each case that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of such Person and its Subsidiaries, taken as a whole, as currently conducted, (ix) in the case of the Company, Liens incurred pursuant to the Company Credit Agreements and (x) Liens (other than Liens securing indebtedness for borrowed money) that would not otherwise be expected to be material to such Person and its Subsidiaries, taken as a whole.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

          "Proceeding" means any legal, civil, criminal, administrative, regulatory, arbitral, enforcement, or other proceeding, litigation, suit, action, charge, prosecution or investigation by or before a Governmental Authority.

          "Proxy Statement/Prospectus" means the proxy statement to be filed with the SEC relating to the Company Stockholder Meeting (including the solicitation of proxies from the stockholders of the Company) to be held by the Company to vote on the adoption of this Agreement, and any amendments or supplements thereto.

          "Registered IP" means all Patent Rights, registered trademarks, domain names, registered copyrights, and applications for any of the foregoing.

          "Release" means any release, spill, emission, leaking, dumping, leaching, injection, migration, pouring, disposal or discharge into or through the environment.

          "Representative" means, with respect to any Person, such Person's directors, officers, employees, partners, managers, Affiliates, consultants, financial advisors, investment bankers, attorneys, accountants and other advisors or representatives.

          "Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

          "Sanctioned Person" means any Person that is the target of Sanctions, including, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State and any additional jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, (ii) any Person located, organized or resident in a Sanctioned Country, or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

          "Sanctions" means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities, including the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury of the United Kingdom and Switzerland.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

          "SEC" means the United States Securities and Exchange Commission.

          "Subsidiary" means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time owned by such Person or (ii) any entity of which such Person beneficially owns more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power, in each case directly or indirectly through one or more Persons.

          "Tax" or "Taxes" means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and (ii) any liability for any amounts described in clause (i) as a transferee or successor, by Contract, operation of law, or otherwise.

          "Tax Return" means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority including any attachments or amendments thereto.

          "Taxing Authority" means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

          "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act (including, for the avoidance of doubt, a group of persons as contemplated in subsection (3) of Section 13(d) of the 1934 Act), other than Parent or any of its Subsidiaries.

          "USA PATRIOT Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.03(h)(i)
Adverse Recommendation Change	Section 6.03(a)(ii)
Agreement	Preamble
Anti-Corruption Laws	Section 4.24(a)
Antitrust Authority	Section 8.01(c)
Antitrust Laws	Section 8.01(b)
Appraisal Shares	Section 2.04
Burdensome Divestiture Condition	Section 8.01(c)
Cash Consideration	Section 2.02(a)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble

Term	Section
Company Board Recommendation	Section 4.02(b)
Company Employee Plan	Section 4.18(a)
Company Employees	Section 7.05(a)
Company Material Contract	Section 4.22(b)
Company Preferred Stock	Section 4.05(a)
Company PSU	Section 2.05(d)
Company PSU Merger Consideration	Section 2.05(d)
Company Representatives	Section 6.03(a)
Company Restricted Share	Section 2.05(b)
Company RSU	Section 2.05(c)
Company RSU Merger Consideration	Section 2.05(c)
Company SAR	Section 2.05(e)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stock Option	Section 2.05(a)
Company Stock Option Grant Date	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Securities	Section 4.05(c)
Company Subsidiary Securities	Section 4.06(d)
Company Termination Fee	Section 11.04(b)(i)
Divestiture Action	Section 8.01(c)
EDGAR	Article 4
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Environmental Permit	Section 4.21(b)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(b)
Foreign Antitrust Laws	Section 4.03(b)
In-the-Money Company Option Merger Consideration	Section 2.05(a)
In-the-Money Company SAR	Section 2.05(e)
In-the-Money Company SAR Merger Consideration	Section 2.05(e)
In-the-Money Company Stock Option	Section 2.05(a)
Indemnified Person	Section 7.04(a)
Internal Controls	Section 4.07(h)

Term	Section
Intervening Event	Section 6.03(c)
Labor Agreement	Section 4.19(a)
Leased Real Property	Section 4.14(c)
Major Customer	Section 4.23
Major Supplier	Section 4.23
Material Real Property Lease	Section 4.14(c)
Maximum Tail Premium	Section 7.04(c)
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Consideration Value	Section 2.05(a)
Merger Subsidiary	Preamble
Option Exercise Price	Section 2.05(a)
Owned Real Property	Section 4.14(b)
Parent	Preamble
Parent Consent	Recitals
Parent Preferred Stock	Section 5.05(a)
Parent RSUs	Section 5.05(a)
Parent SEC Documents	Section 5.06(a)
Parent Securities	Section 5.05(b)
Parent Stock Options	Section 5.05(a)
Real Property	Section 4.14(c)
Reference Time	Section 4.05(a)
Restraints	Section 9.01(b)
Stock Consideration	Section 2.02(a)
Superior Proposal	Section 6.03(h)(ii)
Surviving Corporation	Section 2.01(a)
Uncertificated Shares	Section 2.03(a)

        Section 1.02.    Other Definitional and Interpretative Provisions.     The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this

Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word "will" shall be construed to have the same meaning as the word "shall". Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or thing extends, and such shall not mean simply "if". The word "or" shall not be exclusive (i.e., "or" shall be deemed to mean "and/or"). "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any law shall be deemed to refer to such law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the permitted successors and assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase "date hereof" or "date of this Agreement" shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of "Business Day" and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York City, New York is located. References to a "day" or "days" shall be deemed to mean a calendar day or calendar days, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to "dollars" or "$" shall be to U.S. dollars. References to any information or document being "made available", "provided" or "furnished" (other than to the SEC) as of the date hereof, and words of similar import shall include such information or document, (x) with respect to the Company, (1) to the extent such information or document was filed with the SEC on or after January 1, 2018 and prior to the date hereof and is available on EDGAR, that is available on EDGAR or (2) having been posted to the online data room hosted on behalf of the Company by Intralinks by 5 P.M. New York City time on the day immediately preceding the date of this Agreement (other than information or documents thereafter provided in response to requests of Parent, Merger Subsidiary or their respective Representatives) and, (y) with respect to Parent, (1) to the extent such information or document was filed with the SEC on or after January 1, 2018 and prior to the date hereof and is available on EDGAR, that is available on EDGAR or (2) having been distributed to the Company or its advisors by 5 P.M. New York City time on the day immediately preceding the date of this Agreement (other than information or documents thereafter provided in response to requests of the Company or its Representatives). References to the "ordinary course of business" of any Person shall be deemed to mean "the ordinary course of business consistent with the past practices" of such Person.

ARTICLE 2
The Merger

        Section 2.01.    The Merger.

          (a)   On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware as a direct or indirect wholly-owned subsidiary of Parent.

          (b)   Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive Chicago, Illinois 60606 at 9:00 a.m. New York City time, on the date specified by the parties hereto, but in any event no later than the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing by the party or parties entitled to the benefit of such conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with the DGCL (the date on which the Closing occurs, the "Closing Date").

          (c)   At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as may be specified in the certificate of merger).

          (d)   From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and this Agreement.

        Section 2.02.    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a)   except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) $11.80 in cash, without interest (the "Cash Consideration") and (y) 0.1612 shares of Parent Stock (subject to Section 2.03 and Section 2.09) (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall cease to exist, and each such share shall thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Stock Consideration, the right to receive (i) cash in lieu of any fractional shares of Parent Stock pursuant to Section 2.09 and (ii) any dividends or other distributions with respect to shares of Parent Stock pursuant to Section 2.03(h), in each case, to be paid in accordance with Section 2.03, without interest;

          (b)   each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (c)   each share of Company Stock held by any wholly-owned Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

          (d)   each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and, together with any shares of common stock of the Surviving Corporation issued pursuant to Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 2.03.    Surrender and Payment.

          (a)   Prior to the Effective Time, Parent shall appoint its transfer agent or another agent reasonably acceptable to the Company (the "Exchange Agent") and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (A) certificates representing shares of Company Stock (the "Certificates") or (B) uncertificated shares of Company Stock (the "Uncertificated Shares"). Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

          (b)   Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit in lieu thereof pursuant to Section 2.07), together with a properly completed letter of transmittal, in the case of Certificates, or (ii) receipt of such evidence, if any, as the Exchange Agent may reasonably request in the case of a surrender of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Stock and for exchange in accordance with this Section 2.03, (x) certificates (or evidence of shares of Parent Stock in book-entry form) representing the shares of Parent Stock issuable pursuant to Section 2.02(a) in exchange for outstanding shares of Company Stock and (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.02(a) (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) (such cash and shares of Parent Stock, collectively, the "Exchange Fund"). Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time, as needed, additional cash or other securities or assets sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(h), which amounts shall become part of the Exchange Fund. The cash in the Exchange Fund may, pending its disbursement to the holders of Company Stock, be invested by the Exchange Agent as directed by Parent; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Exchange Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the aggregate cash Merger Consideration (and the aggregate amount of cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent. Except as contemplated by Section 2.03(e) hereof, the Exchange Fund shall not be used for any other purpose.

          (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes or fees required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be exchanged for the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) provided for, and in accordance with the procedures set forth, in this Article 2.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand; provided, however, that Parent shall promptly deposit with the Exchange Agent any funds, assets or securities (including Parent Stock) necessary to provide for payment of the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) with respect to any Appraisal Shares that lose their status as such.

          (g)   The shares of Parent Stock constituting the Stock Consideration shall be issued in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law or requested by a holder of shares of Company Stock.

          (h)   No dividends or other distributions with respect to Parent Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered share of Company Stock with respect to shares of Parent Stock that such holder would be entitled to receive upon surrender of such share of Company Stock until such holder shall surrender such share of Company Stock in accordance with this Article 2. After the surrender of any such share of Company Stock in accordance with this Article 2, such holder thereof that is entitled to receive shares of Parent Stock pursuant to this Article 2 shall then be entitled to receive, and Parent shall then cause to be paid to such Person, any such dividends or other distributions, without interest thereon, with a record date on or after the Effective Time and which theretofore had become payable (whether or not prior to such surrender) with respect to whole shares of Parent Stock issuable to such holder in respect of such shares of Parent Stock.

        Section 2.04.    Appraisal Shares.     Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with the DGCL (such shares being referred to collectively as the "Appraisal Shares" until such time as such holder fails to perfect, withdraws or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal pursuant to the DGCL, such shares of Company Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all substantive discussions with Third Parties, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands prior to the Effective Time.

        Section 2.05.    Company Equity Awards.

          (a)   At the Effective Time, each option to purchase shares of Company Stock granted under any Company Stock Plan (a "Company Stock Option") that is outstanding immediately prior to the Effective Time and that has an exercise price per share of Company Stock underlying such Company Stock Option (the "Option Exercise Price") that is less than the Merger Consideration Value (each such Company Stock Option, an "In-the-Money Company Stock Option"), whether or not exercisable or vested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each Net Option Share subject to such In-the-Money Company Stock Option (the "In-the-Money Company Option Merger Consideration"). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Option Merger Consideration to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time that is not an In-the-Money Company Stock Option, whether or not exercisable or vested, shall be cancelled without payment of any consideration therefor. As used herein, "Merger Consideration Value" means the sum of (x) the Cash Consideration, and (y) the product obtained by multiplying the Stock Consideration by the Parent Stock Price.

          (b)   At the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a "Company Restricted Share") that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions and shall be converted into the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in accordance with Section 2.02(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

          (c)   At the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under any Company Stock Plan which vest solely based on the satisfaction of time-based criteria (each, a "Company RSU") that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each share of Company Stock subject to such Company RSU immediately prior to the Effective Time (the "Company RSU Merger Consideration"). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

          (d)   At the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan which vest in whole or in part based on the satisfaction of performance-based criteria (each, a "Company PSU") that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each share of Company Stock subject to such Company PSU immediately prior to the Effective Time (the "Company PSU Merger Consideration"); provided, in the case of a Company PSU subject to unsatisfied performance conditions for a performance period that includes the date on which the Effective Time occurs, for purposes of calculating the payments provided for by this Section 2.05(d), the number of shares of Company Stock subject to such Company PSU shall be determined as though such performance conditions were satisfied at the applicable target level of performance. Parent shall cause the Surviving Corporation to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

          (e)   At the Effective Time, each award of stock appreciation rights granted under a Company Stock Plan (each, a "Company SAR") that is outstanding immediately prior to the Effective Time and has a per share strike price that is less than the Merger Consideration Value (each such Company SAR, an "In-the-Money Company SAR") whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash equal to (A) the excess of the Merger Consideration Value over the per share strike price of such In-the-Money Company SAR as of immediately prior to the Effective Time multiplied by (B) the number of shares of Company Stock subject to such Company SAR as of immediately prior to the Effective Time (such amount, the "In-the-Money Company SAR Merger Consideration"). Parent shall cause the Surviving Corporation to pay the In-the-Money Company SAR Merger Consideration to the holder of the applicable In-the-Money Company SAR at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). At the Effective Time, each Company SAR that is outstanding as of immediately prior to the Effective Time and is not an In-the-Money

  Company SAR, whether or not exercisable or vested, shall be cancelled without payment of any consideration therefor. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company SAR which immediately prior to such cancellation was treated as "deferred compensation" subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

          (f)    Notwithstanding anything to the contrary herein, Section 2.05(a) through Section 2.05(e) hereof shall not apply to any Company Equity Award granted pursuant to Section 6.01(k) after the date hereof, and each such Company Equity Award shall instead be treated in accordance with Section 6.01(k) of the Company Disclosure Letter.

          (g)   Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05 and Section 6.01(k) of the Company Disclosure Letter. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Share, Company RSU, Company PSU or Company SAR (other than any Company Equity Award described in Section 2.05(f)) shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof (other than, in the case of Company Stock Options, Company Restricted Shares, Company RSUs and Company PSUs, the right to receive the Merger Consideration pursuant to, and subject to the conditions of, this Agreement).

        Section 2.06.    Withholding Rights.     Each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, that withholding with respect to any Company Stock Option, Company Restricted Share, Company RSU or Company PSU shall be taken first from the Cash Consideration portion of the Merger Consideration payable in respect of such Company Stock Option, Company Restricted Share, Company RSU or Company PSU, as applicable, and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Stock Option, Company Restricted Share, Company RSU or Company PSU, as applicable, in the form of Stock Consideration. If the Exchange Agent, Merger Subsidiary, the Company, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

        Section 2.07.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Exchange Agent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

        Section 2.08.    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of capital stock of the Company or Parent Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse split) or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement, and similarly dependent items as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.08 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

        Section 2.09.    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional share of Parent Stock shall be issued in the Merger, including pursuant to Section 2.05(b). Each holder of shares of Company Stock or Company Equity Awards who otherwise would have been entitled to a fraction of a share of Parent Stock (after taking into account all shares of Company Stock or Company Equity Awards owned by such holder at the Effective Time to be converted into Parent Stock pursuant to this Article 2, aggregated together and all calculations rounded to three (3) decimal places) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09 or otherwise in case of Company Equity Awards, in lieu of such fractional share, an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of: (i) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this Section 2.09, be entitled under this Agreement, multiplied by (ii) the Parent Stock Price. The parties acknowledge that payment of cash in lieu of issuing certificates or scrip for a fractional share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that otherwise would be caused by the issuance of a fractional share. No such holder of a fractional share interest shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE 3
The Surviving Corporation

        Section 3.01.    Certificate of Incorporation.     The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law, subject to Section 7.04.

        Section 3.02.    Bylaws.     The parties hereto will take all necessary action such that the bylaws of the Company shall be amended and restated at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time (provided, however, that the name of the Company shall be Milacron Holdings Corp.), and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law, subject to Section 7.04.

        Section 3.03.    Directors and Officers.     The parties hereto shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

        Except (i) as disclosed in the Company SEC Documents filed with the SEC by the Company on or after January 1, 2018, and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding disclosure contained under the heading "Risk Factors" or in any "forward-looking statements" legend or any similar disclosure to the extent that such statements are predictive, precautionary or forward-looking statements but, for purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) and to the extent publicly available on the SEC's Electronic Data Gathering Analysis and Retrieval System ("EDGAR") or (ii) as disclosed in the particular section or subsection of the Company Disclosure Letter expressly referenced therein (it being understood and agreed that, other than with respect to Section 4.01, Section 4.02 and

Section 4.05, any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

        Section 4.01.    Corporate Existence and Power.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which would not reasonably be expected to be material. The Company is duly qualified or licensed to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.

        Section 4.02.    Corporate Authorization.

          (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (subject to the receipt of the required approval of the Company's stockholders in connection with the consummation of the Merger) and are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. Assuming the representations and warranties in Section 5.17(b) are complete and correct, the affirmative vote of the holders of a majority of the outstanding shares of Company Stock to adopt this Agreement and approve the Merger is the only vote of the holders of securities of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (the "Company Stockholder Approval"). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

          (b)   At a meeting duly called and held, the Company's Board of Directors has, by resolutions unanimously adopted by the Company's Board of Directors, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger) and (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholder Meeting and (iv) resolved to recommend adoption of this Agreement and approval of the transactions contemplated by this Agreement by its stockholders (such recommendation in the preceding clause (iv), the "Company Board Recommendation"). As of the date of this Agreement, none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified.

        Section 4.03.    Governmental Authorization.     Neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby require any Consent of, action by or in respect of, or registration, declaration or filing with or notice to, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States ("Foreign Antitrust Laws"), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement/Prospectus), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company and its Subsidiaries, taken as a whole, and (B) prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

        Section 4.04.    Non-contravention.     Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company (each as amended), (b) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.03 have been obtained or made and assuming the representations and warranties in Section 5.17(b) are complete and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) require any consent or other action by any Person under, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation or the loss of any Material Contract (or any Contract if entered into after the date hereof would have been a Company Material Contract if entered into on or prior to the date hereof) to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company and its Subsidiaries, taken as a whole, and (B) prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

        Section 4.05.    Capitalization.

          (a)   The authorized capital stock of the Company consists of 500,000,000 shares of Company Stock and 50,000,000 shares of preferred stock, $0.01 par value per share, of the Company ("Company Preferred Stock"). There are no other classes of capital stock of the Company and no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote or, other than Company Equity Awards, convertible into or exercisable for securities having the right to vote, on any matters on which holders of capital stock of the Company may vote, authorized, issued or outstanding. All of the issued and outstanding shares of Company Stock have been, and all shares that may be issued pursuant to any Company Equity Awards, the Company Stock Plans, or other Company Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. As of 5:00 p.m., New York City time, on July 8, 2019 (the "Reference Time"), there were (i) 70,521,224 shares of Company Stock issued and outstanding (which number includes all 379,550 outstanding Company Restricted Shares) and

  542,874 shares of Company Stock held by the Company as treasury stock, (ii) an aggregate of 3,447,760 shares of Company Stock subject to outstanding Company Stock Options, (iii) an aggregate of 1,067,643 shares of Company Stock subject to outstanding Company RSUs, (iv) an aggregate of 508,951 shares of Company Stock subject to outstanding Company PSUs (assuming target level of performance), (v) an aggregate of 227,310 Company SARs outstanding, (vi) no shares of Company Preferred Stock outstanding and (vii) 4,115,242 shares of Company Stock reserved for future issuance under Company Stock Plans. From the Reference Time through the date of this Agreement, there have been no issuances of (i) any Company Stock, Company Preferred Stock or any other equity or voting interests in the Company other than issuances of shares of Company Stock pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the Reference Time in accordance with the terms of such Company Equity Awards and (ii) except as set forth on Section 4.05(a) of the Company Disclosure Letter, any Company Equity Awards or any other equity or equity-based awards.

          (b)   The Company has made available to Parent or its counsel accurate and complete copies of the Company Stock Plans and the forms of stock option, restricted stock, restricted stock unit and performance stock unit agreements evidencing the Company Equity Awards and, other than differences with respect to the number of shares of Company Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 4.05(b) of the Company Disclosure Letter sets forth, as of the close of business on the Reference Time, each outstanding Company Equity Award and to the extent applicable, (i) the name of the holder thereof, (ii) the number of shares of Company Stock issuable thereunder (including the target and maximum number of shares of Company Stock subject to any Company Equity Awards which vest in whole or in part based on the satisfaction of performance-based criteria), (iii) the exercise price or base price, (iv) the amount vested and outstanding and the amount unvested and outstanding, and (v) whether or not it is subject to performance-based vesting. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the "Company Stock Option Grant Date") by all necessary corporate action, including, as applicable, approval by the Company's Board of Directors (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Stock Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Stock on the applicable Company Stock Option Grant Date. Each Company Stock Option was issued with an exercise price that was at least equal to the fair market value of a share of Company Stock, as determined in accordance with Section 409A of the Code, on the applicable Company Stock Option Grant Date. Each grant of Company Equity Awards was made in accordance with the terms of the applicable Company Stock Plan under which it was granted, the 1934 Act and all other Applicable Laws, including the rules and regulations of the NYSE. All of the outstanding Company Stock has been sold pursuant to an effective registration statement filed under the federal securities laws or an appropriate exemption therefrom.

          (c)   Except as set forth in Section 4.05(a) and for changes since the Reference Time resulting from the exercise, settlement or conversion of Company Equity Awards outstanding on such date, as of the date hereof, there are no: (I) (i) issued or outstanding shares of capital stock or other voting securities of or ownership interests in the Company, (ii) issued or outstanding securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) (1) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, (2) restricted shares, stock appreciation rights, performance units, contingent value rights,

  "phantom" stock, profit-participation or similar securities or rights issued by the Company or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interest of the Company; or (3) convertible securities, agreements, arrangements or commitments of any kind obligating the Company to issue or sell, or cause to be issued or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of the Company, or obligating the Company to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments (the items in clauses (I)(i), (ii) and (iii) referred to collectively as the "Company Securities"); (II) agreements with any Person to which the Company or any of its Subsidiaries is a party (A) restricting the transfer of the capital stock or other equity interests of the Company or (B) affecting the voting rights of capital stock or other equity interests of the Company (including stockholders agreements, voting trusts or similar agreements) or (III) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of the Company.

          (d)   Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

        Section 4.06.    Subsidiaries.

          (a)   Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

          (b)   Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, and its Subsidiaries, taken as a whole. Each such Subsidiary of the Company is duly qualified or licensed to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (c)   All of the issued and outstanding capital stock of or other voting securities of, or company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in, each Subsidiary of the Company, is owned, beneficially and of record, by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, and all of the issued and outstanding capital stock of or other voting securities of, or company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of the

  Subsidiaries of the Company are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (d)   As of the date hereof, there are no: (i) issued, reserved for issuance or outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating any Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of a Subsidiary of the Company, or obligating a Subsidiary of the Company to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (iii) outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests of any Subsidiary of the Company, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of any Subsidiary of the Company, (iv) agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the capital stock or other equity interests of any Subsidiary of the Company or (B) affecting the voting rights of capital stock or other equity interests of any Subsidiary of the Company (including stockholder agreements, voting trusts or similar agreements) or (v) outstanding or authorized equity or equity-based compensation awards, including any restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock, profit-participation or similar securities or rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interests of any Subsidiary of the Company (the items in clauses (i), (ii) and (v) being referred to collectively as the "Company Subsidiary Securities").

          (e)   The organizational or governing documents of each such Subsidiary, each as amended as of the date of this Agreement, are in full force and effect, and none of such Subsidiaries is in violation of any of the respective provisions thereof, except, in each case, where such failure or violation has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

          (a)   The Company has timely filed with or furnished to the SEC all reports, schedules, forms, exhibits, statements, prospectuses, registration statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, the "Company SEC Documents").

          (b)   No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

          (c)   As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Company SEC Document complied in all material respects with the applicable requirements of the 1934 Act and the 1933 Act, as the case may be.

          (d)   As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (e)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

          (f)    As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

          (g)   The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2017 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

          (h)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the 1934 Act with respect to such reports, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all "significant deficiencies" and "material weaknesses" (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting ("Internal Controls") that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls. Since January 1, 2017 through the date hereof, the Company has not identified any "material weaknesses" in the design or operation of the Company's internal control over financial reporting.

          (i)    The Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

          (j)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

          (k)   To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations of any Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

          (l)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

          (m)  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the 1933 Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

        Section 4.08.    Financial Statements.     All of the audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated stockholders' equity and results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments) and (iii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

        Section 4.09.    Disclosure Documents.

          (a)   The Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the 1934 Act.

          (b)   None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus, at the time it, or any amendments or supplements to it, is mailed to shareholders of the Company (and at the time of the Company Stockholder Approval), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c)   The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus or Form S-4 based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or advisors specifically for inclusion or incorporation by reference therein.

        Section 4.10.    Absence of Certain Changes.

          (a)   From December 31, 2018 until the date hereof, (i) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) there has not been any effect, change, event, occurrence, condition, circumstance, fact, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   From December 31, 2018 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.01(a), Section 6.01(e), Section 6.01(g), Section 6.01(l), Section 6.01(m), Section 6.01(n), Section 6.01(o), Section 6.01(q) or, to the extent applicable to such sections, Section 6.01(s).

        Section 4.11.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be reflected in the Company's financial statements (or the notes thereto) included in the Company SEC Documents prior to the date of this Agreement in accordance with GAAP, other than: (i) liabilities or obligations as (and to the extent) disclosed, reflected or reserved against in such financial statements (or the notes thereto); (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; and (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.12.    Compliance with Laws and Court Orders; Permits.

          (a)   Since January 1, 2017, the Company and each of its Subsidiaries and its and their respective properties and assets have been and are in compliance with (i) all Applicable Laws and (ii) all Permits necessary for the Company and its Subsidiaries to own, lease and operate its and their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all Applicable Laws, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b)   Since January 1, 2017 through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Applicable Laws or Permits in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (c)   (1) The Company and each of its Subsidiaries are in possession of all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted, and all such material Permits are in full force and effect and (2) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the knowledge of the Company, threatened, affecting such material Permits, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company is not an "investment company" under the Investment Company Act of 1940.

          (d)   As of the date hereof, there is no Order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries or any properties or assets of any of the Company or any of its Subsidiaries that (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

        Section 4.13.    Litigation.     As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any asset or property of the Company or any of its Subsidiaries, or any present or former officer, director, employee or third-party agent of the Company or any of its Subsidiaries in their capacity as such for whom the Company or any of its Subsidiaries may be liable that, in each case, (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

        Section 4.14.    Properties.

          (a)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries have good title to, or valid leasehold interests in, free and clear of all Liens except Permitted Liens, (i) all of the Real Property and (ii) all other property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except, in each case, as have been or will be disposed of since the Company Balance Sheet Date in the ordinary course of business prior to the date of this Agreement or as expressly permitted by this Agreement.

          (b)   Section 4.14(c) of the Company Disclosure Letter sets forth a list of material real property owned by the Company or its Subsidiaries (collectively, the "Owned Real Property").

          (c)   Section 4.14(c) of the Company Disclosure Letter sets forth a list of material real property occupied by the Company or any of its Subsidiaries pursuant to a lease, sublease, license or other similar use or occupancy agreement (such real property, the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each lease or sublease or other agreement (each, together with all amendments or modifications thereto and guaranties thereof, a "Material Real Property Lease") under which the Company or any of its Subsidiaries uses or occupies any such Leased Real Property is valid and binding against the Company and any of its Subsidiaries party thereto, and to the knowledge of the Company, any other party thereto, and is in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease. Neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured.

          (d)   The Real Property is all of the material real property that is used in connection with the conduct of the business as currently conducted. Except as set forth in Section 4.14(d) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Subsidiary of the

  Company is a party to any agreement providing principally for the purchase or sale of any material real property or interest therein for an amount in excess of $2 million.

        Section 4.15.    Intellectual Property.

          (a)   The Company and its Subsidiaries own, have a valid license or sublicense to, or otherwise possess the right to use (in each case, free and clear of any Liens (other than Permitted Liens)), all Intellectual Property used in connection with and material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

          (b)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, as of the date of this Agreement, there are no pending or threatened legal disputes, claims, or proceedings alleging infringement, misappropriation or violation of any Intellectual Property rights of any third party by the Company or any of its Subsidiaries.

          (c)   To the knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, or misappropriate any Intellectual Property of any third party, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in Section 4.15(c) of the Company Disclosure Letter, during the three (3) years immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or claim alleging any infringement, violation, or misappropriation, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (d)   To the knowledge of the Company, no third party is infringing, violating, or misappropriating any Company Intellectual Property, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (e)   Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, all of the Company Registered IP is valid and subsisting, and none of the Company Registered IP has been adjudged invalid.

          (f)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets in the Company Intellectual Property and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, and its Subsidiaries, taken as a whole.

          (g)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no pending or have been no cybersecurity incidents involving the exfiltration or breach of personal data and confidential information, breakdowns, continued substandard performance or other adverse events affecting the software, hardware, communications devices, networks or other information technology used by or on behalf of the Company or its Subsidiaries in the past twenty-four (24) months.

        Section 4.16.    Data Protection and Cybersecurity.     For the purpose of this Section 4.16, the terms "controller," "personal data," "personal data breach," "process" (and its cognates) and "processor" shall have the meaning given to them in the GDPR.

          (a)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented appropriate policies and procedures to comply with Data Protection Laws relating to the processing of personal data, including, to the extent required by the GDPR, by (i) appointing a data protection officer and (ii) securing the transfer of personal data to its Subsidiaries located outside of the European Economic Area on the terms of a valid data transfer mechanism.

          (b)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have in place written agreements with any Major Suppliers acting as processors, to the extent required by the mandatory requirements set out in Article 28 GDPR.

          (c)   Except as would not be material, the Company and each of its Subsidiaries has implemented reasonably appropriate technical and organizational measures to protect against personal data breaches and has materially aligned its cybersecurity practices with relevant industry standards.

          (d)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the last twenty-four (24) months, the Company and its Subsidiaries have not (i) been subject to investigations, written notices or requests from any legal or regulatory authority in relation any actual or suspected violations of Data Protection Laws; and (ii) received any claims from individuals alleging any breach of, or exercising their rights under Data Protection Laws.

        Section 4.17.    Taxes.

          (a)   All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns are true, complete, and correct in all material respects. The Company and its Subsidiaries have paid all material Taxes, regardless of whether shown to be due on a Tax Return, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

          (b)   All material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and, to the extent required by Applicable Law, have been paid over to the appropriate Taxing Authority.

          (c)   The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

          (d)   Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

          (e)   There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

          (f)    Within the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries within the past three (3) years.

          (g)   Neither the Company nor any of its Subsidiaries is liable for any material amount of Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract, operation of law, or otherwise (other than (A) any agreement that is not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries).

          (h)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than (A) any agreement that is not primarily related to Taxes, or (B) any agreement or arrangement between or among any of Company and its Subsidiaries).

          (i)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

          (j)    Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in accounting method made prior to the Closing Date, (B) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law regarding income Taxes) executed on or prior to the date hereof, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.

          (k)   Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

          (l)    Neither the Company nor any of its Subsidiaries has been a party to any transaction intended to qualify as tax-free under Section 355 of the Code during the two-year period ending on the date hereof.

        Section 4.18.    Employee Benefit Plans.

          (a)   Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Company Employee Plan that is material to the Company and its Subsidiaries, taken as a whole (such Company Employee Plans, the "Material Company Employee Plans"). "Company Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA and each other material employment or employee benefit Contract, plan, program, practice, arrangement or policy, including any compensation, bonuses, profit-sharing, stock option, stock purchase, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, employment, change in control, retention, health and welfare, life, or disability insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits and post-employment, retirement or supplemental retirement benefits (including deferred compensation, pension, health, medical or life insurance benefits), in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any liability, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law. With respect to each Material Company Employee Plan, the Company has made available to Parent or, within thirty (30) days following the date hereof, will use reasonable best efforts to make available to Parent, a true and complete copy of, to the extent applicable, (i) such Company Employee Plan (and, if applicable, related administrative service agreements) and all material amendments thereto (including a written description of the material provisions of each unwritten Company Employee Plan), (ii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan, (iii) each related trust, insurance, annuity or other funding Contract, (iv) the most recent financial statements and actuarial or other valuation reports, (v) the most recent summary plan description and any material modification thereto and (vi) all material notices given to such Company Employee Plan or the Company by the IRS, United States Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Authority within the past three (3) years (clauses (i) through (vi), the "Related Company Employee Plan Documents"). The Company shall use reasonable best efforts to, within thirty (30) days following the date of this Agreement, (i) update Section 4.18(a) of the Company Disclosure Letter with a complete and correct list of each material Company Employee Plan that was not otherwise listed on Section 4.18(a) of the Company Disclosure Letter as a Material Company Employee Plan as of the date of this Agreement (each such material Company Employee Plan, an "Additional Material Company Employee Plan") and (ii) make available to Parent a true and complete copy of all applicable Related Company Employee Plan Documents with respect to each Additional Material Company Employee Plan.

          (b)   Neither the Company nor any of its ERISA Affiliates or Subsidiaries operates, sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years operated, sponsored, maintained, contributed to or been required to contribute to (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (iv) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA) or (v) a defined benefit pension scheme in the United Kingdom. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate has now or at any time within the past six (6) years participated in, maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee. Neither the Company nor any ERISA Affiliate has incurred within the past six (6) years, or reasonably expects to incur, directly or indirectly, any material liability under Title IV of ERISA or related provisions of the Code that has not been satisfied in full, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and no condition exists that would reasonably be expected to present a material risk of incurring such liability.

          (c)   Each Company U.S. Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter, is established on a pre-approved form of plan document that has received a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service with respect to such Company U.S. Plan as to its qualified status under the Code, and, to the knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company U.S. Plan that has been or would reasonably be expected to adversely affect the qualified status of any such Company U.S. Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, advisory, or opinion letter with respect to each such Company U.S. Plan.

          (d)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any Applicable Laws and applicable statutes, Orders, rules and regulations, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Company Employee Plan and Applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party, has engaged in any non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Employee Plan that would result in the imposition of any liability to the Company or any of its Subsidiaries.

          (e)   Except as required by Applicable Law, set forth in Section 4.18(e) of the Company Disclosure Letter, or expressly provided in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with another event, including any termination of employment upon or following the Closing) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit, including severance pay, (ii) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable or trigger any other material obligation payable to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iii) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) becoming due to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or (iv) limit or restrict the right of Parent, the Surviving Corporation, the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan.

          (f)    No Company Employee Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

          (g)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-termination health, medical or life insurance benefits under any Company Employee Plan except (i) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or (ii) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (h)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened in writing against, any Company Employee Plan before any Governmental Authority, other than routine claims for benefits.

          (i)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company International Plan (i) has been established, operated, maintained and administered in compliance with its terms and with the requirements prescribed by any and all Applicable Laws and applicable statutes, Orders, rules and regulations, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company International Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (iv) is funded or insured to the extent required by Applicable Laws; and (v) is not subject to any pending or, to the knowledge of the Company, threatened claims by or on behalf of any participant in any Company International Plan, or otherwise involving any such Company International Plan or the assets of any Company International Plan, other than routine claims for benefits.

          (j)    Section 4.05(b) of the Company Disclosure Letter sets forth, as of the close of business on the Reference Time, each outstanding Company Equity Award, including the recipient, date of grant, exercise or purchase price, as applicable, and number of shares of Company Stock subject thereto (including, with respect to any performance-based award, the number of shares of Company Stock subject to such award assuming target and maximum levels of performance).

        Section 4.19.    Labor and Employment Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, neutrality agreement, memorandum of understanding or any other labor-related agreement, arrangement or understanding with any labor or trade union, labor organization, works council or other employee representative body (each a "Labor Agreement"), nor is any such Labor Agreement presently being negotiated, and no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, labor organization, works council or other employee representative body. No labor or trade union, labor organization, works council or group of employees of the Company or its Subsidiaries has made in writing a pending demand for recognition or certification and neither the Company nor any of its Subsidiaries has received written notice of a presently pending representation or certification proceeding or petition seeking a representation proceeding. To the Company's knowledge, no such proceeding or petition is threatened to be brought. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) labor organizing activity, to the knowledge of the Company, with respect to any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

          (b)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company is, and has been for the last three (3) years, in material compliance with the terms of all Labor Agreements and all Applicable Laws respecting employment and employment practices including all Applicable Laws respecting recruitment, discrimination, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, child labor, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues, unemployment insurance, and occupational safety and health.

          (c)   Prior to the date of this Agreement, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor or trade union, labor organization, works council or other employee representative body in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Labor Agreement, employment agreement, or consulting agreement to which the Company or its Subsidiaries is a party or bound.

          (d)   The Company and its Subsidiaries are not and have not been: (i) a "contractor" or "subcontractor" (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other Applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

          (e)   To the knowledge of the Company, no executive officer or employee above the level of vice president at the Company or any of its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other contractual obligation to (i) the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. As of the date hereof, no executive officer of the Company or any of its Subsidiaries has given written notice of his or her intent to terminate his or her employment with the Company or any of its Subsidiaries within twelve (12) months of the date of this Agreement.

          (f)    None of the Company or its Subsidiaries has, within the last three (3) years, been a party to a settlement agreement with a current or former officer or executive of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an executive officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of vice president or above. To the knowledge of the Company, in the last three (3) years preceding the date hereof, no written allegations of sexual harassment have been made against (i) any executive officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of vice president or above.

        Section 4.20.    Insurance.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries on or prior to the date hereof, and all such insurance policies of the Company and its Subsidiaries are in full force and effect, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, or has received written notice to such effect, and (iv) none of the Company or any of its Subsidiaries has received any written notice of cancelation or termination with respect to any such insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries.

        Section 4.21.    Environmental Matters.     Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

          (a)   (i) no action, claim, notice of violation, demand letter, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, (ii) neither the Company nor any of its Subsidiaries has received a request for information pursuant to any Environmental Law relating to a potential liability and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to an investigation pursuant to Environmental Law, and (iii) neither the Company nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

          (b)   (i) the Company and its Subsidiaries are and, for the past five (5) years, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Permits required pursuant to Environmental Law ("Environmental Permits") for their operations as presently operated and (ii) there are no pending or, to the knowledge of the Company, threatened actions or proceedings to revoke, terminate, cancel or suspend such Environmental Permits;

          (c)   there has been no Release or threatened Release of any Hazardous Substance by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, by any other Person, on, under or migrating from or to any real property now or formerly owned or operated by the Company or any of its Subsidiaries, which such Release requires the Company to conduct any investigatory or remedial action under any Environmental Law or otherwise could reasonably be expected to result in liability under Environmental Law to the Company or any of its Subsidiaries;

          (d)   neither the Company nor any of its Subsidiaries (i) has entered into any agreement requiring the Company or any Subsidiary to indemnify, reimburse, defend or hold harmless any other Person from and against any liabilities arising pursuant to Environmental Law or (ii) retained or assumed, contractually or by operation of law, liabilities pursuant to Environmental Law of any other Person, provided, in either case, that such representation does not include such terms and conditions included in any credit agreements or similar financings, any real estate leases or any other agreements entered into in the ordinary course of business; and

          (e)   the Company has delivered or otherwise made available for inspection to Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or related to any Environmental Law, including any orders, judgments or decrees arising pursuant to Environmental Law; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws (and in the case of (ii) and (iii) limited to documents prepared in the last five (5) years).

        Section 4.22.    Company Material Contracts.

          (a)   Except for this Agreement, Section 4.22(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

              (i)  each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $5,000,000 or more in the Company's fiscal year ended December 31, 2018 or (B) provides for aggregate payments to the Company during the fiscal year ending December 31, 2019 of $5,000,000 or more, in each case, other than purchase orders for the sale of goods or products in the ordinary course of business and on the Company's standard terms and conditions;

             (ii)  each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $5,000,000 or more in the Company's fiscal year ended December 31, 2018 or (B) provides for aggregate payments by the Company during the fiscal year ending December 31, 2019 of $5,000,000 or more;

            (iii)  each Contract that contains any provisions restricting, individually or in the aggregate, in any material respect, the Company or any of its Subsidiaries from competing or engaging in any activity or line of business or with any Person or in any area;

            (iv)  each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company's or any of its Subsidiaries' requirements from any Third Party or (D) grants "most favored nation" rights, in the case of each of clauses (A) through (D) for such rights and provisions that are material to the Company and its Subsidiaries, taken as a whole;

             (v)  each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license for or other grant of rights to use or register Intellectual Property, including license agreements, co-existence agreements, and non-assertion agreements, except for (a) Contracts with current and former employees, contractors, or consultants of the Company or any of its Subsidiaries, (b) nondisclosure agreements, (c) licenses for open source software, (d) Contracts for "shrink wrap" and other widely available commercial software or services and (e) any other agreements that are not material to the Company and its Subsidiaries, taken as a whole;

            (vi)  each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $2,500,000 or (B) between or among any of the Company and its Subsidiaries;

           (vii)  each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of trade credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

          (viii)  each Contract relating to the acquisition or disposition of all or any portion of any business or operations (other than confidentiality obligations) (whether by merger, sale of shares, sale of assets, consolidation or otherwise) entered into within the past three (3) years for consideration in excess of $2,500,000, except for acquisitions or dispositions of inventory, equipment, raw materials or supplies in the ordinary course of business;

            (ix)  each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

             (x)  each Contract entered into since January 1, 2018 in connection with the settlement or other resolution of any litigation, suit, action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $5,000,000;

            (xi)  each management, consulting or similar advisory Contract that creates future payment obligations that are material to the operation of the Company and its Subsidiaries, taken as a whole;

           (xii)  each distribution or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

          (xiii)  each Contract that creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $2,500,000;

          (xiv)  each material Contract with any Governmental Authority;

           (xv)  each Contract that is a Labor Agreement;

          (xvi)  each hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices) with a notional amount in excess of $2,500,000; and

         (xvii)  each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

          (b)   Each Contract of the type described in Section 4.22(a) of this Agreement (each, a "Company Material Contract") is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary that is a party thereto, as the case may be, and, to the knowledge of the Company, as of the date hereof, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract to which it is a party and (ii) to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract.

          (c)   No (1) current or, to the knowledge of the Company, former, executive officer or director of the Company or (2) to the Company's knowledge, (i) beneficial owner of five percent (5%) or more of any voting securities of the Company; or (ii) any "affiliate" or "associate" of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that have not been so disclosed in the Company SEC Documents.

        Section 4.23.    Customers and Suppliers.     Section 4.23(a) of the Company Disclosure Letter lists the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) (each, a "Major Customer"). Section 4.23(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) (each, a "Major Supplier").

        Section 4.24.    Anti-Corruption.

          (a)   During the past five (5) years, none of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or representative of the Company or its Subsidiaries, has directly or knowingly indirectly made, offered to make, or attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010 or any other Applicable Law relating to anti-corruption or anti-bribery (collectively, the "Anti-Corruption Laws"). Without limiting the foregoing, none of the Company or its Subsidiaries, nor, to the knowledge of the Company or its Subsidiaries, any director, officer, employee, agent or representative of the Company, has directly or knowingly indirectly offered or given anything of value to (i) any non-U.S. government official, any non-U.S. government political party or official thereof or any candidate for political office outside the United States or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any non-U.S. government official, to any non-U.S. government political party or official thereof or to any candidate for political office outside the United States for the purpose of the following: (A) corruptly influencing any act or decision of such non-U.S. government official, political party, party official or candidate in his, her or its official capacity, including influencing such non-U.S. government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such non-U.S. government official, political party, party official or candidate, or securing any improper advantage or (B) corruptly inducing such non-U.S. government official, political party, party official or candidate to use his, her or its influence with a non-U.S. Governmental Authority or instrumentality thereof to affect or influence any act or decision of such non-U.S. Governmental Authority or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (b)   To the knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is under external or internal investigation for (A) any potential violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a foreign official, any foreign political party or official thereof or any candidate for foreign political office, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding allegations of potential violation of the Anti-Corruption Laws.

        Section 4.25.    Customs and International Trade Laws.

          (a)   During the past five (5) years, the Company and its Subsidiaries have been in material compliance with all applicable Customs & International Trade Laws and, to the knowledge of the Company, there are no unresolved claims concerning the liability of any of the Company or its Subsidiaries under such Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing, (i) at all times during the past five (5) years, the Company and its Subsidiaries and, to the knowledge of the Company, Persons acting on their behalf have obtained all necessary Customs & International Trade Authorizations; (ii) in the last five (5) years, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees, or agents (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) in the past five (5) years, there have been no claims, investigations or requests for information by a Governmental Authority with respect to the Company's and its Subsidiaries' Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (b)   Neither the Company nor any of its Subsidiaries, and no director, officer, employee or, to the knowledge of the Company, agent thereof (i) is a Sanctioned Person; or (ii) has pending or, to the knowledge of the Company, threatened claims against it with respect to Sanctions.

          (c)   Each of the Company and its Subsidiaries and, to the knowledge of the Company, any of their respective directors, officers, employees, or agents (in their capacity as such) is in material compliance with, and, in the past five (5) years, has not materially violated, any Sanctions and has had in place certain policies and controls designed to promote compliance with Sanctions and Customs and International Trade Laws.

        Section 4.26.    Finders' Fees.     Except for Barclays Capital Inc. and Houlihan Lokey Capital, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement. True, correct and complete copies of all agreements between the Company and each of Barclays Capital Inc. and Houlihan Lokey Capital, Inc. will be delivered to Parent reasonably promptly after the date hereof.

        Section 4.27.    Opinion of Financial Advisor.     The Company has received the opinion of Barclays Capital Inc., financial advisor to the Company, dated as of the date thereof, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than holders of Company Stock that (i) are held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time or (ii) held by any wholly-owned Subsidiary of either the Company or Parent immediately prior to the Effective Time). A true, correct and complete copy of such opinion will be delivered to Parent for information purposes only promptly following the date of this Agreement.

        Section 4.28.    Antitakeover Statutes.     Assuming the representations and warranties in Section 5.17(b) are complete and correct, the Company's Board of Directors has taken all actions and votes necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any "fair price," "moratorium," "control share acquisition" or any other takeover or anti-takeover statute or similar federal or state law (including the restrictions on business combinations set forth in any anti-takeover provision set forth in Section 203 of the DGCL).

        Section 4.29.    Ownership of Parent Securities; IBCL Section 23-1-42-10.     Neither the Company nor its Subsidiaries is, as of the date hereof, or has been at any time during the three (3) years preceding the date of this Agreement, an "interested shareholder" of Parent, as defined in Section 23-1-43-10 of the Indiana Business Corporation Law.

        Section 4.30.    No Additional Representations of the Company.     Except for the representations and warranties made by the Company in this Article 4 (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Subsidiary, and each of Parent and Merger Subsidiary acknowledges the foregoing. The Company acknowledges that, except for the representations and warranties contained in Article 5, none of Parent or Merger Subsidiary or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 5
Representations and Warranties of Parent and Merger Subsidiary

        Except (i) as disclosed in the Parent SEC Documents filed with the SEC by Parent on or after September 30, 2018 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding disclosure contained under the heading "Risk Factors" or in any "forward-looking statements" legend or any similar disclosure to the extent that such statements are predictive, precautionary or forward-looking statements but, for purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) and to the extent publicly available on EDGAR or (ii) as disclosed in the particular section or subsection of the Parent Disclosure Letter expressly referenced therein (it being understood and agreed that, other than with respect to Section 5.01, Section 5.02 and Section 5.05, any information set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01.    Corporate Existence and Power.

          (a)   Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which would not reasonably be expected to be material. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b)   Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

          (c)   Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, each as amended as of the date of this Agreement, which are in full force and effect, and neither Parent nor Merger Subsidiary is in violation of any provisions thereof.

        Section 5.02.    Corporate Authorization.

          (a)   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary (subject to the effectiveness of the Parent Consent) and are within the corporate powers of Parent and Merger Subsidiary and, except for the effectiveness of the Parent Consent (which will occur immediately following execution of this Agreement by Merger Subsidiary), no other corporate action or proceeding on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming the representations and warranties in Section 4.29 are complete and correct and compliance by the Company with Section 6.01(c), no vote of the holders of securities of Parent is necessary in connection with the consummation of the transactions contemplated by this Agreement. Parent has sufficient authorized but unissued shares of Parent Stock available under Parent's certificate of incorporation, and that have not been subscribed for or otherwise committed to be issued, to issue all shares of Parent Stock contemplated by this Agreement to be issued to the holders of Company Stock in connection with Merger. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

          (b)   At a meeting duly called and held, Parent's Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby (including the issuance of Parent Stock to the holders of Company Stock in connection with the Merger) determining that the consideration to be received by Parent as a result of the performance by the Company of this Agreement is adequate.

          (c)   Merger Subsidiary's Board of Directors has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Merger Subsidiary and its stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolving to recommend that its stockholder adopts this Agreement. As of the date of this Agreement, none of the aforesaid actions by Merger Subsidiary's Board of Directors has been amended, rescinded or modified. The Parent Consent was duly executed and delivered to Merger Subsidiary pursuant to Section 228 of the DGCL, has not been revoked or rescinded, and by its terms will be effective immediately following execution of this Agreement by Merger Subsidiary.

        Section 5.03.    Governmental Authorization.     Neither the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require any Consent of, action by or in respect of, or registration, declaration or filing with or notice to, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Proxy Statement/Prospectus shall be included), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (A) be material to Parent and its Subsidiaries, taken as a whole, and (B) prevent the ability of Parent or Merger Subsidiary to perform their respective obligations under this Agreement or to consummate the Merger.

        Section 5.04.    Non-contravention.     Neither the execution and delivery of this Agreement by Parent and Merger Subsidiary nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, nor compliance by Parent and Merger Subsidiary with any of the terms or provisions of this Agreement, will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, each as amended, of each of Parent and Merger Subsidiary, (b) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.03 have been obtained or made and assuming the representations and warranties in Section 4.29 are complete and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) require any consent or other action by any Person under, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation or the loss of any Contract that is material to the business of Parent and its Subsidiaries, taken as a whole, to which Parent or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, (A) be material to the Parent and its Subsidiaries, taken as a whole, and (B) prevent the ability of Parent or Merger Subsidiary to perform their respective obligations under this Agreement or to consummate the Merger.

        Section 5.05.    Capitalization.

          (a)   The authorized capital stock of Parent consists of 200,000,000 shares of Parent Stock and 1,000,000 shares of preferred stock, no par value per share (the "Parent Preferred Stock"). As of July 5, 2019, there were (i) 62,664,754 shares of Parent Stock outstanding, (ii) zero shares of Parent Preferred Stock outstanding, (iii) an aggregate of 2,149,976 shares of Parent Stock subject to outstanding stock options (the "Parent Stock Options"), (iv) an aggregate of 72,112 shares of Parent Stock subject to outstanding restricted stock units which vest solely based on the satisfaction of time-based criteria (the "Parent RSUs"), (v) an aggregate of 778,982 shares of Parent Stock subject to outstanding restricted stock units which vest in whole or in part based on the satisfaction of performance-based criteria (assuming maximum level of performance) ("Parent PSUs"), (vi) 6,387,074 shares of Parent Stock reserved for issuance under the Parent Stock Plan (including upon exercise of the Parent Stock Options and settlement of other outstanding equity awards issued thereunder), and (vii) 1,265,169 shares of Parent Stock held by Parent in its treasury. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to the Parent Stock Plan or any other Parent Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

          (b)   Except as set forth in this Section 5.05 and for changes since July 5, 2019 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs and Parent PSUs outstanding on such date or the grant of stock based compensation to directors or employees, as of the date hereof, there are no (I) (i) issued or outstanding shares of capital stock or other voting securities of or ownership interests in Parent, (ii) issued or outstanding securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent or (iii) (1) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, (2) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock, profit-participation or similar securities or rights issued by Parent or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interests of Parent; or (3) convertible securities, agreements, arrangements or commitments of any kind obligating Parent to issue or sell, or cause to be issued or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of Parent, or obligating Parent to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments (the items in clauses (I)(i), (ii) and (iii) referred to collectively as the "Parent Securities"); (II) agreements with any Person to which Parent or any of its Subsidiaries is a party (A) restricting the transfer of the capital stock or other equity interests of Parent or (B) affecting the voting rights of capital stock or other equity interests of Parent (including stockholders agreements, voting trusts or similar agreements) or (III) outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other equity interests of Parent, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of Parent. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Parent Securities.

          (c)   The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 5.06.    SEC Filings and the Sarbanes-Oxley Act.

          (a)   Parent has timely filed with or furnished to the SEC all reports, schedules, forms, exhibits, statements, prospectuses, registration statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, the "Parent SEC Documents").

          (b)   No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

          (c)   As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the 1934 Act and the 1933 Act, as the case may be.

          (d)   As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (e)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

          (f)    As of the date of this Agreement, there are no amendments or modifications to the Parent SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

          (g)   Parent has heretofore furnished to the Company complete and correct copies of all comment letters from the SEC since January 1, 2017 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

          (h)   Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Parent has, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the 1934 Act with respect to such reports, and disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (A) all "significant deficiencies" and "material weaknesses" (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of Internal Controls that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's Internal Controls. Since January 1, 2017 through the date hereof, Parent has not identified any "material weaknesses" in the design or operation of Parent's internal control over financial reporting.

          (i)    Parent and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.

          (j)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

          (k)   To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations of any Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries.

          (l)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

          (m)  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the 1933 Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

        Section 5.07.    Financial Statements.     All of the audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of Parent included or incorporated by reference in the Parent SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated stockholders' equity and results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments) and (iii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

        Section 5.08.    Disclosure Documents.

          (a)   The Proxy Statement/Prospectus and the Form S-4, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.

          (b)   The Proxy Statement/Prospectus and the Form S-4, at the time of filing of such document or any supplement or amendment thereto, at the time it becomes effective under the 1933 Act and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact, and none of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference therein will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c)   The representations and warranties contained in this Section 5.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus and the Form S-4 based upon information supplied by the Company or any of its Representatives or advisors specifically for inclusion or incorporation by reference therein.

        Section 5.09.    Absence of Certain Changes.     From December 31, 2018 until the date hereof, (i) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) there has not been any effect, change, event, occurrence, condition, circumstance, fact, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.10.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be reflected in Parent's financial statements (or the notes thereto) included in the Parent SEC Documents prior to the date of this Agreement in accordance with GAAP, other than: (i) liabilities or obligations as (and to the extent) disclosed, reflected or reserved against in such financial statements (or the notes thereto); (ii) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date; and (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.11.    Compliance with Laws and Court Orders; Permits.     Since January 1, 2017, Parent and each of its Subsidiaries and its and their respective properties and assets have been and are in compliance with (i) all Applicable Laws and (ii) all Permits necessary for Parent and its Subsidiaries to own, lease and operate its and their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries are in possession of all Permits which are material to Parent and its Subsidiaries taken as a whole, and necessary for them to own, lease and operate their properties and assets and to conduct its business as presently conducted, and all such material Permits are in full force and effect, and as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the knowledge of Parent, threatened, affecting such material Permits, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has, not been and would not reasonably be expected to be, material to Parent and its Subsidiaries taken as a whole. Parent is not an "investment company" under the Investment Company Act of 1940.

        Section 5.12.    Litigation.

          (a)   As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any asset or property of Parent or any of its Subsidiaries, or any present or former officer, director, employee or third-party agent of the Parent of its Subsidiaries in their capacity as such for whom Parent or any of its Subsidiaries may be liable that, in each case, (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Merger.

          (b)   Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet or acquired after the date of the Parent Balance Sheet, free and clear of all Liens except Permitted Liens, except as have been disposed of since the date of the Parent Balance Sheet in the ordinary course of business.

        Section 5.13.    Environmental Matters.

        Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

          (a)   (i) no action, claim, notice of violation, demand letter, suit or proceeding is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person, in each case that alleges that Parent or any of its Subsidiaries has violated or has any liability under any Environmental Law, (ii) neither Parent nor any of its Subsidiaries has received a request for information pursuant to any Environmental Law relating to a potential liability and to the knowledge of Parent, neither Parent nor any of its Subsidiaries is subject to an investigation pursuant to Environmental Law, and (iii) neither Parent nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

          (b)   (i) Parent and its Subsidiaries are and, for the past five (5) years, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Environmental Permits for their operations as presently operated and (ii) there are no pending or, to the knowledge of Parent, threatened actions or proceedings to revoke, terminate, cancel or suspend such Environmental Permits; and

          (c)   there has been no Release or threatened Release of any Hazardous Substance by Parent or any of its Subsidiaries, nor, to the knowledge of Parent, by any other Person, on, under or migrating from or to any real property now or formerly owned or operated by Parent or any of its Subsidiaries, which such Release requires Parent to conduct any investigatory or remedial action under any Environmental Law or otherwise could reasonably be expected to result in liability under Environmental Law to Parent or any of its Subsidiaries.

        Section 5.14.    Customs and International Trade Laws.

          (a)   During the past five (5) years, Parent and its Subsidiaries have been in material compliance with all applicable Customs & International Trade Laws and, to the knowledge of Parent, there are no unresolved claims concerning the liability of any of Parent or its Subsidiaries under such Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Without limiting the foregoing, (i) at all times during the past five (5) years, Parent and its Subsidiaries and, to the knowledge of Parent, Persons acting on their behalf have obtained all necessary Customs & International Trade Authorizations; (ii) in the last five (5) years, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of Parent or its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Parent, agents (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) in the past five (5) years, there have been no claims, investigations or requests for information by a Governmental Authority with respect to Parent's and its Subsidiaries' Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

          (b)   Neither Parent nor any of its Subsidiaries, and no director, officer, employee or, to the knowledge of Parent, agent thereof (i) is a Sanctioned Person; or (ii) has pending or, to the knowledge of Parent, threatened claims against it with respect to Sanctions.

          (c)   Each of Parent and its Subsidiaries and, to the knowledge of Parent, any of their respective directors, officers, employees, or agents (in their capacity as such) is in material compliance with, and, in the past five (5) years, has not materially violated, any Sanctions and has had in place certain policies and controls designed to promote compliance with Sanctions and Customs and International Trade Laws.

        Section 5.15.    Financing.     Parent and Merger Subsidiary collectively will have, as of the Closing Date, cash, available lines of credit or other sources of immediately available funds, in an amount sufficient to enable Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. Parent and Merger Subsidiary acknowledge that their obligations under this Agreement are not contingent or conditioned on Parent's, Merger Subsidiary's or any other Person's ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

        Section 5.16.    Certain Arrangements.     There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any Subsidiary of Parent, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand (including with respect to employment after the Effective Time) or (b) to which Parent, Merger Subsidiary or any Subsidiary of Parent is a party pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote for or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

        Section 5.17.    Ownership of Company Securities; DGCL Section 203.

          (a)   Parent and its Subsidiaries do not "own" (as defined in Section 203 of the DGCL), or "beneficially own" (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock or Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

          (b)   Neither Parent nor Merger Subsidiary is, as of the date hereof or has been at any time during the three (3) years preceding the date of this Agreement, an "interested stockholder" of the Company, as defined in Section 203 of the DGCL.

        Section 5.18.    Solvency.

          (a)   None of Parent or Merger Subsidiary is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent and Merger Subsidiary (taken as a whole) is solvent as of the date of this Agreement, and Parent and the Surviving Corporation (taken as a whole) will, after giving effect to all of the transactions contemplated by this Agreement (excluding the effect of an inaccuracy of the representations and warranties contained in Article 4 or any breach of the covenants and agreements contained in Section 6.01), be solvent as of the Effective Time. For purposes of this Section 5.18, term "solvent" means not being "insolvent" (as such term "insolvent" is defined in 11 U.S. Code Section 101(32)(A)(i)).

          (b)   There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.19.    Anti-Corruption

          (a)   During the past five (5) years, none of Parent or its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, agent or representative of Parent or its Subsidiaries, has directly or knowingly indirectly made, offered to make, or attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in material violation of the Anti-Corruption Laws. Without limiting the foregoing, none of Parent or its Subsidiaries, nor, to the knowledge of Parent or its Subsidiaries, any director, officer, employee, agent or representative of Parent, has directly or knowingly indirectly offered or given anything of value to (i) any non-U.S. government official, any non-U.S. government political party or official thereof or any candidate for political office outside the United States or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any non-U.S. government official, to any non-U.S. government political party or official thereof or to any candidate for political office outside the United States for the purpose of the following: (A) corruptly influencing any act or decision of such non-U.S. government official, political party, party official or candidate in his, her or its official capacity, including influencing such non-U.S. government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such non-U.S. government official, political party, party official or candidate, or securing any improper advantage or (B) corruptly inducing such non-U.S. government official, political party, party official or candidate to use his, her or its influence with a non-U.S. Governmental Authority or instrumentality thereof to affect or influence any act or decision of such non-U.S. Governmental Authority or instrumentality, in order to assist Parent or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

          (b)   To the knowledge of Parent, neither Parent nor any of its Subsidiaries (i) is under external or internal investigation for (A) any potential violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a foreign official, any foreign political party or official thereof or any candidate for foreign political office, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding allegations of potential violation of the Anti-Corruption Laws.

        Section 5.20.    Antitakeover Statutes.     Assuming the representations and warranties in Section 4.29 are complete and correct, Parent's Board of Directors has taken all action necessary to exempt this

Agreement, the Merger and the other transactions contemplated hereby from the restrictions on business combinations set forth in any anti-takeover provision set forth in the Indiana Business Corporations Law. The provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company, the Merger or the issuance of the Parent Stock to the holders of Company Stock in connection with the Merger.

        Section 5.21.    Finders' Fees.     Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement.

        Section 5.22.    No Additional Representations of Parent or Merger Subsidiary.     Except for the representations and warranties made by Parent and Merger Subsidiary in this Article 5, none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent, Merger Subsidiary or any Subsidiaries of Parent or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company and the Company acknowledges the foregoing. Parent and Merger Subsidiary acknowledge that, except for the representations and warranties contained in Article 4, none of the Company or any of its respective Affiliates or Representatives or any other Person makes (and Parent and Merger Subsidiary are not relying on) any representation or warranty, express or implied, to Parent and Merger Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement. In connection with Parent's and Merger Subsidiary's investigation of the Company, each of Parent and Merger Subsidiary has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Subsidiary is familiar with such uncertainties, that each of Parent and Merger Subsidiary is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Subsidiary, and their Representatives will have no claim against any person with respect thereto. Accordingly, each of Parent and Merger Subsidiary acknowledges that, without limiting the generality of this Section 5.22, neither the Company nor any person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE 6
Covenants of the Company

        Section 6.01.    Conduct of the Company.     Except (A) for matters set forth in Section 6.01-1 of the Company Disclosure Letter, (B) as expressly required or as expressly permitted by this Agreement, (C) as required by Applicable Law, (D) as required by the terms of any Company Material Contract disclosed in Section 4.22(a) of the Company Disclosure Letter, or (E) with the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent, from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course of business and (ii) use reasonable best efforts to (x) preserve intact in all material respects its present business organization, (y) keep available the services of its directors, officers and key employees and (z) maintain satisfactory relationships with its customers, lenders, suppliers, Governmental Authorities and others having material business relationships with it; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by the following sentence of this Section 6.01 and any action permitted by the following sentence of this Section 6.01 shall not be deemed a breach of this sentence of this Section 6.01. Without limiting the generality of the foregoing, except (I) for matters set forth in Section 6.01-2 of the Company Disclosure Letter, (II) as expressly required by this Agreement, (III) as required by Applicable Law, (IV) as required by the terms of any Company Material Contract disclosed in Section 4.22(a) of the Company Disclosure Letter, or (V) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Section 6.01(d), (g) , (h), (i), (j), (k), (q) or to the extent applicable to such sections, (s)), from and after the date hereof and prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to:

          (a)   (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend the comparable organizational documents of any Subsidiary of the Company in a manner that would be adverse to Parent or Merger Subsidiary or would reasonably be expected to have the effect of delaying, preventing or restraining the consummation of the Merger or the other transactions contemplated by this Agreement;

          (b)   (i) split, reverse split, combine, reclassify or otherwise amend the terms of the Company Securities or any Company Subsidiary Securities, or any options, warrants, convertible securities or other rights of any kind to acquire any of the Company Securities or Company Subsidiary Securities, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any Company Securities or any Company Subsidiary Securities, other than cash dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Restricted Shares in connection with the forfeiture of such awards, in each case as required by the applicable Company Employee Plan as in effect on the date of this Agreement;

          (c)   issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, or authorize the same with respect to, any Company Securities or Company Subsidiary Securities or any options, warrants, convertible securities or other rights of any kind to acquire any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement;

          (d)   make or incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those capital expenditures contemplated by the annual capital expenditure budgets as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $1,250,000 in the aggregate in each fiscal quarterly period;

          (e)   effect or adopt a plan or agreement of, or resolutions providing for or authorizing, the merger or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (provided, however, in the case of the dissolution of any inactive wholly-owned Subsidiary of the Company and reorganizations solely among wholly-owned Subsidiaries of the Company, Parent's consent shall not be unreasonably withheld, conditioned or delayed);

          (f)    acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or properties, interests or businesses, or any assets or securities in connection with the acquisition of any Person or properties, interests or businesses, if the aggregate amount of consideration paid or transferred, or to be paid or transferred, by the Company and its Subsidiaries exceeds or would exceed $3,000,000 in any fiscal quarterly period;

          (g)   sell, pledge, dispose of, abandon, lease, license, mortgage or otherwise transfer (including pursuant to a sale-lease back transaction or an asset securitization transaction), or create or incur any Lien (other than Permitted Liens) on, any of the Company's or its Subsidiaries' tangible or intangible assets, securities, properties, interests, rights or businesses having a fair market value in excess of $5,000,000 in any fiscal quarterly period, other than (i) pursuant to existing Contracts or Contracts that have been made available to Parent or (ii) sales of Company products and services, inventory or obsolete equipment in the ordinary course of business;

          (h)   (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement or similar condition of another Person (other than "keep well" or other similar Contracts entered into by and between the Company and its Subsidiaries in the ordinary course or the prepayment of up to $5 million of indebtedness outstanding under the Company Credit Agreements in any fiscal quarterly period), or enter into any arrangement having the economic effect of any of the foregoing (other than (A) under the applicable Company Credit Agreements as in effect on the date of this Agreement in connection with the financing of ordinary course trade payables in the ordinary course of business or (B) accounts payable in the ordinary course of business), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business, (B) accounts receivable and extensions of credit in the ordinary course of business, (C) advances of expenses to employees in the ordinary course of business pursuant to the applicable Company Employee Plan as in effect on the date of this Agreement or (D) advancements of expenses to directors and officers of the Company or any of its Subsidiaries pursuant to the governing documents of such entities as in effect on the date hereof and any indemnification agreements to which the Company or any of its Subsidiaries are a party as of the date hereof, forms of which have been made available to Parent);

          (i)    enter into any Contract that contains (i) any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing in whole or in part as a result of the consummation of the transactions contemplated hereby or (ii) material exclusivity rights for the benefit of a Third Party (including guarantees of availability of supply or services or "most favored nation" rights);

          (j)    negotiate, amend, extend, renew, terminate or enter into, or waive, release or assign any rights under, (i) any Company Material Contract, (ii) any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) any Material Real Property Lease, except, in the case of the Company Material Contracts described in Section 4.22(a)(i), Section 4.22(a)(ii), Section 4.22(a)(vi), Section 4.22(a)(vii), Section 4.22(x), Section 4.22(a)(xi), Section 4.22(a)(xii), Section 4.22(a)(xiii), Section 4.22(a)(xiv) and Section 4.22(a)(xvi), in the ordinary course of business; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for Consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

          (k)   except as required by the terms of any Company Employee Plan as in effect on the date of this Agreement: (i) hire, engage, promote or terminate (other than for cause) any employee or independent contractor, except in the ordinary course of business with respect to any employee who does or would earn less than $300,000 in annual base salary, (ii) grant or pay, or commit to grant or pay, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any bonus, incentive or profit-sharing award or payment, (iii) grant, or commit to grant, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any increase in wages, salary, bonuses, commissions, severance or similar compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), except for wage, salary or commissions increases in the ordinary course of business with respect to any employee entitled to earn less than $300,000 in annual base salary, (iv) make any Person a participant in or party to any severance plan or grant any increase in severance compensation, except to the extent permitted by Section 6.01(k)(v), or (v) establish, adopt, enter into or amend any collective bargaining agreement or any Company Employee Plan (or any plan, program, policy, practice, agreement or other arrangement that would be a Company Employee Plan if it had been in effect on the date of this Agreement), including any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee, director or independent contractor of the Company or any of its Subsidiaries (other than employment agreements in the ordinary course of business in the applicable jurisdiction); provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, Company Employee Plans and benefits and compensation practices and arrangements (excluding equity and equity-based grants) that have a value that is consistent with those provided to similarly situated employees or newly hired employees in the ordinary course of business;

          (l)    materially modify, extend or enter into any Labor Agreement;

          (m)  (i) implement or effect any facility closing or (ii) take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar Applicable Law prior to the Closing, except in conformance with the WARN Act or similar Applicable Law;

          (n)   make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

          (o)   cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patent Rights expiring in accordance with their terms) any Intellectual Property material to the Company and its Subsidiaries;

          (p)   (i) make or change any material Tax election or change any method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any action, suit, investigation, audit or proceeding relating to a material amount of Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except for extensions requested in the ordinary course); (v) enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of Applicable Law) with respect to any material Tax; or (vi) surrender any right to claim a material Tax refund;

          (q)   (i) institute, release, assign, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any Proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that (A) are in excess of $1,750,000 in any individual case other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of $1,750,000 more than such reserves) or (B) include or involve anything other than the payment of money, including the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $1,750,000 in any individual case;

          (r)   (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any material rights to any Company Intellectual Property; (ii) fail to use commercial reasonable efforts to maintain any material Company Intellectual Property; (iii) make any change in Company Intellectual Property that is or would reasonably be expected to materially impair the Company's or any of its Subsidiaries' rights with respect to the Company Intellectual Property; (iv) disclose to any Person (other than Representatives of Parent and Merger Subsidiary) any trade secrets, know-how or confidential or proprietary information, except, in the case of know-how or confidential or proprietary information, in the ordinary course of business or to a Person that is subject to confidentiality obligations; or (v) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of trade secrets included in the Company Intellectual Property; or

          (s)   enter into any Contract to do, agree, authorize, commit, adopt resolutions approving or announce an intention to do any of the foregoing.

        Section 6.02.    Company Stockholder Meeting.     The Company shall, as soon as reasonably practicable following the effectiveness of the Form S-4, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and shall submit such proposal to such holders at the Company Stockholder Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholder Meeting (other than an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws and a customary proposal regarding adjournment of the Company Stockholder Meeting) without the prior written consent of Parent. The Company shall, as soon as reasonably practicable following the date of this Agreement (in consultation with Parent), conduct one or more "broker searches" and establish a record date for the Company Stockholder Meeting. The Company shall not change such record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall not adjourn or otherwise postpone or delay the Company Stockholder Meeting without the prior written consent of Parent. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if, as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement/Prospectus, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to obtain the Company Stockholder Approval, so as to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided, however, that (A) unless agreed to in writing by Parent (such agreement not to be unreasonably withheld, conditioned or delayed), (x) any such adjournment or postponement pursuant to the preceding clause (ii) shall be for a period of no more than ten (10) Business Days each, and (y) the Company shall only be permitted to effect up to three (3) such adjournments or postponements pursuant to the preceding clause (ii), (B) no postponement shall be permitted if it would require a change to the record date for the Company Stockholder Meeting and (C) if requested by Parent, the Company shall effect up to three (3) adjournments or postponements of the Company Stockholder Meeting under the circumstances contemplated by the preceding clause (ii)

for a period of up to ten (10) Business Days each. If the Board of Directors of the Company has not made an Adverse Recommendation Change in accordance with Section 6.03, the Board of Directors of the Company shall (A) make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement/Prospectus, (B) use its reasonable best efforts to obtain the Company Stockholder Approval, including by soliciting from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby and taking all other action reasonably necessary to secure the Company Stockholder Approval, and (C) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. Notwithstanding any Adverse Recommendation Change, but subject to any limitations expressly contained herein, unless this Agreement has been terminated in accordance with its terms, the obligations of the Company hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Superior Proposal) and the Company shall be nonetheless required to hold the Company Stockholder Meeting and submit this Agreement to the Company stockholders thereat.

        Section 6.03.    Company Acquisition Proposals.

          (a)    Non-Solicitation.     Except as expressly permitted by Section 6.03(b) , Section 6.03(c), Section 6.03(d) and Section 6.03(f):

              (i)  neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit its or their Representatives (collectively, the "Company Representatives") to, directly or indirectly, (A) solicit, seek, initiate or knowingly facilitate, encourage, induce or take any other action (including by way of furnishing information) that would reasonably be expected to lead to the submission or announcement of any Company Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information to, any Third Party relating to or for the purpose of knowingly facilitating, encouraging or inducing a Company Acquisition Proposal or any proposal reasonably expected to lead to any Company Acquisition Proposal, (C) grant any waiver or release under any standstill, confidentiality or similar agreement (excluding any standstill provision in effect on the date of this Agreement that is released or terminated without any action by or on behalf of the Company due to a "fall away" or similar provision as a result of the execution of this Agreement) or (D) adopt or approve, or publicly propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent expressly permitted pursuant to Section 6.03(b));

             (ii)  neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw, modify, qualify or publicly propose to withdraw, qualify or modify, in each case in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the 1934 Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender or exchange offer, or (C) recommend a Company Acquisition Proposal or endorse, approve, authorize or declare advisable any Company Acquisition Proposal (or publicly propose to recommend, endorse, approve, authorize or declare advisable any Company Acquisition Proposal) (any of the foregoing in clauses (A), (B) and (C) of this sentence being referred to as an "Adverse

    Recommendation Change"); provided, that, for the avoidance of doubt, (a) any determination by the Board of Directors of the Company to the extent expressly permitted by Section 6.03(b), Section 6.03(c) or Section 6.03(d) shall not be, and shall not be deemed to be, in and of itself, a breach or violation of this Section 6.03(a) and (b) none of (1) the determination by the Board of Directors, to the extent expressly permitted by Section 6.03(f), that a Company Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company of the notice required by Section 6.03(c), Section 6.03(e) or Section 6.03(f) shall constitute, or shall be deemed to constitute, in and of itself, an Adverse Recommendation Change; and

            (iii)  the Company shall (and shall cause its Subsidiaries and use reasonable best efforts to cause the Company Representatives to) (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Third Party (and its Representatives) with respect to any Company Acquisition Proposal existing on the date of this Agreement, (B) within forty-eight (48) hours after the date of this Agreement, terminate access of any Third Party (and its Representatives) to any data room (virtual or actual) containing any information of the Company or any of its Subsidiaries; and (C) within forty-eight (48) hours after the date of this Agreement, demand the return or destruction of all confidential or non-public information and materials that have been provided to any Third Party (and its Representatives) relating to a possible Company Acquisition Proposal.

          (b)   Notwithstanding Section 6.03(a), at any time prior to obtaining the Company Stockholder Approval, if the Company or any of the Company Representatives receives after the date of this Agreement a bona fide written Company Acquisition Proposal from any Third Party that did not result from a violation in any material respect of this Section 6.03 (i) then the Company and its outside financial advisor may contact the Third Party making such Company Acquisition Proposal to clarify the terms and conditions thereof solely so that the Company's Board of Directors may inform itself about such Company Acquisition Proposal or (ii) that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives concerning such Company Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time any such information is made available to such Third Party, the Company shall make available to Parent any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to Parent. Notwithstanding anything contained in this Section 6.03(a), prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may waive any standstill provisions in any agreement with any Third Party in order to permit such Third Party to make a Company Acquisition Proposal if the Board of Directors of the Company determines in good faith, after consultation with the Company's outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

          (c)   Other than in connection with a Superior Proposal (which shall be the subject of Section 6.03(f) and shall not be the subject of this Section 6.03(c)), at any time prior to obtaining the Company Stockholder Approval, in response to any material effect, fact, event, change, development, circumstance, occurrence, condition or set of circumstances, in each case that was not known to or reasonably foreseeable by the Board of Directors of the Company on the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement) (an "Intervening Event"; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or constitute a Company Acquisition Proposal constitute an Intervening Event), if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change (as used in this Section 6.03(c), solely with respect to subclause (A) of the definition of Adverse Recommendation Change); provided, that, the Board of Directors of the Company shall not make any such Adverse Recommendation Change pursuant to this Section 6.03(c) unless the Company has (i) provided to Parent at least five (5) days' prior written notice that it intends to make an Adverse Recommendation Change pursuant to this Section 6.03(c) and specifying in reasonable detail the facts and circumstances underlying the Intervening Event and providing the basis of the decision by the Board of Directors of the Company to make such an Adverse Recommendation Change and (ii) during such five (5) day period pursuant to clause (i) of this Section 6.03(c), engaged in good faith discussions and negotiations with Parent and its Representatives, and made the Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to discuss and negotiate from time to time) regarding proposed modifications to the terms and conditions of this Agreement or the transactions contemplated hereby so that the failure to make such an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties under Applicable Law of the Company's Board of Directors, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. The Company shall notify Parent in writing promptly after any Adverse Recommendation Change.

          (d)   In addition, nothing contained in Section 6.03(a) or elsewhere in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act with regard to a Company Acquisition Proposal, (ii) making any "stop-look-and-listen" communication to stockholders of the Company or (iii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, that, in each case, (A) in no event shall this Section 6.03(d) affect the obligations specified in Section 6.03(c) or Section 6.03(f) (or to the consequences thereof in accordance with this Agreement) or the definition of Adverse Recommendation Change (or to the consequences thereof in accordance with this Agreement) and (B) any such disclosure (other than an issuance by the Company of a "stop-look-and-listen" communication as referred to in clause (ii)) that addresses or relates to the approval, recommendation or declaration of the advisability by the Board of Directors of the Company with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Company Board Recommendation.

          (e)   The Company shall (i) notify Parent promptly (but in no event later than twenty-four (24) hours) (A) after receipt by the Company or any Company Representative of any Company Acquisition Proposal, which notice shall identify the Third Party(ies) making any such Company Acquisition Proposal and shall include complete, unredacted copies of all written proposals, written indications of interest or draft agreements relating to, or other written materials that describe any of the terms and conditions of, such Company Acquisition Proposal and (B) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the Company or any Company Representatives concerning a Company Acquisition Proposal, which notice shall identify the Third Party(ies) and recite the terms (including any amendments thereto) of any such inquiry, offer, proposal or request and, in the case of written materials that describe any of the terms and conditions of such inquiry, offer, proposal or request, provide copies of such materials and (ii) keep Parent reasonably informed reasonably promptly (but in no event later than twenty-four (24) hours of any development) of the status and any material details (including material amendments and proposed material amendments) of any such Company Acquisition Proposal (or other inquiry, offer or proposal or request) and other developments, discussions or negotiations regarding any Company Acquisition Proposal, providing to Parent copies of any additional or revised written proposals, written indications of interest or agreements (including all drafts and final versions (and any comments thereon) and including all schedules and exhibits thereto) relating to such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement after the date hereof with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.03.

          (f)    Prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i) in response to a bona fide written Company Acquisition Proposal from any Third Party (received after the date of this Agreement that did not result from a violation in any material respect of this Section 6.03), only if (i) the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (A) such Company Acquisition Proposal constitutes a Superior Proposal and (B) the failure to take such action (with the term "such action" being the making of an Adverse Recommendation Change or terminating this Agreement pursuant to Section 10.01(d)(i)) would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (ii) the Company promptly notifies Parent in writing (at least five (5) days before taking such action) of the determination of the Board of Directors of the Company that such Company Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the proposed definitive agreement and other documentation under which such Superior Proposal is proposed to be consummated and the identity of the Third Party(ies) making such Superior Proposal, (iii) for such period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 6.03(f), the Company shall have discussed and negotiated in good faith and made the Company's Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to discuss and negotiate from time to time) with Parent and its Representatives any modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement irrevocably proposed in writing by Parent so that such Company Acquisition Proposal would no longer constitute a Superior Proposal and that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company's Board of Director's fiduciary duties under Applicable Law (it being understood and agreed that any amendment to the financial terms or other material term or condition of any Superior Proposal shall require a new notice and a new period that shall expire on the later to occur of (I) three (3) days following delivery of such new notice from the Company to Parent and (II) the expiration of the original five (5) day period described above), and (iv) no earlier than the end of such period, the Company's Board of Directors shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of this Section 6.03(f) still constitutes a Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

          (g)   Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.03 by any of the Company's or its Subsidiary's Representatives acting directly or indirectly on behalf of the Company or its Subsidiary shall be deemed to be a breach of this Agreement by the Company.

          (h)    Certain Definitions.     As used in this Agreement:

              (i)  "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Company shall promptly (and in any case within twenty-four (24) hours) provide Parent notice thereof and a copy of such provisions, and upon such notice, the Confidentiality Agreement shall be deemed to be automatically (and permanently) amended hereby and without further action of the parties to, as applicable, delete the standstill provisions therein or conform the standstill provisions thereof with such more favorable provisions, as applicable.

             (ii)  "Superior Proposal" means a bona fide, written Company Acquisition Proposal (provided that for purposes of this definition, references to "15%" in the definition of Company Acquisition Proposal shall be deemed to be references to "50%") that did not result from a breach of this Section 6.03 that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Company Acquisition Proposal (including all legal, financial, regulatory and other aspects or conditions and the ability of the Person making such proposal to consummate the transactions contemplated by such Company Acquisition Proposal), (i) would reasonably be expected to be capable of being consummated if accepted and (ii) is more favorable to the Company's stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement and the transactions contemplated hereby pursuant to Section 6.03(f)).

        Section 6.04.    Access to Information.     From the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company shall during normal business hours and upon reasonable prior notice, (a) give to Parent, its counsel, financial advisors, auditors and other Representatives reasonable access to the personnel, advisors, agents, offices, properties, Contracts and books and records of the Company and its Subsidiaries and (b) cause its Subsidiaries, and instruct its employees, counsel, financial advisors, auditors and other Representatives, to reasonably cooperate with Parent in such access and to furnish reasonably promptly all other information, and provide copies thereof, concerning the personnel, properties and business of the Company and its Subsidiaries as Parent or Merger Subsidiary may reasonably request; provided, however, that (i) this Section 6.04 shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or similar privilege or the work product doctrine or (B) any information that in the reasonable opinion of the Company would violate any Applicable Law (provided, however, that, in the case of subclause (A) and this subclause (B), the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the Applicable Law or waive such privilege or work-product doctrine), (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Company Acquisition Proposals) and the actions of the Company's Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement or (E) any information related to an Adverse Recommendation Change or the actions of the Company's Board of Directors (or any committee thereof) with respect thereto, (ii) any such access shall be provided under supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company's reasonable security measures and policies and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

        Section 6.05.    Parent's Financing Activities.

          (a)   Without limiting the generality of Section 8.01, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, provide all reasonable cooperation requested by Parent, any of its Affiliates or Representatives or any Financing Party that is customary in connection with the arrangement, marketing, syndication and consummation of Financing (and the satisfaction of the conditions precedent to funding thereof) for transactions that are substantially similar to the transactions contemplated by this Agreement. Such cooperation shall, at the reasonable request of Parent, any of its Affiliates or Representatives or any Financing Party, include (but not be limited to) the following:

              (i)  furnishing, or causing to be furnished, to such Person, (A) audited consolidated balance sheets and related audited consolidated statements of income, stockholders' equity and cash flows of the Company for each fiscal year ended after the date hereof and more than sixty (60) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Company for each fiscal quarter ended after the date hereof and more than forty (40) days prior to the Closing Date, and in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (in accordance with Statement on Auditing Standards No. 100) by the Company's accountants and meeting the requirements of Rule 3-05 of Regulation S-X under the 1933 Act (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards), together with (C) all other historical financial and other customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, any of its Affiliates or Representatives or any Financing Party that may be required in order for Parent to complete and deliver customary pro forma financial statements, confidential information, bank or offering memoranda or prospectuses, in connection with such Financing, including the information required under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or in connection with a customary offering of securities;

             (ii)  providing reasonable assistance to Parent for the preparation of pro forma financial information and projections required to consummate any such Financing or to comply with Applicable Law;

            (iii)  requesting that the Company's and its Subsidiaries' independent accountants participate in accounting due diligence sessions upon reasonable advance notice and cooperate with such Financing, including requesting that they provide customary comfort letters (including "negative assurance" comfort) as are customarily requested in an underwritten offering of securities and consents customary for Parent's use of the financial statements of the Company and its Subsidiaries in any marketing or offering materials to be used in connection with such financing;

            (iv)  providing reasonable assistance to Parent and its Affiliates in their preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with Financings of the type described in this Section 6.05, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

             (v)  reasonably cooperating with customary marketing efforts and due diligence efforts of Parent and its Affiliates for all or any portion of such Financing;

            (vi)  reasonably cooperating with any Financing Parties of Parent or any of Parent's Affiliates in an evaluation of the assets of the Company or any of its Subsidiaries for the purpose of establishing collateral arrangements, if any, in connection with such Financing;

           (vii)  using reasonable best efforts to deliver to Parent, no later than five (5) Business Days prior to the Closing Date (to the extent requested by Parent no later than ten (10) Business Days prior to the Closing Date), any materials and documentation about the Company and its Subsidiaries required under applicable "know your customer" and anti-money laundering rules, Applicable Laws and regulations (including the USA PATRIOT Act and the Beneficial Ownership Regulation);

          (viii)  informing Parent promptly in writing if the Company's Board of Directors or a committee thereof concludes that any previously issued financial statements included or intended to be used in connection with the Financing should no longer be relied upon;

            (ix)  informing Parent promptly in writing if the Company's Board of Directors shall have knowledge of any facts as a result of which a restatement of any of the Company's or its Subsidiaries' financial statements is probable;

             (x)  reasonably cooperating with Parent and the Financing Parties in connection with providing customary authorization letters in connection with any debt financing to the Financing Parties; and

            (xi)  delivering notices of prepayment and/or notices of termination of commitments within the time periods required by the Company Credit Agreements and obtaining payoff letters related thereto, and, if applicable, instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Company Credit Agreements;

  provided that (1) neither the Company nor any of its Affiliates shall be required to (A) pay any commitment or other similar fee in connection with any Financing to be obtained by Parent or any of Parent's Affiliates in connection with the transactions contemplated by this Agreement, (B) take any action that would conflict with or violate the Company's or any of its Subsidiaries' organizational documents or any Applicable Law, or (C) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (2) the effectiveness of any documentation executed by the Company with respect thereto, and the attachment of any Lien to any assets of the Company or any of its Subsidiaries, shall be subject to the consummation of the Closing, (3) the Company (and any of its Subsidiaries) and any director or officer of the Company (or any of its Subsidiaries) shall not be required to execute any agreement, certificate, document or instrument or adopt any resolutions with respect to such Financing that would be effective prior to the Closing (other than certifications of financial statements and customary authorization letters contemplated by clause (x) above) and no such directors that shall not be continuing directors shall be required to take any such action, whether effective prior to or after Closing, and (4) (A) Parent shall, upon written request by the Company, reimburse the Company or any of its controlled Affiliates for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 6.05 and (B) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, reasonable and documented out-of-pocket costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of such financing, other than to the extent any such liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives, or such Person's material breach of this Agreement. Parent acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing.

          (b)   All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent, its Affiliates or their respective Representatives, in each case pursuant to this Section 6.05, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (i) on a confidential basis with prospective Financing Parties, lenders, underwriters, initial purchasers, placement agents and investors during syndication and marketing of any Financing in connection herewith and participants in such Financing (and, in each case, to their respective counsel and auditors), in each case that enter into confidentiality arrangements customary for Financing transactions of the same type as such Financing (including "click-through" confidentiality arrangements), (ii) on a confidential basis with rating agencies and (iii) by inclusion in a prospectus, offering memorandum or similar offering document used in any Financing in connection herewith in order to prevent such document from containing any misstatement or omission of a material fact necessary to make the statements therein not misleading, provided that in the case of this clause (iii), the Company and its counsel are given a reasonable opportunity to review and comment on the relevant disclosures.

          (c)   The Company hereby consents to the reasonable use of the Company's and its Affiliates' trademarks, service marks and logos in connection with any Financing; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates, and on such other customary terms and conditions as shall be mutually agreed.

          (d)   Parent shall use reasonable best efforts to consummate and obtain the Financing necessary to satisfy the representation set forth in the first sentence of Section 5.15, including using reasonable best efforts to (i) negotiate and enter into definitive documents with respect to such Financing, (ii) satisfy on a timely basis all conditions precedent related thereto that are applicable to Parent and Merger Subsidiary and (iii) upon the satisfaction or waiver of the conditions to Parent's and Merger Subsidiary's obligations to consummate the Closing, consummate such Financing and use reasonable best efforts to cause the Financing Parties to fund such Financing at the Closing. Parent shall keep the Company reasonably informed of the status of its efforts to arrange such Financing and provide to the Company complete, correct and executed copies of the material definitive documents for such Financing upon execution. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of (i) any material breach, material default, termination or cancellation by any Financing Party of any of the commitment letters or definitive documents related to such Financing of which Parent or Merger Subsidiary becomes aware and (ii) the receipt by Parent or Merger Subsidiary of any written communication or other material communication from any Financing Party with respect to (A) any material breach, material default or termination, cancellation by any Financing Party of any of the commitment letters or definitive document related to such Financing or (B) material dispute or material disagreement between Parent and any Financing Party or among any parties to any of the commitment letters or any definitive document related to such Financing.

        Section 6.06.    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Applicable Laws and rules and policies of NYSE to cause the delisting of the Company and of the shares of Company Stock from NYSE as promptly as practicable after the Effective Time and the deregistration of the shares of Company Stock under the 1934 Act as promptly as practicable after such delisting. The Company shall not cause the Company Stock to be delisted from NYSE prior to the Effective Time.

        Section 6.07.    State Takeover Laws.     Assuming the representations and warranties in Section 5.17(b) are complete and accurate, if any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company's Board of Directors shall take any and all actions reasonably necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

        Section 6.08.    Transaction Litigation.     The Company shall give Parent notice, as soon as possible, of any Proceeding brought by any stockholder of the Company against the Company and/or its directors or officers relating to or in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry into a customary joint defense agreement, Parent shall have the right to participate in the defense of any such Proceeding. The Company may not compromise or settle or offer to compromise or settle any such Proceeding, without the prior written consent of Parent not to be unreasonably withheld.

        Section 6.09.    Resignations.     Prior to the Effective Time, upon Parent's request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver a letter effectuating his or her resignation as a director effective as of the Effective Time.

ARTICLE 7
Covenants of Parent and Merger Subsidiary

        Section 7.01.    Conduct of Parent.     Except (a) for matters set forth in Section 7.01-1 of the Parent Disclosure Letter, (b) as expressly required or as expressly permitted by this Agreement, (c) as required by Applicable Law or (d) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course of business and (ii) use its reasonable best efforts to (x) preserve intact in all material respects its present business organization, (y) keep available the services of its directors, officers and key employees and (z) maintain satisfactory relationships with its customers, lenders, suppliers, Governmental Authorities and others having material business relationships with it; provided that for the avoidance of doubt, Parent shall not be obligated to take any action that would not be permitted by the following sentence of this Section 7.01 and any action permitted by the following sentence of this Section 7.01 shall not be deemed a breach of this sentence of this Section 7.01. Without limiting the generality of the foregoing, except (a) for matters set forth in Section 7.01-2 of the Parent Disclosure Letter, (b) as expressly required by this Agreement, (c) as required by Applicable Law or (d) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall not:

          (a)   (i) amend the articles of incorporation of Parent or (ii) amend in a manner that would reasonably be expected to have the effect of delaying, preventing or restraining the consummation of the Merger or that would be materially or disproportionately (relative to other holders of Parent Stock) adverse to the Company's stockholders, the bylaws of Parent;

          (b)   split, combine, or reclassify any shares of its capital stock;

          (c)   issue or sell any Parent Securities, other than the issuance of (A) any shares of Parent Stock upon the exercise of Parent Stock Options or settlement of Parent RSUs that are outstanding on the date of this Agreement, or otherwise in respect of grants under Parent Stock Plans in the ordinary course of business, (B) the issuance of shares of Parent Stock under any Parent Employee Plan in the ordinary course of business and (C) awards granted under Parent Stock Plans in the ordinary course of business;

          (d)   except with respect to quarterly cash dividends (not in excess of $0.21 per share of Parent Stock, but subject to increase for quarterly periods occurring on or after October 1, 2019, by no more than $0.01 per share on an annual basis) paid in the ordinary course of business, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, the capital stock of Parent;

          (e)   adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation or dissolution of Parent;

          (f)    acquire (by merger, consolidation, acquisition or stock or assets or otherwise), directly or indirectly, any assets constituting a business in a single transaction or series of related transactions with a fair market value in excess of $200,000,000 in the aggregate;

          (g)   sell, lease or otherwise transfer, directly or indirectly, assets constituting a business in a single transaction or series of related transactions with a fair market value in excess of $200,000,000 in the aggregate;

          (h)   make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act; or

          (i)    agree, authorize or commit to do any of the foregoing.

        Section 7.02.    Obligations of Merger Subsidiary.     Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.03.    Parent Owned Shares.     Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

        Section 7.04.    Indemnification and Insurance.

          (a)   All rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of any individual (i) who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including any such individual serving as a fiduciary with respect to an employee benefit plan) of the Company and (ii) set forth on Section 7.04(a) of the Company Disclosure Letter in his or her capacity as a present or former director of one or more Subsidiaries of the Company as of the date of this Agreement (each such individual in (i) and (ii), an "Indemnified Person") as provided in, with respect to each such Indemnified Person, as applicable, (i) the Second Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the organizational documents of any applicable Subsidiary of the Company in effect on the date hereof at which such Indemnified Person serves as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Parent, ((i) through (iv) collectively, the "Indemnification Agreements") containing any indemnification provisions between such Indemnified Person, on the one hand, and the Company and its Subsidiaries, on the other hand, shall survive the Merger in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time.

          (b)   For six (6) years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or the applicable Company Subsidiary would be permitted to do so by Delaware law or, if any such Company Subsidiary is not organized in Delaware, the Applicable Law of organization of such Company Subsidiary, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a "Claim"), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) with respect to the present and former directors and officers of the Company that are Indemnified Persons, (A) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (B) this Agreement or any of the transactions contemplated hereby, and (ii) with respect to the Indemnified Persons set forth on Section 7.04(a) of the Company Disclosure Letter, the fact that such Indemnified Person is or was a director of any Company Subsidiary and his or her respective actions or omissions in his or her capacity as a director of one or more Subsidiaries of the Company, in each case whether asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person (to the extent required or, in the case of advancement, permitted by Delaware law, upon delivery to the Parent of an unsecured, interest-free undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified)) and all judgments, fines and, subject to the remainder of this Section 7.04(b), amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents (not to be unreasonably withheld, conditioned or delayed) in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person is indemnified hereunder; provided, however, that the Parent or its applicable Subsidiary may, at its option and expense, assume and control the defense of any Claim with one counsel for all similarly situated Indemnified Persons subject to such Claim, if such counsel reasonably acceptable to a majority of the Indemnified Persons who may be entitled to indemnification for such Claim; provided that, if such Claim commenced after the date hereof and prior to the Effective Time and relates to this Agreement, the Merger or the fiduciary duties of the Board of Directors of the Company, then at the election of a majority of such Indemnified Persons, such counsel shall be the counsel of record prior to the Effective Time for such Claim; provided further that any Indemnified Person may fully participate at its own expense in the defense of such Claim through separate counsel of its own choosing; and provided further that if, in the reasonable opinion of counsel of any Indemnified Person, there is a conflict of interest between such Indemnified Person and Parent or its applicable Subsidiary, or because of Parent or its applicable Subsidiary's failure to defend for a period of sixty (60) days any such Claim, any such Indemnified Person shall have the right to select separate counsel of its own choosing to participate in the defense of such Claim on its behalf, and the reasonable costs and expenses (including reasonable attorneys' fees) of defending such Claim shall be indemnified by Parent and the Surviving Company to the extent otherwise indemnifiable hereunder. If the Parent or its applicable Subsidiary so assumes the defense of any Claim for such Indemnified Persons pursuant to the foregoing sentence, none of the Parent or any of its Subsidiaries will be liable to such Indemnified Persons for any defense costs or expenses (including attorneys' fees and expenses) subsequently incurred by the Indemnified Persons in the defense of such Claim (but excluding, for the avoidance of doubt, any other losses, claims, damages, liabilities, costs or other expenses therefrom, including from the disposition of any such Claim, that are subject to indemnification pursuant to this Section 7.04). Neither an Indemnified Person nor the Parent, the Surviving Corporation of any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought without the prior written consent of Parent, in the case of the Indemnified Persons, or the Indemnified Persons, in the case of Parent, the Surviving Corporation or any of its Subsidiaries (in each case, such consent not to be unreasonably withheld, conditioned or delayed). Such Indemnified Person shall cooperate with the Parent and its applicable Subsidiaries in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

          (c)   Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, use reasonable best efforts to obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such "tail" insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium payable for such "tail" insurance policy shall not exceed 300% of the premium amount per annum the Company paid in its last full fiscal year (such maximum amount, the "Maximum Tail Premium") and if the cost for such "tail" insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. Parent shall cause any such "tail" policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In addition, prior to the Effective Time, the Company will reasonably cooperate with Parent to assist in obtaining such additional "tail" insurance policies as Parent may reasonably request.

          (d)   If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.04 (including this Section 7.04(d)).

          (e)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive the consummation of the Merger in accordance with their terms. After the Effective Time, the covenants contained in this Section 7.04 are intended to benefit, and shall be enforceable by, each Indemnified Person. After the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

          (f)    Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04 (including by advancing such expenses in advance of the final disposition of any claim seeking to enforce such obligations).

        Section 7.05.    Employee Matters.

          (a)   With respect to employees who are actively employed by the Company or its Subsidiaries as of immediately before the Effective Time ("Company Employees"), for a period of twelve months following the Closing (or, if earlier, until the termination of the applicable Company Employee's employment with Parent, the Surviving Corporation or any of its Subsidiaries), Parent shall, or shall cause the Surviving Corporation to, for so long as a Company Employee is employed or engaged by Parent, the Surviving Corporation or any of its Subsidiaries, provide compensation and benefits to such Company Employee that are no less favorable in the aggregate to the Company Employee than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) provided to the Company Employee immediately prior to the Effective Time.

          (b)   Without limiting the generality of Section 7.05(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor during the twelve-month period following the Effective Time (or, if sooner, until all obligations thereunder have been satisfied) all of the Company's employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) in accordance with their respective terms; provided, however, that nothing in this Section 7.05(b) shall (i) impair the enforceability of any Company severance agreements that may by their terms remain in effect beyond such twelve-month period or (ii) limit the ability of Parent or the Surviving Corporation to amend or terminate any Company Employee Plan or any other plan, agreement or arrangement with any Company Employee to the extent such amendment or termination is permitted by the terms of such Company Employee Plan or other plan, agreement or arrangement as in effect on the date hereof.

          (c)   With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of its Subsidiaries in which any Company Employee is eligible to participate following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, treat each Company Employee's service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Employee Plans) as service with Parent, the Surviving Corporation or its Subsidiaries, as applicable, for purposes of determining eligibility to participate, level of benefits and vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation and paid time-off accruals and severance amounts under any employee benefit plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          (d)   Parent shall, or shall cause the Surviving Corporation or any of its Subsidiaries to, use commercially reasonable efforts to (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which any

  Company Employee (or the dependents of any eligible Company Employee) will be eligible to participate from and after the Effective Time to the same extent such limitation would have been waived or satisfied under any similar Company Employee Plan the Company Employee participated in immediately prior to coverage under the Parent health or welfare benefit plan and (ii) recognize the dollar amount of all payments incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time under any applicable Company Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such calendar year's deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time to the same extent such payments were recognized under any similar Company Employee Plan that such Company Employee participated in immediately prior to the Effective Time.

          (e)   The parties hereto acknowledge and agree that all provisions contained in this Section 7.05 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Employee Plan or Parent Employee Plan, or (ii) to continued employment with the Company, Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 7.05 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan, Parent Employee Plan or any other employee benefit plans of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or shall prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

        Section 7.06.    Stock Exchange Listing.     Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the shares of Parent Stock issuable in connection with the Merger to be authorized for listing on the NYSE, subject to official notice of issuance.

        Section 7.07.    Access to Information.     From the date hereof until the earlier of the termination of this Agreement or the Effective Time, Parent shall during normal business hours and upon reasonable prior notice, (a) give to the Company, its counsel, financial advisors, auditors and other Representatives reasonable access to the personnel, advisors, agents, offices, properties, Contracts and books and records of Parent and its Subsidiaries and (b) cause its Subsidiaries, and instruct its employees, counsel, financial advisors, auditors and other Representatives, to reasonably cooperate with the Company in such access; provided, however, that (i) the foregoing shall not require Parent or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or similar privilege or the work product doctrine, (B) any information that in the reasonable opinion of Parent would violate any Applicable Law (provided, however, that, in the case of subclause (A) and this subclause (B), Parent shall use its reasonable best efforts to communicate the applicable information to the Company in a way that would not violate the Applicable Law or waive such privilege or work-product doctrine), (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between Company and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand, or (D) any information related to the negotiation and execution of this Agreement and the actions of Parent's Board of Directors (or any committee thereof) with respect to the foregoing, whether prior to or after execution of this Agreement, (ii) any such access shall be provided under supervision of appropriate personnel of Parent and in such a manner as not to unreasonably interfere with the normal business or operations of Parent or its Subsidiaries and (iii) any access to the properties of Parent and its Subsidiaries will be subject to Parent's reasonable security measures and policies and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling.

ARTICLE 8
Covenants of Parent, Merger Subsidiary and the Company

        Section 8.01.    Efforts.

          (a)   Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including using reasonably best efforts to accomplish the following (i) preparing and filing as promptly as reasonably practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

          (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (and Parent shall cause Merger Subsidiary to) (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date hereof), (ii) make each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the "Antitrust Laws") as promptly as reasonably practicable (and in any event within twenty (20) Business Days), (iii) use reasonable best efforts to comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate thereat. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as "outside counsel only". Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

          (c)   In furtherance and not in limitation of the efforts referenced in Section 8.01(a), Parent (i) shall take any and all action necessary, including (1) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or its Subsidiaries; (2) terminating existing relationships, contractual rights or obligations of the Company or its Subsidiaries; (3) terminating any venture or other arrangement of the Company or its Subsidiaries; (4) creating any relationship, contractual rights or obligations of the Company or its Subsidiaries or (5) effectuating any other change or restructuring of the Company or its Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree with), in each case, as required by the Federal Trade Commission, the Department of Justice or any other competition authority of any jurisdiction under an applicable Foreign Antitrust Law (collectively, "Antitrust Authority") in connection with the Merger under Antitrust Laws; provided, that any such action may be conditioned upon consummation of the Merger (each a "Divestiture Action") and to ensure that no Antitrust Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent) preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that none of Parent, Merger Subsidiary or any of their respective Affiliates, shall be required to sell, dispose of, hold separate, agree to sell or dispose of, terminate, create or effectuate any other change or restructuring (or enter into any agreement or stipulation), or otherwise agree or commit to, or otherwise effect, any Divestiture Action (A) with respect to any assets, categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements of the Company or any of its Affiliates that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (B) with respect to any of Parent's, Merger Subsidiary's or any of their respective Affiliates' respective assets (including the stock of the Company, after the Merger), categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements (any of the foregoing in this proviso, individually or together with any other Divestiture Action, a "Burdensome Divestiture Condition"); and (ii) shall not consummate or enter into any agreement providing for any acquisition by it or its Subsidiaries of any interest in any Person that derives revenues from products, services or lines of business similar to the Company's products, services or lines of business if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as soon as reasonably practicable. In the event that any action is instituted challenging the Merger as violative of any Antitrust Law, Parent shall take all action necessary, including litigation on the merits and/or any Divestiture Action to resist, avoid or resolve such action up to a Burdensome Divestiture Condition. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps, up to a Burdensome Divestiture Condition, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action, provided that, unless requested in writing by Parent, the Company shall not propose, negotiate, agree or commit to, or otherwise effect any Divestiture Action.

        Section 8.02.    Form S-4; Proxy Statement/Prospectus.

          (a)   As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in jointly preparing and causing to be filed with the SEC the Proxy Statement/Prospectus in preliminary form and (ii) Parent shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as a prospectus. Each of Parent and the Company shall use reasonable best efforts to (i) cause the Proxy Statement/Prospectus and Form S-4 to comply with applicable rules and regulations promulgated by the SEC and (ii) have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing. Parent shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus.

          (b)   Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party and their respective counsel with copies of any written comments or correspondence and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or its staff. Each party shall cooperate and provide the other party and their respective counsel with a reasonable opportunity to review and comment on (i) the Form S-4 and the Proxy Statement/Prospectus prior to the filing or mailing thereof, as applicable, (ii) responses to any comments of the SEC with respect thereto and (iii) any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC or its staff, and shall consider in good faith any comments of the other party thereto or its counsel. If required by Applicable Law, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any such required amendment of or supplement to the Proxy Statement/Prospectus.

          (c)   At any time prior to the Effective Time, each of the Company, Parent and Merger Subsidiary agrees to promptly notify the other party and their respective counsel upon identifying the need to, and reasonably cooperate with and use reasonable best efforts to, correct (by amendment or supplement to the Form S-4 or Proxy Statement/Prospectus, as applicable, in a form mutually acceptable to Parent and Company) any information related to Parent or the Company or any of their respective Affiliates, directors or officers if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading. The Company shall cause the Proxy Statement/Prospectus as so corrected to be disseminated to its stockholders to the extent required by Applicable Law.

          (d)   Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (e)   The Company shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the DGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement/Prospectus, and the solicitation of proxies from the stockholders of the Company thereunder. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

          (f)    Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters, in each case as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, as applicable, to the SEC or the NYSE in connection with the Merger and the other transactions contemplated by this Agreement, including the Form S-4 and the Proxy Statement/Prospectus; provided, however, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Form S-4 and/or the Proxy Statement/Prospectus.

          (g)   The Company agrees that the Proxy Statement/Prospectus, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. Parent agrees that the Form S-4, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.

        Section 8.03.    Public Announcements.     Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Section 8.03 shall not apply to any such press release, communication, other public statement, press conference or conference call (a) in connection with any Adverse Recommendation Change effected in accordance with this Agreement, (b) in connection with a determination by the Company in accordance with this Agreement that a Company Acquisition Proposal constitutes, or may constitute, a Superior Proposal, or (c) the substance of which is consistent in all material respects with the substance of any previous press release, communication, other public statement, press conference or conference call by a party made in accordance with this Section 8.03, in each case, to the extent such disclosure is still accurate; provided, that in the case of clause (c), the disclosing party shall give the other party reasonably advance notice of (including the contents of) its intended release, communication or other disclosure.

        Section 8.04.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.05.    Notices of Certain Events.     Each of the Company and Parent shall reasonably promptly notify the other of:

          (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

          (d)   the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 9.02 not to be satisfied, or, in the case of Parent, any condition set forth in Section 9.03 not to be satisfied.

        Section 8.06.    Section 16 Matters.     Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 8.07.    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        Section 8.08.    Certain Filings.     The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Consents are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, none of the Company or any of its Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any party in connection with seeking or obtaining any Consent to the transactions contemplated by this Agreement.

ARTICLE 9
Conditions to the Merger

        Section 9.01.    Conditions to the Obligations of Each Party.     The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained by the Company;

          (b)   no Governmental Authority of any competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, "Restraints");

          (c)   (i) any applicable waiting period under the HSR Act relating to the Merger and the other transactions contemplated hereby shall have expired or been terminated and (ii) any clearance or approval required to be obtained with respect to the Merger under the Antitrust Laws set forth on Exhibit B hereto shall have been obtained;

          (d)   the Form S-4 shall have been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC; and

          (e)   the shares of Parent Stock issuable in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.     The respective obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

          (a)   (i) the Company shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(c)(I) and Section 4.10(a)(ii) shall be true and correct in all respects (except in the case of Section 4.05(a) and Section 4.05(c)(I) for any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of the Company) at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (B) the representations and warranties of the Company contained in Section 4.02, Section 4.26, Section 4.27, Section 4.28 and Section 4.29 shall be true and correct in all material respects, without giving effect to any materiality, "Material Adverse Effect" and similar "material" qualifications contained therein, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality, "Material Adverse Effect" and similar "material" qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (C) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters in this Section 9.02(a) and Section 9.02(b); and

          (b)   since the date of this Agreement there shall not have occurred any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

        Section 9.03.    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

          (a)   (i) each of Parent and Merger Subsidiary shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.05(a), Section 5.05(b)(I) and Section 5.09(ii) shall be true and correct in all respects (except in the case of Section 5.05(a) and Section 5.05(b)(I) for any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of Parent) at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (B) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02, Section 5.17(b), Section 5.20, Section 5.21 and shall be true and correct in all material respects, without giving effect to any materiality, "Material Adverse Effect" and similar "material" qualifications contained therein, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (C) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality, "Material Adverse Effect" and similar "material" qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (C) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters in this Section 9.03(a) and Section 9.03(b); and

          (b)   since the date of this Agreement there shall not have occurred any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE 10
Termination

        Section 10.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided herein, notwithstanding prior receipt of the Company Stockholder Approval or the effectiveness of the Parent Consent):

          (a)   by mutual written agreement of the Company and Parent; or

          (b)   by either the Company or Parent, if:

              (i)  the Merger has not been consummated on or before the date that is 270 days after the date hereof (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend executed by Parent and the Company, the "End Date"); provided, however, that (1) if on such 270th day the conditions in Section 9.01(b) (to the extent any such Restraint is in respect of an Antitrust Law) or Section 9.01(c) shall not have been satisfied or, to the extent permissible, waived in accordance with the terms of this Agreement by the party or parties entitled to the benefit of such conditions, but all other conditions to the Closing either have been satisfied or, to the extent permissible, waived in accordance with the terms of this Agreement, or would be satisfied if the Closing were to occur on such date, then the End Date shall be extended, without any action on the part of the parties, one time by an additional 90 days (and in such event such 90th day after the 270th day shall be the End Date) and (2) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in or principally causes the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

             (ii)  any Restraint shall have been issued, entered, enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and in the case of such an Order, such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement primarily results in or principally causes such Restraint; or

            (iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of the Agreement was taken, the Company Stockholder Approval shall not have been obtained; or

          (c)   by Parent, if:

              (i)  prior to obtaining the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following receipt of a Company Acquisition Proposal that has been publicly made to the Company or publicly made directly to the stockholders of the Company (which request by Parent may only be given once with respect to each such Company Acquisition Proposal; provided, however, Parent may make another written request to which this clause (B) shall apply in the event of any change to the price or other material terms of such Company Acquisition Proposal) or (C) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation (it being understood that the Company and the Company's Board of Directors shall be deemed a single party for purposes of this Section 10.01(c)(i)); or

             (ii)  a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of the Company set forth in this Agreement shall have occurred, which breach or failure to perform or comply (A) would cause the condition set forth in Section 9.02(a) not to be satisfied and (B) is not capable of being cured by the Company prior to the End Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the End Date and (y) the date that is thirty (30) days following Parent's delivery of written notice to the Company of such breach or failure to perform (it being understood that the Company and the Company's Board of Directors shall be deemed a single party for purposes of this Section 10.01(c)(ii)); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent's breach of any provision of this Agreement would cause the condition set forth in Section 9.03(a) not to be satisfied; or

          (d)   by the Company:

              (i)  at any time prior to obtaining the Company Stockholder Approval, to enter into a definitive agreement providing for a Superior Proposal pursuant to and to the extent permitted by Section 6.03(f); provided that the Company pays the Company Termination Fee payable pursuant to Section 11.04(b)(ii) substantially concurrently with such termination; or

             (ii)  if a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred, which breach or failure to perform or comply with (A) would cause the condition set forth in Section 9.03(a) not to be satisfied and (B) is not capable of being cured by Parent or Merger Subsidiary, as applicable, prior to the End Date or, if capable of being cured, shall not have been cured by Parent or Merger Subsidiary, as applicable, on or before the earlier of (x) the End Date and (y) the date that is thirty (30) days following the Company's delivery of written notice to Parent of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company's breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied.

        The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

        Section 10.02.    Effect of Termination.     If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other party hereto; provided that (a) the provisions of this Section 10.02, the second to last sentence of Section 6.05(a)(xi) and Article 11, the definitions referenced in such Sections and Articles, even if not included in such Sections and Articles, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or knowing and intentional common law fraud in the making of the representations and warranties in this Agreement.

ARTICLE 11
Miscellaneous

        Section 11.01.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent, Merger Subsidiary, to:
Hillenbrand, Inc. One Batesville Boulevard Batesville, Indiana 47006
Attention:	Nicholas R. Farrell, Vice President, General Counsel, Secretary and Chief Compliance Officer
Email: Nick.Farrell@Hillenbrand.Com
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606

Attention:	Charles W. Mulaney, Jr. Richard C. Witzel, Jr.
Email:	Charles.Mulaney@skadden.com Richard.Witzel@skadden.com
if to the Company, to:
Milacron Holdings Corp. 10200 Alliance Road, Suite 200 Cincinnati, Ohio 45242
Attention:	Tom Goeke Hugh O'Donnell
Facsimile No.: (513) 487-5086
Email: Separately provided
with a copy to (which shall not constitute notice):
Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036
Attention:	David M. Blittner, Esq. Paul S. Scrivano, Esq. Sarah H. Young, Esq.
Facsimile No.: (212) 596-9090
Email:	david.blittner@ropesgray.com paul.scrivano@ropesgray.com sarah.young@ropesgray.com or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

        Section 11.02.    Non-Survival of Representations and Warranties.     The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

        Section 11.03.    Amendments and Waivers.

          (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. Notwithstanding anything to the contrary contained herein, this Section 11.03(a), the proviso to Section 11.06(a), Section 11.08(b) and Section 11.09 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the "DFS Provisions") may not be amended, modified, waived or terminated in a manner that is materially adverse to a Financing Sources Related Party, as applicable, without the prior written consent of the applicable Financing Parties (not to be unreasonably withheld, conditioned or delayed).

          (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        Section 11.04.    Expenses; Termination Fee.

          (a)    General.     Except as otherwise provided herein (including this Section 11.04), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger and the other transactions contemplated by this Agreement are consummated.

          (b)    Company Termination Fee.

              (i)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $45,000,000 (the "Company Termination Fee") to Parent by wire transfer of immediately available funds within two Business Days after such termination.

             (ii)  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent by wire transfer of immediately available funds substantially concurrently with such termination.

            (iii)  If (A) after the date of this Agreement, a Company Acquisition Proposal shall have been made to the Company, publicly made directly to the stockholders of the Company generally or otherwise publicly disclosed or made known and, in any such case, such Company Acquisition Proposal is not withdrawn (and publicly withdrawn if made publicly) (x) at least three (3) Business Days prior to the Company Stockholder Meeting in the case of termination pursuant to Section 10.01(b)(iii) or (y) prior to a termination pursuant to either Section 10.01(c)(ii) or Section 10.01(b)(i), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or Section 10.01(b)(i) or by Parent pursuant to Section 10.01(c)(ii) and (C) within twelve (12) months after such termination, a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition Proposal (regardless of when or whether such transaction is consummated), then the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds on the earlier of the date of consummation of, or entry into a definitive agreement with respect to, such Company Acquisition Proposal. For purposes of Section 11.04(b)(iii), all references to "15%" in the definition of "Company Acquisition Proposal" shall be deemed to be references to "50%".

          (c)    Acknowledgement.

              (i)  The Company acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the payment of any amount set forth in this Section 11.04, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys' fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

             (ii)  Each of the Company, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company at law or in equity or otherwise, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding the foregoing in this Section 11.04(c)(ii), the Company shall not be relieved or released from any liabilities or damages of Parent or Merger Subsidiary arising out of any willful and material breach of any provision of this Agreement, and none of Parent or Merger Subsidiary shall be prohibited or precluded from bringing such a claim against the Company in such circumstances.

        Section 11.05.    Disclosure Letter References.     The Company Disclosure Letter and the Parent Disclosure Letter, as applicable, are incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, as an item of disclosure to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

        Section 11.06.    Binding Effect; Benefit; Assignment.

          (a)   Subject to the terms of this Section 11.06, the provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective permitted successors and assigns. Except as provided in Article 2 (which following the Effective Time shall be enforceable by holders of Company Stock or Company Equity Awards as intended third party beneficiaries thereof), Section 11.04(c)(ii) and for the Indemnified Persons as provided in Section 7.04 (in each case from and after, and subject to the occurrence of, the Effective Time), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns; provided, that notwithstanding the foregoing, the Financing Parties may enforce on behalf of the Financing Sources Related Parties (and each is an intended third party beneficiary of) the DFS Provisions.

          (b)   No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights, interests or obligations under this Agreement without the consent of each of the other parties hereto, except that Parent or Merger Subsidiary may transfer or assign any or all of Merger Subsidiary's rights, interests or obligations hereunder to one or more, or any combination of, direct or indirect wholly-owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

        Section 11.07.    Governing Law.     This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Subsidiary or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 11.08.    Consent to Jurisdiction.

          (a)   Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) if the foregoing court declines to accept jurisdiction over a particular matter, the United States District Court in Wilmington, Delaware, in each case for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any Proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County, and if such court declines to accept jurisdiction over a particular matter, in the United States District Court in Wilmington, Delaware. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, and (ii) if the foregoing court declines to accept jurisdiction, the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any such Proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the parties hereto agrees that service of process, summons, notice or document by U.S. registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any such Proceeding in any such court with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

          (b)   Notwithstanding the foregoing, each of Parent, Merger Subsidiary and the Company (on behalf of themselves, each of their Subsidiaries and each of their and their Subsidiaries' respective direct and indirect Affiliates and Representatives) agrees: (i) that it will not bring or support any person in any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources Related Parties in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing, any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement or the performance thereof, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and submits for itself and its property with respect to any legal proceeding to the exclusive jurisdiction of such courts; (ii) that all Proceedings (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources Related Parties in any way relating to any financing, any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (except to the extent contemplated by such letter or definitive agreement); provided, however, that on or prior to the Closing Date, the definitions of Material Adverse Effect and the representations set forth in this agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.01 shall be effective service of process against it for any such action brought in any such court; (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Section 11.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCES RELATED PARTY ARISING OUT OF THIS AGREEMENT OR ANY RELATED FINANCING).

        Section 11.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, ".pdf" format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

        Section 11.11.    Entire Agreement; No Other Representations and Warranties.

          (a)   This Agreement, together with the Company Disclosure Letter, Parent Disclosure Letter and the Confidentiality Agreement, and any other exhibits, annexes or appendices hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

          (b)   Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Except for the representations and warranties made by the Company contained in Article 4 (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company makes, and Parent and Merger Subsidiary are not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives (including with respect to the accuracy and completeness thereof), notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation under this Agreement to Parent, Merger Subsidiary, or any other Person resulting from the distribution to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, or Parent's or Merger Subsidiary's (or any of their respective Affiliates' or Representatives') use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in certain "data rooms" or otherwise, in expectation of the Merger or the other transactions contemplated hereunder, except in all cases to the extent that any such information is included in a representation or warranty contained in Article 4 (as qualified by the Company Disclosure Letter).

          (c)   The Company has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries, and the Company acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of Parent and to discuss the business and assets of Parent and its Subsidiaries. Except for the representations and warranties made by Parent and Merger Subsidiary contained in Article 5 (as qualified by the Parent Disclosure Letter), none of Parent or Merger Subsidiary nor any other Person on behalf of Parent and Merger Subsidiary makes, and the Company is not relying upon, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company or any of its respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing. None of Parent, Merger Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation under this Agreement to the Company or any other Person resulting from the distribution to the Company or any of its respective Affiliates or Representatives, or the Company's (or any of its Affiliates' or Representatives') use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in certain "data rooms" or otherwise, in expectation of the Merger or the other transactions contemplated hereunder, except in all cases to the extent that any such information is included in any representation or warranty contained in Article 5 (as qualified by the Parent Disclosure Letter).

        Section 11.12.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13.    Specific Performance.     The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to any valid termination of this Agreement in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief in the event of any breach or to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that, prior to any valid termination of this Agreement in accordance with Section 10.01, it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MILACRON HOLDINGS CORP.
By:	/s/ THOMAS J. GOEKE
	Name:	Thomas J. Goeke
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HILLENBRAND, INC.
By:	/s/ JOE A. RAVER
	Name:	Joe A. Raver
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BENGAL DELAWARE HOLDING CORPORATION
By:	/s/ JOE A. RAVER
	Name:	Joe A. Raver
	Title:	President

[Signature Page to Agreement and Plan of Merger]

 EXHIBIT A

[FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MILACRON HOLDINGS CORP.]

Ex-A-1

 EXHIBIT B

Foreign Antitrust Laws

1.
The Austrian Cartel Act (BGBl I 2005/61) (Kartellgesetz) and the Competition Act (BGBl I 2017/56) (Wettbewerbsgesetz) (Austria)

2.
The Act against Restraints of Competition, of 1958 (Gesetz gegen Wettbewerbsbeschrankungen) (Germany)

3.
The Act of 16 February 2007 on Competition and Consumer Protection (Poland)

4.
The Federal Competition Act (1986) (Canada)

5.
The Anti-monopoly Law of the People's Republic of China (1 August 2008) (the People's Republic of China)

6.
The EU Merger Regulation, in the event that the Merger is referred for review thereunder to the European Commission.

Ex-B-1

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

July 12, 2019

Board of Directors
Milacron Holdings Corp.
Suite 200
10200 Alliance Road
Cincinnati, Ohio 45242

Members of the Board of Directors:

        We understand that Milacron Holdings Corp., a Delaware corporation (the "Company"), intends to enter into a transaction (the "Proposed Transaction") with Hillenbrand, Inc. an Indiana corporation ("Parent"), and Milacron Delaware Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity. We further understand that, upon the effectiveness of the Proposed Transaction, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Stock") (other than Company Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any wholly-owned subsidiary of either the Company or Parent immediately prior to the effectiveness of the Proposed Transaction (collectively, the "Cancelled Shares")) will be converted into the right to receive (i) $11.80 in cash (the "Cash Consideration") and (ii) 0.1612 of a share of common stock, no par value, of Parent ("Parent Common Stock") (such number of shares, the "Stock Consideration", and, together with the Cash Consideration, the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into on or around July 10, 2019 by and among the Company, Parent and Merger Sub (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than holders of the Cancelled Shares) of the Merger Consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Merger Consideration to be received by the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

        In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 11, 2019, and the specific terms of the Proposed Transaction set forth therein; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019; (3) publicly available information concerning Parent that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and its Quarterly Reports on Form 10-Q for

the fiscal quarters ended December 31, 2018 and March 31, 2019; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (5) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by Parent, including financial projections of the Parent prepared by management of Parent; (6) a trading history of the Company Stock as a multiple of certain financial metrics from July 10, 2016, to July 10, 2019 and a comparison of that trading history with the Parent and those of other companies that we deemed relevant; (7) a comparison of the present and projected financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (8) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Parent (the "Research Estimates"); (9) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company; and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform in accordance with such projections. Furthermore, with respect to the financial projections of the Parent, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Parent as to the future financial performance of the Parent and that the Parent will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the prices at which shares of Company Stock would trade following the announcement of the Proposed Transaction, or the prices at which the shares of Parent Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

        We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received by the stockholders of the Company in the Proposed Transaction (other than holders of Cancelled Shares) is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services to the Company: we acted as Joint Book-Running Manager on the Company's offering of common stock in May and January of 2017 and joint lead arranger and joint bookrunner on the Company's Term Loan B refinancing in February 2017 and provided certain interest rate hedging services in connection therewith.

        Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ BARCLAYS CAPITAL INC. BARCLAYS CAPITAL INC.

ANNEX C
Section 262 of the General Corporation Law of the State of Delaware
8 Del.C. § 262
§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder's request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of the statute, the amended articles of incorporation and the bylaws referred to below.

        Under Chapter 35 of the IBCL, directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director's office in accordance with the foregoing standard and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

        Hillenbrand is empowered by Chapter 37 of the IBCL, subject to the procedures and limitations therein, to indemnify any person against expenses (including attorneys' fees) and the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which such person is made a party because such person is or was a director, officer, employee or agent of Hillenbrand if his or her conduct was in good faith, he or she reasonably believed that, if acting in the individual's official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation's best interests and, in the case of any criminal proceeding, he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, resolution of the board of directors or of the shareholders, or otherwise. In addition, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. A corporation has the power to purchase and maintain insurance on behalf of any of the persons described above against any liability asserted against or incurred by such person in any of the capacities described above, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the IBCL.

        Hillenbrand's articles of incorporation and bylaws generally obligate Hillenbrand to indemnify its directors and officers to the full extent permitted by the IBCL and to advance expenses incurred by its directors and officers in the defense of certain claims.

        Hillenbrand has also entered into indemnification agreements with its non-employee directors. Generally, these indemnification agreements obligate Hillenbrand to indemnify each such director to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the investigation, defense or settlement of a claim, made against the director by reason of his or her service in such role for Hillenbrand. Indemnification is not available in certain circumstances, including, but not limited to, where a court determines that the director derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by the director unless required by law, authorized by the Hillenbrand Board or related to enforcement of the indemnification agreement.

        Hillenbrand has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on Hillenbrand's behalf, may also pay amounts for which Hillenbrand has granted indemnification to the directors or officers.

        Any agreements that Hillenbrand enters into with respect to the sale of securities may also provide for indemnification provisions.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

        The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of that agreement and solely for the benefit of the parties to that agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, as well as by information contained in certain filings and documents incorporated by reference in the registration statement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, in the case of the merger agreement, such representations and warranties (1) will not survive completion of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except as a result of fraud or an intentional breach, and (2) were made only as of the dates specified in the merger agreement. Accordingly, the merger agreement is not included to provide investors with any factual information regarding the parties or their respective businesses.

        Hillenbrand and Milacron acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Hillenbrand and Milacron may be found elsewhere in the registration statement and Hillenbrand's and Milacron's other public filings, which are available without charge through the SEC's website at www.sec.gov. See "Where You Can Find More Information" beginning on page 177.

Exhibit Index

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of July 12, 2019, by and among Hillenbrand, Inc., Bengal Delaware Holding Corporation and Milacron Holdings Corp. (included as Annex A to the proxy statement/prospectus contained in this registration statement).
3.1
Restated and Amended Articles of Incorporation of Hillenbrand, Inc., effective March 31, 2008 (incorporated by reference to Exhibit 3.1 to Hillenbrand's Quarterly Report on Form 10-Q filed August 12, 2008).
3.2
Articles of Correction of the Restated and Amended Articles of Incorporation of Hillenbrand, Inc., effective March 31, 2008 (incorporated by reference to Exhibit 3.2 to Hillenbrand's Quarterly Report on Form 10-Q filed August 12, 2008).

Exhibit		Description
3.3		Articles of Amendment of the Restated and Amended Articles of Incorporation of Hillenbrand, Inc., effective February 27, 2015 (incorporated by reference to Exhibit 3.3 to Hillenbrand's Quarterly Report on Form 10-Q filed May 11, 2015).
3.4		Amended and Restated Code of By-laws of Hillenbrand, Inc. (incorporated by reference to Exhibit 3.1 to Hillenbrand's Current Report on Form 8-K filed August 31, 2017).
5.1	*	Opinion of Ice Miller LLP regarding the validity of Hillenbrand common stock being registered.
23.1	*	Consent of Ice Miller LLP (included in the opinion filed as Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hillenbrand, Inc.
23.3		Consent of Ernst & Young LLP, independent registered public accounting firm of Milacron Holdings Corp.
24.1		Power of Attorney of Directors of Hillenbrand, Inc. (included on the signature page hereto).
99.1	*	Form of Proxy Card of Milacron Holdings Corp.
99.2		Consent of Barclays Capital Inc.

†
Schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hillenbrand hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

*
To be filed by amendment.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)

          (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on September 10, 2019.

HILLENBRAND, INC.
By:	/s/ NICHOLAS R. FARRELL
	Name:	Nicholas R. Farrell
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

 POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas R. Farrell as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462 under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOE A. RAVER Joe A. Raver	President and Chief Executive Officer (principal executive officer), Director	September 10, 2019
/s/ KRISTINA A. CERNIGLIA Kristina A. Cerniglia	Senior Vice President and Chief Financial Officer (principal financial officer)	September 10, 2019
/s/ TIMOTHY C. RYAN Timothy C. Ryan	Vice President, Chief Accounting Officer and Controller (principal accounting officer)	September 10, 2019
/s/ F. JOSEPH LOUGHREY F. Joseph Loughrey	Chairperson	September 10, 2019
/s/ STUART A. TAYLOR II Stuart A. Taylor II	Director	September 10, 2019
/s/ NEIL S. NOVICH Neil S. Novich	Director	September 10, 2019
/s/ EDWARD B. CLOUES II Edward B. Cloues II	Director	September 10, 2019

Signature	Title	Date

/s/ HELEN W. CORNELL Helen W. Cornell	Director	September 10, 2019
/s/ JOY M. GREENWAY Joy M. Greenway	Director	September 10, 2019
/s/ THOMAS H. JOHNSON Thomas H. Johnson	Director	September 10, 2019
/s/ GARY L. COLLAR Gary L. Collar	Director	September 10, 2019
/s/ DANIEL C. HILLENBRAND Daniel C. Hillenbrand	Director	September 10, 2019